Exhibit 10.1

EXECUTION COPY

ABL CREDIT AGREEMENT
Dated as of November 29, 2017

among

WILLIAMS SCOTSMAN INTERNATIONAL, INC.,
WILLIAMS SCOTSMAN, INC.,

and

WILLSCOT EQUIPMENT II, LLC,

as U.S. Borrowers and Guarantors,

WILLIAMS SCOTSMAN OF CANADA, INC.,

as Canadian Borrower and Guarantor,

WILLIAMS SCOTSMAN HOLDINGS CORP.,

as Holdings,

any other Borrowers party hereto from time to time

and

certain Persons party hereto from time to time as Guarantors,

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

DEUTSCHE BANK SECURITIES INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

GOLDMAN SACHS LENDING PARTNERS LLC,

CREDIT SUISSE SECURITIES (USA) LLC,

ING CAPITAL LLC

and

REGIONS CAPITAL MARKETS,

as Joint Lead Arrangers and as Joint Bookrunners

BANK OF THE WEST

and

CIT BANK, N.A.,

as Documentation Agents

i

SECTION 5.	PAYMENTS	127
5.1	General Payment Provisions	127
5.2	Repayment of Obligations	127
5.3	Payment of Other Obligations	128
5.4	Marshaling; Payments Set Aside	128
5.5	Post-Default Allocation of Payments	128
5.6	Application of Payments	130
5.7	Loan Account; Account Stated	131
5.8	Taxes	131
5.9	Lender Tax Information	132
5.10	Guarantees	134
5.11	Reserved	137
5.12	Currency Matters	137
5.13	Release of Guarantors	137

SECTION 6.	CONDITIONS PRECEDENT	138
6.1	Conditions Precedent to the Closing Date	138
6.2	Conditions Precedent to All Credit Extensions after the Closing Date	142

SECTION 7.	BORROWING BASE ALLOCATION	143
7.1	Allocation Mechanism	143

SECTION 8.	COLLATERAL ADMINISTRATION	143
8.1	Administration of Accounts	143
8.2	Administration of Rental Equipment	144
8.3	Administration of Deposit Accounts	145
8.4	General Provisions	145
8.5	Cash Collateral	146

SECTION 9.	REPRESENTATIONS AND WARRANTIES	147
9.1	General Representations and Warranties	147

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	154
10.1	Affirmative Covenants	154
10.2	Negative Covenants	169
10.3	Financial Covenants	191

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	192
11.1	Events of Default	192
11.2	Cure Right	196
11.3	License	197
11.4	Setoff	197
11.5	Remedies Cumulative; No Waiver	198
11.6	Judgment Currency	198

SECTION 12.	AGENT	199
12.1	Appointment, Authority and Duties of Agent	199

12.2	Reserved	200
12.3	Reserved	200
12.4	Agreements Regarding Collateral and Field Examination Reports	201
12.5	Reliance By Agent	202
12.6	Action Upon Default	202
12.7	Ratable Sharing	203
12.8	Indemnification of Agent Indemnitees	203
12.9	Limitation on Responsibilities of Agent	204
12.10	Successor Agent and Co-Agents	204
12.11	Due Diligence and Non-Reliance	205
12.12	Remittance of Payments and Collections	206
12.13	Agent in its Individual Capacity	206
12.14	ERISA Matters	207
12.15	Bank Product Providers	209
12.16	No Third Party Beneficiaries	209
12.17	Agent May File Proofs of Claim	209

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	210
13.1	Successors and Assigns	210
13.2	Participations	210
13.3	Assignments	211

SECTION 14.	MISCELLANEOUS	214
14.1	Consents, Amendments and Waivers	214
14.2	Indemnity	217
14.3	Notices and Communications	217
14.4	Performance of Loan Parties’ Obligations	218
14.5	Credit Inquiries	219
14.6	Severability	219
14.7	Cumulative Effect; Conflict of Terms; Headings	219
14.8	Counterparts	219
14.9	Entire Agreement	219
14.10	Relationship with Lenders	219
14.11	No Advisory or Fiduciary Responsibility	220
14.12	Confidentiality	220
14.13	GOVERNING LAW	221
14.14	Consent to Forum; Process Agent	221
14.15	Process Agent	222
14.16	Waivers by Loan Parties	222
14.17	Reserved	222
14.18	Reserved	222
14.19	Patriot Act Notice	222
14.20	Canadian Anti-Money Laundering Legislation	223
14.21	Know Your Customer	223
14.22	[Reserved]	223
14.23	[Reserved]	223

14.24	Reinstatement	223
14.25	Nonliability of Lenders	224
14.26	Certain Provisions Regarding Perfection of Security Interests	224
14.27	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	225

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Canadian Borrowing Base Certificate
Exhibit B-2	Form of U.S. Borrowing Base Certificate
Exhibit C-1	Form of Canadian Revolver Note
Exhibit C-2	Form of U.S. Revolver Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Notice of Conversion/Continuation
Exhibit G	Form of Perfection Certificate
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Joinder Agreement
Exhibit J-1	Form of Non-Bank Certificate for Non-Partnership
Exhibit J-2	Form of Non-Bank Certificate for Partnership
Exhibit K	Form of Intercreditor Agreement
Exhibit L	Form of U.S. Security Agreement
Exhibit M	Form of Intercompany Note

v

Schedule 1.1(a)	Existing Letters of Credit
Schedule 2.1.1(a)	Canadian Revolver Commitment
Schedule 2.1.1(b)	U.S. Revolver Commitment
Schedule 6.1(a)	Other Loan Documents
Schedule 8.3	Deposit Accounts
Schedule 8.4.1	Location of Collateral
Schedule 9.1.4	Litigation
Schedule 9.1.12	Subsidiaries/Excluded Subsidiaries
Schedule 9.1.25	Labor Matters
Schedule 10.1.10	Permitted Transactions with Affiliates
Schedule 10.1.15	Post-Closing Actions
Schedule 10.2.1	Existing Indebtedness
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Permitted Investments
Schedule 10.2.10	Permitted Burdensome Agreements
Schedule 14.3.1	Notice Addresses

ABL CREDIT AGREEMENT

THIS ABL CREDIT AGREEMENT is dated as of November 29, 2017 among WILLIAMS SCOTSMAN INTERNATIONAL, INC., a Delaware corporation (“WS International”), WILLIAMS SCOTSMAN, INC., a Maryland corporation (“WSI”), and WILLSCOT EQUIPMENT II, LLC, a Delaware limited liability company (“WillScot”; and together with WS International and WSI, each, an “Initial U.S. Borrower” and, collectively, the “Initial U.S. Borrowers”); WILLIAMS SCOTSMAN OF CANADA, INC., a corporation incorporated under the Business Corporations Act (Ontario) (the “Initial Canadian Borrower” and, collectively with any other Canadian Borrowers (as defined herein) and the U.S. Borrowers (as defined herein), the “Borrowers” and each, a “Borrower”), WILLIAMS SCOTSMAN HOLDINGS CORP., a Delaware corporation (“Holdings”), the Persons from time to time party to this Agreement as Guarantors (as defined herein), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”) and BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral agent and administrative agent for itself and the other Secured Parties (as defined herein) (together with any successor agent appointed pursuant to Section 12.10, including any branches from which such successor agent acts in such capacity, the “Agent”).

R E C I T A L S:

A.                                    Pursuant to the terms and conditions set forth in the Acquisition Agreement (as defined below), Holdings will acquire all the issued and outstanding equity interests of WS International (the “Acquisition”) in accordance with and pursuant to the Acquisition Agreement.

B.                                    The Borrowers have requested that the Lenders make available to the Borrowers the Revolver Commitments (as defined below) as described herein.

C.                                    The Lenders have indicated their willingness to provide the Revolver Commitments on the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                                                 DEFINITIONS; RULES OF CONSTRUCTION

1.1                               Definitions.  As used herein, the following terms have the meanings set forth below:

Account:  as defined in the UCC or the PPSA, as applicable, in each case including all rights to payment for goods sold or leased, or for services rendered, whether or not they have been earned by performance.

Account Debtor:  any Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounting Change:  as defined in Section 1.2.

Acquisition: as defined in the recitals to this Agreement.

Acquisition Agreement: that certain Stock Purchase Agreement dated as of August 21, 2017 by and among Algeco Scotsman Global S.à r.l., Algeco Scotsman Holdings Kft., the Parent and Holdings, as amended, modified or restated from time to time.

Additional Canadian Revolver Lender:  as defined in Section 2.1.11(b).

Additional Revolver Lender:  as defined in Section 2.1.11(d).

Additional U.S. Revolver Lender: as defined in Section 2.1.11(d).

Administrative Borrower:  as defined in Section 4.4.1.

Affiliate:  with respect to any Person, any branch of such Person or any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have correlative meanings.

Agent:  as defined in the preamble to this Agreement.

Agent Indemnitees:  Agent, the Joint Lead Arrangers and their respective Affiliates and their respective officers, directors, employees, agents, advisors and other representatives.

Agent Professionals:  attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants and field examiners.

Agreement:  this ABL Credit Agreement, as the same may be further amended, supplemented or otherwise modified from time to time.

Allocable Amount:  as defined in Section 5.10.3(b).

Allocated U.S. Availability Reserve:  the aggregate amount of the unused U.S. Borrowing Base allocated by the Administrative Borrower for inclusion by any Canadian Borrowers in the Canadian Borrowing Base pursuant to Sections 7.1 and 10.1.1(e).

AML Legislation:  as defined in Section 14.19.

Anti-Corruption Laws: all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrowers or any of its or their respective Subsidiaries from time to time concerning or that prohibit bribery or corruption, including without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, and other similar legislation in any other jurisdictions in which Holdings, the Borrowers or any of its or their respective Subsidiaries has operations.

Applicable Canadian Borrower:  (a) the Initial Canadian Borrower, or (b) any other Canadian Borrower, as the context requires.

Applicable Law:  all laws, rules, regulations and legally binding governmental guidelines applicable to the Person and its Property, conduct, transaction, agreement or matter in question, including all applicable statutory law and common law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (having the force of law).

Applicable Lenders:  (a) with respect to Canadian Revolver Loans made to the Canadian Borrowers, the Canadian Revolver Lenders and (b) with respect to U.S. Revolver Loans made to the U.S. Borrowers, the U.S. Revolver Lenders.

Applicable Margin:  with respect to any Type of Loan and such other Obligations specified below, the respective margin set forth below, as determined by reference to the Borrowers’ average daily Excess Availability for the fiscal quarter then most recently ended:

Level	Average Daily Excess Availability	Canadian BA Rate Loans and LIBOR Loans	U.S. Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans
I	> 66.7% of the Line Cap	2.25%	1.25%
II	< 66.7% of the Line Cap but > 33.3% of the Line Cap	2.50%	1.50%
III	< 33.3% of the Line Cap	2.75%	1.75%

Until March 31, 2018, margins shall be determined as if Level II were applicable.  For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of WS International based upon the Borrowers’ average daily Excess Availability during such prior fiscal quarter and (b) each change in the Applicable Margin resulting from a change in Excess Availability shall be effective during the period commencing on the fifth Business Day following the last day of such fiscal quarter and ending on the date immediately preceding the effective date of the next such change.

Applicable U.S. Borrower:  (a) the Initial U.S. Borrowers, or (b) any other U.S. Borrower, as the context requires.

Approved Fund:  any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either and (in the case of assignment of Revolver Loans) has the capacity to fund Revolver Loans hereunder.

Asserted Contingent Claims:  as defined in the definition of “Full Payment”.

Assignment and Acceptance:  an assignment agreement between a Lender and Eligible Assignee (and, to the extent required by the definition of “Eligible Assignee,” consented to by the Administrative Borrower) in the form of Exhibit A (or such other form approved by Agent and the Administrative Borrower).

Availability:  Canadian Availability and/or U.S. Availability, as the context may require.

Available Excluded Contribution Amount: the aggregate amount of Cash or Permitted Investments or the fair market value of other assets or property (as reasonably determined by the Administrative Borrower, but excluding any Cure Amount) received by Holdings (and promptly contributed by Holdings to the Administrative Borrower) after the Closing Date from (without duplication):

(1) contributions in respect of Equity Interests of Holdings other than Disqualified Stock (other than any amounts received from the Administrative Borrower or any of its Restricted Subsidiaries); and

(2) the sale of Equity Interests of Holdings (other than (x) to the Administrative Borrower or any Restricted Subsidiary, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) Disqualified Stock), in each case, designated as “Available Excluded Contribution Amounts” pursuant to a certificate of a Senior Officer on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of America:  Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America (Canada):  Bank of America, N.A. (acting through its Canada branch).

Bank of America Indemnitees:  Bank of America, Bank of America (Canada) and their respective Affiliates (including, in each case, any applicable branches from which any of the foregoing act) and their respective officers, directors, employees, agents, advisors and other representatives.

Bank Product:  any of the following products, services or facilities extended to any Borrower or any other Loan Party by a Lender or any of its Affiliates or branches: (a) Cash Management Services; (b) products under Hedge Agreements; (c) commercial credit card, purchase card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or any other Loan Party or any of their respective Subsidiaries, other than loans and letters of credit.

Bank Product Debt:  Indebtedness and other obligations of a Loan Party relating to Bank Products.

Bank Product Document:  any agreement, instrument or other document entered into in connection with any Bank Product Debt.

Base Rate:  Canadian Base Rate and/or U.S. Base Rate, as the context requires.

Base Rate Loan:  a Canadian Base Rate Loan and/or U.S. Base Rate Loan, as the context requires.

Basel III:  the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated.

Benefit Plan:  any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Board of Governors:  the Board of Governors of the Federal Reserve System.

Borrower and Borrowers:  as defined in the preamble to this Agreement.

Borrower Group:  a group consisting of (a) the Canadian Borrowers or (b) the U.S. Borrowers, as the context requires.

Borrower Group Commitment:  with respect to the Revolver Commitment of (a) a Canadian Revolver Lender, its Canadian Revolver Commitment and (b) a U.S. Revolver Lender, its U.S. Revolver Commitment.  The term “Borrower Group Commitments” means (i) the Borrower Group Commitment of all Canadian Revolver Lenders or (ii) the Borrower Group Commitment of all U.S. Revolver Lenders, as the context requires.  To the extent any Lender has more than one Borrower Group Commitment, each such Borrower Group Commitment shall be considered as a separate Borrower Group Commitment for purposes of this definition.

Borrowing:  a group of Revolver Loans of one Type that are made on the same day or are converted into Revolver Loans  of one Type on the same day.

Borrowing Base:  (a) the Canadian Borrowing Base and/or (b) the U.S. Borrowing Base, as the context requires.

Borrowing Base Certificate:  a certificate, executed by a Senior Officer of the Administrative Borrower in the form of (a) Exhibit B-1 with respect to the Canadian Borrowing Base and (b) Exhibit B-2 with respect to the U.S. Borrowing Base, in each case, with such changes as may be agreed to by the Administrative Borrower and Agent, setting forth the Borrowers’ calculation of their respective Borrowing Base.

Borrowing Base Test Event:  any time when (i) a Specified Default has occurred and is continuing or (ii) Excess Availability shall at any time be less than the greater of (A) 10% of the Line Cap and (B) $50,000,000 for a period of five (5) consecutive Business Days; provided, that, if a Borrowing Base Test Event has occurred, such Borrowing Base Test Event shall continue until such time as Excess Availability shall thereafter have exceeded the greater of (x) 10% of the Line Cap and (y) $50,000,000 for at least twenty (20) consecutive days and no Specified Default is outstanding during such twenty (20) day period, at which time the Borrowing Base Test Event shall be deemed to be over.

Business Day:  any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of North Carolina or the State of New York or is a day on which banking institutions located in such state are closed; and when used with reference to (a) a LIBOR Loan, the term shall also exclude any day on which banks are not open for the transaction of banking business in London, England and (b) a Canadian Revolver Loan, shall also exclude a day on which banks in Toronto, Ontario, Canada are not open for the transaction of banking business.

Canadian Allocated Borrowing Base:   U.S. Borrowing Base designated by the Administrative Borrower for application to clause (b) of the Canadian Borrowing Base pursuant to Sections 7.1 and 10.1.1(e).

Canadian Availability:  as of any date of determination, the difference between:

(a) the lesser of (i) the Canadian Revolver Commitments and (ii) the Canadian Borrowing Base as of such date of determination, minus

(b) the Dollar Equivalent of the principal balance of all Canadian Revolver Loans and all Canadian LC Obligations as of such date of determination (other than, if no Event of Default exists, those constituting charges owing to any Canadian Fronting Bank).

Canadian Availability Reserves:  the sum (without duplication) of (a) the aggregate amount of the Canadian Rent Reserve, if any, established pursuant to clause (i) of the definition of Canadian Eligible Rental Equipment; (b) the Canadian Bank Product Reserve; (c) the Canadian Priority Payables Reserve; (d) [Reserved]; (e) obligations of any Canadian Borrower under contracts and purchase orders relating to the purchase or other acquisition of Rental Equipment which are, or could reasonably be expected to be, subject to retention of title, revendication, repossession or similar claims by contract or law; (f) the aggregate amount of liabilities secured by Liens upon Collateral owned by any Canadian Borrower that are senior to or pari passu with Agent’s Liens (but imposition of any such reserve shall not waive an Event of

Default arising therefrom); and (g) such additional reserves, in such amounts and with respect to such matters, as Agent may establish in its Permitted Discretion.

Canadian BA Rate:  with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar Bankers’ Acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m.  Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m.  Toronto time on the immediately preceding Business Day), provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m.  Eastern time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by Agent is then offering to purchase Canadian Dollar Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), provided, further, that in no event shall the Canadian BA Rate be less than zero.

Canadian BA Rate Loan:  a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.

Canadian Bank Product Reserve:  at any time, the sum of (i) with respect to Qualified Secured Bank Product Obligations of the Canadian Domiciled Loan Parties, an amount equal to the sum of the maximum amounts of the then outstanding Qualified Secured Bank Product Obligations of the Canadian Domiciled Loan Parties to be secured as set forth in the notices delivered by the Secured Bank Product Providers providing such Qualified Secured Bank Product Obligations and the Administrative Borrower to Agent in accordance with clause (b) of the definition of Secured Bank Product Providers and (ii) with respect to any other Secured Bank Product Obligations of the Canadian Domiciled Loan Parties, reserves established by Agent in its Permitted Discretion and in consultation with the Administrative Borrower, to reflect the reasonably anticipated liabilities in respect of such other then outstanding Secured Bank Product Obligations of the Canadian Domiciled Loan Parties.

Canadian Base Rate:  on any date, the highest of (i) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America (Canada) as its “Base Rate”, (ii) the sum of 0.50% plus the Federal Funds Rate for such day, and (iii) the sum of 1.00% plus the LIBOR rate for a thirty (30) day Interest Period as determined on such day; provided that in no event shall the Canadian Base Rate be less than zero.  The “Base Rate” is a rate set by Bank of America (Canada) based upon various factors including Bank of America (Canada)’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans made in Dollars in Canada, which may be priced at, above, or below such announced rate.  Any change in such rate shall take effect at the opening of business on the day of such change.

Canadian Base Rate Loan:  a Canadian Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

Canadian Borrowers:  (a) the Initial Canadian Borrower and (b) each other Canadian Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.12 and has satisfied the other requirements set forth in Section 10.1.12 in order to become a Canadian Borrower.

Canadian Borrowing Base:  at any time an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a)                                 the Canadian General Asset Component, plus

(b)                                 the Canadian Allocated Borrowing Base, minus

(c)                                  upon five (5) Business Days’ prior written notification thereof to the Administrative Borrower by Agent (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”), any and all Canadian Availability Reserves.

Components (a) and (b) of the Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofor delivered to Agent with such adjustments as Agent, after consultation with the Administrative Borrower, deems appropriate in its Permitted Discretion to assure that the Canadian Borrowing Base is calculated in accordance with the terms of this Agreement.

Canadian Dollars or Cdn$:  the lawful currency of Canada.

Canadian Domiciled Loan Party:  each Canadian Borrower and each Canadian Subsidiary now or hereafter party hereto as a Guarantor, and “Canadian Domiciled Loan Parties” means all such Persons, collectively.

Canadian Dominion Account: each account established by the Canadian Domiciled Loan Parties at Bank of America (Canada) or another bank reasonably acceptable to Agent, which is maintained in accordance with Section 8.1.4 and is subject to a Deposit Account Control Agreement.

Canadian Eligible Accounts:  at any time, the Accounts or Chattel Paper of any Canadian Borrower at such date, except any Account or Chattel Paper:

(a)                                 which is not subject to a duly perfected and opposable Lien in favor of Agent;

(b)                                 (i) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (x) a Lien in favor of Agent and (y) Liens permitted pursuant to Section 10.2.2 which do not have priority over (and are not pari passu with) the Lien in favor of Agent; provided, with respect to any tax Lien having such priority, eligibility of Accounts shall be reduced by the amount of such tax Lien having such priority or (ii) which arises under a Permitted Stand-Alone Capital Lease Transaction;

(c)                                  owing by any Account Debtor with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 90 days past the due date for payment;

(d)                                 which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor are ineligible pursuant to clause (c) above;

(e)                                  which is owing by any Account Debtor to the extent the aggregate amount of all otherwise Eligible Accounts owing from such Account Debtor to the Borrowers exceeds 20% of the aggregate of all Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;

(f)                                   with respect to which any covenant, representation or warranty relating to such Account or Chattel Paper contained in this Agreement or a Security Document has been breached or is not true in any material respect;

(g)                                  which (i) does not arise from the sale or lease of Rental Equipment, the provision of build-own-operate services or performance of other services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation reasonably satisfactory to Agent, which has been sent to the Account Debtor (provided, that unbilled Accounts (other than progress billing) not to exceed $2,500,000 in the aggregate at any time may constitute Canadian Eligible Accounts to the extent they satisfy the other criteria set forth in this definition), (iii) represents a progress billing, (iv) is contingent upon the Applicable Canadian Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis;

(h)                                 for which any Rental Equipment giving rise to such Account or Chattel Paper (other than Rental Equipment utilized in build-own-operate services) have not been shipped to the Account Debtor or for which the services giving rise to such Account or Chattel Paper have not been performed by the Applicable Canadian Borrower;

(i)                                     with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)                                    which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the Bankruptcy and Insolvency Act (Canada) and the CCAA, unless the payment of Accounts or Chattel Paper from such Account Debtor is secured by assets of, or guaranteed by, in either case, in a manner reasonably satisfactory to Agent, a Person that is reasonably acceptable to Agent or, if the Account or Chattel Paper from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the Bankruptcy and Insolvency Act (Canada) or the CCAA, as

now or hereafter in effect, Agent shall have reasonably determined that the timely payment and collection of such Account or Chattel Paper will not be impaired;

(k)                                 which is owed by an Account Debtor which has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is not solvent, or is a Restricted Party;

(l)                                     which is owed by an Account Debtor which is not organized under the applicable law of the U.S. or Canada, any state of the U.S., the District of Columbia or any province or territory of Canada or does not have its principal place of business in the U.S. or Canada unless such Account or Chattel Paper is backed by a letter of credit or other credit support reasonably acceptable to Agent and which is in the possession of Agent;

(m)                             which is owed in any currency other than Dollars or Canadian Dollars;

(n)                                 which is owed by any Governmental Authority, unless (i) the Account Debtor is the United States or any department, agency or instrumentality thereof, and the Account has been assigned to Agent in compliance with the U.S. Assignment of Claims Act, and any other steps necessary to perfect or render opposable the Lien of Agent on such Account have been complied with to Agent’s reasonable satisfaction, (ii) the Account Debtor is the government of Canada or a province or territory thereof, and the Account has been assigned to Agent in compliance with the Financial Administration Act (or similar Applicable Law of such province or territory), and any other steps necessary to perfect or render opposable the Lien of Agent on such Account have been complied with to Agent’s reasonable satisfaction, (iii) such Account is backed by a letter of credit reasonably acceptable to Agent and which is in the possession of Agent or (iv) Agent otherwise reasonably approves;

(o)                                 which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided that portfolio companies of the Sponsor or Parent that do business with any Applicable Canadian Borrower in the Ordinary Course of Business will not be treated as Affiliates for purposes of this clause (o);

(p)                                 which is owed by an Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party; provided, that any such Account or Chattel Paper shall only be ineligible as to that portion of such Account or Chattel Paper which is less than or equal to the amount owed by the Loan Party to such Person;

(q)                                 which is subject to any counterclaim, deduction, defense, setoff, right of compensation or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff, right of compensation or dispute, unless (i) Agent, in its Permitted Discretion, has established Canadian Availability Reserves and determines to include such Account as a Canadian Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to Agent to waive such rights;

(r)                                    which is evidenced by any promissory note or Instrument (in each case, other than any such items that are delivered to Agent);

(s)                                   which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Applicable Canadian Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent the Applicable Canadian Borrower may qualify subsequently as an entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(t)                                    with respect to which the Applicable Canadian Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(u)                                 which arises out of the sale or lease of Rental Equipment or build-own-operate services that are the subject of a Surety Bond or is otherwise covered by a Surety Bond or securing any obligations under a Surety Bond.

Subject to Section 14.1, Agent may modify the foregoing criteria in its Permitted Discretion (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”).

Canadian Eligible Rental Equipment:  at any date of determination thereof, the aggregate amount of all Rental Equipment owned by the Canadian Borrowers at such date except any Rental Equipment:

(a)                                 which is not subject to a duly perfected and opposable Lien in favor of Agent;

(b)                                 which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of Agent and (ii) Liens permitted pursuant to Section 10.2.2 which do not have priority over (and are not pari passu with) the Lien in favor of Agent (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent either subclause (i) or (ii) of clauses (h) or (i) below is satisfied with respect to the relevant Rental Equipment); provided, with respect to any tax Lien having such priority, eligibility of Rental Equipment shall be reduced by the amount of such tax Lien having such priority;

(c)                                  which is slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Rental Equipment in the Ordinary Course of Business or unacceptable due to age, type, category and/or quantity;

(d)                                 with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;

(e)                                  which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects), or has been acquired from a Restricted Party;

(f)                                   which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods, returned or repossessed goods (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), defective goods, goods held on consignment, goods to be returned to the Applicable Canadian Borrower’s suppliers or goods which are not of a type held for lease or sale in the Ordinary Course of Business;

(g)                                  which is not located in Canada or is not (i) at a location listed on Schedule 8.4.1 (as updated from time to time in accordance with the provisions hereof) (ii) in transit between locations of the Canadian Domiciled Loan Parties or (iii) located on the premises of any customer of any Canadian Domiciled Loan Party or in transit to or from the location of any customer of any Canadian Domiciled Loan Party;

(h)                                 which is located in any location leased by the Applicable Canadian Borrower unless (i) the lessor has delivered to Agent a Collateral Access Agreement or (ii) a Canadian Rent Reserve has been established by Agent;

(i)                                     which is located in any third party warehouse or is in the possession of a bailee, processor or other Person (other than a customer to whom such Rental Equipment is leased), unless (i) such warehouseman, bailee, processor or other Person has delivered to Agent a Collateral Access Agreement and/or such other documentation as Agent may reasonably require or (ii) appropriate Canadian Availability Reserves have been established by Agent in its Permitted Discretion;

(j)                                    which is the subject of a consignment by the Applicable Canadian Borrower as consignor unless (i) a protective PPSA financing statement has been properly filed by the Applicable Canadian Borrower against the consignee in respect of the Applicable Canadian Borrower’s interests in and to such Rental Equipment, and (ii) there is a written agreement acknowledging that such Rental Equipment is held on consignment, that the Applicable Canadian Borrower retains title to such Rental Equipment, that no Lien arising by, through or under such consignment has attached or will attach to such Rental Equipment (and proceeds thereof) and requiring consignee to segregate the consigned Rental Equipment from the consignee’s other personal or movable property;

(k)                                 which is evidenced by a warehouse receipt or a Document;

(l)                                     which is the subject of a Permitted Stand-Alone Capital Lease Transaction; or

(m)                             which contains or bears any intellectual property rights licensed to the Applicable Canadian Borrower unless Agent is satisfied that it may sell or otherwise dispose of such Rental Equipment without (i) infringing the rights of such licensor in any material respect or (ii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Rental Equipment under the current licensing agreement.

Subject to Section 14.1, Agent may modify the foregoing criteria in its Permitted Discretion (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”).

Canadian Facility Collateral:  Collateral that now or hereafter secures (or is intended to secure) any of the Canadian Facility Secured Obligations, including Property of other Loan Parties pledged to secure the Canadian Facility Secured Obligations of such Loan Parties under the Security Documents to which they are a party.

Canadian Facility Guarantor:  Holdings, each U.S. Borrower, each Canadian Borrower, each U.S. Facility Guarantor and each Restricted Subsidiary of the Administrative Borrower that constitutes a Canadian Subsidiary ((x) other than any such Restricted Subsidiary that is an Excluded Subsidiary and (y) it being understood and agreed that so long as the Initial Canadian Borrower is the only Canadian Borrower, the Initial Canadian Borrower’s Guarantee hereunder shall only be of the Secured Bank Product Obligations of its Restricted Subsidiaries) and each other Person who guarantees payment and performance of any Canadian Facility Secured Obligations.

Canadian Facility Loan Party:  a Canadian Borrower or a Canadian Facility Guarantor.

Canadian Facility Obligations:  all Obligations of the Canadian Facility Loan Parties (including, for the avoidance of doubt, the Obligations of the Canadian Domiciled Loan Parties as Guarantors of any Canadian Facility Obligations).

Canadian Facility Secured Obligations:  all Secured Obligations of the Canadian Facility Loan Parties (including, for the avoidance of doubt, the Secured Obligations of the Canadian Domiciled Loan Parties as Guarantors of any Canadian Facility Obligations).

Canadian Facility Secured Parties:  Agent, any Canadian Fronting Bank, Canadian Revolver Lenders and Secured Bank Product Providers of Bank Products to Canadian Domiciled Loan Parties, and the other Secured Parties that are the beneficiaries of any Guarantee of any Canadian Facility Loan Party.

Canadian Fronting Bank:  Bank of America (Canada), Deutsche Bank AG, Canada Branch, Morgan Stanley Bank, N.A., Credit Suisse AG, Cayman Islands Branch and ING Capital LLC or any of their respective Affiliates or branches that agrees to issue Canadian Letters of Credit or, if reasonably acceptable to the Administrative Borrower, any other Canadian Revolver Lender or Affiliate or branch thereof that agrees to issue Canadian Letters of Credit.

Canadian Fronting Bank Indemnitees:  any Canadian Fronting Bank and its Affiliates and branches and their respective officers, directors, employees, agents, advisors and other representatives.

Canadian General Asset Component: at any time, an amount equal to the sum (expressed in Dollars) of, without duplication:

(a)                                 the net book value of Canadian Eligible Accounts of the Canadian Borrowers multiplied by the advance rate of 85%, plus

(b)                                 the lesser of (i) 95% of the net book value of Canadian Eligible Rental Equipment of the Canadian Borrowers and (ii) the product of (x) 85% multiplied by (y) the Net Orderly Liquidation Value percentage identified in the most recent Rental Equipment Appraisal ordered by Agent on the Canadian Eligible Rental Equipment of the Canadian Borrowers multiplied by the net book value of such Canadian Eligible Rental Equipment.

Canadian LC Application:  an application by any Canadian Borrower on behalf of itself or any other Canadian Domiciled Loan Party to a Canadian Fronting Bank for issuance of a Canadian Letter of Credit, in form and substance reasonably satisfactory to such Canadian Fronting Bank.

Canadian LC Conditions:  the following conditions necessary for issuance, renewal and extension of a Canadian Letter of Credit:  (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, the total Canadian LC Obligations do not exceed the Canadian Letter of Credit Sublimit and no Canadian Overadvance exists or would result therefrom; (c) the expiration date of such Canadian Letter of Credit is (i) no more than 365 days from issuance (provided that each Canadian Letter of Credit may, upon the request of the Initial Canadian Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than five (5) Business Days prior to the Revolver Facility Termination Date)) or such other date as the Administrative Borrower, Agent and the applicable Canadian Fronting Bank shall agree, and (ii) unless the applicable Canadian Fronting Bank and Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.3.3), at least five (5) Business Days prior to the Revolver Facility Termination Date; (d) the Canadian Letter of Credit and payments thereunder are denominated in Canadian Dollars or Dollars; (e) the form of the proposed Canadian Letter of Credit is reasonably satisfactory to the applicable Canadian Fronting Bank; (f) the proposed use of the Canadian Letter of Credit is for a lawful purpose; (g) such Canadian Letter of Credit complies with the applicable Canadian Fronting Bank’s policies and procedures with respect thereto; (h) Bank of America (Canada) and its Affiliates and branches shall not be required to issue any Canadian Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding Canadian Letters of Credit issued by Bank of America (Canada) and its Affiliates and branches would exceed $10,526,100, unless otherwise agreed by Bank of America (Canada) in its sole discretion; (i) Deutsche Bank AG, Canada Branch and its Affiliates and branches shall not be required to issue any Canadian Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding Canadian Letters of Credit issued by Deutsche Bank AG, Canada Branch and its Affiliates and branches would exceed $6,579,000, unless otherwise agreed by Deutsche Bank AG, Canada Branch in its sole discretion; (j) Morgan Stanley Bank, N.A. and its Affiliates and branches shall not be required to issue any Canadian Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding Canadian Letters of Credit issued by Morgan Stanley Bank, N.A. and its Affiliates and branches would exceed $5,263,200, unless otherwise agreed by Morgan Stanley Bank, N.A. in its sole discretion; (k) Credit Suisse AG, Cayman Islands Branch and its Affiliates and branches shall not be required to issue any Canadian Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding Canadian Letters of Credit issued by Credit Suisse AG, Cayman Islands Branch and its Affiliates and branches would exceed $2,631,600, unless otherwise agreed by Credit Suisse AG, Cayman Islands Branch in its sole discretion; (l) ING Capital LLC and its Affiliates and branches shall not be required to issue any Canadian Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding Canadian Letters of Credit issued by ING Capital LLC and its Affiliates and branches would exceed $5,000,100, unless otherwise agreed by ING Capital LLC in its sole discretion; (m) no Canadian Fronting Bank other than Bank of America (Canada) shall be required to issue any Canadian Letters of Credit that are time (usance) or documentary letters of credit and (n) the aggregate amount of issued and outstanding Canadian Letters of Credit that are time (usance) or documentary letters of credit shall not exceed the amount specified in clause (h) above.

Canadian LC Documents:  all documents, instruments and agreements (including Canadian LC Requests and Canadian LC Applications) required to be delivered by any Canadian Borrower or by any other Person to a Canadian Fronting Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Canadian Letter of Credit.

Canadian LC Obligations:  the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing in respect of any drawings under Canadian Letters of Credit; (b) the stated amount of all outstanding Canadian Letters of Credit issued for the account of the Canadian Borrowers; and (c) for the purpose of determining the amount of required Cash Collateralization only, all fees and other amounts owing with respect to such Canadian Letters of Credit.

Canadian LC Request:  a request for issuance of a Canadian Letter of Credit, to be provided by a Canadian Borrower to a Canadian Fronting Bank, in form reasonably satisfactory to Agent and such Canadian Fronting Bank.

Canadian Letter of Credit:  any standby, time (usance) or documentary letter of credit issued by a Canadian Fronting Bank for the account of a Canadian Borrower, or any indemnity, guarantee or similar form of credit support issued by Agent or a Canadian Fronting Bank for the benefit of a Canadian Borrower.

Canadian Letter of Credit Sublimit:  $30,000,000.

Canadian Line Cap: at any time, the lesser of (i) the Canadian Revolver Commitments and (ii) the Canadian Borrowing Base.

Canadian Multi-Employer Plan:  each multi-employer plan, within the meaning of the Regulations under the Income Tax Act (Canada).

Canadian Overadvance:  as defined in Section 2.1.5(b).

Canadian Overadvance Loan:  a Loan made to a Canadian Borrower when a Canadian Overadvance exists or is caused by the funding thereof.

Canadian Overadvance Loan Balance:  on any date, the Dollar Equivalent of the amount by which the aggregate Canadian Revolver Loans of all Canadian Borrowers exceed the amount of the Canadian Borrowing Base on such date.

Canadian Pension Plan:  a “registered pension plan,” as defined in the Income Tax Act (Canada) and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Canadian Domiciled Loan Party in respect of its Canadian employees or former employees, excluding, for greater certainty, a Canadian Multi-Employer Plan.

Canadian Prime Rate:  on any date, the highest of (i) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America (Canada) as its “Prime Rate”, (ii) the sum of 0.50% plus the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day, and (iii) the sum of 1.00% plus the Canadian BA Rate for a 30 day Interest Period as determined on such day; provided  that in no event shall the Canadian Prime Rate be less than zero.  The “Prime Rate” is a rate set by Bank of America (Canada) based upon various factors including the costs and desired return of Bank of America (Canada), general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate shall take effect at the opening of business on the day specified in the public announcement of such change.  Each interest rate based on the Canadian Prime Rate hereunder shall be adjusted simultaneously with any change in the Canadian Prime Rate.

Canadian Prime Rate Loan:  a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.

Canadian Priority Payables Reserve:  on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate,  or any rights, whether imposed by Applicable Law in Canada or any province or territory thereof or elsewhere (including rights to the payment or reimbursement of any costs, charges or other amounts in connection with any Insolvency Proceeding), which rank or are capable of ranking in priority to Agent’s and/or the Secured Parties’ Liens or claims and/or for amounts which may represent costs relating to the enforcement of Agent’s and/or Secured Parties’ Liens or claims including, without limitation, any such amounts due and not paid for wages or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), amounts currently or past due and not paid or remitted for sales tax, goods and services tax, harmonized sales tax, excise tax, realty tax, municipal tax or similar taxes (to the extent impacting any Canadian Facility Collateral), all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan or under the Canada Pension Plan, the Quebec Pension Plan or the PBA, and any amounts representing any unfunded liability, solvency deficiency or wind up deficiency with respect to any Canadian Pension Plan which provides benefits on a defined benefit basis.

Canadian Protective Advances:  as defined in Section 2.1.6(b).

Canadian Reimbursement Date:  as defined in Section 2.3.2(a).

Canadian Rent Reserve:  the aggregate of (a) all past due rent and other past due charges owing by any Canadian Borrower to any landlord or other Person who possesses any Canadian Facility Collateral or has the right to assert a Lien on such Canadian Facility Collateral; plus (b) a reserve in an amount not to exceed rent and other charges that Agent determines, in its Permitted Discretion (but in any event, not more than three months’ rent), could reasonably be expected to be payable to any such Person for the time period used to determine and realize the Net Orderly Liquidation Value of Canadian Facility Collateral.

Canadian Revolver Commitment:  for any Canadian Revolver Lender, its obligation to make Canadian Revolver Loans to the Canadian Borrowers and to participate in Canadian LC Obligations up to the maximum principal amount shown on Schedule 2.1.1(a), or, in the case of any Additional Canadian Revolver Lender, up to the maximum principal amount indicated on the joinder agreement executed and delivered by such Additional Canadian Revolver Lender pursuant to Section 2.1.11(e)(iv) or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Canadian Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.11 or 11.1.  “Canadian Revolver Commitments” means the aggregate amount of such commitments of all Canadian Revolver Lenders.

Canadian Revolver Commitment Increase:  as defined in Section 2.1.11(b).

Canadian Revolver Commitment Termination Date:  the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Administrative Borrower terminates or reduces to zero all of the Canadian Revolver Commitments (or the Revolver Commitment Termination Date occurs) pursuant to Section 2.1.4, and (c) the date on which the Canadian Revolver Commitments are terminated pursuant to Section 11.1.   From and after the Canadian Revolver Commitment Termination Date, the Canadian Borrowers shall no longer be entitled to request a Canadian Revolver Commitment Increase pursuant to Section 2.1.11 hereof.

Canadian Revolver Exposure:  on any date, the Dollar Equivalent of an amount equal to the sum of (a) the Canadian Revolver Loans outstanding on such date and (b) the Canadian LC Obligations on such date.

Canadian Revolver Lenders:  each Lender that has issued a Canadian Revolver Commitment  (including each Additional Canadian Revolver Lender) and each other Lender that acquires an interest in the Canadian Revolver Loans and/or Canadian LC Obligations pursuant to an Assignment and Acceptance.

Canadian Revolver Loan:  (i) a Revolver Loan made by Canadian Revolver Lenders to a Canadian Borrower pursuant to Section 2.1.1(b), which Revolver Loan shall, if denominated in Canadian Dollars, be either a Canadian BA Rate Loan or a Canadian Prime Rate Loan and, if denominated in Dollars, shall be either a Canadian Base Rate Loan or a LIBOR Loan, in each case as selected by the Applicable Canadian Borrower, and (ii) each Canadian Swingline Loan, Canadian Overadvance Loan and Canadian Protective Advance.

Canadian Revolver Notes:  the promissory notes, if any, executed by Canadian Borrowers in favor of each Canadian Revolver Lender to evidence the Canadian Revolver Loans funded from time to time by such Canadian Revolver Lender, which shall be substantially in the form of Exhibit C-1 to this Agreement or such other form as Agent may agree, together with any replacement or successor notes therefor.

Canadian Security Agreements:  each general security agreement and each deed of movable hypothec among any Canadian Domiciled Loan Party and Agent.

Canadian Subsidiary:  each Wholly-Owned Subsidiary of Holdings incorporated or organized under the laws of Canada or any province or territory of Canada.

Canadian Swingline Commitment:  $25,000,000.

Canadian Swingline Lender:  Bank of America (Canada) or an Affiliate or branch of Bank of America (Canada).

Canadian Swingline Loan:  a Swingline Loan made by the Canadian Swingline Lender to a Canadian Borrower pursuant to Section 2.1.8(b), which Swingline Loan shall, if denominated in Canadian Dollars, be a Canadian Prime Rate Loan and, if denominated in Dollars, shall be a Canadian Base Rate Loan, in each case as selected by the Applicable Canadian Borrower.

Capital Expenditures: with respect to any Person, for any period, all liabilities incurred or expenditures made by such Person for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year that, in accordance with GAAP, would be required to be included as Capital Expenditures on the balance sheet.

Capital Lease:  as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that, the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

Capital Lease Deposit Account:  any Deposit Account established by a U.S. Borrower or a Canadian Borrower for the sole purpose of collecting proceeds of Accounts and Chattel Paper of such U.S. Borrower or such Canadian Borrower which are not included in the Borrowing Base and which arise under Stand-Alone Customer Capital Leases of equipment by such U.S. Borrower or such Canadian Borrower acquired by such U.S. Borrower or such Canadian Borrower under Permitted Stand-Alone Capital Lease Transactions.

Capitalized Lease Obligations:  as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

Cash Collateral:  cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Secured Obligations.

Cash Collateralize:  the delivery of Cash Collateral to Agent, as security for the payment of Secured Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Secured Obligations, Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Secured Obligations.  “Cash Collateralization” and “Cash Collateralized” have correlative meanings.

Cash Dominion Event:  the occurrence of any one of the following events: (i) Excess Availability shall be less than the greater of (A) 10% of the Line Cap and (B) $50,000,000 for a period of five (5) consecutive Business Days; or (ii) a Specified Default shall have occurred and be continuing; provided, that, if a Cash Dominion Event has occurred due to clause (i) of this definition, such Cash Dominion Event shall continue until such time as (x) Excess Availability shall thereafter have exceeded the greater of (1) 10% of the Line Cap and (2) $50,000,000 for at least twenty (20) consecutive days and (y) no Specified Default has occurred or was continuing during such twenty (20) day period, at which time the related Cash Dominion Event shall be deemed to be over.  At any time that a Cash Dominion Event shall be deemed to be over or otherwise cease to exist, Agent shall take such actions as may reasonably be required by the Administrative Borrower to terminate the cash sweeps and other transfers existing on Deposit Accounts of the Loan Parties pursuant to Section 5.6 as a result of any notice or direction given by Agent during the existence of a Cash Dominion Event.

Cash Management Services:  any services provided from time to time by any Lender or any of its Affiliates to any Borrower, any other Loan Party or any of their respective Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CCAA:  the Companies’ Creditors Arrangement Act (Canada), (or any successor statute), as amended from time to time, and includes all regulations thereunder.

Certificate of Title: shall mean certificates of title, certificates of ownership or other registration certificates issued or required to be issued under the certificate of title or other similar laws of any state, province or other jurisdiction for any of the Rental Equipment.

Certificated Units: each Unit that is the subject of a Certificate of Title issued under the motor vehicle or other applicable statute of any state, province or other jurisdiction, other than New Mexican Units.

Change in Law:  the occurrence, after the Closing Date, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change in Tax Law:  the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to Taxes.

Change of Control:  shall mean and be deemed to have occurred if (a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Parent, the Sponsor and/or the Sponsor Affiliates, shall at any time have acquired direct or indirect beneficial ownership of both (x) 35% or more of the voting power of the outstanding Voting Stock of Holdings and (y) more than the percentage of the voting power of such Voting Stock then beneficially owned, directly or indirectly, in the aggregate, by the Parent, the Sponsor and the Sponsor Affiliates collectively, unless the Parent, the Sponsor and/or the Sponsor Affiliates has or have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of managers or similar governing body of Holdings; (c) Holdings shall cease to own, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in each of the Borrowers’ equity (subject to director qualifying shares and management owned shares in a percentage not in excess of that held by managers on the Closing Date) unless 100% of the equity of such Borrower is sold or otherwise disposed of in a transaction permitted hereunder or (d) a “change of control”, “change in control” or similar term as defined in any of the Senior Secured Notes Indenture or any other document, instrument or agreement evidencing or governing Indebtedness of a Loan Party or any Restricted Subsidiary in a principal amount in excess of $30,000,000.

Civil Code:  the Civil Code of Québec, or any successor statute, as amended from time to time, and includes all regulations thereunder.

Claims:  all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and reasonable and documented out-of-pocket expenses of any kind (including remedial response costs, reasonable attorneys’ fees (which shall be limited to the fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction for all Indemnitees taken as a whole (unless there is an actual or perceived conflict of interest, in which case the affected Indemnitees similarly situated (taken as a whole) may retain one additional counsel in each relevant jurisdiction)) and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, the Commitment Letter, or the use thereof or transactions relating thereto, (b) the existence or perfection of any Liens, or realization upon any Collateral, (c) the exercise of any rights or remedies under any Loan Documents or Applicable Law or (d) the failure by any Loan Party to perform or observe any terms of any Loan Document, in each case, including all costs and reasonable and documented out-of-pocket expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date:  November 29, 2017.

Closing Date Financial Statements:  (a) audited consolidated balance sheets of each of the Administrative Borrower and the Parent and their respective consolidated subsidiaries as at the end of, and related statements of income and cash flows of each of the Administrative Borrower and the Parent and their respective consolidated subsidiaries for, the three prior fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets of each of the Administrative Borrower and the Parent and their respective consolidated subsidiaries as at the end of, and related statements of income and cash flows of each of the Administrative Borrower and the Parent and their respective consolidated subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of each of the Administrative Borrower and the Parent and their respective consolidated subsidiaries ended after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof and at least 45 days before the Closing Date

Code:  the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

Collateral:  all Property described in any Security Document as security for any Secured Obligation, and all other Property that now or hereafter secures (or is intended to secure) any Secured Obligations.

Collateral Access Agreement:  a landlord waiver, bailee letter, warehouse letter, agreement regarding processing arrangements or other access agreement, collateral management agreement or warehouse receipt, reasonably acceptable to Agent.

Commitment Letter:  the Amended and Restated Commitment Letter dated October 4, 2017 among Holdings and each of the Joint Lead Arrangers party thereto.

Commodity Agreement:  any commodity swap agreement, futures contract, option contract or other similar agreement or arrangement, each of which is for the purpose of hedging the commodity price exposure associated with any Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

Commodity Exchange Act:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate:  a certificate, in the form of Exhibit D with such changes as may be agreed to by the Administrative Borrower and Agent, by which the Borrowers certify to the matters set forth in Section 10.1.1(d).

Consolidated EBITDA:  with respect to WS International and the Restricted Subsidiaries for any period, Consolidated Net Income for such period,

(1)                                 increased (without duplication) by:

(a)                                 provision for taxes based on income or profits or capital, including, without limitation, foreign, U.S. federal, state, franchise, excise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of WS International and the Restricted Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income and any payments to a Parent Entity in respect of any such taxes; plus

(b)                                 Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (but including items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(i) through (1)(ix) thereof), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)                                  depreciation and amortization of WS International and the Restricted Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)                                 any expenses or charges (other than depreciation or amortization expenses) related to any equity offering (including by any Parent Entity), Permitted Investment, acquisition (including any Permitted Acquisition), disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing hereof) (whether or not successful), and any amendment or modification to the terms of any such transaction, including such fees, expenses or charges related to (i) the Transactions or (ii) any amendment or other modification of this Agreement, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)                                  the amount of any restructuring charges or reserves, business optimization expenses or non-recurring integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date and costs and charges related to the closure and/or consolidation of facilities, severance, relocation costs, integration and facilities opening costs, transition costs and other restructuring costs; provided that the sum of (1) the aggregate amount of increases pursuant to this clause (e), plus (2) the aggregate amount of increases pursuant to clause (i) below, plus (3) the aggregate amount of operating expense reductions, operating improvements and synergies pursuant to Section 1.7(b), plus (4) the aggregate amount of increases pursuant to clause (p) below shall not exceed 20% of Consolidated EBITDA for any four consecutive fiscal quarter period (calculated prior to giving effect to such adjustments); plus

(f)                                   any other non-cash charges, including any write offs or write downs (other than write offs or write downs on (i) solely for purposes of the determination of the Total Net Leverage Ratio or the Secured Net Leverage Ratio, as applicable, pursuant to Section 10.2.1(a) or Section 10.2.1(b)(ix), Accounts or Chattel Paper of a Borrower or (ii) in all other cases, Specified Assets), reducing Consolidated Net Income for such period (and not added back)

(provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)                                  the amount of any non-controlling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary of WS International deducted (and not added back) in such period in the calculation of Consolidated Net Income, excluding cash distributions in respect thereof; plus

(h)                                 [Reserved]; plus

(i)                                     the amount of net cost savings, operating expense reductions, charges attributable to the undertaking and/or implementation of cost savings initiatives and improvements, business optimization and other restructuring and integration charges, and other synergies (including, to the extent applicable, from the Transactions) (without duplication of any amounts added back pursuant to Section 1.7(b)) projected by WS International in good faith to result from actions taken or expected to be taken within eighteen (18) months following the date of determination as a result of specified actions initiated or expected to be taken (calculated on a pro forma basis as though such net cost savings, operating expense reductions, charges and other synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (including, without limitation, business optimization costs, charges and expenses, costs and expenses incurred in connection with new product design, development and introductions, costs and expenses incurred in connection with intellectual property development and new systems design, and costs and expenses incurred in connection with the implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives); provided that (w) such net cost savings, operating expense reductions or other synergies are reasonably identifiable (in the good faith determination of the Administrative Borrower) and quantifiable and reflected in each Compliance Certificate delivered to Agent for any Test Period in which such net cost savings, operating expense reductions, charges or other synergies are reflected in Consolidated EBITDA, (x) no net cost savings, operating expense reductions, charges or other synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating to such net cost savings and operating improvements or synergies that are included in clause (e) above and (y) the sum of (1) the aggregate amount of increases pursuant to this clause (i), plus (2) the aggregate amount of increases pursuant to clause (e) above, plus (3) the aggregate amount of operating expense reductions, operating improvements and synergies pursuant to Section 1.7(b), plus (4) the aggregate amount of increases pursuant to clause (p) below shall not exceed 20% of Consolidated EBITDA for any four consecutive fiscal quarter period (calculated prior to giving effect to such adjustments); provided further that the adjustments pursuant to this clause (i) may be incremental to pro forma adjustments made pursuant to Section 1.7(b) (subject to the caps provided for in this clause (i) and in such Section 1.7(b)); plus

(j)                                    the amount of loss or discount on sale of receivables and related assets to a Receivables Entity in connection with a Qualified Receivables Transaction deducted (and not added back) in such period in the calculation of Consolidated Net Income; plus

(k)                                 any costs or expenses incurred by WS International or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the applicable Person or net cash proceeds of an issuance of Stock or other Equity Interests of the applicable Person, in each case to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income; plus

(l)                                     the amount of expenses relating to payments made to option holders of Holdings or any Parent Entity in connection with, or as a result of, any distribution being made to shareholders of such Person or its Parent Entity, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement, in each case to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income; plus

(m)                             costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs, in each case to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income; plus

(n)                                 costs of Surety Bonds incurred in such period in connection with financing activities to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income; plus

(o)                                 payments by any of the Borrowers or Restricted Subsidiaries paid or accrued during such period in respect of purchase price holdbacks or earn-outs to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income; plus

(p)                                 adjustments (i) previously identified in the model delivered to the Joint Lead Arrangers on August 30, 2017 (excluding any revenue adjustments included therein) or (ii) consistent with Regulation S-X of the Securities Act of 1933, as amended; provided that the sum of (1) aggregate amount of increases pursuant to this clause (p), plus (2) the aggregate amount of increases pursuant to clause (e) above, plus (3) the aggregate amount of increases pursuant to clause (i) above, plus (4) the aggregate amount of operating expense reductions, operating improvements and synergies pursuant to Section 1.7(b) shall not exceed 20% of Consolidated EBITDA for any four consecutive fiscal quarter period (calculated prior to giving effect to such adjustments); and

(2)                                 decreased by (without duplication) non-cash gains increasing Consolidated Net Income of WS International and the Restricted Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (2) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein.

Consolidated Fixed Charge Coverage Ratio:  for any Test Period, and subject to Section 1.7, the ratio of (a) the difference between (i) Consolidated EBITDA for such Test Period and (ii) the sum of (A) Unfinanced Capital Expenditures made by WS International and its Restricted Subsidiaries in such Test Period plus (B) income taxes actually paid in cash by WS International and its Restricted Subsidiaries during such Test Period and provisions for cash income taxes to (b) Consolidated Fixed Charges for such Test Period.

Consolidated Fixed Charges:  for any period, and subject to Section 1.7, the sum, without duplication, of (a) Consolidated Interest Expense, (b) scheduled payments of principal on Consolidated Total Debt (excluding Indebtedness between or among Holdings or any Restricted Subsidiary and Holdings or any Restricted Subsidiary) paid or payable in cash, and (c) Dividends (on any class of Stock) paid in cash during such period (other than Dividends paid by a Restricted Subsidiary of Holdings to a Loan Party).

Consolidated Interest Expense: with respect to WS International and the Restricted Subsidiaries for any period, without duplication, the sum of:

(1)                                 consolidated interest expense of WS International and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, other than with respect to Indebtedness issued in connection with the Transactions, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of hedging obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate hedging obligations with respect to Indebtedness, and excluding (i) penalties and interest relating to taxes, (ii) any “additional interest” relating to customary registration rights with respect to any securities, (iii) non-cash interest expense attributable to movement in mark-to-market valuation of hedging obligations or other derivatives (in each case permitted hereunder under GAAP), (iv) interest expense attributable to a Parent Entity resulting from push-down accounting, (v) accretion or accrual of discounted liabilities not constituting Indebtedness, (vi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (vii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and, with respect to Indebtedness issued in connection with the Transactions, original issue discount, (viii) any expensing of bridge, commitment and other financing fees and (ix) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Transaction); plus

(2)                                 consolidated capitalized interest of WS International and the Restricted Subsidiaries for such period, whether paid or accrued; less

(3)                                 interest income of WS International and the Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Consolidated Net Income: with respect to WS International and the Restricted Subsidiaries for any period, the aggregate of the net income (loss), attributable to WS International and the Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP and before any deduction in respect of Preferred Stock Dividend; provided, however, that, without duplication,

(1)                                 any after-tax effect of (a) extraordinary gains, losses, charges (including all fees and expenses relating thereto) or expenses and (b) non-recurring or unusual gains, losses, charges (including all fees and expenses relating thereto) or expenses (including the Transaction Expenses) shall be excluded,

(2)                                 the cumulative effect of a change in accounting principles during such period and changes as a result of the adoption or modification of accounting policies shall be excluded,

(3)                                 any after-tax effect of income (loss) from disposed of, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on the disposal of, or disposed-of, abandoned, transferred, closed or discontinued, operations or fixed assets shall be excluded,

(4)                                 any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Stock of any Person other than in the Ordinary Course of Business, as determined in good faith by WS International, shall be excluded,

(5)                                 the net income for such period of any Non-Recourse Subsidiary, any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of WS International shall be increased by the amount of Dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Permitted Investments) by such Non-Recourse Subsidiary, Person that is not a Subsidiary or Unrestricted Subsidiary, as the case may be, to WS International or a Restricted Subsidiary thereof in respect of such period,

(6)                                 effects of adjustments (including the effects of such adjustments pushed down to WS International and the Restricted Subsidiaries) in the inventory, property and equipment, software and other intangible assets and in process research and development, deferred revenue and debt line items in WS International’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(7)                                 any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(8)                                 any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), in each case, pursuant to GAAP shall be excluded,

(9)                                 any (i) non-cash compensation charge or expense related to the grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded,

(10)                          [Reserved],

(11)                          accruals and reserves that are established within twelve (12) months after the Closing Date that are so required to be established as a result of the Transactions (or within twelve (12) months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or charges, accruals, expenses and reserves as a result of adoption or modification of accounting policies in accordance with GAAP,

(12)                          (i) any net gain or loss resulting in such period from currency transaction or translation gains or losses related to currency remeasurements and (ii) any income (or loss) related to currency gains or losses related to Indebtedness, intercompany balance sheet items and hedging obligations shall be excluded, and

(13)                          any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item, shall be excluded.

In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which WS International has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amounts so included to the extent not so reimbursed within 365 days) and (iii) reimbursements received of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets, in each case to the extent permitted hereunder.

Consolidated Total Assets:  the total assets of WS International and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of WS International delivered pursuant to the terms of this Agreement.

Consolidated Total Debt:  as of any date of determination, (a) the aggregate principal amount of Indebtedness of WS International and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) (i) solely for purposes of determining the satisfaction of the Payment Condition and compliance with the covenant set forth in Section 10.3.2, up to $75,000,000 of cash and Permitted Investments held in accounts on the consolidated balance sheet of WS International and the Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party or (ii) in all other cases, the aggregate amount of cash and Permitted Investments held in accounts on the consolidated balance sheet of WS International and the Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party.

Cost:  with respect to Rental Equipment, the cost thereof, as determined in the same manner and consistent with the most recent Rental Equipment Appraisal which has been received and approved by Agent in its reasonable discretion.

Credit Documents:  the Loan Documents and the Bank Product Documents.

Credit Party:  Agent, a Lender or any Fronting Bank; and “Credit Parties” means Agent, Lenders and Fronting Banks.

Creditor Representative:  under any Applicable Law, a receiver, manager, controller, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator, administrative receiver, judicial manager, statutory manager or similar officer or fiduciary.

Cure Amount:  as defined in Section 11.2(a).

Cure Right:  as defined in Section 11.2(a).

Currency Agreement:  any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with any Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

Custodian Agreement: the Custodian Agreement, dated as of the Closing Date, among each U.S. Borrower, Agent and the Custodians.

Custodians:                               as defined in the Custodian Agreement.

Default:  an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate:  for any Obligation not paid when due (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate otherwise applicable thereto, or if such Obligation does not bear interest, a rate equal to the U.S. Base Rate plus the Applicable Margin with respect to U.S. Base Rate Loans plus 2.00% (or, with respect to Canadian Facility

Obligations, a rate equal to the Canadian Prime Rate plus the Applicable Margin with respect to Canadian Prime Rate Loans plus 2.00%).

Defaulting Lender:  any Revolver Lender that, as reasonably determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within two Business Days, unless such Revolver Lender notifies Agent and the Administrative Borrower in writing that such failure is the result of such Revolver Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing) have not been satisfied; (b) has notified Agent or any Borrower that such Revolver Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or generally under other credit facilities (unless such notice or public statement relates to such Revolver Lender’s obligation to fund a Revolver Loan hereunder and states that such position is based on such Revolver Lender’s determination that a condition precedent to funding cannot be satisfied); (c) has failed, within three Business Days following written request by Agent, to confirm in a manner reasonably satisfactory to Agent that such Revolver Lender will comply with its funding obligations hereunder (provided that such Revolver Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by Agent of such confirmation); or (d) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action or an Insolvency Proceeding or taken any action in furtherance thereof; provided, however, that, for the avoidance of doubt, a Revolver Lender shall not be a Defaulting Lender solely by virtue of (i) a Governmental Authority’s ownership or acquisition of an equity interest in such Revolver Lender or parent company as long as such ownership does not give immunity or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, trustee, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed in any such case (and for only so long as there is no public disclosure of such appointment),  where, in the case of clauses (i) or (ii), such ownership or action does not give immunity from the jurisdiction of courts of any Principal Jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Deposit Account:  (i) any “deposit account” as such term is defined in Article 9 of the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing and (ii) with respect to any account located outside of the U.S., any bank account with a deposit function.

Deposit Account Control Agreements:  the deposit account control agreements (whether in the form of an agreement, notice and acknowledgement or like instrument), in form and substance reasonably satisfactory to Agent and the Administrative Borrower, executed by each lockbox servicer and financial institution maintaining a lockbox and/or Deposit Account other than an Excluded Deposit Account for a Loan Party, in favor of Agent, for the benefit of the Secured Parties, as security for the Secured Obligations.

Designated Non-Cash Consideration: the fair market value of non-cash consideration received by any Loan Party or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.2.4(b) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Senior Officer of the Administrative Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

Disqualified Institution: (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by Holdings or by the Sponsor to the Joint Lead Arrangers on or prior to August 21, 2017, (ii) those persons who are competitors of the Administrative Borrower and its Subsidiaries that are separately identified in writing by Holdings to Agent from time to time (which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any Loans, Revolver Commitments or participations in respect of any Facility) and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (excluding, in the case of clause (ii), bona fide debt fund affiliates predominantly engaged in the business of debt investing) that are either (a) identified in writing by Holdings to Agent from time to time, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any Loans, Revolver Commitments or participations in respect of any Facility or (b) readily identifiable on the basis of such Affiliate’s name.

Disqualified Stock: with respect to any Person, any Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Revolver Facility Termination Date or the date of Full Payment of the Secured Obligations; provided, however, that if such Stock is issued to any plan for the benefit of employees of WS International or its Subsidiaries or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by WS International or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations, provided, further, that any Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of WS International, any of its Subsidiaries or any direct or indirect Parent Entity in each case upon the termination of employment or death of such person pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by WS International or its Subsidiaries or any direct or indirect parent of WS International.

Disposition:  as defined in Section 10.2.4(b).

Dividends:  as defined in Section 10.2.6.

Document:  as defined in the UCC (and/or with respect to any Document of a Canadian Domiciled Loan Party, a “document of title” as defined in the PPSA) or any other Applicable Law, as applicable.

Documentation Agents:  Bank of the West and CIT Bank, N.A., in their respective capacities as documentation agents hereunder.

Dollar Equivalent:  on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

Dollars or $:  lawful money of the United States.

Domestic Subsidiary:  each U.S. Subsidiary.

Dominion Account:  with respect to (a) the Canadian Domiciled Loan Parties, each Canadian Dominion Account and (b) the U.S. Domiciled Loan Parties, each U.S. Dominion Account.

EEA Financial Institution: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Accounts:  the (a) Canadian Eligible Accounts and/or (b) U.S. Eligible Accounts, as the context requires.

Eligible Assignee:  subject to the requirements of Section 13.3.3, a Person that is (a) a Lender or an Affiliate or branch of a Lender; (b) an Approved Fund; (c) any other financial institution approved by Agent (such approval not to be unreasonably withheld or delayed) and the Administrative Borrower (which approval by the Administrative Borrower shall not be unreasonably withheld or delayed and shall be deemed given if no objection is made within ten Business Days after notice of the proposed assignment) whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law, or would, immediately following any such assignment, not result in increased costs or Taxes payable by the Loan Parties pursuant to Section 5.8; or (d) during the occurrence and continuance of any Event of Default arising under Section 11.1.1 or Section 11.1.5, any Person acceptable to Agent in its discretion, which acceptance shall not be unreasonably withheld or delayed; provided, that in no event shall (x) a natural person or (y) Holdings or any of its Subsidiaries or any of its Affiliates be an Eligible Assignee.  For the avoidance of doubt, any Disqualified Institution is subject to Section 13.3.6.  Notwithstanding anything herein to the contrary, the Administrative Borrower shall at all times have a consent right on assignments to Disqualified Institutions.

Eligible Rental Equipment:  the (a) Canadian Eligible Rental Equipment and/or (b) U.S. Eligible Rental Equipment, as the context requires.

Enforcement Action:  any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right or vote to act in a Loan Party’s Insolvency Proceeding, or otherwise).

Environmental Claims:  any and all actions, suits, orders, decrees, demands, claims, liens, notices of noncompliance, violation, general notice letters issued to potentially responsible parties pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., or government investigation or proceedings relating to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, (i) any and all such claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all such claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials).

Environmental Law:  any applicable federal, commonwealth, state, provincial, territorial, foreign, municipal or local statute, law, rule, regulation, ordinance and code, and any binding judicial or administrative order, agreement, consent decree or judgment, relating to the protection of the environment, including, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or the protection of human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

Equity Contribution: collectively, the Parent Equity Contribution and the Sponsor Equity Contribution.

Equity Interests: Stock and all warrants, options or other rights to acquire Stock, but excluding any other debt security that is convertible into, or exchangeable for, Stock.

ERISA:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

ERISA Affiliate:  any trade or business (whether or not incorporated) under common control with a Loan Party or treated as a single employer with a Loan Party, in each case within the meaning of Section 414 of the Code.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

Event of Default:  as defined in Section 11.1.

Excess Availability:  as of any date of determination, an amount equal to the sum of (I) (a) the lesser of (i) the Maximum U.S. Facility Amount and (ii) the U.S. Borrowing Base, minus (b) the sum of the aggregate principal balance of all U.S Revolver Loans and all U.S. LC Obligations (other than, if no Event of Default exists, those constituting charges owing to any U.S. Fronting Bank) plus (II) (a) the lesser of (i) the Maximum Canadian Facility Amount and (ii) the Canadian Borrowing Base, minus (b) the sum of the aggregate principal balance of all Canadian Revolver Loans and all Canadian LC Obligations (other than, if no Event of Default exists, those constituting charges owing to any Canadian Fronting Bank).

Exchange Rate:  the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding Business Day in the financial market for the first currency or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Excluded Deposit Account:  any deposit account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) which is a zero balance account, (iii) which is used solely for paying taxes, including sales taxes, (iv) which is used solely as an escrow account or solely as a fiduciary or trust account, (v) which, individually or in the aggregate with all other accounts being treated as Excluded Deposit Accounts pursuant to this clause (v), has a daily balance of less than $1,000,000 or (vi) which is then a Capital Lease Deposit Account.

Excluded Subsidiary:  (a) each Subsidiary listed on Schedule 9.1.12 hereto as an Excluded Subsidiary; (b) any Subsidiary that is not a Wholly-Owned Subsidiary of Holdings (other than any Borrower); (c) (i) any Subsidiary that is prohibited by any Applicable Law or, solely with respect to Subsidiaries existing on the Closing Date or on the date such Subsidiary is acquired (provided, that such prohibition is not be created in contemplation of such acquisition), its Organic Documents from guaranteeing the Secured Obligations, (ii) any Subsidiary that is prohibited by any contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired from guaranteeing the Secured Obligations (provided, that such prohibition is not be created in contemplation of such acquisition) or (iii) to the extent that the provision of any guarantee of the Secured Obligations would require the consent, approval, license or authorization of any Governmental Authority which has not been obtained, any Subsidiary that is subject to such restrictions; provided that after such time that such restrictions on guarantees are waived, lapse, terminate or are no longer effective, such Restricted Subsidiary shall no longer be an Excluded Subsidiary; (d) (i) any Canadian Subsidiary or (ii) any Domestic Subsidiary that (a) has no material assets other than equity interests of one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code) or

(b) is a Subsidiary of a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (provided that solely for purposes of the foregoing clauses (d)(i) and (d)(ii), any Subsidiary described in the foregoing clauses (d)(i) or (d)(ii) shall be an Excluded Subsidiary only with respect to the guarantee of U.S. Facility Obligations and Secured Bank Product Obligations of U.S. Facility Loan Parties, and not in respect of any other Secured Obligations); (e) each Subsidiary that is not a Material Subsidiary, (f) any Subsidiary that is not a Canadian Subsidiary or a U.S. Subsidiary, (g) each Non-Recourse Subsidiary, (h) each Unrestricted Subsidiary and (i) any Subsidiary for which the provision of a Guarantee would result in a material adverse tax or regulatory consequence to the U.S. Borrowers or one of their respective Subsidiaries or a material adverse tax or regulatory consequence to the Canadian Borrowers or one of their respective Subsidiaries, as applicable (in each case as reasonably determined by the Administrative Borrower in consultation with Agent); provided, that no Subsidiary shall be an Excluded Subsidiary to the extent it is required to be or becomes a guarantor of (x) the Senior Secured Notes or (y) any other Indebtedness for borrowed money of a Loan Party in a principal amount in excess of $30,000,000 (provided, however, that if the borrower with respect to Indebtedness for borrowed money described in this clause (y) is a Canadian Loan Party, then notwithstanding the foregoing proviso, such Subsidiary shall constitute an Excluded Subsidiary hereunder to the extent it would otherwise be excluded pursuant to clauses (d) and (i) of this definition).

Excluded Swap Obligation:  with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations, and agreed by Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

Excluded Taxes:  with respect to Agent, any Lender, any Fronting Bank or any other recipient of a payment to be made by or on behalf of any Loan Party on account of any Obligation, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (i) by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in the jurisdiction imposing such Tax or (ii) as the result of any other present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document); (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such recipient has a branch; (c) in the case of a Foreign Lender (other than in the case of an assignee pursuant to a request by any Borrower under Section 13.3.4), any United States federal withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to laws in force at the time such Foreign Lender becomes a Lender (or designates a new Lending Office) hereunder, except that taxes in this clause (c) shall not include (i) additional withholding tax that may be imposed on amounts payable to a Foreign Lender after the time such Foreign Lender becomes a party to the Agreement (or designates a new Lending Office), as a result of a Change in Tax Law after such time or (ii) any amount with respect to withholding tax that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 5.8 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender designates a new Lending Office (or at the time of the assignment); (d) any United States withholding tax imposed under FATCA; (e) any withholding tax that is attributable to such recipient’s failure or inability (other than as a result of a Change in Tax Law) to comply with Section 5.9; or (f) any Canadian federal withholding tax arising as a result of the recipient (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Loan Party, or (ii) being a “specified non-resident shareholder” of a Loan Party or being a non-resident person not dealing at arm’s length with a “specified shareholder” of a Loan Party (in each case within the meaning of the Income Tax Act (Canada)), in each case, excluding any non-arm’s length or “specified non-resident shareholder” relationship that is attributable solely to such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document.

Existing Facility Agreement:  the Borrowers’ and their Affiliates’ existing Amended and Restated Syndicated Facility Agreement dated as of December 19, 2013, as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

Existing Letters of Credit:  the letters of credit designated as such on Schedule 1.1(a).

Extended Tranche:  as defined in Section 2.1.10(a).

Extending Lender:  as defined in Section 2.1.10(a).

Extension Offer:  as defined in Section 2.1.10(a).

Extraordinary Expenses:  all costs, reasonable and documented out-of-pocket expenses or advances that Agent may incur during an Event of Default, or during the pendency of any Insolvency Proceeding of any Loan Party or any Restricted Subsidiary, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Fronting Bank, any Lender, any Loan Party, any representative of creditors of any Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, travel expenses, receivers’ and managers’ fees and legal fees (which shall be limited to the reasonable fees, disbursements and other charges of one primary counsel and one local counsel in each appropriate state, province or foreign jurisdiction for Agent).

Facilities:  collectively, (a) the credit facility provided by the Canadian Revolver Lenders to the Canadian Borrowers hereunder and (b) the credit facility provided by the U.S. Revolver Lenders to the U.S. Borrowers hereunder, and “Facility” means any of the foregoing.

FATCA:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate:  (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall such rate be less than zero.

Fee Letter:  the Amended and Restated Fee Letter dated October 4, 2017 among Holdings and each of the Joint Lead Arrangers party thereto.

Financial Administration Act:  the Financial Administration Act (Canada) and all regulations and schedules thereunder.

Financial Covenant Test Event:  Excess Availability shall, on any day, be less than the greater of (A) 10% of the Line Cap and (B) $50,000,000, provided, that, if the Financial Covenant Test Event has occurred, such Financial Covenant Test Event shall continue until such time as  Excess Availability shall have thereafter exceeded the greater of (x) 10% of the Line Cap and (y) $50,000,000 for at least thirty (30) consecutive days, at which time the Financial Covenant Test Event shall be deemed to be over.

Floating Rate Loan:  a Base Rate Loan or a Canadian Prime Rate Loan.

Flood Insurance Laws: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 and the Biggert — Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

FLSA:  the Fair Labor Standards Act of 1938.

Foreign Lender:  (a) with respect to each Borrower that is a U.S. Person, each Lender or Fronting Bank that is not a U.S. Person, and (b) with respect to each Borrower that is not a U.S. Person, each Lender or Fronting Bank that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

Foreign Plan:  any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by a Loan Party or any of its Subsidiaries with respect to employees employed outside of the United States or Canada, other than any state social security arrangements.

Foreign Subsidiary: a Subsidiary of a Borrower that is not a Domestic Subsidiary.

Fronting Bank:  (a) a Canadian Fronting Bank and/or (b) a U.S. Fronting Bank, as the context requires, and shall include, with respect to any Existing Letter of Credit, the issuer of such Existing Letter of Credit.

Fronting Bank Indemnitees:  (a) Canadian Fronting Bank Indemnitees and/or (b) U.S. Fronting Bank Indemnitees, as the context requires.

FSCO:  the Financial Services Commission of Ontario or like body in Canada or in any other province or territory or jurisdiction of Canada with whom a Canadian Pension Plan is required to be registered in accordance with Applicable Law and any other Governmental Authority succeeding to the functions thereof.

Full Payment:  with respect to any Secured Obligations (other than (i) Secured Bank Product Obligations, (ii) reimbursement obligations for which no claim has been made and (iii) contingent indemnity claims which have been asserted in good faith and in writing to one or more of the Borrowers (“Asserted Contingent Claims”)), (a) the full cash payment thereof in the applicable currency required hereunder, including any interest and documented fees and other charges accruing during an Insolvency Proceeding (including such amount that would have accrued or arisen but for the commencement of such Insolvency Proceeding), whether or not a claim for such post-petition interest, fees or other charges  is allowed in such proceeding; and (b) if such Obligations are LC Obligations or are Asserted Contingent Claims, the Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent and (in the case of LC Obligations, the related Fronting Bank) in its discretion, in the amount of required Cash Collateral).  No Revolver Loans shall be deemed to have been paid in full until all Revolver Commitments related to such Revolver Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

General Intangibles:  as defined in the UCC (and/or with respect to any General Intangible of a Canadian Domiciled Loan Party, an “intangible” as defined in the PPSA) or any other Applicable Law, as applicable.

Governmental Approval:  all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority:  any federal, state, provincial, territorial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, authority, corporation or body, regulatory or self-regulatory organization or other entity or officer exercising executive, legislative, judicial, statutory, regulatory or administrative functions for or pertaining to any government or court (including any supranational bodies such as the European Union), in each case whether it is or is not associated with Canada, the United States or any state, province, district or territory thereof, or any other foreign entity or government.

Guarantee:  each guarantee agreement including the guarantee under Section 5.10  of this Agreement executed by a Guarantor in favor of Agent guaranteeing all or any portion of the Secured Obligations.

Guarantee Obligations:  as to any Person, any obligation of such Person guaranteeing or intended to guarantee, or having the economic effect of guaranteeing, any Indebtedness or other obligations of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase or pay any such Indebtedness or other obligations or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or other obligations or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness  or other obligations or (d) otherwise to assure or hold harmless the owner of such Indebtedness or other obligations against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations of the Unit Subsidiary and other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligations in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Guarantor Payment:  as defined in Section 5.10.3(b).

Guarantors:  Canadian Facility Guarantors, U.S. Facility Guarantors and each other Person who guarantees payment or performance of any Secured Obligations.

Hazardous Materials:  (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance which is prohibited, limited or regulated as harmful or deleterious by any Environmental Law.

Hedge Agreement:  an Interest Rate Agreement, Currency Agreement or Commodity Agreement entered into in the ordinary course of any Borrower’s or any of its Subsidiaries’ businesses.

IFRS:  International Financial Reporting Standards, as adopted by the International Accounting Standards Board and/or the European Union, as in effect from time to time.

Increase Date:  as defined in Section 2.1.11(e).

Indebtedness:  with respect to any Person shall mean (a) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures notes, loan agreements or other similar instruments, (b) the deferred purchase price of assets or services, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all indebtedness of a Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all net obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements (but taking into account only the mark-to-market value or, if any actual amount is due as a result of the termination or close-out of such transaction, that amount); and (g) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (iv) Non-Recourse Debt of any Non-Recourse Subsidiary; and (v) indebtedness of any Parent Entity of WS International appearing on the consolidated balance sheet of WS International by reason of push-down accounting under GAAP.

Indemnified Taxes:  Taxes other than Excluded Taxes and Other Taxes.

Indemnitees:  Agent Indemnitees, Lender Indemnitees, Fronting Bank Indemnitees and Bank of America Indemnitees.

Information:  as defined on Section 14.12.

Initial Canadian Borrower:  as defined in the preamble to this Agreement.

Initial U.S. Borrowers:  as defined in the preamble to this Agreement.

Insolvency Proceeding:  any case or proceeding, application, meeting convened, resolution passed, proposal, corporate action or any other proceeding commenced by or against a

Person under any state, provincial, territorial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other steps being taken under any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, territorial, federal or foreign), including the Bankruptcy and Insolvency Act (Canada), the CCAA and the Winding-Up and Restructuring Act (Canada); (b) the appointment of a Creditor Representative or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; (d) the winding-up or strike off of the Person; (e) the proposal or implementation of a scheme or plan of arrangement or composition; and/or (f) a suspension of payment, moratorium of any debts, official assignment, composition or arrangement with a Person’s creditors.

Intellectual Property Security Agreements: each trademark security agreement, patent security agreement and copyright security agreement, substantially in the forms attached as exhibits to the U.S. Security Agreement, required to be executed and delivered by a U.S. Domiciled Loan Party under the terms of the U.S. Security Agreement.

Intercompany Note:  an intercompany promissory note, duly executed and delivered substantially in the form of Exhibit M (or such other form as shall be reasonably satisfactory to Agent), with blanks completed in conformity herewith.

Intercreditor Agreement:  that certain Intercreditor Agreement dated as of the Closing Date among Agent, Deutsche Bank Trust Company Americas, in its capacity as Initial Second Lien Representative and Initial Second Lien Collateral Agent and acknowledged and agreed to by the Loan Parties substantially in the form of Exhibit K as the same may be amended, supplemented or otherwise modified from time to time.

Interest Period:  as defined in Section 3.1.6.

Interest Period Loan:  a Canadian BA Rate Loan or  a LIBOR Loan.

Interest Rate Agreement:  any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with any Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

Inventory:  as defined in the UCC, the PPSA or any other Applicable Law, as applicable, and in any event including all goods intended for sale, lease, display or demonstration; all goods provided under a contract for services; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, transformation, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business (but excluding Rental Equipment).

Investment:  for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, other Equity Interests, bonds, notes, debentures, partnership or other ownership interests, debt instruments convertible into Equity Interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any advance, loan or other extension of credit or capital contribution (including contribution to reserves) to, investment in, or assumption of debt of, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person; or (d) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness of another Person.

IRS:  the United States Internal Revenue Service.

Joint Lead Arrangers:  Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc., Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, ING Capital LLC and Regions Capital Markets, in their respective capacities as joint lead arrangers and joint bookrunners hereunder.

Junior Debt: any Indebtedness of a Loan Party or Restricted Subsidiary permitted hereunder that is unsecured, is secured by a Lien on a junior basis to the Liens securing the Secured Obligations or is Subordinated Indebtedness.

LC Conditions:  the Canadian LC Conditions and/or the U.S. LC Conditions, as applicable.

LC Document:  any of the Canadian LC Documents and/or the U.S. LC Documents, as the context requires.

LC Obligations:  the Canadian LC Obligations and/or the U.S. LC Obligations, as the context requires.

LCA Election:  as defined in Section 1.8.

LCA Test Date:  as defined in Section 1.8.

Lender Indemnitees:  Lenders (including, for the avoidance of doubt, any applicable branches thereof), Affiliates of Lenders and their respective officers, directors, members, partners, employees, agents, advisors and other representatives.

Lenders:  as defined in the preamble to this Agreement, including (a) Bank of America and its Affiliates and branches in their respective capacities as the Canadian Swingline Lender and the U.S. Swingline Lender, (b) the Canadian Revolver Lenders, (c) the U.S. Revolver Lenders; (d) [Reserved] and (e) their respective permitted successors and assigns and, where applicable, any Fronting Bank and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office:  the office designated as such by the Applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and the Administrative Borrower.

Letter-of-Credit Right: as defined in the UCC, and in any event shall mean a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

Letters of Credit:  the Canadian Letters of Credit and/or the U.S. Letters of Credit, as the context requires.  Letters of Credit include the Existing Letters of Credit.

LIBOR:  the per annum rate of interest, determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to commencement of an Interest Period, for a term comparable to such Interest Period, equivalent to the London Interbank Offered Rate, or comparable or successor rate approved by Agent in consultation with the Administrative Borrower, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any such comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice.  If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits in Dollars, then LIBOR for Dollars shall be the foregoing rate, divided by 1 minus the Reserve Percentage.  In no event shall LIBOR be less than zero.

LIBOR Loan:  each set of LIBOR Revolver Loans having a common currency, length and commencement of Interest Period.

LIBOR Revolver Loan:  a Revolver Loan that bears interest based on LIBOR; provided, however, that a Canadian Base Rate Loan bearing interest as set forth in clause (c) of the definition of Canadian Base Rate, or a U.S. Base Rate Loan bearing interest as set forth in clause (c) of the definition of U.S. Base Rate, shall not constitute a LIBOR Revolver Loan.

Lien:  any mortgage, pledge (including, without limitation, disclosed, undisclosed, possessory and non-possessory), security interest, hypothecation, assignment, statutory trust, deemed trust, privilege, lien, charge, bailment or similar encumbrance, whether statutory, based on common law, contract or otherwise, and including any option or agreement to give any of the foregoing, any filing of or agreement to give any financing statement under the Uniform Commercial Code or PPSA (or equivalent statutes) of any jurisdiction to evidence any of the foregoing, any conditional sale or other title retention agreement, any reservation of ownership or any lease in the nature thereof.

Limited Condition Acquisition:  any Permitted Acquisition or other Investment permitted hereunder by a Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

Line Cap:  at any time, the lesser of (i) the Total Facility Amount and (ii) the Borrowing Base.

Loan:  a Revolver Loan.

Loan Account:  as defined in Section 5.7.1.

Loan Documents:  this Agreement, the Other Agreements and the Security Documents.

Loan Parties:  the Canadian Facility Loan Parties (including Holdings), the U.S. Facility Loan Parties (including Holdings) and each other Guarantor collectively, and “Loan Party” means any of the Loan Parties, individually.  For the avoidance of doubt, except to the extent provided in clause (d) of the definition of Excluded Subsidiary, no Excluded Subsidiary shall be a Loan Party hereunder.

Loan Party Group:  a group consisting of (a) the Canadian Facility Loan Parties or (b) the U.S. Facility Loan Parties, as the context requires.

Loan Party Group Obligations:  with respect to (a) the Canadian Facility Loan Parties, the Canadian Facility Obligations and (b) the U.S. Facility Loan Parties, U.S. Facility Obligations.

Local Time:  prevailing Eastern time in the United States.

Master Lease Agreements:  any lease agreement between a U.S. Borrower other than the Unit Subsidiary pursuant to which Non-Qualified Units from time to time held by the Unit Subsidiary are leased to another U.S. Borrower.

Material Adverse Effect:  a material adverse effect on (a) the operations, business, assets, properties or financial condition of the Borrowers, the Guarantors and their respective Subsidiaries, taken as a whole; (b) the rights and remedies of Agent, any Fronting Bank or any Lender under any of the Loan Documents or (c) the ability of the Borrowers or the Guarantors, taken as a whole, to perform the payment obligations of the Borrowers or the Guarantors under any of the Loan Documents to which a Borrower or a Guarantor is a party.

Material Real Estate:  any parcel of Real Estate owned in fee simple by any Loan Party with a fair market value in excess of $15,000,000.

Material Subsidiary:  at any date of determination, each Restricted Subsidiary of WS International (a) whose total assets (other than intercompany receivables) at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1 were equal to or greater than 2.5% of the Consolidated Total Assets of WS International and its Restricted Subsidiaries at such date or (b) whose gross revenues (other than revenues generated from sales to WS International or any Restricted Subsidiary) for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of WS International and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that in the event that the Consolidated Total Assets or gross revenues as at such date or for such period of WS International’s Restricted Subsidiaries that are not Material Subsidiaries, taken together, comprise more than 7.5% of Consolidated Total Assets of WS International and its Restricted Subsidiaries as at such date or more than 7.5% of gross revenues of WS International and its Restricted Subsidiaries for such period, the Administrative Borrower will designate one or more of such Restricted Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 7.5% limits shall not be exceeded, and any such Restricted Subsidiary shall thereafter be deemed to be a Material Subsidiary.  Notwithstanding the foregoing, each Borrower shall at all times be deemed to be a Material Subsidiary.

Maximum Canadian Facility Amount:  on any date of determination, the lesser of (a) the Canadian Revolver Commitments on such date and (b) $70,000,000 (or such greater or lesser amount after giving effect to (i) any reductions in the Canadian Revolver Commitments pursuant to Section 2.1.4, (ii) any Reallocation pursuant to Section 2.1.7 and/or (iii) any Canadian Revolver Commitment Increase made pursuant to and in accordance with Section 2.1.11).

Maximum Revolver Facility Amount:  the sum of the (a) Maximum Canadian Facility Amount and (b) Maximum U.S. Facility Amount but, in any event, not to exceed $600,000,000 in the aggregate (or such greater amount after giving effect to any Revolver Commitment Increase pursuant to Section 2.1.11).

Maximum U.S. Facility Amount:  on any date of determination, the lesser of (a) the U.S. Revolver Commitments on such date and (b) $530,000,000 (or such greater or lesser amount after giving effect to (i) any reductions in the U.S. Revolver Commitments pursuant to Section 2.1.4, (ii) any Reallocation pursuant to Section 2.1.7 and/or (iii) any U.S. Revolver Commitment Increase made pursuant to and in accordance with Section 2.1.11).

Minimum Extension Condition:  as defined in Section 2.1.10(b).

Moody’s:  Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust or deed to secure debt pursuant to which any Loan Party grants to Agent, for the benefit of Secured Parties, Liens upon the Material Real Estate owned by such Loan Party, as security for the applicable Secured Obligations.

Multiemployer Plan:  any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any U.S. Domiciled Loan Party or ERISA Affiliate domiciled in the U.S. makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions with respect to employees in the U.S.

Net Orderly Liquidation Value:  the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Eligible Rental Equipment that is estimated to be recoverable in an orderly liquidation of such Eligible Rental Equipment, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, as determined from time to time by reference to the most recent Rental Equipment Appraisal. The Net Orderly Liquidation Value percentage shall be, for the purposes of any Borrowing Base calculation and any category of assets, the fraction, expressed as a percentage (a) the numerator of which is the Net Orderly Liquidation Value of the aggregate amount of such category of Eligible Rental Equipment and (b) the denominator of which is the book value of the aggregate amount such category of Eligible Rental Equipment subject to such appraisal.

New Lender:  each Lender that becomes a party to this Agreement after the Closing Date.

New Loan Party:  Any Person that executes a supplement or joinder to this Agreement substantially in the form of Exhibit I and becomes a Loan Party under this Agreement pursuant to Sections 10.1.12(a), (b) or (c), Sections 10.2.1(b)(ix) or (x) or Section 10.2.3(a).

New Mexican Units:  Units located in the State of New Mexico on the Closing Date for which a Certificate of Title has been issued but which are no longer required to be subject to a Certificate of Title under the laws of the State of New Mexico.

Non-Bank Certificate:  as defined in Section 5.9.2.

Non-Certificated Units: all Units which are not Certificated Units.

Non-Qualified Units:  any Unit which is not a Qualified Certificated Unit at such time.

Non-Recourse Debt: Indebtedness (a) as to which no Loan Party nor any of their Restricted Subsidiaries (other than any Non-Recourse Subsidiaries) (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the equity interests of any Non-Recourse Subsidiary, (ii) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the equity interests of any Non-Recourse Subsidiary, or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Secured Obligations) of the Loan Parties or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders thereunder will not have any recourse to the Stock or assets of the Loan Parties or any of their Restricted Subsidiaries (other than the Non-Recourse Subsidiaries).

Non-Recourse Subsidiary: any Canadian Subsidiary or U.S. Subsidiary of WS International (other than a Loan Party) created for the purpose of obtaining stand-alone financing for the acquisition and lease of Rental Equipment to customers, and all of whose Indebtedness is Non-Recourse Debt.

Notes:  each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing:  a Notice of Borrowing to be provided by the Administrative Borrower to request a Borrowing of Loans, in the form attached hereto as Exhibit E or otherwise in form reasonably satisfactory to Agent and the Administrative Borrower.

Notice of Conversion/Continuation:  a Notice of Conversion/Continuation to be provided by the Administrative Borrower to request a conversion or continuation of any Loans as Canadian BA Rate Loans or LIBOR Loans, in the form attached hereto as Exhibit F or otherwise in form reasonably satisfactory to Agent and the Administrative Borrower.

Obligations:  all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of the Loan Parties with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by the Loan Parties under the Loan Documents and (d) other Indebtedness, obligations and liabilities of any kind owing by the Loan Parties pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed or allowable in any Insolvency Proceeding (including, without limitation, any of the foregoing Obligations described in this definition that would have accrued or arisen but for the commencement of any Insolvency Proceeding of any Loan Party at the rate provided for in the respective Loan Documents, whether or not a claim for such is allowed or allowable against such Loan Party in any such proceeding) whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guarantee, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business:  with respect to any Person, the ordinary course of business of such Person, consistent in all material respects with past practices or, with respect to actions taken by such Person for which no past practice exists, consistent in all material respects with past practices of similarly situated companies, and, in each case, undertaken in good faith.

Organic Documents:  with respect to any Person, its charter, certificate and/or articles of incorporation, continuation or amalgamation, bylaws, articles of organization, consolidated articles of association, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum or articles of association, constitution, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Other Agreement:  each Note; each LC Document; the Fee Letter; the Intercreditor Agreement; each Intercompany Note; each intercreditor or any intercompany subordination agreement relating to the Obligations; any amendments, supplements, waivers, reaffirmations, acknowledgements or other modifications to or of the foregoing; and any other document to which a Loan Party is a party which expressly states that it is to be treated as a “Loan Document” or “Other Agreement”.

Other Connection Taxes: with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

Other Taxes:  all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 3.9 and 13.3.4).

Overadvance:  a Canadian Overadvance or a U.S. Overadvance, as the context requires.

Overadvance Loan:  a Canadian Overadvance Loan and/or a U.S. Overadvance Loan, as the context requires.

Parent: WillScot Corporation, a Delaware corporation.

Parent Entity:  Parent or a Person that is a direct or indirect parent of Holdings that owns a majority on a fully diluted basis of the economic and voting interests in Holdings’ Equity Interests.

Parent Equity Contribution: cash equity contributions made directly or indirectly by Parent to Holdings in an aggregate amount equal to at least the sum of $250,000,000 plus such additional amount such that the aggregate amount of the Parent Equity Contribution together with the Sponsor Equity Contribution is at least equal to $680,000,000.

Participant:  as defined in Section 13.2.1.

Participant Register:  as defined in Section 13.2.1.

Patriot Act:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Condition:

(x) immediately after giving effect to the Specified Transaction at issue, either:

(I)                                   (a) as of the date such Specified Transaction is effected and for each day during the prior 30 day period (based on daily Excess Availability for such 30 day period), pro forma Excess Availability after giving effect to such Specified Transaction shall be greater than the greater of (i) 20% of the Line Cap (or 15% of the Line Cap in the case of an acquisition or other Investment) and (ii) $100,000,000 (or $75,000,000 in the case of an acquisition or other Investment) and (b) the Borrowers shall be in compliance with each of the financial covenants contained in Section 10.3 (assuming, for the purposes of this determination, that a Financial Covenant Test Event has occurred) determined as of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b)(i) of Section 10.1.1 (on a trailing four quarter basis after giving pro forma effect to such Specified Transaction and each other Specified Transaction requiring pro forma effect under Section 1.7 that has occurred since the beginning of such four quarter period through the date of such Specified Transaction for which pro forma effect shall be given pursuant to Section 1.7); or

(II)                              as of the date such Specified Transaction is effected and for each day during the prior 30 day period (based on daily Excess Availability for such 30 day period), pro forma Excess Availability after giving effect to such Specified Transaction shall be greater than the greater of (i) 25% of the Line Cap (or 20% of the Line Cap in the case of an acquisition or other Investment) and (ii) $125,000,000 (or $100,000,000 in the case of an acquisition or other Investment);

(y) no Default or Event of Default has occurred and is continuing before or after giving effect to such Specified Transaction; and

(z) with respect to each Specified Transaction in an amount in excess of $50,000,000, receipt by Agent of a certificate, signed by a Senior Officer, certifying as to the matters set forth in clauses (x) and (y) above, setting forth in reasonable detail any pro forma adjustments used in making such calculations that were not previously reflected in prior Compliance Certificates delivered hereunder, together with all relevant financial information in support of such calculations.

Payment Item:  each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.

PBA:  the Pensions Benefits Act (Ontario) or any other Canadian federal or provincial or territorial pension benefit standards legislation pursuant to which any Canadian Pension Plan is required to be registered.

PBGC:  the Pension Benefit Guaranty Corporation.

Perfection Certificate:  a certificate disclosing information regarding the Loan Parties in the form of Exhibit G or any other form approved by Agent.

Permitted Acquisition:  the acquisition, by purchase, merger, amalgamation or otherwise, by any Loan Party or any of the Restricted Subsidiaries (other than the Unit Subsidiary) of all or substantially all of the assets of, or business line, unit or division of, another Person or Persons or a majority of the outstanding Stock or other Equity Interest of any Person, so long as (a) [Reserved]; (b) such acquisition shall result in the issuer of such Stock or other Equity Interests becoming a Restricted Subsidiary and a Guarantor, to the extent required by, and in accordance with, Section 10.1.12; (c) such acquisition shall result in Agent, for the benefit of the Secured Parties, being granted a Lien in any Stock, other Equity Interest or any assets so acquired, to the extent required by, and in accordance with, Section 10.1.12; (d) no Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such acquisition (or, in the case of a Limited Condition Acquisition, at the Administrative Borrower’s option, at the time of execution of a definitive acquisition agreement, in which case no Event of Default arising under Section 11.1.1 or Section 11.1.5 has occurred and is continuing at the time of consummation thereof); (e) [Reserved]; (f) the target of such acquisition shall be primarily in the same line of business as the Loan Parties or a Similar Business; (g) [Reserved]; (h) to the extent that the target of such acquisition becomes a Loan Party substantially concurrently with such Person becoming a Loan Party, Agent shall have been provided with (x) such information as it shall reasonably request which is necessary to comply with the Patriot Act and AML Legislation and (y) any other information as it shall reasonably request and shall be reasonably available to complete its evaluation of any Person so acquired and any acquired Collateral; and (i) the Administrative Borrower shall have delivered to Agent a certificate signed by a Senior Officer certifying to Agent compliance with the conditions specified in clause (d) and, if the total consideration (other than any equity consideration) in respect of such acquisition exceeds $100,000,000, the Loan Parties shall have delivered at Agent’s request all reasonably available relevant financial information related to the acquisition.

Notwithstanding the respective Borrowing Base definitions, in connection with and subsequent to any Permitted Acquisition, the Accounts and Rental Equipment acquired by the Borrowers, or, subject to compliance with Section 10.1.12 of this Agreement, of the Person so acquired, may be included in the calculation of the Borrowing Base and thereafter if all criteria set forth in the definitions of Eligible Accounts and Eligible Rental Equipment have been satisfied and Agent shall have received a field exam of any Person so acquired and collateral audit and appraisal of such Accounts and Rental Equipment acquired by the applicable Borrower or Borrowers or owned by such Person acquired by the applicable Borrower or Borrowers which shall be reasonably satisfactory in scope, form and substance to Agent; provided, that no field exam, collateral audit or appraisals shall be required for newly-acquired Accounts and Rental Equipment constituting less than 10% in the aggregate of the aggregate Borrowing Base in effect after giving effect to such acquisition.

Permitted Discretion:  the commercially reasonable credit judgment of Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts or Eligible Rental Equipment, the enforceability or priority of Agent’s Liens thereon or the amount which any Secured Party would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts or Eligible Rental Equipment or (b) is evidence that any collateral report or financial information delivered to Agent by any person on behalf of a Borrower is incomplete, inaccurate or misleading in any material respect; provided that the proposed action to be taken by Agent to mitigate the effects described above (including the amount of any Reserve) shall bear a reasonable relationship to the effects that form the basis thereunder. In exercising such judgment as it relates to the establishment of Reserves or the adjustment or imposition of exclusionary criteria, Permitted Discretion will require that: (a) such establishment, adjustment or imposition shall be based on, among other things: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Rental Equipment, or in any concentration of risk with respect to Accounts that are first occurring or discovered by Agent after the Closing Date or (ii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Accounts or Eligible Rental Equipment, in each case, that are first occurring or discovered by Agent after the Closing Date, (b) the contributing factors to the establishment or modification of any Reserves shall not duplicate (i) the exclusionary criteria set forth in the definitions of Eligible Accounts or Eligible Rental Equipment, as applicable (or vice versa) or (ii) any Reserves deducted in computing book value and (c) the amount of any such Reserve so established shall be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to the relevant contributing factor.  Availability Reserves will not be established or changed except upon at least five (5) Business Days’ prior written notice to the Administrative Borrower (during which period Agent shall be available to discuss any such proposed Reserve with the Administrative Borrower and the Administrative Borrower may take such actions as may be required to ensure that the event, condition or matter that is the basis of such Reserve no longer exists; provided that the Borrowers may not borrow Revolver Loans or Swingline Loans or amend or request the issuance of Letters of Credit during such five (5) Business Day period in excess of the sum of the Canadian Line Cap and the U.S. Line Cap (which in each case shall be calculated assuming the effectiveness of such proposed Reserve)).

Permitted Investments:  shall mean:

(a)                                 securities issued or unconditionally guaranteed by the Canadian or U.S. government or any agency or instrumentality thereof, in each case having maturities of not more than two years from the date of acquisition thereof;

(b)                                 securities issued by any state of the United States of America or any province or territory of Canada or any political subdivision of any such state, province or territory, or any public instrumentality thereof or any political subdivision of any such state, province or territory, or any public instrumentality thereof having maturities of not more than two years from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c)                                  commercial paper issued by any Lender or any bank holding company owning any Lender;

(d)                                 commercial paper, marketable short-term money market and similar securities at the time of acquisition, having a rating of at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e)                                  domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks;

(f)                                   repurchase agreements for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g)                                  marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h)                                 United States Dollars or Canadian Dollars or any other foreign currency held by the Loan Parties or the Restricted Subsidiaries in the Ordinary Course of Business;

(i)                                     Indebtedness or Preferred Stock issued by Persons with a rating of A- or higher from S&P or A3 or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another rating agency) with maturities of 12 months or less from the date of acquisition;

(j)                                    bills of exchange issued in the United States or Canada eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(k)                                 Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(l)                                     investment funds investing at least 95% of their assets in securities which are one or more of the types of securities described in clauses (a) through (k) above; and

(m)                             in the case of Investments by any Foreign Subsidiary (other than the Canadian Borrowers) or Investments made in a country outside Canada and the U.S., Permitted Investments shall also include (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or where such Investment is made, or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating equivalent to one of the two highest ratings from either S&P or Moody’s, (ii) investments of the type and maturity described in clauses (a) through (l) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (iii) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this clause (iii)) and (iv) other short-term investments utilized by such Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (l).

Permitted Liens:  shall mean:

(a)                                 pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the Ordinary Course of Business;

(b)                                 Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, contractors’, supplier of materials, architects’, and other like Liens, in each case for sums not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c)                                  Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property if the Borrowers or one of their Subsidiaries has determined to abandon such property and if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(d)                                 Liens in favor of the issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances and completion guarantees, in each case issued pursuant to the request of and for the account of such Person in the Ordinary Course of Business;

(e)                                  minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, drains, sewers, electric lines, telegraph and telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(f)                                   Liens securing Indebtedness permitted to be incurred (and, in the case of Section 10.2.1(a), secured) pursuant to Section 10.2.1(a) and Sections 10.2.1(b)(iv) (to the extent the underlying obligations that are being guaranteed are permitted to be secured), (vi), (viii), (xiv), (xxii) and (xxiii); provided that (i) Liens securing Indebtedness permitted to be incurred pursuant to Section 10.2.1(b)(vi) and (xxiii) extend only to the assets purchased, leased, constructed or improved with the proceeds of such Indebtedness and the proceeds and products thereof  (and, in the case of any U.S. Borrower or any Canadian Borrower, Accounts and Chattel Paper of such U.S. Borrower or such Canadian Borrower which are not included in the Borrowing Base and which arise from the lease by such U.S. Borrower or such Canadian Borrower of equipment acquired by such U.S. Borrower or such Canadian Borrower under Permitted Stand-Alone Capital Lease Transactions and the related Capital Lease Deposit Accounts) and (ii) in the case of Canadian Domiciled Loan Parties and Restricted Subsidiaries that are not Guarantors, Liens securing Indebtedness permitted to be incurred pursuant to Section 10.2.1(a) extend only to the assets of such Canadian Domiciled Loan Parties and

Restricted Subsidiaries that are incurring such Indebtedness; provided, further, that for purposes of Section 10.2.1(a) (unless such Indebtedness constitutes Capital Leases or other Purchase Money Indebtedness), this clause (f) shall be available to permit such Liens only to the extent that the conditions set forth in clause (ii)(A)(y) of the second proviso to Section 10.2.1(a) with respect to such secured Indebtedness are satisfied; provided, further, that Liens securing Indebtedness permitted to be incurred pursuant to Section 10.2.1(b)(xxii) extend only to the assets of such Canadian Domiciled Loan Parties and Restricted Subsidiaries that are incurring such Indebtedness; provided, further, that Liens securing Indebtedness permitted to be incurred pursuant to Section 10.2.1(b)(viii) shall be limited to cash collateral in an amount of up to $5,000,000 at any one time outstanding; and provided, further, that Liens securing Indebtedness permitted to be incurred pursuant to Section 10.2.1(b)(xiv) shall only secure obligations of up to $2,500,000 at any one time outstanding;

(g)                                  Liens existing on the Closing Date or pursuant to agreements in existence on the Closing Date, in each case to the extent such Liens are identified on Schedule 10.2.2 hereof;

(h)                                 Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any (i) Specified Assets or (ii) other property owned by such Person (other than, in the case of this clause (ii), (w) after-acquired property that is affixed or incorporated into the property covered by such Lien, (x) after-acquired property subject to a Lien securing such Indebtedness to the extent the terms of the Indebtedness secured thereby require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (y) the proceeds or products of such property, shares of stock or assets or improvements thereon and (z) Capital Lease Deposit Accounts, to the extent such accounts do not constitute Specified Assets);

(i)                                     Liens on property or other assets at the time such Person acquired such property or other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into WS International or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any Specified Assets or to any other property owned by the Borrowers or any of the Restricted Subsidiaries (other than the proceeds or products of such assets or property or improvements thereon);

(j)                                    [Reserved];

(k)                                 [Reserved];

(l)                                     Liens on specific items of inventory or other goods of any Person (and any proceeds thereof, other than Specified Assets) securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m)                             leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the Ordinary Course of Business which do not materially interfere with the ordinary conduct of the business of WS International or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(n)                                 Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings and/or PPSA financing statements or similar filings entered into by WS International and the Restricted Subsidiaries regarding operating leases entered into in the Ordinary Course of Business;

(o)                                 [Reserved];

(p)                                 Liens on vehicles or equipment (other than Rental Equipment of the Loan Parties) of WS International or any of the Restricted Subsidiaries created in the Ordinary Course of Business;

(q)                                 Liens on accounts receivable and related assets of the Restricted Subsidiaries (other than Loan Parties) incurred in connection with a Qualified Receivables Transaction;

(r)                                    Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) or  (i); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including (x) after-acquired property that is affixed or incorporated into the property covered by such Lien, (y) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such modification, refinancing, refunding, extension, renewal or replacement) and (z) the proceeds and products thereof) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the Indebtedness described under such clauses (f), (g), (h) or (i) at the time the original Lien became a Permitted Lien under this Agreement, and (y) an amount necessary to pay any fees and expenses, including any Refinancing Costs, related to such modification, refinancing, refunding, extension, renewal or replacement;

(s)                                   deposits made or other security (other than Specified Assets) provided in the Ordinary Course of Business to secure liability to insurance carriers;

(t)                                    other Liens securing obligations which do not exceed an amount at any one time outstanding equal to the greater of (x) $75,000,000 and (y) 5.6% of

Consolidated Total Assets, with the amount determined on the dates of incurrence of such obligations; provided, that to the extent any such Liens cover the Collateral (unless such Indebtedness constitutes Capital Leases or other Purchase Money Indebtedness), this clause (t) shall be available to permit such Liens only to the extent that such Liens are subordinated to the Liens securing the Secured Obligations pursuant to the terms of the Intercreditor Agreement (and the holders of such Indebtedness (or their duly appointed agent or other representative) shall have become party to the Intercreditor Agreement);

(u)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1.10 so long as such Liens are adequately bonded  and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(v)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(w)                               Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or any comparable or successor provision) on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business, and (c) in favor of banking institutions arising as a matter of law or their standard business terms and conditions encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(x)                                 Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.2.5; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y)                                 Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;

(z)                                  Liens that are legal or contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of WS International or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of WS International and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of WS International or any of the Restricted Subsidiaries in the Ordinary Course of Business;

(aa)                          [Reserved];

(bb)                          [Reserved];

(cc)                            [Reserved];

(dd)                          any encumbrance or restriction (including put and call arrangements) with respect to Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(ee)                            Liens solely on any cash earnest money deposits made by WS International or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted under this Agreement;

(ff)                              Liens on Stock of an Unrestricted Subsidiary that secures Indebtedness or other obligations of such Unrestricted Subsidiary;

(gg)                            Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by WS International or any Restricted Subsidiary in the Ordinary Course of Business other than with respect to real property that constitutes Collateral;

(hh)                          ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by WS International or any of their Subsidiaries are located;

(ii)                                  Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(jj)                                the reservations, limitations, provisos and conditions expressed in any original grants of real or immoveable property which do not materially impair the use of the affected land for the purpose used or intended to be used;

(kk)                          Liens resulting from the deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the Ordinary Course of Business or deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;

(ll)                                  Liens in favor of a lessor or licensor for rent to become due or for other obligations or acts, the payment or performance of which is required under any lease as a condition to the continuance of such lease other than with respect to real property than constitutes Collateral;

(mm)                  [Reserved];

(nn)                          Liens on assets of any Non-Recourse Subsidiary securing Non-Recourse Debt of such Subsidiary;

(oo)                          [Reserved];

(pp)                          [Reserved];

(qq)                          (i) Liens securing Indebtedness or other obligations of any Loan Party in favor of any U.S. Domiciled Loan Party, (ii) Liens securing any Indebtedness or other obligations of any Subsidiary (other than a Loan Party) in favor of any Loan Party, (iii) Liens securing Indebtedness or other obligations of any Subsidiary that is not a Loan Party in favor of any other Subsidiary that is not a Loan Party and (iv) Liens securing Indebtedness or other obligations of any Canadian Domiciled Loan Party in favor of any Canadian Domiciled Loan Party;

(rr)                                Liens on the assets and capital stock of Restricted Subsidiaries that are not Loan Parties securing any Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted to be incurred hereunder;

(ss)                              all rights of expropriation, access or use or other similar rights conferred by or reserved by any federal, provincial, territorial, state or municipal authority or agency;

(tt)                                any agreements with any governmental authority or utility that do not, in the aggregate, adversely effect in any material respect the use or value of real property and improvements thereon in the good faith judgment of the Administrative Borrower;

(uu)                          Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment or (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under this Agreement in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; and

(vv)                          agreements to subordinate any interest of the Borrowers or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by WS International or any Restricted Subsidiary (in each case, to the extent such assets do not constitute Specified Assets) pursuant to an agreement entered into in the Ordinary Course of Business.

For purposes of determining compliance with this definition, (A) Liens need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Borrowers shall, in their sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

Permitted Sale Leaseback:  any Sale Leaseback consummated by any Loan Party or any of the Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by such Loan Party or such Restricted Subsidiary.

Permitted Stand-Alone Capital Lease Counterparty:  as defined in the definition of Permitted Stand-Alone Capital Lease Transactions.

Permitted Stand-Alone Capital Lease Transactions:  Capital Leases or purchases of equipment that has never constituted Collateral entered into by a U.S. Borrower or a Canadian Borrower from a financial institution (such financial institution, a “Permitted Stand-Alone Capital Lease Counterparty”) for the purpose of re-leasing such equipment to a customer of such U.S. Borrower or such Canadian Borrower under a Capital Lease (such lease, together with any guarantees or other credit support provided in connection therewith, a “Stand-Alone Customer Capital Lease”) and (a) as to which no other Loan Party nor any of their Restricted Subsidiaries (i) provides credit support of any kind, or (ii) is directly or indirectly liable (as a guarantor or otherwise); and (b) as to which the applicable Permitted Stand-Alone Capital Lease Counterparty will not have any recourse to the Stock or assets of any of the Loan Parties or any of their Restricted Subsidiaries (other than the equipment so leased, the related Stand-Alone Customer Capital Leases and any Capital Lease Deposit Account into which the proceeds of such Stand-Alone Customer Capital Lease (and only the proceeds of such Stand-Alone Customer Capital Lease) are deposited), provided, that such Permitted Stand-Alone Capital Lease Counterparty shall have executed and delivered an intercreditor agreement in favor of Agent, in form and substance reasonably satisfactory to Agent, to the extent Agent reasonably requires the execution of such intercreditor agreement.

Person:  any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

PPSA:  the Personal Property Security Act (Ontario) (or any successor statute) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection and opposability of Agent’s security interest in or Lien on any Canadian Facility Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

Preferred Stock: any Equity Interest with preferential rights of payment of Dividends or upon liquidation, dissolution, or winding up.

Principal Jurisdiction:  Canada, the U.S. (including the District of Columbia) and each state, province, territory or other political subdivision of any of the foregoing.

Proceeds of Crime Act:  the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.

pro forma:  pro forma determinations made in accordance with Section 1.7.

Property:  any interest in any kind of property or asset, whether real (immovable), personal (movable) or mixed, or tangible (corporeal) or intangible (incorporeal).

Pro Forma Financial Statements: pro forma consolidated balance sheet of WS International as of September 30, 2017 and pro forma consolidated statements of income of WS International for the nine month period ending on September 30, 2017 and for the fiscal year ending on December 31, 2016, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

Pro Rata:  (a) when used with reference to a Revolver Lender’s (i) share on any date of the total Borrower Group Commitments to a Borrower Group, (ii) participating interest in LC Obligations (if applicable) to the members of such Borrower Group, (iii) share of payments made by the members of such Borrower Group with respect to such Borrower Group’s Obligations relating solely to Revolver Loans and/or the Obligations, (iv) reductions to the Borrower Group Commitments pursuant to Section 2.1.4, and (v) obligation to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of such Borrower Group or to indemnify any Indemnitees for Claims relating to such Borrower Group, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the Borrower Group Commitment of such Lender to such Borrower Group on such date by the aggregate amount of the Borrower Group Commitments of all Lenders to such Borrower Group on such date (or if such Borrower Group Commitments have been terminated, by reference to the respective Borrower Group Commitments as in effect immediately prior to the termination thereof) or (b) when used for any other reason, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the aggregate amount of the Lender’s Revolver Commitments on such date by the aggregate amount of the Revolver Commitments of all Lenders on such date (or if any such Revolver Commitments have been terminated, such Revolver Commitments as in effect immediately prior to the termination thereof).

Protective Advances:  Canadian Protective Advances and/or U.S. Protective Advances, as the context requires.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Public Company Costs: costs associated with, or in anticipation of, or prepayment for, compliance with the provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

Purchase Money Indebtedness:  with respect to any Person, any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition, construction, installation or improvement of any real or tangible personal property which is incurred substantially concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed and, to the extent permitted hereunder, any related assets.

Qualified Certificated Units: each Unit owned by a U.S. Borrower, whether owned on the Closing Date or acquired thereafter, which at the time in question is a Certificated Unit with respect to which the requirements set forth in Sections 6.1(e)(ii) or 10.1.12 have been satisfied (with such satisfaction to be determined on the date of any determination of whether the respective Unit is a Qualified Certificated Unit).

Qualified Receivables Transaction:  any transaction or series of transactions that may be entered into by a Restricted Subsidiary that is not a Loan Party and is domiciled outside of Canada and the U.S. pursuant to which such Subsidiary may sell, assign, convey, participate, contribute to capital or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by such Subsidiary) or (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in or pledge, any Accounts or interests therein (whether now existing or arising in the future) of such Subsidiary, and any assets related thereto (other than any Inventory, Rental Equipment or Equipment) including, without limitation, all collateral securing such Accounts, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Accounts and all guarantees, indemnities, warranties or other documentation or other obligations in respect of such Accounts, any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables similar to such Accounts and any collections or proceeds of any of the foregoing (the “Related Assets”); provided such Qualified Receivables Transaction is permitted under the Senior Secured Notes Indenture.

Qualified Secured Bank Product Obligations:  Bank Product Debt with respect to Hedge Agreements owing to a Secured Bank Product Provider and evidenced by one or more Bank Product Documents that the Administrative Borrower, in a written notice to Agent, has expressly requested be treated as Qualified Secured Bank Product Obligations for purposes hereof, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates or branches) specified by such provider in writing to Agent, which amount may be established and increased or decreased by further written notice to Agent from time to time. All Bank Product Debt with respect to Hedge Agreements owed to Bank of America and its Affiliates or branches shall constitute Qualified Secured Bank Product Obligations unless otherwise agreed by Bank of America or such Affiliate or branch.

Real Estate:  all right, title and interest of any Loan Party (whether as owner, lessor or lessee) in any real Property, or any land, buildings, structures, parking areas or other and improvements thereon, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

Reallocation:  as defined in Section 2.1.7(a).

Reallocation Consent:  as defined in Section 2.1.7(b).

Reallocation Date:  as defined in Section 2.1.7(a).

Receivables Entity:  any Wholly-Owned Subsidiary (or another Person in which such Subsidiary makes an Investment and to which such Subsidiary transfers Accounts and Related Assets) formed after the Closing Date, in each such case, (i) which is not a Loan Party and is domiciled outside of Canada and the U.S., (ii) which engages in no activities other than in connection with the financing of Accounts or interests therein and Related Assets and any business or activities incidental or related to such business, (iii) which is designated by the board of directors of the Administrative Borrower as a Receivables Entity, (iv) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (A) is guaranteed by any Loan Party; (B) is recourse to or obligates any Loan Party in any way; or (C) subjects any property or asset of any Loan Party, directly or indirectly, contingently or otherwise, to the satisfaction thereof; (v) with which no Loan Party has any material contract, agreement, arrangement or understanding; and (vi) to which neither any Loan Party nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Records: as defined in the UCC, and in any event means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form, including all books and records, customer lists, files, correspondence, tapes, computer programs, print outs and computer records.

Refinancing Costs: as defined in “Refinancing Indebtedness”.

Refinancing Indebtedness: the incurrence of Indebtedness which serves to refund, refinance, replace, renew, extend or defease any Indebtedness or any Indebtedness issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, in an amount not to exceed the principal amount (or accreted value, if applicable) of such Indebtedness (including any unused commitments thereunder) plus additional Indebtedness incurred to pay all unpaid accrued interest and premiums thereon plus underwriting discounts, other arranger fees, commissions and expenses (including upfront fees, original issues discount or similar payments incurred in connection therewith) (collectively, “Refinancing Costs”); provided, however, that such Refinancing Indebtedness (a) (i) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased and (ii) has a maturity date which is not earlier than the maturity date of the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased; (b) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases Indebtedness subordinated or pari passu (without giving effect to security interests) to the Obligations or any guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu (without giving effect to security interests) to the same extent as the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased; (c) no direct and contingent obligor with respect to such Refinancing Indebtedness shall be a Person that was not a direct or contingent obligor with respect to the Indebtedness being refinanced; (d) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases unsecured Indebtedness (including Refinancing Costs related to such Indebtedness), such Refinancing Indebtedness is unsecured, (e) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases secured Indebtedness (including Refinancing Costs related to such Indebtedness), such Refinancing Indebtedness shall not expand the scope of the collateral securing such Indebtedness (including Refinancing Costs related to such Indebtedness) being refunded, refinanced, replaced, renewed, extended or defeased, and (f) to the extent such Refinancing Indebtedness refunds, refinances, renews, extends or defeases the Senior Secured Notes, the terms of such Refinancing Indebtedness (other than pricing) are no less favorable in any material respect, when taken as a whole, to the Loan Parties or the Lenders than the debt being refinanced, as certified in writing by a Senior Officer of the Administrative Borrower, which certificate shall be conclusive and binding on the Credit Parties with respect to such matter.

Register:  as defined in Section 13.1.

Regulation:  as defined in Section 10.1.16.

Related Asset:  as defined in “Qualified Receivables Transaction”.

Related Real Estate Documents: with respect to any Material Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent and received by Agent for review at least forty-five (45) days prior to the effective date of the Mortgage (or such lesser time period as Agent may agree):  (a) a mortgagee title policy (or binding pro forma therefor) covering Agent’s interest under the Mortgage, in a form and amount and by a title insurer reasonably acceptable to Agent, to include endorsements as reasonably requested by Agent and to be fully paid and subject to no other conditions on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the Material Real Estate; (c) unless Agent otherwise agrees, either (i) a current, as-built survey of the Material Real Estate, meeting the 2011 minimum standard detail requirements for ALTA/ACSM land title surveys, including, but not limited to, (w) a metes-and-bounds property description, (x) a flood plain certification, (y) certification by a licensed surveyor reasonably acceptable to Agent and (z) any other optional table A items as reasonably requested by Agent or (ii) existing surveys with respect to a particular piece of Material Real Estate that are in the possession of any Loan Party accompanied by a no-change survey affidavit, or similar document, in form and substance sufficient for a title insurer to issue any applicable survey related endorsement coverage as reasonably requested by Agent; and (d) flood zone determinations and, if the Material Real Estate is within a special flood hazard area, an acknowledged borrower notice, and flood insurance in compliance (including as to amount) with all applicable Flood Insurance Laws and in an amount, with endorsements and by an insurer acceptable to Agent.  Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any Real Estate unless and until each applicable Lender has received (at least forty-five (45) days in advance of any such execution, or such shorter period to which such Lender shall agree) a life of loan flood zone determination, the other documents described in the preceding clause (d), and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

Rental Equipment:  all rental fleet equipment and containers (including, without limitation, value added products) held for sale or lease, or provided under a contract for services (including, without limitation, build-own-operate services), by a Person.

Rental Equipment Appraisal:  (a) on the Closing Date, the appraisals prepared by Gordon Brothers dated August 10, 2017 and (b) thereafter, the most recent Rental Equipment appraisal conducted by an independent appraisal firm and delivered pursuant to Section 10.1.14 hereof.

Report:  as defined in Section 12.4.3.

Reportable Event:  the occurrence of any of the events set forth in Section 4043(c) of ERISA and regulations thereunder with respect to a U.S. Employee Plan (other than an event for which the 30-day notice period is waived).

Required Borrower Group Lenders:  at any date of determination thereof, Revolving Lenders having Borrower Group Commitments to a Borrower Group representing more than 50% of the aggregate Borrower Group Commitments to such Borrower Group at such time; provided, however, that if and for so long as any such Lender shall be a Defaulting Lender, the term “Required Borrower Group Lenders” shall mean Revolving Lenders (excluding Defaulting Lenders) having Borrower Group Commitments to such Borrower Group representing more than 50% of the aggregate Borrower Group Commitments to such Borrower Group (excluding the Borrower Group Commitments of each Defaulting Lender) at such time; provided further, however, that if all of the Borrower Group Commitments to such Borrower Group have been terminated, the term “Required Borrower Group Lenders” shall mean Revolving Lenders to such Borrower Group holding Revolver Loans to, and (if applicable) participating interest in LC Obligations owing by, such Borrower Group representing more than 50% of the aggregate outstanding principal amount of Revolver Loans and (if applicable) LC Obligations owing by such Borrower Group at such time.

Required Lenders:  at any date of determination thereof, Lenders having Revolver Commitments representing more than 50% of the aggregate Revolver Commitments at such time; provided, however, that for so long as any Lender shall be a Defaulting Lender, the term “Required Lenders” shall mean Lenders (excluding Defaulting Lenders) having Revolver Commitments representing more than 50% of the aggregate Revolver Commitments (excluding the Revolver Commitments of each Defaulting Lender) at such time; provided further, however, that if any of the Revolver Commitments have been terminated, the term “Required Lenders” shall be calculated based on the Dollar Equivalent thereof using (a) in lieu of such Lender’s terminated Revolver Commitment, the outstanding principal amount of the Revolver Loans by such Lender to, and (if applicable) participation interests in LC Obligations owing by, all Borrowers and (b) in lieu of the aggregate Revolver Commitments to all Borrowers, the aggregate outstanding Revolver Loans to, and (if applicable) LC Obligations owing by, all Borrowers.

Reserve Percentage:  the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for eurocurrency liabilities.

Reserves:  Canadian Availability Reserves and/or U.S. Availability Reserves, as the context requires.

Restricted Domestic Subsidiary:  a Domestic Subsidiary that is a Restricted Subsidiary.

Restricted Foreign Subsidiary:  a Foreign Subsidiary that is a Restricted Subsidiary.

Restricted Party: any Person that is: (i) listed on, or owned or controlled by a Person listed on, any Sanctions List; (ii) located in, organized under the laws of, or domiciled in a Sanctioned Country; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifies a Person with whom a person subject to the jurisdiction of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business, or other activities).

Restricted Subsidiary:  any Subsidiary of Holdings or a Loan Party, as the context requires, other than an Unrestricted Subsidiary.

Revolver Commitment:  for any Lender, the aggregate amount of such Lender’s Borrower Group Commitments.  “Revolver Commitments” means the aggregate amount of all Borrower Group Commitments, which amount shall on the Closing Date be equal to the sum of (a) $70,000,000 in respect of the Canadian Revolver Commitments, and (b) $530,000,000 in respect of the U.S. Revolver Commitments.

Revolver Commitment Increase and Revolver Commitment Increases:  as defined in Section 2.1.11(d).

Revolver Commitment Termination Date:  the Canadian Revolver Commitment Termination Date and/or the U.S. Revolver Commitment Termination Date, as the context requires.

Revolver Exposure:  as of any date of determination and with respect to any Borrower Group, the Canadian Revolver Exposure and the U.S. Revolver Exposure, as the case may be, on such date of determination.

Revolver Facility Termination Date:  May 29, 2022.

Revolver Lenders:  each Lender of a Revolver Loan.

Revolver Loan:  a loan made pursuant to Section 2.1.1, and any Overadvance Loan, Swingline Loan or Protective Advance.

Revolver Notes:  collectively, the Canadian Revolver Notes and the U.S. Revolver Notes.

S&P:  Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its successors.

Sale Leaseback:  any transaction or series of related transactions pursuant to which any Loan Party or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

Sanctioned Country: any country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

Sanctions: any applicable financial or economic sanction administered or enforced by a Sanctions Authority.

Sanctions Authority: (a) the U.S. Government; (b) the Government of Canada; (c) the United Kingdom; (d) the United Nations; (e) the European Union; or (f) the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, the United States Department of State, the United States Department of Commerce, and Her Majesty’s Treasury.

Sanctions List: the List of Specially Designated Nationals and Blocked Persons and the Sectoral Sanctions Identifications lists administered by OFAC, the Nonproliferation Sanctions List administered by the U.S. Department of State, the Consolidated List of Financial Sanctions Targets administered by Her Majesty’s Treasury, the Government of Canada or any similar list or public designation of Sanctions issued or maintained or made public by any other Sanctions Authority, each as amended, supplemented, or substituted from time to time.

SEC:  the Securities and Exchange Commission or any successor thereto and, as the context may require, any analogous Governmental Authority in any other relevant jurisdiction of Holdings or any Subsidiary.

Secured Bank Product Obligations:  Bank Product Debt owing to a Secured Bank Product Provider and evidenced by one or more Bank Product Documents that the Administrative Borrower on behalf of any Loan Party, in a written notice to Agent, has expressly requested be treated as Secured Bank Product Obligations and/or a Qualified Secured Bank Product Obligation for purposes hereof, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates or branches) specified by such provider and the Administrative Borrower in writing to Agent, which amount may be established and increased or decreased by further written notice from such provider and the Administrative Borrower to Agent from time to time.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates or branches; and (b) any other Lender or Affiliate or branch of a Lender that is providing a Bank Product or any other Person providing a Bank Product that was a Lender or Affiliate or branch of Lender at the time of entering into a Bank Product Document with respect to the Bank Product Debt designated as a Secured Bank Product Obligation pursuant to the definition thereof; provided that such provider and the Administrative Borrower shall have delivered or shall deliver a written notice to Agent, in form and substance reasonably satisfactory to Agent, by the later of the Closing Date or 10 Business Days (or such later time as Agent and the Administrative Borrower may agree in their reasonable discretion) following the later of the creation of the Bank Product or such Secured Bank Product Provider (or its Affiliate or branch) becoming a Lender hereunder, (i) describing the Bank Product and setting forth the maximum amount of the related Secured Bank Product Obligations (and, if all or any portion of such Secured Bank Product Obligations are to constitute Qualified Secured Bank Product Obligations, the maximum amount of such

Qualified Secured Bank Product Obligations) that are to be secured by the Collateral and the methodology to be used in calculating such amount(s) and (ii) if such provider is not a Lender, agreeing to be bound by Section 12.15.

Secured Net Leverage Ratio: as of any date of determination, the ratio of (a) Total Secured Debt as of such date of determination to (b) Consolidated EBITDA for the relevant Test Period.

Secured Obligations:  Obligations and Secured Bank Product Obligations, including in each case those under all Credit Documents, but not including any Excluded Swap Obligations.

Secured Parties:  Canadian Facility Secured Parties, U.S. Facility Secured Parties and Secured Bank Product Providers.

Securities Account Control Agreement:  the securities account control agreements, in form and substance reasonably satisfactory to Agent and the Administrative Borrower, executed by each financial institution maintaining a Securities Account for a Loan Party, in favor of Agent.

Securities Accounts:  all present and future “securities accounts” (as defined in Article 8 of the UCC, or in the PPSA, as applicable), including all monies, “uncertificated securities,” “security entitlements” and other “financial assets” (as defined in Article 8 of the UCC or in the PPSA, as applicable), contained therein.

Security Documents:  this Agreement, the Guarantees, the Canadian Security Agreements, the U.S. Security Agreement, the Custodian Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Intellectual Property Security Agreements, the Mortgages and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Secured Obligations or which reaffirm, acknowledge, amend or restate any of the foregoing.

Senior Officer:  the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Principal Accounting Officer, the Treasurer, the Director of Treasury, the Controller or any other senior officer of a Person designated as such in writing to Agent by such Person.

Senior Secured Notes:  the $300,000,000 in aggregate principal amount of 7.875% Senior Secured Notes due 2022 of WS International issued under the Senior Secured Notes Indenture.

Senior Secured Notes Collateral Agent: Deutsche Bank Trust Company Americas, in its capacity as collateral agent under the Senior Secured Notes Indenture, and its successors and assigns.

Senior Secured Notes Documents: the Senior Secured Notes Indenture, the Senior Secured Notes, the Senior Secured Notes Security Documents.

Senior Secured Notes Guarantors: the guarantors from time to time party to the Senior Secured Notes Indenture or any other Senior Secured Notes Document.

Senior Secured Notes Indenture: the Indenture dated as of the Closing Date among WS International, the Senior Secured Notes Trustee, the Senior Secured Notes Collateral Agent and the Senior Secured Notes Guarantors.

Senior Secured Notes Security Documents: the “Security Documents,” as defined in the Senior Secured Notes Indenture.

Senior Secured Notes Trustee:  Deutsche Bank Trust Company Americas, in its capacity as trustee under the Senior Secured Notes Indenture, and its successors and assigns.

Series of Cash Neutral Transactions: any series of Investments solely among Loan Parties and Restricted Subsidiaries; provided that (i) the amount of cash transferred by a Loan Party (such Loan Party, an “Initiating Company”) to a Restricted Subsidiary in such Series of Cash Neutral Transactions is not greater than the amount of cash received by such Initiating Company or another Loan Party in such Series of Cash Neutral Transactions less reasonable transaction expenses and taxes (which cash must be received by such Initiating Company or another Loan Party within three Business Days of the initiation of such Series of Cash Neutral Transactions), (ii) any Collateral (including cash of any Loan Party involved in such Series of Cash Neutral Transactions) shall be subject to a perfected security interest of Agent, and the validly, perfection and priority of such security interest shall not be impaired by or in connection with such Series of Cash Neutral Transactions, (iii) no Restricted Subsidiary that is not a Loan Party may retain any cash after giving effect to such Series of Cash Neutral Transactions, and (iv) five (5) Business Days prior to giving effect to such Series of Cash Neutral Transactions (or such shorter period as Agent may agree), Agent shall have received a reasonably detailed description of such Series of Cash Neutral Transactions and drafts of the documentation relating thereto as Agent may reasonably request.

Settlement Report:  a report delivered by Agent to the Revolver Loan Applicable Lenders summarizing the Revolver Loans and, if applicable, participations in LC Obligations of the applicable Borrower Group outstanding as of a given settlement date, allocated to such Applicable Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Similar Business: any business conducted or proposed to be conducted by Holdings or any of its Subsidiaries on the Closing Date or any business that is similar, complementary, reasonably related, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.

Solvent:  with respect to the Borrowers and their Subsidiaries, that, after giving effect to the consummation of the Transactions, (i) the sum of the liabilities (including contingent liabilities) of the Borrowers and their Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrowers and their Subsidiaries, on a consolidated basis, (ii) the fair value of the property of the Borrowers and their Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrowers and their Subsidiaries, on a consolidated basis, (iii) the capital of the Borrowers and their Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof and (iv) the Borrowers and their Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).  “Present fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer, in each case who is willing (but under no compulsion) to sell or purchase, as the case may be.

Specified Acquisition Agreement Representations:  representations made by, or with respect to, WS International and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or any of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or their) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement or to decline to consummate the Acquisition (in accordance with the terms of the Acquisition Agreement).

Specified Assets:  as defined in Section 10.2.4(b).

Specified Defaults:  any (i) Event of Default under Section 11.1.1 or 11.1.5, (ii) any Event of Default arising from the failure of any Loan Party to deliver a Borrowing Base Certificate required to be delivered hereunder or any material inaccuracy contained in any Borrowing Base Certificate, (iii) any Event of Default arising from the failure of any Loan Party to comply with its obligations under this Agreement and the Security Agreements to make or direct payments into Deposit Accounts  over which Agent has a first priority perfected Lien and dominion and control or to maintain such Lien and dominion and control over Deposit Accounts (other than Excluded Deposit Accounts) and (iv) any Event of Default arising from the failure of the Loan Parties to comply with either of the covenants contained in Section 10.3 at any time that such covenants are applicable pursuant to the terms hereof.

Specified Equity Contribution: any cash contribution to the common equity (or otherwise in a form reasonably acceptable to Agent) of Holdings and/or any purchase or investment in the common equity (or otherwise in a form reasonably acceptable to Agent) of Holdings, in each case made pursuant to Section 11.2.

Specified Holders: Sponsor, Parent or any of their respective Affiliates.

Specified Representations:  the representations and warranties contained in Section 9.1.1(a), Section 9.1.2, Section 9.1.3(c), Section 9.1.5, Section 9.1.7, the second sentence of Section 9.1.15, Section 9.1.16, Section 9.1.21 and Section 9.1.22.

Specified Transaction:  any Permitted Acquisition, any Investment under Section 10.2.5(g) or (k), any Dividend under Section 10.2.6 or any prepayment, repurchase, redemption or defeasance of Indebtedness under Section 10.2.7, in each case which is being made in reliance on compliance with the Payment Condition.

Sponsor:  TDR Capital LLP, a limited liability partnership organized under the laws of England and Wales, having its registered office at 20 Bentinck, London W1U 2EU and being registered with Companies House under number OC302604.

Sponsor Affiliates: (a) the TDR Investor and any other fund (including, without limitation, any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, the Sponsor or the TDR Investor (or a group controlled by and whose members include the Sponsor and/or the TDR Investor or their Affiliates (other than Holdings or any of its Subsidiaries or any portfolio company of the Sponsor or the TDR Investor)); and (b) any other fund (including, without limitation, any unit trust, investment trust, limited partnership or general partnership) of which the Sponsor or the TDR Investor (or a group controlled by and whose members include the Sponsor and/or the TDR Investor or their Affiliates (other than Holdings or any of its Subsidiaries or any portfolio company of the Sponsor or the TDR Investor)) or the TDR Investor’s general partner, trustee or nominee, is a general partner, manager, adviser, trustee or nominee (but, for the avoidance of doubt, excluding any of Holdings or any of its Subsidiaries or any portfolio company of the Sponsor or the TDR Investor).

Sponsor Equity Contribution:  cash equity contributions made directly or indirectly by the Sponsor to Parent, the net proceeds of which will be contributed by Parent to Holdings.

Stand-Alone Customer Capital Leases:  as defined in the definition of Permitted Stand-Alone Capital Lease Transactions.

Stock:  shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

Subordinated Indebtedness:  Indebtedness of any Loan Party that is expressly subordinate and junior in right of payment to the Obligations of such Loan Party under this Agreement and is on subordination terms no less favorable to the Lenders than as is customary for senior subordinated notes issued in a public or Rule 144A high yield debt offering, it being understood that delivery to Agent at least ten Business Days prior to the incurrence of such Indebtedness of a certificate of a Senior Officer of a Borrower (together with a reasonably detailed description of the subordination terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that such Borrower has determined in good faith that such subordination terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirement.

Subsidiary:  means, with respect to any Person:

(a)                                 any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Stock entitled to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and

(b)                                 any partnership, joint venture, limited liability company or similar entity of which:

(x)                                 more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)                                 such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Holdings, WS International or of a Loan Party, as the context requires.

Super-Majority Lenders:  at any date of determination thereof, Lenders having Revolver Commitments and representing more than 66-2/3% of the aggregate Revolver Commitments and at such time; provided, however, that for so long as any Lender shall be a Defaulting Lender, the term “Super-Majority Lenders” shall mean Lenders (excluding Defaulting Lenders) having Revolver Commitments representing more than 66 2/3% of the aggregate Revolver Commitments (excluding the Revolver Commitments of each Defaulting Lender) at such time; provided further, however, that if any of the Revolver Commitments have been terminated, the term “Super-Majority Lenders” shall be calculated based on the Dollar Equivalent thereof using (a) in lieu of such Lender’s terminated Revolver Commitment, the outstanding principal amount of the Revolver Loans by such Lender to, and (if applicable) participation interests in LC Obligations owing by, all Borrowers and (b) in lieu of the aggregate Revolver Commitments to all Borrowers, the aggregate outstanding Revolver Loans to, and (if applicable) LC Obligations owing by, all Borrowers.

Supporting Obligations:  as defined in the UCC, and in any event means a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property, including, but not limited to, securities, Investment Property, bills, notes, lien notes, judgments, chattel mortgages, mortgages, security interests, hypothecs, assignments, guarantees, suretyships, accessories, bills of exchange, negotiable instruments, invoices and all other rights, benefits and documents now or hereafter taken, vested in or held by a Person in respect of or as security for the same and the full benefit and advantage thereof, and all rights of action or claims which a Person now has or may at any time hereafter have against any other Person in respect thereof, including rights in its capacity as seller of any property or assets returned, repossessed or recovered, under an installment or conditional sale or otherwise.

Surety Bond:  any bid, performance, payment, surety, indemnity, or other similar bonds.

Swap: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Swap Obligation: with respect to any Person, any obligation to pay or perform under any Swap.

Swingline Commitment:  the Canadian Swingline Commitment and/or the U.S. Swingline Commitment, as the context requires.

Swingline Lender:  the Canadian Swingline Lender and/or the U.S. Swingline Lender, as the context requires.

Swingline Loan:  a loan made pursuant to Section 2.1.8.

Tax Credit:  a credit against, relief or remission for, or refund or repayment of, any Taxes.

Tax Deduction:  a deduction or withholding for or on account of Taxes from a payment under any Loan Document.

Taxes:  all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed in the nature of taxation by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

TDR Investor: TDR Capital II Holdings LP.

Termination Event:  (a) the voluntary full or partial wind-up of a Canadian Pension Plan that is a registered pension plan by a Canadian Facility Loan Party; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which might constitute grounds for the termination of, winding-up or partial termination or winding-up or the appointment of a trustee to administer, any such plan.

Test Period:  for (i) any determination under Section 10.3 of this Agreement, the four consecutive fiscal quarters of WS International then last ended and (ii) for all other purposes hereunder (including any provision of this Agreement requiring pro forma compliance with the Consolidated Fixed Charge Coverage Ratio, Total Net Leverage Ratio or Secured Net Leverage Ratio), the four consecutive fiscal quarters of WS International then last ended for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1.

Total Facility Amount:  as of any date of determination, the Maximum Revolver Facility Amount.

Total Facility Outstandings: as of any date of determination, the Total Revolver Exposure.

Total Net Leverage Ratio:  as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date of determination to (b) Consolidated EBITDA for the relevant Test Period; provided that for purposes of calculating the Total Net Leverage Ratio for determining compliance with the financial covenant set forth in Section 10.3, the Total Net Leverage Ratio shall be determined using Consolidated Total Debt as of the last date of the Test Period in question.

Total Revolver Exposure:  as of any date of determination the sum of the Canadian Revolver Exposure and the U.S. Revolver Exposure on such date of determination.

Total Secured Debt:  as of any date of determination, all Consolidated Total Debt that is secured by a Lien, including, without limitation, Indebtedness in respect of (i) this Agreement, (ii) the Senior Secured Notes and (iii) any Capital Leases and Capitalized Lease Obligations.

Tranche:  as defined in Section 2.1.10(a).

Transaction Expenses:  any fees or expenses incurred or paid by any Loan Party or any of its Subsidiaries in connection with this Agreement, the other Loan Documents, the Transactions and the transactions contemplated hereby and thereby.

Transactions:  collectively, (i) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of the Loans and issuance of Letters of Credit hereunder and the use of the proceeds thereof, (ii) the Equity Contribution and the consummation of the Acquisition and (iii) the execution, delivery and performance by the parties thereto of the Senior Secured Note Indenture and all related documents, the issuance of the Senior Secured Notes thereunder and the use of the proceeds thereof.

Transfer:  as defined in Section 2.1.6(f).

Transfer Date:  as defined in Section 2.1.6(f).

Transferee:  any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Transition Services Agreement: the Transition Services Agreement, dated as of the Closing Date, among WS International, Algeco Scotsman Global S.à.r.l. and the other parties thereto.

Type:  any type of a Loan (i.e., Base Rate Loan, LIBOR Loan, Canadian BA Rate Loan, or Canadian Prime Rate Loan) and which shall be either an Interest Period Loan or a Floating Rate Loan.

UCC:  the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other U.S. state or territory govern the creation, perfection, priority or enforcement of any Lien, the Uniform Commercial Code of such state or territory.

Unfinanced Capital Expenditures: for any period, Capital Expenditures of WS International and the Restricted Subsidiaries made in cash during such period, except to the extent financed with the proceeds of Capitalized Lease Obligations or other Indebtedness (other than Loans incurred hereunder), equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, less cash received from the sale of any fixed assets (including, without limitation, assets of the type that may constitute Rental Equipment hereunder) during such period (solely to the extent such cash is not included in the calculation of Consolidated EBITDA); provided that the aggregate amount of Unfinanced Capital Expenditures during such period may not be less than zero.

Unfunded Current Liability:  of any (i) U.S. Employee Plan shall mean the amount, if any, by which the present value of the accrued benefits under the U.S. Employee Plan as of the close of its most recent plan year, determined in accordance with Accounting Standards Codification Topic 715-30, formerly Statement of Financial Accounting Standards No. 87, as in effect on the Closing Date, based upon the actuarial assumptions that would be used by the U.S. Employee Plan’s actuary in a termination of the U.S. Employee Plan, exceeds the fair market value of the assets allocable thereto, and (ii) Canadian Pension Plan which provides benefits on a defined benefit basis shall mean the excess of the present value of the benefit liabilities determined on a plan termination basis in accordance with actuarial assumptions over the current value of the assets, and in any event includes any unfunded liability, solvency liability or wind up deficiency in respect of any such Canadian Pension Plan.

Unit:   any rental fleet equipment and containers held for sale or lease, or provided under a contract for services (including, without limitation, build-own-operate services), by a U.S. Domiciled Loan Party or its Restricted Subsidiaries or by any other Loan Party in any jurisdiction where rental fleet equipment or containers may be subject to Certificate of Title laws.

Unit Certificates: Certificates of Title, certificates of ownership or other registration certificates issued or required to be issued under the laws of any State for any of the Rental Equipment owned or leased by a U.S. Domiciled Loan Party.

Unit Subsidiary: WillScot.

Unit Subsidiary Management Agreement: the Unit Subsidiary Management Agreement dated as of the Closing Date between WSI and Unit Subsidiary and shall include any other management agreement entered into by a Borrower with the Unit Subsidiary so long as all terms and conditions thereof are reasonably acceptable to Agent.

Unrestricted Cash:  cash and Permitted Investments maintained by a U.S. Borrower or a Canadian Borrower in an investment account at Bank of America subject to a control agreement and a first priority security interest in favor of Agent.

Unrestricted Subsidiary:  (a) any Subsidiary of WS International that is formed or acquired after the Closing Date, provided that at such time (or within 20 Business Days thereafter) WS International designates such Subsidiary an Unrestricted Subsidiary in a written notice to Agent, (b) any Restricted Subsidiary of WS International subsequently re-designated as an Unrestricted Subsidiary by WS International in a written notice to Agent, provided that in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) such Loan Party’s direct or indirect equity ownership percentage of the fair market value of such designated or re-designated Restricted Subsidiary immediately prior to such designation or re-designation and (ii) the aggregate outstanding principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to any Loan Party or any other Restricted Subsidiary immediately prior to such designation or re-designation, all calculated on a consolidated basis in accordance with GAAP, (y) the Payment Condition shall be satisfied after giving effect to such designation or re-designation, and (z) no Default or Event of Default is then continuing or would result from such designation or re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that (i) such Subsidiary shall constitute an “Unrestricted Subsidiary” (under and as defined under the Senior Secured Notes Indenture on the Closing Date) and an “unrestricted subsidiary” (or similar term) under any other document, instrument or agreement evidencing or governing Indebtedness of a Loan Party in a principal amount in excess of $30,000,000 at the time of any determination made hereunder and (ii) at the time of any written designation or re-designation by the applicable Loan Party to Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation.  An Unrestricted Subsidiary which has been re-designated as a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.  As of the Closing Date, no Subsidiary is an Unrestricted Subsidiary.  Notwithstanding anything herein to the contrary, no Borrower shall be designated as or otherwise be an Unrestricted Subsidiary.

U.S.:  the United States of America.

U.S. Assignment of Claims Act:  Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.

U.S. Availability:  as of any date of determination, the difference between:

(a) the lesser of (i) the U.S. Revolver Commitments and (ii) the U.S. Borrowing Base as of such date of determination, minus

(b) the Dollar Equivalent of the principal balance of all U.S. Revolver Loans and all U.S. LC Obligations as of such date of determination (other than, if no Event of Default exists, those constituting charges owing to any U.S. Fronting Bank).

U.S. Availability Reserves:  the sum (without duplication) of (a) the aggregate amount of the U.S. Rent Reserve, if any, established pursuant to clause (i) of the definition of U.S. Eligible Rental Equipment; (b) the U.S. Bank Product Reserve; (c) the Canadian Overadvance Loan Balance, if any, outstanding on such date; (d) subject to clause (a) of the second sentence of Section 7.1, the Allocated U.S. Availability Reserve; (e) [Reserved], (f) obligations of any U.S. Borrower under contracts and purchase orders relating to the purchase or other acquisition of Rental Equipment which are, or could reasonably be expected to be, subject to retention of title or similar claims by contract or law; (g) the aggregate amount of liabilities secured by Liens upon Collateral owned by any U.S. Borrower that are senior to or pari passu with Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (h) such additional reserves, in such amounts and with respect to such matters, as Agent may establish in its Permitted Discretion.

U.S. Bank Product Reserve:  at any time, the sum of (i) with respect to Qualified Secured Bank Product Obligations of the U.S. Domiciled Loan Parties’ an amount equal to the sum of the maximum amounts of the then outstanding Qualified Secured Bank Product Obligations of the

U.S. Domiciled Loan Parties to be secured as set forth in the notices delivered by Secured Bank Product Providers providing such Qualified Secured Bank Product Obligations and the Administrative Borrower to Agent in accordance with clause (b) of the definition of Secured Bank Product Providers and (ii) with respect to any other Secured Bank Product Obligations of the U.S. Domiciled Loan Parties, reserves established by Agent in its Permitted Discretion in consultation with the Administrative Borrower to reflect the reasonably anticipated liabilities in respect of such other then outstanding Secured Bank Product Obligations of the U.S. Domiciled Loan Parties.

U.S. Bankruptcy Code:  Title 11 of the United States Code.

U.S. Base Rate:  for any day, a per annum rate equal to the greatest of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined as of such day, plus 1.0%.  In no event shall the U.S. Base Rate be less than zero.

U.S. Base Rate Loan:  any Revolver Loan that bears interest based on the U.S. Base Rate.

U.S. Borrowers:  (a) the Initial U.S. Borrowers and (b) each other U.S. Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.12 specifying that it wishes to be a U.S. Borrower.

U.S. Borrowing Base:  at any time, an amount equal to the difference (expressed in Dollars) of, without duplication:

(a)                                 the U.S. General Asset Component, minus

(b)                                 upon five (5) Business Days’ prior written notification thereof to the Administrative Borrower by Agent (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”), any and all U.S. Availability Reserves.

Component (a) of the U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofor delivered to Agent with such adjustments as Agent, after consultation with the Administrative Borrower, deems appropriate in its Permitted Discretion to assure that the U.S. Borrowing Base is calculated in accordance with the terms of this Agreement.

U.S. Domiciled Loan Party:  each U.S. Borrower and each U.S. Subsidiary now or hereafter party hereto as a Guarantor, and “U.S. Domiciled Loan Parties” means all such Persons, collectively.

U.S. Dominion Account:  each account established by the U.S. Facility Loan Parties at Bank of America or another bank acceptable to Agent, which is maintained in accordance with Section 8.1.4 and is subject to a Deposit Account Control Agreement.

U.S. Eligible Accounts:  at any time, the Accounts or Chattel Paper of any U.S. Borrower at such date except any Account or Chattel Paper:

(a)                                 which is not subject to a duly perfected security interest in favor of Agent;

(b)                                 (i) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (x) a Lien in favor of Agent and (y) Liens permitted pursuant to Section 10.2.2 which do not have priority over (and are not pari passu with) the Lien in favor of Agent; provided, with respect to any tax Lien having such priority, eligibility of Accounts shall be reduced by the amount of such tax Lien having such priority or (ii) which arises under a Permitted Stand-Alone Capital Lease Transaction;

(c)                                  owing by any Account Debtor with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 90 days past the due date for payment;

(d)                                 which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor are ineligible pursuant to clause (c) above;

(e)                                  which is owing by an Account Debtor to the extent the aggregate amount of all otherwise Eligible Accounts owing from such Account Debtor to all Borrowers exceeds 20% of all of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;

(f)                                   with respect to which any covenant, representation, or warranty relating to such Account or Chattel Paper contained in this Agreement or any Security Document has been breached or is not true in any material respect;

(g)                                  which (i) does not arise from the sale or lease of Rental Equipment, the provision of build-own-operate service or performance of other services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation reasonably satisfactory to Agent, which has been sent to the Account Debtor (provided, that unbilled Accounts (other than progress billing) not to exceed $2,500,000 in the aggregate at any time may constitute U.S. Eligible Accounts to the extent they satisfy the other criteria set forth in this definition), (iii) represents a progress billing, (iv) is contingent upon such Applicable U.S. Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis;

(h)                                 for which any Rental Equipment (other than Rental Equipment utilized in build-own-operate services) giving rise to such Account or Chattel Paper have not been shipped to the Account Debtor or for which the services giving rise to such Account or Chattel Paper have not been performed by such U.S. Borrower;

(i)                                     with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)                                    which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the U.S. Bankruptcy Code, unless the payment of Accounts or Chattel Paper from such Account Debtor is secured by assets of, or guaranteed by, in either case in a manner reasonably satisfactory to Agent, a Person that is reasonably acceptable to Agent or, if the Account or Chattel Paper from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the federal bankruptcy laws, as now or hereafter in effect, Agent shall have reasonably determined that the timely payment and collection of such Account or Chattel Paper will not be impaired;

(k)                                 which is owed by an Account Debtor which has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is not solvent, or is a Restricted Party;

(l)                                     which is owed by an Account Debtor which is not organized under the applicable law of the U.S. or Canada, any state of the U.S., the District of Columbia or any province or territory of Canada or does not have its principal place of business in the U.S. or Canada unless such Account or Chattel Paper is backed by a letter of credit or other credit support reasonably acceptable to Agent and which is in the possession of Agent;

(m)                             which is owed in any currency other than Dollars or Canadian Dollars;

(n)                                 which is owed by any Governmental Authority, unless (i) the Account Debtor is the United States or any department, agency or instrumentality thereof, and the Account has been assigned to Agent in compliance with the U.S. Assignment of Claims Act, and any other steps necessary to perfect the Lien of Agent on such Account have been complied with to Agent’s reasonable satisfaction, (ii) the Account Debtor is the government of Canada or a province or territory thereof, and the Account has been assigned to Agent in compliance with the Financial Administration Act (or similar Applicable Law of such province or territory), and any other steps necessary to perfect the Lien of Agent on such Account have been complied with to Agent’s reasonable satisfaction, (iii) such Account is backed by a letter of credit reasonably acceptable to Agent and which is in the possession of Agent or (iv) Agent otherwise reasonably approves;

(o)                                 which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided that portfolio companies of the Sponsor or Parent that do business with an Applicable U.S. Borrower in the Ordinary Course of Business will not be treated as Affiliates for purposes of this clause (o);

(p)                                 which is owed by an Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party; provided, that any such Account or

Chattel Paper shall only be ineligible as to that portion of such Account or Chattel Paper which is less than or equal to the amount owed by the Loan Party to such Person;

(q)                                 which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless (i) Agent, in its Permitted Discretion, has established U.S. Availability Reserves and determines to include such Account as a U.S. Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to Agent to waive such rights.

(r)                                    which is evidenced by any promissory note or instrument (in each case, other than any such items that are delivered to Agent);

(s)                                   which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless such Applicable U.S. Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent such Applicable U.S. Borrower may qualify subsequently as an entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(t)                                    with respect to which such Applicable U.S. Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(u)                                 which arises out of the sale or lease of Rental Equipment or build-own-operate services that are the subject of a Surety Bond or is otherwise covered by a Surety Bond or securing any obligations under a Surety Bond.

Subject to Section 14.1, Agent may modify the foregoing criteria in its Permitted Discretion (after consultation with the Administrative Borrower in accordance with the definition of “Permitted Discretion”).

U.S. Eligible Rental Equipment:  at any date of determination thereof, the aggregate amount of all Rental Equipment owned by U.S. Borrowers at such date except any Rental Equipment:

(a)                                 which is not subject to a duly perfected Lien in favor of Agent;

(b)                                 which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of Agent and (ii) Liens permitted pursuant to Section 10.2.2 which do not have priority over (and are not pari passu with) the Lien in favor of Agent (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority of operation of law to the extent either subclause (i) or (ii) of clauses (h)

or (i) below is satisfied with respect to the relevant Rental Equipment); provided, with respect to any tax Lien having such priority, eligibility of Rental Equipment shall be reduced by the amount of such tax Lien having such priority;

(c)                                  which is slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Rental Equipment in the Ordinary Course of Business or unacceptable due to age, type, category and/or quantity;

(d)                                 with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;

(e)                                  which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects), or has been acquired from a Restricted Party;

(f)                                   which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods returned or repossessed goods (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), defective goods, goods held on consignment, goods to be returned to the such U.S. Borrower’s suppliers or goods which are not of a type held for lease or sale in the Ordinary Course of Business;

(g)                                  which is not located in the United States or Canada or is not (i) at a location listed on Schedule 8.4.1 (as updated from time to time in accordance with the provisions hereof), (ii) in transit between locations of the U.S. Domiciled Loan Parties or (iii) located on the premises of any customer of any U.S. Domiciled Loan Party or in transit to or from the location of any customer of any U.S. Domiciled Loan Party;

(h)                                 which is located in any location leased by such U.S. Borrower unless (i) the lessor has delivered to Agent a Collateral Access Agreement or (ii) a U.S. Rent Reserve has been established by Agent;

(i)                                     which is located in any third party warehouse or is in the possession of a bailee, processor or other Person (other than a customer to whom such Rental Equipment is leased), unless (i) such warehouseman, bailee, processor or other Person has delivered to Agent a Collateral Access Agreement and/or such other documentation as Agent may reasonably require or (ii) appropriate U.S. Availability Reserves have been established by Agent in its Permitted Discretion;

(j)                                    which is the subject of a consignment by such U.S. Borrower as consignor unless (i) a protective UCC-1 financing statement has been properly filed by the Applicable U.S. Borrower against the consignee in respect of the U.S. Borrower’s interests in and to such Rental Equipment, and (ii) there is a written agreement acknowledging that such Rental Equipment is held on consignment, that such U.S. Borrower retains title to such Rental Equipment, that no Lien arising by, through or under such consignee has attached or will attach to such Rental Equipment and requiring consignee to segregate the consigned Rental Equipment from the consignee’s other personal or movable property and having other terms consistent with such U.S. Borrower’s past practices for consigned Rental Equipment;

(k)                                 the Rental Equipment (other than storage containers) is owned by a U.S. Borrower other than the Unit Subsidiary, in each case unless the respective Rental Equipment constitutes Qualified Certificated Units owned by a U.S. Borrower with respect to which all actions required to be taken pursuant to Section  10.1.20 have in fact been taken;

(l)                                     which is evidenced by a warehouse receipt or a Document;

(m)                             which is the subject of a Permitted Stand-Alone Capital Lease Transaction; or

(n)                                 which contains or bears any intellectual property rights licensed to such U.S. Borrower unless Agent is satisfied that it may sell or otherwise dispose of such Rental Equipment without (i) infringing the rights of such licensor in any material respect or (ii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Rental Equipment under the current licensing agreement.

Subject to Section 14.1, Agent may modify the foregoing criteria in its Permitted Discretion (after consultation with the Administrative Borrower in accordance with the definition of the term “Permitted Discretion”).

U.S. Employee Plan:  an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any U.S. Domiciled Loan Party or any of their ERISA Affiliates domiciled in the U.S. or with respect to which any U.S. Domiciled Loan Party or any of their ERISA Affiliates domiciled in the U.S. has or could have any obligation or liability, contingent or otherwise, but excluding, for greater clarity, any Multiemployer Plan, any Foreign Plan or arrangement subject to the laws of a non-U.S. jurisdiction.

U.S. Facility Collateral:  Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Secured Obligations, including property of the other Loan Parties (other than the Canadian Domiciled Loan Parties) pledged to secure the U.S. Facility Secured Obligations under the Security Documents to which they are a party.

U.S. Facility Guarantor:  Holdings, each U.S. Borrower and each Restricted Subsidiary of Holdings that constitutes a U.S. Subsidiary (other than an Excluded Subsidiary), and each other Person who guarantees payment and performance of any U.S. Facility Secured Obligations.

U.S. Facility Loan Party:  a U.S. Borrower or a U.S. Facility Guarantor.

U.S. Facility Obligations:  all Obligations of the U.S. Facility Loan Parties (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Loan Parties as guarantors of the Canadian Facility Obligations).

U.S. Facility Secured Obligations:  all Secured Obligations of the U.S. Facility Loan Parties (including, for the avoidance of doubt, the Secured Obligations of the U.S. Domiciled Loan Parties as guarantors of the Canadian Facility Secured Obligations).

U.S. Facility Secured Parties:  Agent, any U.S. Fronting Bank, U.S. Lenders and Secured Bank Product Providers of Bank Products to U.S. Domiciled Loan Parties and any other Secured Parties that are the beneficiaries of any Guarantee of any U.S. Domiciled Loan Party.

U.S. Fronting Bank:  Bank of America, Deutsche Bank AG New York Branch, Morgan Stanley Bank, N.A., Goldman Sachs Lending Partners LLC, Credit Suisse AG, Cayman Islands Branch and ING Capital LLC or any of their respective Affiliates or branches that agrees to issue U.S. Letters of Credit or, if reasonably acceptable to the Administrative Borrower, any other U.S. Revolver Lender or Affiliate thereof that agrees to issue U.S. Letters of Credit.

U.S. Fronting Bank Indemnitees:  any U.S. Fronting Bank and its Affiliates and branches and their respective officers, directors, employees, agents, advisors and other representatives.

U.S. General Asset Component: at any time, an amount equal to the sum (expressed in Dollars) of, without duplication:

(a)                                 the net book value of U.S. Eligible Accounts of the U.S. Borrowers multiplied by the advance rate of 85%, plus

(b)                                 the lesser of (i) 95% of the net book value of U.S. Eligible Rental Equipment of the U.S. Borrowers and (ii) the product of (x) 85% multiplied by (y) the Net Orderly Liquidation Value percentage identified in the most recent Rental Equipment Appraisal ordered by Agent on the U.S. Eligible Rental Equipment of the U.S. Borrowers multiplied by the net book value of such U.S. Eligible Rental Equipment.

U.S. LC Application:  an application by the Administrative Borrower on behalf of a U.S. Borrower or any Restricted Subsidiary to a U.S. Fronting Bank for issuance of a U.S. Letter of Credit, in form and substance reasonably satisfactory to such U.S. Fronting Bank.

U.S. LC Conditions:  the following conditions necessary for issuance, renewal and extension of a U.S. Letter of Credit:  (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, total U.S. LC Obligations do not exceed the U.S. Letter of Credit Sublimit and no U.S. Overadvance exists or would result therefrom; (c) the expiration date of such U.S. Letter of Credit is (i) no more than 365 days from issuance (provided that each U.S. Letter of Credit (other than, except to the extent so provided on the Closing Date, any Existing Letter of Credit) may, upon request of the applicable U.S. Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than 5 Business Days prior to the Revolver Facility Termination Date)) or such other date as the Administrative Borrower, Agent and the applicable U.S. Fronting Bank shall agree, and (ii) unless the applicable

U.S. Fronting Bank and Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.5.3), at least five (5) Business Days prior to the Revolver Facility Termination Date; (d) the U.S. Letter of Credit and payments thereunder are denominated in Dollars or such other currency as may be agreed to by the applicable U.S. Fronting Bank; (e) the form of the proposed U.S. Letter of Credit is reasonably satisfactory to the applicable U.S. Fronting Bank; (f) the proposed use of the U.S. Letter of Credit is for a lawful purpose; (g) such U.S. Letter of Credit complies with the applicable U.S. Fronting Bank’s policies and procedures with respect thereto; (h) Bank of America and its Affiliates and branches shall not be required to issue any U.S. Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding U.S. Letters of Credit issued by Bank of America and its Affiliates and branches would exceed $9,210,900, unless otherwise agreed by Bank of America in its sole discretion; (i) Deutsche Bank AG New York Branch and its Affiliates and branches shall not be required to issue any U.S. Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding U.S. Letters of Credit issued by Deutsche Bank AG New York Branch and its Affiliates and branches would exceed $13,158,000, unless otherwise agreed by Deutsche Bank AG New York Branch in its sole discretion; (j) Morgan Stanley Bank, N.A. and its Affiliates and branches shall not be required to issue any U.S. Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding U.S. Letters of Credit issued by Morgan Stanley Bank, N.A. and its Affiliates and branches would exceed $10,526,400, unless otherwise agreed by Morgan Stanley Bank, N.A. in its sole discretion; (k) Goldman Sachs Lending Partners LLC and its Affiliates and branches shall not be required to issue any U.S. Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding U.S. Letters of Credit issued by Goldman Sachs Lending Partners LLC and its Affiliates and branches would exceed $11,841,300, unless otherwise agreed by Goldman Sachs Lending Partners LLC in its sole discretion; (l) Credit Suisse AG, Cayman Islands Branch and its Affiliates and branches shall not be required to issue any U.S. Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding U.S. Letters of Credit issued by Credit Suisse AG, Cayman Islands Branch and its Affiliates and branches would exceed $5,263,200, unless otherwise agreed by Credit Suisse AG, Cayman Islands Branch in its sole discretion; (m) ING Capital LLC and its Affiliates and branches shall not be required to issue any U.S. Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding U.S. Letters of Credit issued by ING Capital LLC and its Affiliates and branches would exceed $10,000,200, unless otherwise agreed by ING Capital LLC in its sole discretion; (n) no U.S. Fronting Bank other than Bank of America shall be required to issue any U.S. Letters of Credit that are time (usance) or documentary letters of credit and (o) the aggregate amount of issued and outstanding U.S. Letters of Credit that are time (usance) or documentary letters of credit shall not exceed the amount specified in clause (h) above.

U.S. LC Documents:  all documents, instruments and agreements (including U.S. LC Requests and U.S. LC Applications) required to be delivered by the Administrative Borrower on behalf a U.S. Borrower or by any other Person to a U.S. Fronting Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any U.S. Letter of Credit.

U.S. LC Obligations:  the sum (without duplication) of (a) all amounts owing in respect of any drawings under U.S. Letters of Credit; (b) the stated amount of all outstanding U.S. Letters of Credit; and (c) for the purpose of determining the amount of required Cash Collateralization only, all fees and other amounts owing with respect to U.S. Letters of Credit.

U.S. LC Request:  a request for issuance of a U.S. Letter of Credit, to be provided by the Administrative Borrower on behalf of a U.S. Borrower to a U.S. Fronting Bank, in form reasonably satisfactory to Agent and such U.S. Fronting Bank.

U.S. Lenders:  the U.S. Revolver Lenders.

U.S. Letter of Credit:  any standby, time (usance) or documentary letter of credit issued by a U.S. Fronting Bank for the account of a U.S. Borrower or any Restricted Subsidiary, including any Existing Letter of Credit issued at the request of a U.S. Borrower.

U.S. Letter of Credit Sublimit:  $60,000,000.

U.S. Line Cap: at any time, the lesser of (i) the U.S. Revolver Commitments and (ii) the U.S. Borrowing Base.

U.S. Overadvance:  as defined in Section 2.1.5(d).

U.S. Overadvance Loan:  a U.S. Base Rate Loan made to a U.S. Borrower when a U.S. Overadvance exists or is caused by the funding thereof.

U.S. Person:  any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Prime Rate:  the rate of interest announced by Bank of America from time to time as its prime rate.  Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  In no event shall the U.S. Prime Rate be less than zero.

U.S. Protective Advances:  as defined in Section 2.1.6(d).

U.S. Reimbursement Date:  as defined in Section 2.5.2(a).

U.S. Rent Reserve:  the aggregate of (a) all past due rent and other past due charges owing by any U.S. Borrower to any landlord or other Person who possesses any U.S. Facility Collateral or has the right to assert a Lien on any U.S. Facility Collateral; plus (b) a reserve in an amount not to exceed rent and other charges that Agent determines, in its Permitted Discretion (but in any event, not more than three months’ rent), could reasonably be expected to be payable to any such Person for the time period used to determine and realize the Net Orderly Liquidation Value of U.S. Facility Collateral.

U.S. Revolver Commitment:  for any U.S. Revolver Lender, its obligation to make U.S. Revolver Loans to the U.S. Borrowers or participate in U.S. LC Obligations,  up to the maximum principal amount, in each case, shown on Schedule 2.1.1(b), or, in the case of any Additional U.S. Revolver Lender, up to the maximum principal amount indicated on the joinder agreement executed and delivered by such Additional U.S. Revolver Lender pursuant to Section

2.1.11(e)(iv) or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such U.S. Revolver Commitment may be adjusted from time to time in accordance with the provisions of Section 2.1.4, 2.1.11 or 11.1.  “U.S. Revolver Commitments” means the aggregate amount of such commitments of all U.S. Revolver Lenders.

U.S. Revolver Commitment Increase:  as defined in Section 2.1.11(d).

U.S. Revolver Commitment Termination Date:  the earliest of (a) the Revolver Facility Termination Date, (b) the date on which the Administrative Borrower terminates or reduces to zero the U.S. Revolver Commitments (or the Revolver Commitment Termination Date occurs) pursuant to Section 2.1.4, and (c) the date on which the U.S. Revolver Commitments are terminated pursuant to Section 11.1.

U.S. Revolver Exposure:  on any date, an amount equal to the sum of the (a) U.S. Revolver Loans outstanding on such date and (b) U.S. LC Obligations on such date.

U.S. Revolver Lenders:   each Lender that has provided a U.S. Revolver Commitment (including each Additional U.S. Revolver Lender) and each other Lender that acquires an interest in the U.S. Revolver Loans and/or U.S. LC Obligations pursuant to an Assignment and Acceptance.

U.S. Revolver Loan:  (i) a Revolver Loan made by a U.S. Revolver Lender to a U.S. Borrower pursuant to Section 2.1.1(d), which Loan shall be denominated in Dollars and shall be either a U.S. Base Rate Loan or a LIBOR Loan, in each case as selected by the Administrative Borrower, and (ii) each U.S. Swingline Loan, U.S. Overadvance Loan and U.S. Protective Advance.

U.S. Revolver Notes:  the promissory notes, if any, executed by U.S. Borrowers in favor of each U.S. Revolver Lender to evidence the U.S. Revolver Loans funded from time to time by such U.S. Revolver Lender, which shall be substantially in the form of Exhibit C-2 to this Agreement or such other form as Agent may agree, together with any replacement or successor notes therefor.

U.S. Security Agreement:  the Security and Pledge Agreement substantially in the form of Exhibit L hereto among the U.S. Domiciled Loan Parties, Holdings and Agent.

U.S. Subsidiary:  a Wholly-Owned Subsidiary of any U.S. Borrower that is organized under the laws of the United States, any state of the United States or the District of Columbia.

U.S. Swingline Commitment:  $50,000,000.

U.S. Swingline Lender:  Bank of America or an Affiliate of Bank of America.

U.S. Swingline Loan:  a Swingline Loan made by the U.S. Swingline Lender to a U.S. Borrower pursuant to Section 2.1.8(d), which Swingline Loan shall be denominated in Dollars and shall be a U.S. Base Rate Loan.

Voting Stock:  with respect to any Person, any class or classes of equity interests pursuant to which the holders thereof have the general voting power under ordinary circumstances, in the absence of contingencies, to elect at least a majority of the board of directors of such Person.

Wholly-Owned:  with respect to any Person at any time any Subsidiary, 100% of whose Stock (other than (i) Stock owned by third parties on the Closing Date and (ii) in the case of any Foreign Subsidiary, nominal directors’ qualifying shares or other nominal shares legally required to be held by third parties) is at such time owned, directly or indirectly, by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Willscot:  as defined in the preamble to this Agreement.

Write-Down and Conversion Powers: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

WSI:  as defined in the preamble to this Agreement.

WS International:  as defined in the preamble to this Agreement.

1.2                               Accounting Terms.  Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP.  In the event that the Administrative Borrower shall notify Agent that the Loan Parties have adopted IFRS or any “Accounting Changes” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then regardless of whether any such notice is given before or after such adoption or such Accounting Change or in the application thereof, at the request of the Administrative Borrower, Agent or the Required Lenders, the Loan Parties, Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably such adoption or such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Loan Parties and the respective position of the Loan Parties and the Lenders shall conform as nearly as possible to their respective positions as of the date of this Agreement.  Until such time as such an amendment shall have been executed and delivered by the Loan Parties, Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such adoption or such Accounting Changes had not occurred, the Loan Parties shall provide to Agent and the Lenders any documents and calculations required under this Agreement or as reasonably requested hereunder by Agent or the Required Lender setting forth a reconciliation between calculations of such ratios and requirements and other terms of an accounting or a financial nature made before and after giving effect to such adoption or such Accounting Change.  “Accounting Changes” refers to changes in accounting principles (i) required by the promulgation of any rule, regulation, pronouncement or opinion by the United States Financial Accounting Standards Board or (ii) otherwise proposed by the Administrative Borrower to, and approved by, Agent.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of WS International and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of any accounting principles on financial liabilities shall be disregarded.

1.3                               Uniform Commercial Code/PPSA.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time:  “Chattel Paper”, “Commercial Tort Claim”, “Equipment”, “Instrument”, “Investment Property” (and as such terms relate to any such Property of any Canadian Domiciled Loan Party, such terms shall refer to such Property as defined in the PPSA to the extent applicable).  In addition, other terms relating to Collateral used and not otherwise defined herein that are defined in the UCC and/or the PPSA shall have the meanings set forth in the UCC and/or the PPSA, as applicable and as the context requires.

1.4                               Certain Matters of Construction.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  All references to “knowledge” or “awareness” of any Loan Party or any Restricted Subsidiary thereof means the actual knowledge of a Senior Officer of such Loan Party or such Restricted Subsidiary.  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any reference to any Loan Document shall be deemed to include any amendments, restatements, waivers and other modifications, extensions or supplements to, or renewals of, such Loan Document and any reference to any other document, instrument or agreement shall be deemed to include any amendments, restatements, waivers and other modifications, extensions or supplements to, or renewals of, such document, instrument or agreement so long as the same is not prohibited under this Agreement or the other Loan Documents; (c) section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors, permitted transferees and permitted assigns of such Person; (f) time of day means time of day in New York, New York (Eastern Time) unless otherwise specified herein; (g) discretion of Agent, any Fronting Bank or any Lender means the sole and absolute discretion of such Person exercised in a manner consistent with its duties of good faith and fair dealing; (h) “property” or “asset” includes any real or personal, present or future, tangible or intangible property or asset and any right, interest, revenue or benefit in, under or derived from the property or asset; and (i) for the purposes of this Agreement and the other Loan Documents governed by the laws of the United States, any “foreign” jurisdiction means any jurisdiction outside of the United States of America.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  To the extent not otherwise specified herein, Borrowing Base calculations for each Borrower shall be consistent with historical methods of valuation and calculation for such Borrower’s Borrowing Base, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP).  Loan Parties shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, any Fronting Bank or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Whenever any payment, certificate, notice or other delivery shall be stated to be due on a day other than a Business Day, the due date for such payment or delivery shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Interest Period Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.  Agent does not warrant, nor accept responsibility, nor shall Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto, except as expressly provided herein, including, for the avoidance of doubt, as set forth in Section 14.25.

1.5                               Currency Calculations.  Unless expressly provided otherwise, all references in the Loan Documents to Loans, Letters of Credit, Obligations, Revolver Commitments, availability, Borrowing Base components and other amounts shall be denominated in Dollars.  The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Exchange Rate.  Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers or shown in Borrowers’ financial records, and unless expressly provided otherwise herein, shall deliver financial statements and calculate financial covenants in Dollars.  Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

1.6                               Interpretation (Quebec).  For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “right of retention”, “reservation of ownership” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall be deemed to include “legal hypothecs” and “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “easement” shall be deemed to include “servitude”, (p)

“priority” shall be deemed to include “rank” or “prior claim”, as applicable (q) “survey” shall be deemed to include “certificate of location and plan”, and (r) “fee simple title” shall be deemed to include “absolute ownership” and “ownership” (including ownership under a right of superficies), (s) “accounts” shall include “claims”, (t) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”, (u) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable, (v) “leasehold interest” shall be deemed to include a “valid lease”, (w) “lease” shall be deemed to include a “leasing contract” and (x) “guarantee” and “guarantor” shall be deemed to include “suretyship” and “surety”, respectively.  The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any Applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.  Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d’une Applicable Law).

1.7                               Pro Forma Calculations.  (a) For purposes of determining the Total Net Leverage Ratio, the Secured Net Leverage Ratio, the Consolidated Total Assets and the Consolidated Fixed Charge Coverage Ratio (including Consolidated EBITDA and the other components of such ratios), Investments, Dividends, prepayments, repurchases, redemptions or defeasance of Indebtedness, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by WS International or any of the Restricted Subsidiaries during a Test Period or subsequent to such Test Period and on or prior to the date that the Total Net Leverage Ratio, the Secured Net Leverage Ratio, the Consolidated Total Assets and the Consolidated Fixed Charge Coverage Ratio is being tested shall be calculated on a pro forma basis assuming that all such Investments, Dividends, prepayments, repurchases, redemptions or defeasance of Indebtedness, acquisitions, dispositions, mergers, amalgamations consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period.  If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into WS International or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, Dividends, prepayments, repurchases, redemptions or defeasance of Indebtedness, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to the preceding sentence, then the Total Net Leverage Ratio, the Secured Net Leverage Ratio, the Consolidated Total Assets and the Consolidated Fixed Charge Coverage Ratio (including Consolidated EBITDA and the other components of such ratios) shall be calculated giving pro forma effect thereto for such period as if such Investment, Dividends, prepayments, repurchases, redemptions or defeasance of Indebtedness, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the Test Period.

(b)  Whenever pro forma effect is to be given with respect to a transaction or specified action, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Administrative Borrower and shall be made in accordance with

Article 11 of Regulation S-X.  In addition to pro forma adjustments made in accordance with Article 11 of Regulation S-X, pro forma calculations may also include operating expense reductions and operating improvements or synergies for such period resulting from any asset sale or other disposition or acquisition, Investment, merger, amalgamation, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given that (A) have been realized or (B) for which specified actions have been taken or are reasonably expected to be taken within eighteen (18) months of the date of such transaction; provided that (w) any pro forma adjustments made pursuant to this sentence shall be set forth in Compliance Certificates of the Administrative Borrower delivered to Agent and, to the extent required hereunder, in any certificate required to be delivered under the definition of Payment Condition, (x) such operating expense reductions, operating improvements or synergies are reasonably identifiable and quantifiable, (y) no operating expense reductions, operating improvements or synergies shall be given pro forma effect to the extent duplicative of any expenses or charges relating to such operating expense reductions, operating improvements or synergies that are added back pursuant to the definition of Consolidated EBITDA, and (z) operating expense reductions, operating improvements or synergies given pro forma effect shall not include any operating expense reductions, operating improvements or synergies related to the combination of (X) the operations of any Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and subsequently so disposed of and (Y) any Unrestricted Subsidiary that is converted into a Restricted Subsidiary with the operations of WS International or any Restricted Subsidiary.  Such pro forma adjustments may be in addition to (but not duplicative of) adjustments to Consolidated Net Income and addbacks to Consolidated EBITDA; provided that the sum of (i) the aggregate amount of operating expense reductions, operating improvements and synergies pursuant to this Section 1.7(b), plus (ii) the aggregate amount of increases to Consolidated EBITDA pursuant to clauses (e), (i) and (p) of the definition thereof shall not exceed 20% of Consolidated EBITDA for any four consecutive fiscal quarter period (calculated prior to giving effect to such adjustments).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date that Consolidated EBITDA is being tested had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Administrative Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Administrative Borrower may designate.

1.8                               Limited Condition Acquisition.

(a)                                 For purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of the Total Net Leverage Ratio, the Consolidated Total Assets, the Secured Net Leverage Ratio or the Consolidated Fixed

Charge Coverage Ratio, (ii) determining compliance with representations, warranties, Defaults or Events of Default or (iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or Consolidated EBITDA but excluding any basket based on satisfaction of the Payment Condition), in each case, in connection with a Limited Condition Acquisition, at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrowers or other Restricted Subsidiaries could have taken such action on the relevant LCA Test Date in compliance with such representation, warranty, ratio or basket, such representation, warranty, ratio or basket shall be deemed to have been complied with.

(b)                                 For the avoidance of doubt, if the Borrowers have made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.  If the Borrowers have made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of such ratios or baskets on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and, if with respect to any Dividend, also on a standalone basis without assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.  Notwithstanding the foregoing, assets of the target of any Limited Condition Acquisition shall not be included in the Borrowing Base until the date on which such Limited Condition Acquisition is consummated.

(c)                                  Notwithstanding anything herein to the contrary, this Section 1.8 shall not be applicable in determining whether the conditions precedent set forth in Section 6 have been satisfied with respect to the making of any Loan or the issuance, extension or renewal of any Letter of Credit.

1.9                               Compliance with Certain Sections.  For purposes of determining compliance with Section 10.2, in the event that any Lien, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition or contractual requirement, meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Section 10.2 related thereto, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses at the time of such transaction or any later time from time to time, in each case, as determined by the Administrative Borrower in its sole discretion at such time and thereafter may be reclassified by the Administrative Borrower in any manner not expressly prohibited by this Agreement; provided that (w) all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance on Section 10.2.1(b)(i)(A), (x) all Indebtedness outstanding arising under the Senior Secured Notes and any Refinancing Indebtedness with respect thereto will at all times be deemed to be outstanding in reliance on Section 10.2.1(b)(i)(B), (y) all Indebtedness under Hedge Agreements will at all times be deemed to be outstanding in reliance on Section 10.2.1(b)(viii) and (z) no such classification or reclassification shall obviate the requirement for any Indebtedness secured by any of the Collateral to be subject to the Intercreditor Agreement to the extent otherwise required by this Agreement.  With respect to (x) any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that do not require compliance with a financial ratio or test (including the Consolidated Fixed Charge Coverage Ratio, the Total Net Leverage Ratio, the Consolidated Total Assets and/or the Secured Net Leverage Ratio) substantially concurrently with (y) any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including the Consolidated Fixed Charge Coverage Ratio, the Total Net Leverage Ratio, the Consolidated Total Assets and/or the Secured Net Leverage Ratio), it is understood and agreed that the amounts in clause (x) shall be disregarded in the calculation of the financial ratio or test applicable to the amounts in clause (y).

SECTION 2.                                                 CREDIT FACILITIES

2.1                               Commitment.

2.1.1                                        Revolver Loans.

(a)                                 [Reserved].

(b)                                 Canadian Revolver Loans to Canadian Borrowers.  Each Canadian Revolver Lender agrees, severally and not jointly with the other Canadian Revolver Lenders, upon the terms and subject to the conditions set forth herein, to make Canadian Revolver Loans to any of the Canadian Borrowers on any Business Day during the period from the Closing Date to the Canadian Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), together with such Canadian Revolver Lender’s portion of the Canadian LC Obligations, such Canadian Revolver Lender’s Canadian Revolver Commitment at such time, which Canadian Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Canadian Revolver Lenders shall have no obligation to the Canadian Borrowers whatsoever to honor any request for a Canadian Revolver Loan on or after the Canadian Revolver Commitment Termination Date or if the Dollar Equivalent of the amount of the proposed Canadian Revolver Loan exceeds Canadian Availability on the proposed funding date for such Canadian Revolver Loan.  Each Borrowing of Canadian Revolver

Loans shall be funded by Canadian Revolver Lenders on a Pro Rata basis.  The Canadian Revolver Loans shall bear interest as set forth in Section 3.1.  Each Canadian Revolver Loan shall, at the option of the Applicable Canadian Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein shall consist entirely of Canadian Prime Rate Loans or Canadian BA Rate Loans if denominated in Canadian Dollars, or Canadian Base Rate Loans or LIBOR Loans if denominated in Dollars. Canadian Borrowers shall be jointly and severally liable to pay all of the Canadian Revolver Loans. The Canadian Revolver Loans shall be repaid in accordance with the terms of this Agreement.  Each Canadian Revolver Loan shall be funded in Canadian Dollars or, at the option of the Applicable Canadian Borrower, Dollars and repaid in the same currency as the underlying Canadian Revolver Loan was made.

(c)                                  [Reserved].

(d)                                 U.S. Revolver Loans to U.S. Borrowers.  Each U.S. Revolver Lender agrees, severally and not jointly with the other U.S. Revolver Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to any of the U.S. Borrowers on any Business Day during the period from the Closing Date to the U.S. Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time, together with such U.S. Revolver Lender’s portion of the U.S. LC Obligations, such U.S. Revolver Lender’s U.S. Revolver Commitment at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that such U.S. Revolver Lenders shall have no obligation to U.S. Borrowers whatsoever to honor any request for a U.S. Revolver Loan on or after the U.S. Revolver Commitment Termination Date or if the amount of the proposed U.S. Revolver Loan exceeds U.S. Availability on the proposed funding date for such U.S. Revolver Loan.  Each Borrowing of U.S. Revolver Loans shall be funded by U.S. Revolver Lenders on a Pro Rata basis.  The U.S. Revolver Loans shall bear interest as set forth in Section 3.1.  Each U.S. Revolver Loan shall, at the option of the Applicable U.S. Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.S. Base Rate Loans or LIBOR Loans.  The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement.  U.S. Borrowers shall be jointly and severally liable to pay all of the U.S. Revolver Loans.  Each U.S. Revolver Loan shall be funded and repaid in Dollars.

(e)                                  Cap on Total Revolver Exposure.  Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Revolver Loan if at the time of the proposed funding of such Loan (and after giving effect thereto and all pending requests for Loans), the Total Revolver Exposure exceeds (or would exceed) the lesser of (a) the Maximum Revolver Facility Amount and (b) the Revolver Commitments.  If at any time the Total Revolver Exposure exceeds the lesser of (a) the Maximum Revolver Facility Amount and (b) the Revolver Commitments, the excess amount shall be payable on demand by Agent.  Notwithstanding anything herein to the contrary, any Revolver Loans made on the Closing Date shall be used solely (i) to finance the Transactions (including payment of a portion of the consideration for the Acquisition and all or a portion of the costs and expenses associated with the Transactions) and for general corporate purposes, including working capital and/or purchase price adjustments under the Acquisition Agreement (with the amount of Revolver Loans that may be borrowed on the Closing Date for the purposes described in this clause (i) not to exceed $210,000,000) and (ii) to finance any original issue discount or upfront fees payable in connection with the Transactions.

2.1.2                                        Revolver Notes.  The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender.  At the request of any Lender, the Borrowers within the Borrower Group to which such Lender has extended Revolver Commitments shall deliver a Revolver Note to such Lender in the amount of such Lender’s Revolver Commitment to such Borrower Group.

2.1.3                                        Reserved.

2.1.4                                        Reduction or Termination of Revolver Commitments.

(a)                                 [Reserved].

(b)                                 Canadian Revolver Commitments.  Unless sooner terminated in accordance with this Agreement, the Canadian Revolver Commitments and the Canadian Swingline Commitment shall terminate on the Canadian Revolver Commitment Termination Date.  Upon at least 10 days’ prior written notice to Agent from the Administrative Borrower, Canadian Borrowers may, at their option, terminate the Canadian Revolver Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.10).  On the Canadian Revolver Commitment Termination Date, the Canadian Facility Loan Parties shall make Full Payment of all Canadian Facility Obligations.

(c)                                  [Reserved].

(d)                                 U.S. Revolver Commitments.  Unless sooner terminated in accordance with this Agreement, the U.S. Revolver Commitments and the U.S. Swingline Commitment shall terminate on the U.S. Revolver Commitment Termination Date.  Upon at least 10 days’ prior written notice to Agent from the Administrative Borrower, U.S. Borrowers may, at their option, terminate the U.S. Revolver Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.10).  If the U.S. Borrowers elect to reduce to zero or terminate the U.S. Revolver Commitments pursuant to the previous sentence, the Canadian Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments.  On the U.S. Revolver Commitment Termination Date, the U.S. Facility Loan Parties shall make Full Payment of all U.S. Facility Obligations.

(e)                                  Notices Irrevocable.  Any notice of termination given by the Borrowers pursuant to this Section 2.1.4 shall be irrevocable; provided, however, that notice may be contingent on the occurrence of a financing or refinancing or the consummation of a sale, transfer, lease or other disposition of assets or the occurrence of a Change of Control and may be revoked or the termination date deferred if the financing or refinancing or sale, transfer, lease or other disposition of assets or Change of Control does not occur.

(f)                                   Partial Reductions.  So long as no Default or Event of Default then exists or would result therefrom and after giving effect thereto, the Administrative Borrower may permanently and irrevocably reduce the Maximum Revolver Facility Amount by giving Agent at least ten (10) Business Days’ prior irrevocable written notice thereof (or such lesser time as Agent may consent to) from a Senior Officer of the Administrative Borrower, which notice shall (1) specify the date (which shall be a Business Day) and amount of such reduction (which shall be in a minimum amount of $10,000,000 and increments of $5,000,000 in excess thereof), and (2) specify the allocation of such reduction to, and the corresponding reductions of, the Maximum Canadian Facility Amount and/or the Maximum U.S. Facility Amount (and the respective Canadian Revolver Commitments and the U.S. Revolver Commitments in respect thereof, each of which shall be allocated to the Revolver Lenders among the Borrower Groups on a Pro Rata basis at the time of such reduction).  Without limiting the foregoing, (i) [Reserved], (ii) each reduction in the Maximum Canadian Facility Amount may not exceed Canadian Availability, (iii) [Reserved], and (iv) each reduction in the Maximum U.S. Facility Amount may not exceed U.S. Availability.

2.1.5                                        Overadvances.

(a)                                 [Reserved].

(b)                                 Canadian Overadvance.  If at any time the Dollar Equivalent of the aggregate principal balance of the sum of (a) all Canadian Revolver Loans plus (b) all Canadian LC Obligations exceeds the Canadian Borrowing Base (a “Canadian Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the Canadian Borrowers on demand by Agent; provided, that if the aggregate principal balance of the sum of (a) all Canadian Revolver Loans plus (b) all Canadian LC Obligations exceeds the Canadian Borrowing Base solely as a result of a fluctuation in Exchange Rates between the currency in which such Loans were funded and Dollars, no repayment shall be required until and unless such excess amount is equal to or greater than 105% of the Canadian Borrowing Base.  All Canadian Overadvance Loans shall constitute Canadian Facility Obligations secured by the Canadian Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(c)                                  [Reserved].

(d)                                 U.S. Overadvance.  If at any time the aggregate principal balance of the sum of (a) all U.S. Revolver Loans plus (b) all U.S. LC Obligations exceeds the U.S. Borrowing Base (a “U.S. Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the U.S. Borrowers on demand by Agent.  All U.S. Overadvance Loans shall constitute U.S. Facility Obligations secured by the U.S. Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(e)                                  Funding of Overadvance Loans.  Agent may require Applicable Lenders of Revolver Loans to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrower(s) to cure an Overadvance, (i) when no other Event of Default is known to Agent, as long as (1) such Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), (2) such Overadvance is not known by Agent to exceed ten percent (10%) of (A) [Reserved], (B) the Canadian Borrowing Base, with respect to all Canadian Borrowers, (C) [Reserved], or (D) the U.S. Borrowing Base, with respect to U.S. Borrowers, and (3) the aggregate amount of the Overadvances existing at any time, together with the Protective Advances outstanding at any time pursuant to Section 2.1.6 below, do not exceed ten percent (10%) of the aggregate Revolver Commitments then in effect; and (ii) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance does not continue for more than 30 consecutive days.  In no event shall Overadvance Loans be required that would cause (I) [Reserved], (II) the Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments, (III) [Reserved] or (IV) the U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments.  Required Borrower Group Lenders may at any time revoke Agent’s authority to make further Overadvance Loans to the Borrower or Borrowers of the applicable Borrower Group by written notice to Agent.  Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.1.5 nor authorized to enforce any of its terms.

2.1.6                                        Protective Advances.

(a)                                 Reserved.

(b)                                 Canadian Protective Advances.  Agent shall be authorized by each Canadian Borrower and the Canadian Revolver Lenders, from time to time in Agent’s sole discretion (but shall have absolutely no obligation to), to make (through its Canada branch) Canadian Base Rate Loans or Canadian Prime Rate Loans to any Canadian Borrower on behalf of the Canadian Revolver Lenders (any of such Loans are herein referred to as “Canadian Protective Advances”) which Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect Canadian Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Canadian Revolver Loans and other Canadian Facility Obligations; provided that no Canadian Protective Advance shall cause the aggregate amount of the Canadian Revolver Exposure at such time to exceed the Canadian Revolver Commitments then in effect.  All Canadian Protective Advances made by Agent shall be Canadian Facility Obligations, secured by the Canadian Facility Collateral and, if denominated in Canadian Dollars, shall be treated for all purposes as a Canadian Prime Rate Loan or, if denominated in Dollars, shall be treated for all purposes as a Canadian Base Rate Loan.

(c)                                  Reserved.

(d)                                 U.S. Protective Advances.  Agent shall be authorized by each U.S. Borrower and the U.S. Revolver Lenders, from time to time in Agent’s sole discretion (but shall have absolutely no obligation to), to make U.S. Base Rate Loans to the U.S. Borrowers on behalf of the U.S. Revolver Lenders (any of such Loans are herein referred to as “U.S. Protective Advances”) which Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect U.S. Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the U.S. Revolver Loans and other U.S. Facility Obligations; provided that no U.S. Protective Advance shall cause the aggregate amount of the U.S. Revolver Exposure at such time to exceed the U.S. Revolver Commitments then in effect.  All U.S. Protective Advances made by Agent shall be U.S. Facility Obligations, secured by the U.S. Facility Collateral and shall be treated for all purposes as U.S. Base Rate Loans.

(e)                                  Limitations on Protective Advances.  The aggregate amount of Canadian Protective Advances may not exceed ten percent (10%) of the Canadian Revolver Commitments at such time.  The aggregate amount of U.S. Protective Advances may not exceed ten percent (10%) of the U.S. Revolver Commitments at such time. In addition, (a) the aggregate amount of Protective Advances to any Borrower Group outstanding at any time pursuant to this Section 2.1.6, together with the aggregate amount of Overadvances to such Borrower Group existing at any time pursuant to Section 2.1.5 above, shall not exceed ten percent (10%) of the applicable Borrower Group Commitments then in effect and (b) the aggregate amount of Protective Advances outstanding at any time pursuant to this Section 2.1.6, together with the aggregate amount of Overadvances existing at any time pursuant to Section 2.1.5 above, shall not exceed ten percent (10%) of the aggregate Revolver Commitments then in effect.  Protective Advances may be made even if the conditions set forth in Section 6 have not been satisfied.  Each Applicable Lender of Revolver Loans shall participate in each Protective Advance on a Pro Rata basis.  Required Borrower Group Lenders may at any time revoke Agent’s authority to make further Protective Advances to the Borrower or Borrowers of the applicable Borrower Group by written notice to Agent.  Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.  At any time that there is sufficient Availability for the applicable Borrower Group and the conditions precedent set forth in Section 6 have been satisfied, Agent may request such Applicable Lenders to make a Revolver Loan to repay a Protective Advance.  At any other time, Agent may require the Applicable Lenders to fund their risk participations described in Section 2.1.6(f).

(f)                                   Transfers.  Upon the making of a Protective Advance by Agent (whether before or after the occurrence of a Default or Event of Default), each Applicable Lender of Revolver Loans shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata share of such Protective Advance.  Each Applicable Lender of Revolver Loans shall transfer (a “Transfer”) the amount of such Applicable Lender’s Pro Rata share of the outstanding principal amount of the applicable Protective Advance with respect to such purchased interest and participation promptly when requested to Agent, to such account of Agent as Agent may designate, but in any case not later than 3:00 p.m. (Local Time)

on the Business Day notified (if notice is provided by Agent prior to 12:00 p.m. (Local Time) and otherwise on the immediately following Business Day (the “Transfer Date”).  Transfers may occur during the existence of a Default or Event of Default and whether or not the applicable conditions precedent set forth in Section 6 have then been satisfied.  Such amounts transferred to Agent shall be applied against the amount of the Protective Advance and, together with such Applicable Lender’s Pro Rata share of such Protective Advance, shall constitute Revolver Loans of such Applicable Lenders, respectively.  If any such amount is not transferred to Agent by any Revolver Loan Applicable Lender on such Transfer Date, Agent shall be entitled to recover such amount on demand from such Applicable Lender together with interest thereon as specified in Section 3.1.  From and after the date, if any, on which any Applicable Lender is required to fund, and funds, its participation in any Protective Advance purchased hereunder, Agent shall promptly distribute to such Applicable Lender, such Applicable Lender’s Pro Rata share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Protective Advance.

2.1.7                                        Reallocation.

(a)                                 Reallocation Mechanism.  Subject to the terms and conditions of this Section 2.1.7, the Administrative Borrower may request that the Revolver Lenders to certain Borrower Groups (and such Revolver Lenders in their individual sole discretion may agree to) change the then current allocation of each such Revolver Lender’s (and, if applicable, its Affiliate’s or branch’s) Revolver Commitment among the Borrower Group Commitments in order to effect an increase or decrease in particular Borrower Group Commitments, with any such increase or decrease in a Borrower Group Commitment to be accompanied by a concurrent and equal decrease or increase, respectively, in another Borrower Group Commitment (each, a “Reallocation”).  In addition to the conditions set forth in Section 2.1.7(b), any such Reallocation shall be subject to the following conditions: (i) the Administrative Borrower shall have provided to Agent a written request (in reasonable detail) at least fifteen Business Days prior to the requested effective date therefor (which effective date must be a Business Day) (the “Reallocation Date”) setting forth the proposed Reallocation Date and the amounts of the proposed Borrower Group Commitment reallocations to be effected, (ii) any such Reallocation shall increase or decrease, as the case may be, the applicable Borrower Group Commitments in an amount equal to $5,000,000 and in increments of $1,000,000 in excess thereof, (iii) Agent shall have received Reallocation Consents from Lenders having applicable Borrower Group Commitments sufficient to effectuate such requested Reallocation, (iv) no more than two Reallocations may be effected in any calendar year, (v) no Default or Event of Default shall have occurred and be continuing either as of the date of such request or on the Reallocation Date (both immediately before and after giving effect to such Reallocation), (vi) any increase in a Borrower Group Commitment shall result in a dollar-for-dollar decrease in another Borrower Group Commitment, (vii) in no event shall the sum of all the Borrower Group Commitments exceed the aggregate amount of the Revolver Commitments then in effect, (viii) after giving effect to such Reallocation, no Overadvance would exist or would result therefrom and (ix) at least three Business Days prior to the proposed Reallocation Date, a Senior Officer of the Administrative Borrower shall have delivered to Agent a certificate certifying as to compliance with preceding clauses (v), (vii) and (viii) and demonstrating (in reasonable detail) the calculations required in connection therewith, which certificate shall be deemed recertified to Agent by a Senior Officer of the Administrative Borrower on and as of the Reallocation Date.

(b)                                 Reallocations Generally.  Agent shall promptly inform the Revolver Lenders in each of the affected Borrower Groups of any request for a Reallocation.  Each Revolver Lender electing to participate in the Reallocation by decreasing its Borrower Group Commitments under one Facility and increasing its Borrower Group Commitments in the other Facility in an equal amount shall notify Agent within ten Business Days after its receipt of such notice of its election and the maximum amount of the respective Borrower Group Commitment reallocations to which it would agree (each, a “Reallocation Consent”).  Notwithstanding the foregoing, (i) no Revolver Lender shall be obligated to agree to any such Reallocation of its Revolver Commitment (and no consent by any Revolver Lender to any Reallocation on one occasion shall be deemed consent to any future Reallocation by such Revolver Lender), (ii) other than the Revolver Lenders consenting to such Reallocation, no consent of any other Revolver Lender shall be required and (iii) the failure of any Revolver Lender to affirmatively consent to participate in any such Reallocation on or prior to the tenth Business Day after its receipt of notice thereof shall be deemed to constitute an election by such Revolver Lender not to participate in such Reallocation.  If, at the end of such ten Business Day period, Agent receives Reallocation Consents from Revolver Lenders in an aggregate amount greater than or equal to the required reallocation amounts, each such consenting Revolver Lender’s affected Borrower Group Commitments shall be increased or decreased on a Pro Rata basis based on the affected Borrower Group Commitments of the participating Revolver Lenders.  If the conditions set forth in Section 2.1.7, including, without limitation, the receipt of Reallocation Consents within the time period set forth above, are not satisfied on the applicable Reallocation Date (or, to the extent such conditions relate to an earlier date, such earlier date), Agent shall notify the Administrative Borrower in writing that the requested Reallocation will not be effectuated; provided, that (A) Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by the Administrative Borrower pursuant to Section 2.1.7(a)(ix) in making its determination as to the satisfaction of the conditions set forth in Section 2.1.7(a)(ii) through (viii) and (B) if the proposed Reallocation cannot be effected because sufficient Reallocation Consents were not received, then the Administrative Borrower may elect to consummate such Reallocation in the lesser amount of the Reallocation Consents that were received.  On each Reallocation Date, Agent shall notify the Revolver Lenders of the affected Borrower Groups and the Administrative Borrower, on or before 3:00 p.m. (local time) by facsimile, e-mail or other electronic means, of the occurrence of the Reallocation to be effected on such Reallocation Date, the amount of the Revolver Loans held by each such Revolver Lender as a result thereof and the amount of the affected Borrower Group Commitments of each such Revolver Lender as a result thereof.  To the extent necessary where a Revolver Lender in one Borrower Group and its separate affiliate or branch that is a Revolver Lender in another Borrower Group are participating in a Reallocation, the Reallocation among such Persons shall be deemed to have been consummated pursuant to an Assignment and Acceptance.  The respective Pro Rata shares of the Revolver Lenders shall thereafter, to the extent applicable, be determined based on such reallocated amounts (subject to any subsequent changes thereto), and Agent and the affected Revolver Lenders shall make such adjustments as Agent shall deem necessary so that the outstanding Revolver Loans and LC Obligations of each Revolver Lender equals its Pro Rata share thereof after giving effect to the Reallocation.

2.1.8                                        Swingline Loans.

(a)                                 [Reserved].

(b)                                 Canadian Swingline Loans to Canadian Borrowers.  The Canadian Swingline Lender shall make Canadian Swingline Loans to any of the Canadian Borrowers on any Business Day during the period from the Closing Date to the Canadian Revolver Commitment Termination Date, not to exceed the Canadian Swingline Commitment in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which Canadian Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the Canadian Swingline Lender shall not honor any request for a Canadian Swingline Loan (i) on or after the Canadian Revolver Commitment Termination Date or (ii) if the Dollar Equivalent of the amount of the proposed Canadian Swingline Loan exceeds Canadian Availability on the proposed funding date for such Canadian Swingline Loan.  The Canadian Swingline Loans shall be Canadian Prime Rate Loans if denominated in Canadian Dollars and Canadian Base Rate Loans if denominated in Dollars and shall bear interest as set forth in Section 3.1.  Each Canadian Swingline Loan shall constitute a Revolver Loan for all purposes, except (subject, in the case of unused line fees, to Section 3.2.1(b)) that payments thereon shall be made to the Canadian Swingline Lender for its own account.  The Canadian Swingline Loans of each Canadian Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Canadian Facility Collateral.  The Canadian Borrowers shall be jointly and severally liable to pay all of the Canadian Swingline Loans.  Each Canadian Swingline Loan shall be funded in Canadian Dollars or, at the option of the Applicable Canadian Borrower, Dollars and repaid in the same currency as the underlying Canadian Swingline Loan was made.

(c)                                  [Reserved].

(d)                                 U.S. Swingline Loans to U.S. Borrowers.  The U.S. Swingline Lender shall make U.S. Swingline Loans to any of the U.S. Borrowers on any Business Day during the period from the Closing Date to the U.S. Revolver Commitment Termination Date, not to exceed the U.S. Swingline Commitment in aggregate principal amount outstanding at any time, which U.S. Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the U.S. Swingline Lender shall not honor any request for a U.S. Swingline Loan (i) on or after the U.S. Revolver Commitment Termination Date or (ii) if the amount of the proposed U.S. Swingline Loan exceeds U.S. Availability on the proposed funding date for such U.S. Swingline Loan.  The U.S. Swingline Loans shall be U.S. Base Rate Loans and shall bear interest as set forth in Section 3.1.  Each U.S. Swingline Loan shall constitute a Revolver Loan for all purposes, except (subject, in the case of unused line fees, to Section 3.2.1(d)) that payments thereon shall be made to the U.S. Swingline Lender for its own account.  The U.S. Swingline Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral.  The U.S. Borrowers shall be jointly and severally liable to pay all of the U.S. Swingline Loans.  Each U.S. Swingline Loan shall be funded and repaid in Dollars.

(e)                                  Swinglines Generally.  The Swingline Loans made by each Swingline Lender and interest accruing thereon shall be evidenced by the records of Agent and such Swingline Lender and need not be evidenced by any promissory note.

2.1.9                                        [Reserved].

2.1.10                                 Extensions.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by each of the Borrowers to all Lenders with Revolver Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Revolver Commitments), the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolver Commitments and otherwise modify the terms of such Revolver Commitments pursuant to the terms of the relevant Extension Offer (to the extent permitted hereunder) (each, an “Extension”), so long as the following terms are satisfied with respect to any such Extension: (i) [Reserved], (ii) each Extension Offer made to any Revolver Lender of any Tranche must be made on the same terms to each Revolver Lender of such Tranche, (iii) each Extension Offer shall provide that the proposed extended Tranche shall have the same terms as the original Revolver Commitments (and related outstandings) to be extended, except for the extension of the maturity date, and changes to interest rates, fees (including agreements as to additional administrative fees to be paid by the Borrowers), amortization and final maturity (which shall be determined by the Borrowers and set forth in the relevant Extension Offer), (iv) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers and (v) at no time shall there be Revolver Commitments hereunder (including Revolver Commitments in respect of any Extended Tranche and any original Revolver Commitments) which have more than three different maturity dates, unless otherwise agreed by Agent and the Borrowers. The Revolver Commitments of any Lender that agrees to an extension with respect to such Revolver Commitment (an “Extending Lender”) extended pursuant to an Extension (an “Extended Tranche”), and the related outstandings, shall be a Revolver Commitment (or related outstandings, as the case may be) with the same terms as the original Revolver Commitments (and related outstandings) except as provided above; provided that subject to the provisions of Section 2 to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a maturity date when there exist Revolver Commitments with a longer maturity date, all Letters of Credit and Swingline Loans shall be participated in on a Pro Rata basis by all Lenders with Revolver Commitments in accordance with their respective Pro Rata shares of the Revolver Commitments and all borrowings under Revolver Commitments and repayments thereunder shall be made on a Pro Rata basis (except for (A) payments of interest and fees at different rates on Extended Tranches (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolver Commitments).  Each group of Revolver Commitments, as so extended, as well as the original Revolver Commitments (not so extended), as applicable, shall be considered separate “tranches” (each, a “Tranche”), with any Extended Tranche of Revolver Commitments constituting a separate tranche of Revolver Commitments from the tranche of Revolver Commitments from which they were converted).

(b)           With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.1.10, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of this Agreement and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and may be waived by the Borrowers) of Revolver Commitments of any or all applicable tranches be extended. Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.1.10 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Tranches on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.2 and 5.6) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.1.10.

(c)           No consent of any Lender or Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to its Revolver Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolver Commitments, the consent of each Fronting Bank and the Swingline Lender (in each case in its sole discretion). All Extended Tranches and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents that are being extended. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Revolver Commitments so extended, permit the repayment of non-extending Loans on the Termination Date, and such technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and the Borrowers in connection therewith, in each case on terms consistent with this Section 2.1.10. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to Agent).

(d)           In connection with any Extension, the Borrowers shall provide Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 2.1.10.

2.1.11           Increase in Revolver Commitments.

(a)           [Reserved].

(b)           Canadian Revolver Commitment Increase.  Subject to the other terms of this Section 2.1.11, the Administrative Borrower may by written notice to Agent elect to increase the Maximum Canadian Facility Amount then in effect (a “Canadian Revolver Commitment Increase”) by increasing the Canadian Revolver Commitment of a Canadian Revolver Lender (with the consent of such Canadian Revolver Lender, which may be withheld in its sole discretion) or by causing a Person that is an Eligible Assignee (reasonably acceptable to Agent, each Canadian Fronting Bank and each Canadian Swingline Lender) that at such time is not a Canadian Revolver Lender to become a Canadian Revolver Lender (an “Additional Canadian Revolver Lender”).

(c)           [Reserved].

(d)           U.S. Revolver Commitment Increase.  Subject to the other terms of this Section 2.1.11, the Administrative Borrower may by written notice to Agent elect to increase the Maximum U.S. Facility Amount then in effect (a “U.S. Revolver Commitment Increase” and, together with any Canadian Revolver Commitment Increase, “Revolver Commitment Increases”) by increasing the U.S. Revolver Commitment of a U.S. Revolver Lender (with the consent of such U.S. Revolver Lender, which may be withheld in its sole discretion) or by causing a Person that is an Eligible Assignee (reasonably acceptable to Agent, each U.S. Fronting Bank and each U.S. Swingline Lender) that at such time is not a U.S. Revolver Lender to become a U.S. Revolver Lender (an “Additional U.S. Revolver Lender” and together with any Additional Canadian Revolver Lender, “Additional Revolver Lenders”).

(e)           Terms of Revolver Commitment Increases.  Each notice of an increase in any Borrower Group Commitment shall specify the proposed date (each, an “Increase Date”) for the effectiveness of the Revolver Commitment Increase, which date shall be not less than ten Business Days (or such shorter period as Agent may agree) after the date on which such notice is delivered to Agent.  Any such increase shall be subject to the following additional conditions:  (i) no Event of Default shall have occurred and be continuing as of the date of such notice or both immediately before and after giving effect thereto as of the Increase Date (provided that, solely with respect to an Increase Date occurring in connection with a Limited Condition Acquisition, no Event of Default shall have occurred and be continuing as of the date that the definitive documentation for such Limited Condition Acquisition is executed and no Event of Default arising under Section

11.1.1 or Section 11.1.5 has occurred and is continuing as of the date of the consummation of such Limited Condition Acquisition both immediately before and after giving effect thereto, it being understood and agreed that the terms of this proviso shall not apply to any Borrowing or other extension of credit under any Facility); (ii) no Lender shall be obligated or have a right to participate in the Revolver Commitment Increase by increasing its Commitment and no Borrower shall have any obligation to offer existing Lenders rights to participate in such Revolver Commitment Increase; (iii) the Revolver Commitment Increase shall be on the same terms and conditions as this Agreement (other than upfront fees paid to any Lender that is increasing its commitment or to any Additional Revolver Lender), provided that if the Applicable Margin, unused line fees or fees associated with Letters of Credit in respect of any Revolver Commitment Increase are greater than those of the relevant Facility, the Applicable Margin, unused line fees and fees associated with Letters of Credit with respect to such Facility shall be increased (without the consent of any Lender) to the extent of the applicable differential; (iv) the Revolver Commitment Increase, to the extent arising from the admission of an Additional Revolver Lender, shall be effected pursuant to one or more joinder agreements executed and delivered by the applicable Borrowers, the Additional Revolver Lender(s) and Agent, each of which shall be in form and substance reasonably satisfactory to Agent; (v) all of the representations and warranties contained in this Agreement and the other Loan Documents (provided that, solely with respect to an Increase Date occurring in connection with a Limited Condition Acquisition, this clause (v) shall be limited to the Specified Representations and customary “specified acquisition agreement representations” as agreed by the relevant Lenders and Additional Revolver Lenders providing the relevant Revolver Commitment Increase) are true and correct in all material respects (unless such representations and warranties are stated to relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date, and unless any representation or warranty is qualified by materiality, material adverse effect or similar language, in which case such representation and warranty shall be true and correct in all respects); (vi) [Reserved], (vii) the Administrative Borrower shall deliver or cause to be delivered any officers’ certificates, board resolutions, legal opinions or other documents reasonably requested by Agent in connection with the Revolver Commitment Increase, in each case substantially similar to those delivered on the Closing Date (to the extent comparable documentation was delivered on the Closing Date); (viii) the Borrowers shall pay all reasonable and documented out-of-pocket fees and expenses in connection with the Revolver Commitment Increase, including payments required pursuant to Section 3.10 in connection with the Revolver Commitment Increase; (ix) such increase shall be in a minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof; and (x) if Agent determines in its reasonable discretion upon the advice of counsel that the same is required by, or advisable under, Applicable Law in order to maintain the perfected security interest and Lien of Agent in and on the Collateral with the priority contemplated in the Intercreditor Agreement and the Security Documents to secure all of the Secured Obligations, including the Secured Obligations arising due to any Revolver Commitment Increase, the Loan Parties shall enter into any such security documents, amendments, confirmations, reaffirmations or other agreements (it being understood and agreed that, at the reasonable discretion of Agent, such agreements may be entered into on a post-closing basis within a timeframe to be agreed.  Notwithstanding the foregoing, in no event shall (i) the Dollar Equivalent of the sum of aggregate principal amount of all Revolver Commitment Increases made under this Section 2.1.11 exceed $300,000,000 plus the amount of all voluntary permanent reductions of the Revolver Commitments hereunder or (ii) the Dollar Equivalent of the sum of the aggregate principal amount of all Canadian Revolver Commitment Increases made under this Section 2.1.11 exceed $75,000,000.

(f)            Increases Generally.  Agent shall promptly inform the Lenders of any request for a Revolver Commitment Increase made by the Administrative Borrower.  If the conditions set forth in clause (e) above are not satisfied on the applicable Increase Date (or, to the extent such conditions relate to an earlier date, such earlier date), Agent shall notify the Administrative Borrower in writing that the requested Revolver Commitment Increase will not be effectuated.  On each Increase Date, Agent shall notify the Lenders and the Administrative Borrower, on or before 3:00 p.m. (Local Time), by telecopier or e-mail, of the occurrence of the Revolver Commitment Increase to be effected on such Increase Date, the amount of Revolver Loans held by each Lender as a result thereof, the amount of the Commitment of each Lender (and the percentage of each Revolver Loan, if any, that each Participant must purchase a participation interest in) as a result thereof.  At the time of any provision of any Revolver Commitment Increase pursuant to this Section 2.1.11, the Borrowers shall, in coordination with Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders (including the Additional Revolver Lenders) (even though as a result thereof such new Loans (to the extent required to be maintained as LIBOR Loans or Canadian BA Rate Loans) may have a shorter Interest Period than the then outstanding Revolving Loans), in each case to the extent necessary so that (i) all of the Canadian Revolver Lenders participate in each outstanding Canadian Revolver Loan Pro Rata on the basis of their respective Canadian Revolver Loan Commitments and (ii) all of the U.S. Revolver Lenders participate in each outstanding U.S. Revolver Loan Pro Rata on the basis of their respective U.S. Revolver Commitments (in each case after giving effect to any Revolver Commitment Increases pursuant to this Section 2.1.11) and with the applicable Borrowers being obligated to pay to the respective Lenders any costs of the type referred to in Section 3.10 and such amounts, as reasonably determined by the respective Lenders, to compensate them for funding the various Revolver Loans during an existing Interest Period (rather than at the beginning of the respective Interest Period, based upon rates then applicable thereto) in connection with any such repayment and/or incurrence. All determinations by any Lender pursuant to the preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.2          Reserved.

2.3          Canadian Letters of Credit.

2.3.1             Issuance of Canadian Letters of Credit.  Each Canadian Fronting Bank agrees to issue Canadian Letters of Credit for the account of any Canadian Borrower or any of its Canadian Subsidiaries from time to time until five Business Days prior to the Revolver

Facility Termination Date, in Canadian Dollars or, at the option of the Applicable Canadian Borrower, Dollars, on the terms set forth herein, including the following:

(a)           Each Canadian Borrower acknowledges that each Canadian Fronting Bank’s willingness to issue any Canadian Letter of Credit is conditioned upon such Canadian Fronting Bank’s receipt of a Canadian LC Application with respect to the requested Canadian Letter of Credit, as well as such other instruments and agreements as such Canadian Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount.  No Canadian Fronting Bank shall have any obligation to issue any Canadian Letter of Credit unless (i) such Canadian Fronting Bank and Agent receive a Canadian LC Request and Canadian LC Application at least three Business Days prior to the requested date of issuance; (ii) each Canadian LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Canadian Revolver Lender exists, such Lender or Canadian Borrowers have entered into arrangements reasonably satisfactory to Agent and such Canadian Fronting Bank to eliminate any funding risk associated with such Defaulting Lender.  If a Canadian Fronting Bank receives written notice from a Canadian Revolver Lender at least three Business Days before issuance of a Canadian Letter of Credit that any Canadian LC Condition has not been satisfied, such Canadian Fronting Bank shall have no obligation to issue the requested Canadian Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement.  Prior to receipt of any such notice, a Canadian Fronting Bank shall not be deemed to have knowledge of any failure of Canadian LC Conditions.

(b)           The renewal or extension of any Canadian Letter of Credit shall be treated as the issuance of a new Canadian Letter of Credit, except that delivery of a new Canadian LC Application shall be required at the discretion of the applicable Canadian Fronting Bank.  No Canadian Fronting Bank shall renew or extend any Canadian Letter of Credit if it receives written notice from Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

(c)           Canadian Borrowers assume all risks of the acts, omissions or misuses of any Canadian Letter of Credit by the beneficiary.  In connection with issuance of any Canadian Letter of Credit, none of Agent, any Canadian Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Canadian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Canadian Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Canadian

Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Canadian Fronting Bank, Agent or any Canadian Revolver Lender, including any act or omission of a Governmental Authority.  The rights and remedies of each Canadian Fronting Bank under the Loan Documents shall be cumulative.  Each Canadian Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Canadian Letter of Credit issued by such Canadian Fronting Bank.

(d)           In connection with its administration of and enforcement of rights or remedies under any Canadian Letters of Credit or Canadian LC Documents, each Canadian Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Canadian Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Each Canadian Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Each Canadian Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to Canadian Letters of Credit or Canadian LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2             Canadian LC Reimbursement; Canadian LC Participations.

(a)           If a Canadian Fronting Bank honors any request for payment under a Canadian Letter of Credit, the Canadian Borrowers agree, jointly and severally, to pay to such Canadian Fronting Bank, on the day that Canadian Borrowers receive notice of such drawing if such notice is received by 10 a.m., Local Time, and on the next succeeding Business Day if such notice is received after such time (“Canadian Reimbursement Date”), the amount paid by such Canadian Fronting Bank under such Letter of Credit, together with interest on the amount of such drawing at the interest rate for Canadian Prime Rate Loans (if the Canadian Letter of Credit was denominated in Canadian Dollars) and Canadian Base Rate Loans (if the Canadian Letter of Credit was denominated in Dollars), in each case, from the date of drawing under such Canadian Letter of Credit until payment by Canadian Borrowers of the amount of such drawing.  The obligation of the Canadian Borrowers to reimburse each Canadian Fronting Bank for any payment made under a Canadian Letter of Credit issued by such Canadian Fronting Bank shall be absolute, unconditional and irrevocable, and joint and several among the Canadian Borrowers, and shall be paid without regard to any lack of validity or enforceability of any Canadian Letter of Credit or the existence of any claim, setoff, defense or other right that the Canadian Borrowers or Loan Parties may have at any time against the beneficiary.

(b)           Upon issuance of a Canadian Letter of Credit, each Canadian Revolver Lender shall be deemed to have irrevocably and unconditionally purchased from the Canadian Fronting Bank that issued such Canadian Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all Canadian LC

Obligations relating to the Canadian Letter of Credit.  If the applicable Canadian Fronting Bank makes any payment under a Canadian Letter of Credit and the Canadian Borrowers do not reimburse such payment on the Canadian Reimbursement Date, Agent shall promptly notify Canadian Revolver Lenders and each Canadian Revolver Lender shall promptly (within one Business Day) and unconditionally pay to Agent in the currency of the payment made under such Canadian Letter of Credit, for the benefit of the Canadian Fronting Bank, the Canadian Revolver Lender’s Pro Rata share of such payment.  Upon request by a Canadian Revolver Lender, the applicable Canadian Fronting Bank shall furnish copies of any Canadian Letters of Credit and Canadian LC Documents in its possession at such time.

(c)           The obligation of each Canadian Revolver Lender to make payments to Agent for the account of the applicable Canadian Fronting Bank in connection with such Canadian Fronting Bank’s payment under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Canadian Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations.  No Canadian Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any Canadian Borrower or other Person of any obligations under any Canadian LC Documents.  No Canadian Fronting Bank makes any express or implied warranty, representation or guarantee to Canadian Revolver Lenders with respect to the Canadian Facility Collateral, Canadian LC Documents or any Canadian Facility Loan Party.  No Canadian Fronting Bank shall be responsible to any Canadian Revolver Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Canadian LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Canadian Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Canadian Facility Loan Party.

(d)           No Canadian Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any Canadian LC Documents except as a result of such Canadian Fronting Bank’s actual gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction.  No Canadian Fronting Bank shall have any liability to any Lender if such Canadian Fronting Bank refrains from any action under any Canadian Letter of Credit or Canadian LC Documents until it receives written instructions from Required Borrower Group Lenders of Canadian Borrowers to act and fails to so act.

2.3.3             Canadian LC Cash Collateral.  If any Canadian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an

Event of Default exists, (b) that a Canadian Overadvance exists (with respect to the amount of Overadvance only), (c) after the Canadian Revolver Commitment Termination Date, or (d) within five Business Days prior to the Revolver Facility Termination Date, then Canadian Borrowers shall, within one Business Day of any Canadian Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Canadian Letters of Credit and pay to each Canadian Fronting Bank the amount of all other Canadian LC Obligations owing to such Canadian Fronting Bank.  Canadian Borrowers shall, within one Business Day of demand by any Canadian Fronting Bank or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender that is a Canadian Revolver Lender.  If Canadian Borrowers fail to provide any Cash Collateral as required hereunder, Canadian Revolver Lenders may (and shall upon direction of Agent) advance, as Canadian Revolver Loans, the amount of the Cash Collateral required (whether or not the Canadian Revolver Commitments have terminated, any Canadian Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied (it being agreed that no Canadian Revolver Lender shall have any obligation to make any such Canadian Revolver Loan if after giving effect thereto such Canadian Revolver Loan would cause its Canadian Revolver Exposure to exceed its Canadian Revolver Commitment (or if its Canadian Revolver Commitment has been terminated, its Canadian Revolver Commitment as in effect immediately prior to such termination)); provided, that in the event the reason for such cash collateralization is to cash collateralize a Defaulting Lender’s obligation, (x) no Canadian Revolver Lender shall be required to fund more than its Pro Rata share of such Canadian Revolver Loan after giving effect to the reallocation pursuant to Section 4.2.1 and (y) no Canadian Revolver Lender shall be required to fund such a Canadian Revolver Loan to the extent such Canadian Revolver Loan would cause its Canadian Revolver Exposure to exceed its Canadian Revolver Commitment (or if its Canadian Revolver Commitment has been terminated, its Canadian Revolver Commitment as in effect immediately prior to such termination).

2.4          Reserved.

2.5          U.S. Letters of Credit.

2.5.1             Issuance of U.S. Letters of Credit.  Each U.S. Fronting Bank agrees to issue U.S. Letters of Credit for the account of any U.S. Borrower or its Restricted Subsidiaries from time to time until the five Business Days prior to the Revolver Facility Termination Date, on the terms set forth herein, including the following:

(a)           Each U.S. Borrower acknowledges that each U.S. Fronting Bank’s willingness to issue any U.S. Letter of Credit is conditioned upon such U.S. Fronting Bank’s receipt of a U.S. LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as such U.S. Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount.  No U.S. Fronting Bank shall have any obligation to issue any U.S. Letter of Credit unless (i) such U.S. Fronting Bank and Agent receive a U.S. LC Request and U.S. LC Application at least three Business Days prior to the requested date of issuance; (ii) each U.S. LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.S. Revolver Lender exists, U.S. Borrowers have entered into arrangements reasonably satisfactory to Agent and such U.S. Fronting Bank to eliminate any funding risk associated with such Defaulting Lender.  If a U.S. Fronting Bank receives written notice from a U.S. Revolver

Lender at least three Business Days before issuance of a U.S. Letter of Credit that any U.S. LC Condition has not been satisfied, such U.S. Fronting Bank shall have no obligation to issue the requested U.S. Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement.  Prior to receipt of any such notice, a U.S. Fronting Bank shall not be deemed to have knowledge of any failure of U.S. LC Conditions.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)           The renewal or extension of any U.S. Letter of Credit shall be treated as the issuance of a new U.S. Letter of Credit, except that delivery of a new U.S. LC Application shall be required at the discretion of the applicable U.S. Fronting Bank.  No U.S. Fronting Bank shall renew or extend any U.S. Letter of Credit if it receives written notice from Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

(c)           U.S. Borrowers assume all risks of the acts, omissions or misuses of any U.S. Letter of Credit by the beneficiary.  In connection with issuance of any U.S. Letter of Credit, none of Agent, any U.S. Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.S. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a U.S. Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.S. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any U.S. Fronting Bank, Agent or any U.S. Revolver Lender, including any act or omission of a Governmental Authority.  The rights and remedies of each U.S. Fronting Bank under the Loan Documents shall be cumulative.  Each U.S. Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any U.S. Letter of Credit issued by such U.S. Fronting Bank.

(d)           In connection with its administration of and enforcement of rights or remedies under any U.S. Letters of Credit or U.S. LC Documents, each U.S. Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such U.S. Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Each U.S. Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Each U.S. Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.S. Letters of Credit or U.S. LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.5.2             U.S. LC Reimbursement; U.S. LC Participations.

(a)           If a U.S. Fronting Bank honors any request for payment under a U.S. Letter of Credit, U.S. Borrowers, jointly and severally, agree to pay to such U.S. Fronting Bank, on the day that U.S. Borrowers receive notice of such drawing if such notice is received by 10 a.m., Local Time, and on the next succeeding Business Day if such notice is received after such time (“U.S. Reimbursement Date”), the amount paid by such U.S. Fronting Bank under such U.S. Letter of Credit, together with interest on the amount of such drawing at the interest rate for U.S. Base Rate Loans from the date of drawing under such U.S. Letter of Credit until payment by U.S. Borrowers.  The obligation of U.S. Borrowers to reimburse each U.S. Fronting Bank for any payment made under a U.S. Letter of Credit issued by such U.S. Fronting Bank shall be absolute, unconditional and irrevocable, and joint and several among U.S. Borrowers, and shall be paid without regard to any lack of validity or enforceability of any U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that U.S. Borrowers or Loan Parties may have at any time against the beneficiary.

(b)           Upon issuance of a U.S. Letter of Credit, each U.S. Revolver Lender shall be deemed to have irrevocably and unconditionally purchased from the U.S. Fronting Bank that issued such U.S. Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all U.S. LC Obligations relating to the U.S. Letter of Credit.  If the applicable U.S. Fronting Bank makes any payment under a U.S. Letter of Credit and U.S. Borrowers do not reimburse such payment on the U.S. Reimbursement Date, Agent shall promptly notify U.S. Revolver Lenders and each U.S. Revolver Lender shall promptly (within one Business Day) and unconditionally pay to Agent in Dollars, for the benefit of U.S. Fronting Bank, the U.S. Revolver Lender’s Pro Rata share of such payment (based on the Dollar Equivalent thereof).  Upon request by a U.S. Revolver Lender, the applicable U.S. Fronting Bank shall furnish copies of any U.S. Letters of Credit and U.S. LC Documents in its possession at such time.

(c)           The obligation of each U.S. Revolver Lender to make payments to Agent for the account of the applicable U.S. Fronting Bank in connection with such U.S. Fronting Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.S. Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations.  No U.S. Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any U.S. Borrower or other Person of any obligations under any U.S. LC Documents.  No U.S. Fronting Bank makes any express or implied warranty, representation or guarantee to U.S. Revolver Lenders with respect to the U.S. Facility Collateral, U.S. LC Documents or any U.S. Facility Loan Party.  No U.S. Fronting Bank shall be responsible to any U.S. Revolver Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any U.S. LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any U.S. Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any U.S. Facility Loan Party.

(d)           No U.S. Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any U.S. LC Documents except as a result of each U.S. Fronting Bank’s actual gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction.  No U.S. Fronting Bank shall have any liability to any Lender if such U.S. Fronting Bank refrains from any action under any U.S. Letter of Credit or U.S. LC Documents until it receives written instructions from Required Borrower Group Lenders of the Borrower Group consisting of the U.S. Borrowers to act and fails to so act.

2.5.3             U.S. LC Cash Collateral.  If any U.S. LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a U.S. Overadvance exists (with respect to the amount of Overadvance only), (c) after the U.S. Revolver Commitment Termination Date, or (d) within five Business Days prior to the Revolver Facility Termination Date, then U.S. Borrowers shall, within one Business Day of any U.S. Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding U.S. Letters of Credit and pay to each U.S. Fronting Bank the amount of all other U.S. LC Obligations owing to such U.S. Fronting Bank.  U.S. Borrowers shall, within one Business Day of demand by any U.S. Fronting Bank or Agent from time to time, Cash Collateralize the U.S. LC Obligations of any Defaulting Lender that is a U.S. Revolver Lender.  If U.S. Borrowers fail to provide any Cash Collateral as required hereunder, U.S. Revolver Lenders may (and shall upon direction of Agent) advance, as U.S. Revolver Loans, the amount of the Cash Collateral required (whether or not the U.S. Revolver Commitments have terminated, any U.S. Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied (it being agreed that no U.S. Revolver Lender shall have any obligation to make any such U.S. Revolver Loan if after giving effect thereto such U.S. Revolver Loan would cause its U.S. Revolver Exposure to exceed its U.S. Revolver Commitment (or if its U.S. Revolver Commitment has been terminated, its U.S. Revolver Commitment as in effect immediately prior to such termination)); provided, that in the event the reason for such cash collateralization is to cash collateralize a Defaulting Lender’s obligation, (x) no U.S. Revolver Lender shall be required to fund more than its Pro Rata share of such U.S. Revolver Loan after giving effect to the reallocation pursuant to Section 4.2.1  and (y) no U.S. Revolver Lender shall be required to fund such a U.S. Revolver Loan to the extent such U.S. Revolver Loan would cause its U.S. Revolver Exposure to exceed its U.S. Revolver Commitment (or if its U.S. Revolver

Commitment has been terminated, its U.S. Revolver Commitment as in effect immediately prior to such termination).

2.6          Borrower Sublimits.  Notwithstanding anything to the contrary contained in this Section 2, in no event shall any Borrower be entitled to receive a Revolver Loan or the issuance of a Letter of Credit (and no Revolver Lender shall be required to make or support the same) if at the time of the proposed funding of such Revolver Loan or the issuance of such Letter of Credit (and after giving effect thereto and all pending requests for Revolver Loans and Letters of Credit by or on behalf of such Borrower), the sum of (a) the Dollar Equivalent of the outstanding amount of all Revolver Loans made to all Borrowers in such Borrower’s Borrower Group on such date and (b) the LC Obligations of all Borrowers in such Borrower’s Borrower Group on such date exceeds the lesser of such Borrowing Base of such Borrower Group or Borrower Group Commitment of such Borrower Group.  If as a result of fluctuations in exchange rates or otherwise the Dollar Equivalent of the sum of all outstanding Canadian Revolver Loans made to the Canadian Borrowers and the Canadian LC Obligations of the Canadian Borrowers exceeds the Canadian Line Cap, the excess amount shall be payable by the Canadian Borrowers promptly on demand by Agent.

2.7          Obligations of the Canadian Domiciled Loan Parties.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, except as otherwise expressly agreed by Agent and the Administrative Borrower, no Canadian Domiciled Loan Party shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any U.S. Facility Secured Obligations (including, without limitation, principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other U.S. Facility Secured Obligations) under this Agreement or any other Loan Document.

SECTION 3.                INTEREST, FEES AND CHARGES

3.1          Interest.

3.1.1             Rates and Payment of Interest.

(a)           The Obligations shall bear interest as follows:

(i)            [Reserved];

(ii)           in the case of a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin for such Base Rate Loan;

(iii)          in the case of a Canadian BA Rate Loan, at the Canadian BA Rate for the applicable Interest Period, plus the Applicable Margin for Canadian BA Rate Loans;

(iv)          in the case of a Canadian Prime Rate Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans;

(v)           in the case of a LIBOR Revolver Loan, at a rate equal to LIBOR for the applicable Interest Period, plus the Applicable Margin for such LIBOR Revolver Loans;

(vi)          [Reserved];

(vii)         in the case of any other U.S. Facility Obligation that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for the related Base Rate Loans; and

(viii)        in the case of any other Canadian Facility Obligation that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans.

Interest shall accrue from the date the Loan is advanced or the Obligation becomes payable, until paid by the applicable Borrower(s), and shall in no event be less than zero at any time.  If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b)           Interest on the Revolver Loans shall be payable in the currency of the underlying Revolver Loan.

(c)           If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest during the pendency of any Insolvency Proceeding) at a rate per annum that is (x) in the case of overdue principal, the Default Rate or (y) in the case of any overdue interest or other amounts not paid when due hereunder, to the extent permitted by Applicable Law, the Default Rate from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).  Payment or acceptance of the increased rates of interest provided for in this Section 3.1.1 is not a permitted alternative to timely payment of amounts due hereunder and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

(d)           Interest accrued on the Loans shall be due and payable in arrears, (i) for any Base Rate Loan or Canadian Prime Rate Loan, quarterly on the first day of each January, April, July and October for the preceding quarter; (ii) for any Interest Period Loan, on the last day of its Interest Period (and, if its Interest Period exceeds three months, at the end of each period of three months) and (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid.  In addition, interest accrued on the (1) Canadian Revolver Loans shall be due and payable in arrears on the Canadian Revolver Commitment Termination Date, and (2) U.S. Revolver Loans shall be due and payable in arrears on the U.S. Revolver Commitment Termination Date.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.

Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2             Application of LIBOR to Outstanding Loans.

(a)           Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of any Base Rate Loan funded in Dollars to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan.  During any Event of Default, Agent may (and shall at the direction of Required Borrower Group Lenders of the applicable Borrower Group) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)           Whenever Borrowers within a Borrower Group desire to convert or continue Loans as LIBOR Loans, the Administrative Borrower shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (Local Time) at least three Business Days prior to the requested conversion or continuation date.  Promptly after receiving any such notice, Agent shall notify each Applicable Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified).  If, upon the expiration of any Interest Period in respect of any LIBOR Loans, the Administrative Borrower shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, Borrowers shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3             Reserved.

3.1.4             Application of Canadian BA Rate to Outstanding Loans.

(a)           The Applicable Canadian Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the Canadian Prime Rate Loans, or to continue any Canadian BA Rate Loan at the end of its Interest Period as a Canadian BA Rate Loan; provided, however, that such Canadian BA Rate Loans may only be so converted at the end of the Interest Period applicable thereto.  During any Event of Default, Agent may (and shall at the direction of Required Borrower Group Lenders of the Borrower Group that consists of the Canadian Borrowers) declare that no Loan may be made, converted or continued as a Canadian BA Rate Loan.

(b)           Whenever the Applicable Canadian Borrower desires to convert or continue Loans as Canadian BA Rate Loans, the Administrative Borrower shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (Local Time) at least three Business Days prior to the requested conversion or continuation date.  Promptly after receiving any such notice, Agent shall notify each Canadian Revolver Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified).  If, upon the expiration of any Interest Period in respect of any Canadian BA Rate Loans, Administrative Borrower shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, the Initial Canadian Borrower shall be deemed to have elected to convert such Loans into Canadian Prime Rate Loans.

3.1.5             [Reserved].

3.1.6             Interest Periods.  In connection with the making, conversion or continuation of any Interest Period Loans, the Administrative Borrower, on behalf of the applicable Borrower(s), shall select an interest period to apply (the “Interest Period”), which interest period shall be a one, two, three, six (or if available to all Applicable Lenders as determined by such Applicable Lenders in good faith based upon prevailing market conditions) or twelve month period; provided, however, that:

(a)           each Interest Period shall commence on the date the Loan is made or continued as, or converted into, an Interest Period Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)           if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month;

(c)           subject to clause (b), above, if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(d)           no Interest Period shall extend beyond the Revolver Facility Termination Date.

3.2          Fees.

3.2.1             Unused Line Fee.

(a)           [Reserved].

(b)           Canadian Unused Line Fee.  Canadian Borrowers shall pay to Agent, for the Pro Rata benefit of the Canadian Revolver Lenders, a fee equal to 0.50% per annum times the average daily amount by which the Canadian Revolver Commitments exceed the Canadian Revolver Exposure during any month; provided, that such fee shall reduce to 0.375% per annum for any month during which the average daily amount of the Canadian Revolver Exposure exceeded 25% of the Canadian Revolver Commitments.  Such fee shall be payable in arrears in Dollars, quarterly on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date) and on the Canadian Revolver Commitment Termination Date.

(c)           [Reserved].

(d)           U.S. Unused Line Fee.  U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Revolver Lenders, a fee equal to 0.50% per annum times the average daily amount by which the U.S. Revolver Commitments exceed the U.S. Revolver Exposure during any month; provided, that such fee shall reduce to 0.375% per annum for any month during which the average daily amount of the U.S. Revolver Exposure exceeded 25% of the U.S. Revolver Commitments.  Such fee shall be payable in arrears in Dollars, quarterly on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date) and on the U.S. Revolver Commitment Termination Date.

(e)           Swingline Utilization.  For the purposes of this Section 3.2.1, outstanding Swingline Loans shall not be considered utilization of any Facility in determining the unused line fees.

3.2.2             [Reserved].

3.2.3             Canadian Letters of Credit Fees.  The Canadian Borrowers jointly and severally agree to pay (a) to Agent, for the Pro Rata benefit of Canadian Revolver Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Canadian BA Rate Loans (in the case of Canadian Letters of Credit denominated in Canadian Dollars) or LIBOR Loans (in the case of Canadian Letters of Credit denominated in Dollars) times the average daily stated amount of the Canadian Letters of Credit denominated in such currency, as the case may be, which fee shall be payable quarterly in arrears, on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date), and in addition shall be paid on the date of termination of any Canadian Letter of Credit and on the Canadian Revolver Commitment Termination Date; (b) to Canadian Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Canadian Letter of Credit issued by it, which fee shall be payable upon the issuance of such Canadian Letter of Credit and at the time of each renewal or extension of each Canadian Letter of Credit, and also quarterly in arrears, on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date), and in addition shall be paid on the date of termination of such Canadian Letter of Credit and on the Canadian Revolver Commitment Termination Date; and (c) to Canadian Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit issued by it, which charges shall be paid as and when incurred on demand.  All fees payable under this Section 3.2.3 shall be payable in (x) Dollars for Canadian Letters of Credit denominated in Dollars and (y) in Canadian Dollars for Canadian Letters of Credit denominated in Canadian Dollars.

3.2.4             [Reserved].

3.2.5             U.S. Letters of Credit Fees.  U.S. Borrowers jointly and severally agree to pay (a) to Agent, for the Pro Rata benefit of U.S. Revolver Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of U.S. Letters of Credit (based on the Dollar Equivalent thereof), which fee shall be payable quarterly in arrears, on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date), and in addition shall be paid on the date of termination of any U.S. Letter of Credit and on the U.S. Revolver Commitment Termination Date; (b) to U.S. Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each U.S. Letter of Credit issued by it, which fee shall be payable upon the issuance of such U.S. Letter of Credit and at the time of each renewal or extension of each U.S. Letter of Credit, and also quarterly in arrears, on the first day of each January, April, July and October for the preceding quarter (commencing with the first such date to occur after the Closing Date), and in addition shall be paid on the date of termination of such U.S. Letter of Credit and on the U.S. Revolver Commitment Termination Date; and (c) to U.S. Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit issued by it, which charges shall be paid as and when incurred on demand.  All fees payable under this Section 3.2.5 shall be payable in Dollars.

3.2.6             Other Fees.  Holdings shall pay such other fees as described in the Fee Letter.

3.3          Computation of Interest, Fees, Yield Protection.  All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, or, in the case of interest based on Loans bearing interest at the U.S. Prime Rate or Loans denominated in Canadian Dollars, on the basis of a 365 day year.  Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money, except to the extent such treatment is inconsistent with any Applicable Law.  A certificate setting forth in reasonable detail amounts payable by any Borrower under Section 3.4, 3.7 or 3.10 and the basis therefor, submitted to the Administrative Borrower by Agent or the affected Lender or Fronting Bank shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate.  For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.  Any provision of this Agreement that would oblige a Canadian Domiciled Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Domiciled Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

3.4          Reimbursement Obligations.  Borrowers within each Borrower Group shall reimburse Agent for all Extraordinary Expenses incurred by Agent in reference to such Borrower Group or its related Loan Party Group Obligations or Collateral of its related Loan Party Group.  In addition to such Extraordinary Expenses, such Borrowers shall also reimburse Agent and, in the case of clause (a) below only, each Joint Lead Arranger, for all reasonable and documented legal, accounting, appraisal, and other reasonable and documented fees, costs and expenses, without duplication, incurred by them in connection with (a) negotiation and preparation of any Loan Documents and any commitment letters executed in connection therewith and the syndication of the Loans hereunder; (b) any amendment or other modification to any of the Loan Documents; (c) all due diligence expenses, including field examinations and appraisals incurred by Agent in connection with the Loan Documents incurred prior to the Closing Date; (d) administration of and actions relating to any Collateral, including any actions taken to perfect or maintain priority of Agent’s Liens on any such Collateral, to maintain any insurance required hereunder or to verify such Collateral; and (e) each inspection, field exam, audit or appraisal with respect to any Loan Party within such Borrowers’ related Loan Party Group or Collateral securing such Loan Party Group’s Obligations (including Bank of America’s standard charges for field examinations, audits and the preparation of reports thereof), whether prepared by Agent’s personnel or a third party (subject to the limitations of Section 10.1.14).  All reasonable and documented out-of-pocket legal fees incurred by Agent Professionals in reference to a Borrower’s related Loan Party Group or its related Loan Party Group Obligations or Collateral of such Borrower’s related Loan Party Group shall be charged to Borrowers within such Borrower Group at the actual rate charged by such Agent Professionals; provided that Borrowers’ obligation to reimburse Agent for legal fees shall be limited to the reasonable and documented legal fees and expenses of Latham & Watkins, LLP, U.S. counsel to Agent, and Norton Rose Fulbright Canada LLP, Canadian counsel to Agent, replacement or substitute counsel in any such jurisdiction and, if necessary, one local counsel in each other relevant jurisdiction, including local jurisdictions within any country listed above (which may include a local counsel acting in multiple jurisdictions).  In addition to the Extraordinary Expenses of Agent, upon the occurrence and during the continuance of an Event of Default, Borrowers shall reimburse Fronting Banks and Lenders for the reasonable and documented fees, charges and disbursements of one U.S. counsel and one Canadian counsel (and, if necessary, of one local counsel in each other relevant jurisdiction, including local jurisdictions within any country listed above (which may include a local counsel acting in multiple jurisdictions)) for the Fronting Banks and Lenders, as a whole, in connection with the enforcement, collection or protection of their respective rights under the Loan Documents (unless there is an actual or perceived conflict of interest, in which case the affected Fronting Banks and Lenders (taken as a whole) may retain one additional counsel in each relevant jurisdiction, including local jurisdictions within any country listed above (which may include a local counsel acting in multiple jurisdictions))), including all such expenses incurred during any workout, restructuring or Insolvency Proceeding.  All amounts payable by Borrowers under this Section 3.4 shall be due and payable in accordance with Section 3.3.

3.5          Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Interest Period Loans, or to determine or charge interest rates based upon the Canadian BA Rate or LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell bills of exchange denominated in, or to take deposits of, Dollars in the London interbank market, or Canadian Dollars through bankers’ acceptances in the Canadian interbank market then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue affected Interest Period Loans or to convert Floating Rate Loans to affected Interest Period Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, Borrowers of the affected Borrower Group shall prepay or, if applicable, convert all affected Interest Period Loans of such Lender to Floating Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Interest Period Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Interest Period Loans.  Upon any such prepayment or conversion, Borrowers of the affected Borrower Group shall also pay accrued interest on the amount so prepaid or converted.  If any Lender invokes this Section 3.5, such Lender shall use reasonable efforts to notify the Administrative Borrower and Agent when the conditions giving rise to such action no longer exists, provided, however, that such Lender shall have no liability to Borrowers or to any other Person for its failure to provide such notice.

3.6          Inability to Determine Rates.  If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, an Interest Period Loan that (a) deposits or bankers’ acceptances are not being offered to (i) with respect to LIBOR, banks in the London interbank market and (ii) with respect to the Canadian BA Rate, banks in Canada in the Canadian interbank market, in each case for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR or the Canadian BA Rate for the requested Interest Period, or (c) LIBOR or the Canadian BA Rate for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify the Administrative Borrower and each Applicable Lender.  Thereafter, the obligation of the Applicable Lenders to make or maintain affected Interest Period Loans shall be suspended until Agent (upon instruction by relevant Required Borrower Group Lenders) revokes such notice.  Upon receipt of such notice, the Administrative Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of an Interest Period Loan or, failing that, will be deemed to have submitted a request for a Floating Rate Loan.  If any Lender invokes this Section 3.6, such Lender shall use reasonable efforts to notify the Administrative Borrower and Agent when the conditions giving rise to such action no longer exists, provided, however, that such Lender shall have no liability to Borrowers or to any other Person for its failure to provide such notice.

3.7          Increased Costs; Capital Adequacy.

3.7.1             Change in Law.  If any Change in Law shall:

(a)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Canadian BA Rate or LIBOR) or Fronting Bank;

(b)           impose on any Lender or Fronting Bank or the London interbank market or the Canadian market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations; or

(c)           subject any Lender, any Fronting Bank or Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c), (d) and (e) of the definition of Excluded Taxes, and (C) franchise, branch profit and net income Taxes (however denominated) imposed as a result of a present or former connection between such party and the jurisdiction imposing such Tax other than connections arising from such party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document, in each case imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital thereto, and the result thereof shall be to increase the cost to such Lender of making or maintaining any Interest Period Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Fronting Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Fronting Bank, the Borrower Group to which such Lender or Fronting Bank has a Revolver Commitment shall pay to such Lender or Fronting Bank such additional amount or amounts as will compensate such Lender or Fronting Bank for such additional costs incurred or reduction suffered, in each case, in accordance with Section 3.3.  For the avoidance of doubt, this Section 3.7.1 shall not apply to the extent that any amount is (i) [Reserved]; (ii) attributable to a Tax Deduction required by law to be made by a Loan Party; (iii) [Reserved]; or (iv) attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Credit Party or any of its Affiliates) other than in connection with Basel III.

3.7.2             Capital Adequacy.  If any Lender or Fronting Bank determines that any Change in Law affecting such Lender or Fronting Bank or any Lending Office of such Lender or such Lender’s or Fronting Bank’s holding company, if any, regarding capital, liquidity or leverage requirements has or would have the effect of reducing the rate of return on such Lender’s, Fronting Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Fronting Bank’s Revolver Commitments, Loans, Letters of Credit or participations in LC Obligations to a level below that which such Lender, Fronting Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Fronting Bank’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrower Group to which such Lender or Fronting Bank has a Revolver Commitment will pay to such Lender or Fronting Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered, in each case, in accordance with Section 3.3.

3.7.3             Compensation.  Failure or delay on the part of any Lender or Fronting Bank to demand compensation pursuant to this Section 3.7 shall not constitute a waiver of its right to demand such compensation, but Borrowers of a Borrower Group shall not be required to compensate a Lender to such Borrower Group or Fronting Bank for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender or Fronting Bank notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8          [Reserved].

3.9          Mitigation.  If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.8, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or unlawful.  The Borrower or Borrowers of each affected Borrower Group shall pay all reasonable costs and expenses incurred by any Lender that has issued a Revolver Commitment to such Borrower Group in connection with any such designation or assignment.

3.10        Funding Losses.  If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan or any Reallocation occurs on a day other than the end of an Interest Period, (c) any Borrower of either Borrower Group fails to repay an Interest Period Loan when required hereunder, or (d) pursuant to Section 13.3.4, the Administrative Borrower requires a Lender to assign all of its rights and obligations under the Loan Documents to one or more Eligible Assignees, then the Borrowers of such Borrower Group shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds, but excluding loss of margin.  All amounts payable by Borrowers under this Section 3.10 shall be due and payable in accordance with Section 3.3.  Lenders shall not be required to purchase deposits in the London interbank market or any other applicable market to fund any Interest Period Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund such Loans.

3.11        Maximum Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower Group to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower Group.  In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.  Without limiting the generality of the foregoing provisions of this Section 3.11, if any provision of any of the Loan Documents would obligate any Canadian Domiciled Loan Party to make any payment of interest with respect to the Canadian Facility Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Facility Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Facility Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Facility Loan Parties to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Facility Loan Parties to the applicable recipient which would constitute interest with respect to the Canadian Facility Obligations for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Facility Loan Parties shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Facility Loan Party.  Any amount or rate of interest with respect to the Canadian Facility Obligations referred to in this Section 3.11 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to any Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the date of Full Payment of the Canadian Facility Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

SECTION 4.                LOAN ADMINISTRATION

4.1          Manner of Borrowing and Funding Loans.

4.1.1             Notices of Borrowing.

(a)           Revolver Loans.  Whenever any Borrower desires funding of a Borrowing of any Loans, the Administrative Borrower shall give Agent a Notice of

Borrowing.  Such notice must be received by Agent no later than 11:00 a.m. (Local Time) (i) on the Business Day of the requested funding date, in the case of Floating Rate Loans and (ii) at least three Business Days prior to the requested funding date, in the case of Interest Period Loans.  Notices received after 11:00 a.m. (Local Time) shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan or a LIBOR Revolver Loan, in the case of a U.S. Borrower, or a Canadian Base Rate Loan, LIBOR Loan, Canadian Prime Rate Loan or Canadian BA Rate Loan, in the case of a Canadian Borrower, (D) in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified) and (E) the Borrower Group Commitment under which such Borrowing is proposed to be made and, if such Borrowing is requested for a Canadian Borrower, whether such Loan is to be denominated in Dollars or Canadian Dollars.

(b)           [Reserved].

(c)           [Reserved].

(d)           Swingline Loans.  Whenever any Borrower desires funding of a Borrowing of Swingline Loans, the Administrative Borrower shall give Agent a Notice of Borrowing.  Such notice must be received by Agent no later than 11:00 a.m. (Local Time) on the Business Day of the requested funding date.  Notices received after 11:00 a.m. (Local Time) shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Canadian Base Rate Loan or Canadian Prime Rate Loan, in the case of a Canadian Borrower, and (D) the Borrower Group Commitment under which such Borrowing is proposed to be made and, if such Borrowing is requested for a Canadian Borrower, whether such Loan is to be denominated in Dollars or Canadian Dollars.

4.1.2             Fundings by Lenders; Settlement.

(a)           Each Applicable Lender shall timely honor its Borrower Group Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans under such Borrower Group Commitment that is properly requested hereunder; provided, however, that no Lender shall be required to honor its Borrower Group Commitment by funding its Pro Rata share of any Borrowing that would cause the Revolver Loans plus the LC Obligations to a Borrower Group to exceed the aggregate Borrowing Base for such Borrower Group or the Borrower Group Commitments.  Agent shall endeavor to provide prompt written notice to the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing).  Subject to its receipt of such amounts from the Applicable Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by the Administrative Borrower.  Unless Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the Borrower or Borrowers within such Borrower Group.  If an Applicable Lender’s share of any Borrowing is not received by Agent, then the Borrower or Borrowers within the Borrower Group agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.  Notwithstanding the foregoing, Agent may, in its discretion, fund any request for a Borrowing of Revolver Loans as Swingline Loans.

(b)           To facilitate administration of the Revolver Loans, the Lenders, the Swingline Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower or any other Loan Party) that settlement among them with respect to Swingline Loans and other Revolver Loans constituting, in each case, Canadian Revolver Loans and U.S. Revolver Loans may take place on a date determined from time to time by Agent, which shall occur at least once every five (5) Business Days.  On each settlement date, settlement shall be made with each such Lender in accordance with the Settlement Report delivered by Agent to the Lenders.  Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.  Between settlement dates contemplated under the first sentence of this subsection (b), Agent may in its discretion (but is not obligated to) apply payments on Revolver Loans to Swingline Loans, regardless of any designation by the Administrative Borrower or any Borrower or any provision herein to the contrary.  If, due to an Insolvency Proceeding with respect to any Borrower or any other Loan Party or otherwise, any Swingline Loan may not be settled among the Lenders, then each Applicable Lender shall be deemed to have purchased from the applicable Swingline Lender a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to the applicable Swingline Lender, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.3             Notices.  Each Borrower authorizes Agent and Lenders to extend Loans, convert or continue Revolver Loans, effect selections of interest rates, and transfer funds to or on behalf of applicable Borrowers based on telephonic or e-mailed instructions by the Administrative Borrower to Agent.  The Administrative Borrower shall confirm each such request by reasonably prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern.  Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on the Administrative Borrower’s behalf.

4.1.4             Lending Offices.  Each Lender may, at its option, make any Revolver Loan, and participation in Letters of Credit, available to any Canadian Borrower by causing any lending office, foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Canadian Borrower to repay such Loan in accordance with the terms of this Agreement. Each such lending office, branch or Affiliate of any Lender shall, for all purposes of this Agreement and the other

Loan Documents, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions (subject to all conditions and restrictions with respect to such provisions) in respect of its acting as such).

4.2          Defaulting Lender.

4.2.1             Reallocation of Pro Rata Share; Amendments.  For purposes of determining Lenders’ obligations to fund or participate in Revolver Loans or Letters of Credit, Agent may exclude the Revolver Commitments and Loans of any Defaulting Lender from the calculation of Pro Rata shares; provided that (i) no non-Defaulting Lender shall be re-allocated any Defaulting Lender’s commitment to fund Revolver Loans under Section 2.1.1 hereof if a Default or Event of Default is then continuing and (ii) notwithstanding such exclusion, no non-Defaulting Lender shall be required to fund or participate in any Loans or Letter of Credit if such funding or participation shall cause the Total Revolver Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolver Commitment.  A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2             Payments; Fees.  Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full.  Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s LC Obligations, or readvance the amounts to Borrowers hereunder.  A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Revolver Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1.  If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.3 or 3.2.5 shall be paid to such Lenders.  Notwithstanding anything to the contrary in Section 4.2.1 and this Section 4.2.2, the LC Obligations owing to a Defaulting Lender may be reallocated to the other Lenders only to the extent that such reallocation does not cause the Total Revolver Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolver Commitment.  Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3             Cure.  Borrowers, Agent and each Fronting Bank may agree in writing that a Revolver Lender is no longer a Defaulting Lender.  At such time, Pro Rata shares shall be reallocated without exclusion of such Revolver Lender’s Revolver Commitment and Revolver Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Revolver Lenders and settled by Agent (with appropriate payments by the reinstated Revolver Lender) in accordance with the readjusted Pro Rata shares.  Unless expressly agreed by Borrowers, Agent and each Fronting Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Revolver Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender.  The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3          Number and Amount of Interest Period Loans; Determination of Rate.  For ease of administration, all Interest Period Loans of the same Type to a Borrower Group having the same length and beginning date of their Interest Periods and the same currency shall be aggregated together, and such Loans shall be allocated among the Applicable Lenders on a Pro Rata basis.  With respect to any Borrower Group, no more than ten (10) Borrowings of Interest Period Loans may be outstanding at any time, and each Borrowing of Interest Period Loans when made, continued or converted shall be in a minimum amount of $1,000,000 (Cdn$1,000,000 in the case of Canadian BA Rate Loans), or an increment of $100,000 (Cdn$100,000 in the case of Canadian BA Rate Loans) in excess thereof.  Upon determining Canadian BA Rate or LIBOR for any Interest Period requested by Borrowers within a Borrower Group, Agent shall promptly notify the Administrative Borrower by telephone or electronically and, if requested by the Administrative Borrower, shall confirm any telephonic notice in writing.

4.4          Administrative Borrower.

4.4.1             Administrative Borrower.  Each Canadian Domiciled Loan Party and each U.S. Domiciled Loan Party hereby designates WS International as its representative and agent (in such capacity, the “Administrative Borrower”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of any Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Fronting Bank or any Lender.  The Administrative Borrower hereby accepts such appointment.

4.4.2             Reserved.

4.4.3             Reserved.

4.4.4             Administrative Borrower Generally.  Agent, each Fronting Bank and each Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by the Administrative Borrower on behalf of any Loan Party.  Agent, any Fronting Bank and any Lender may give any notice or communication with a Loan Party hereunder to the Administrative Borrower on behalf of such Loan Party.  Each of Agent, any Fronting Bank and any Lender shall have the right, in its discretion, to deal exclusively with the Administrative Borrower for any or all purposes under the Loan Documents.  Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Administrative Borrower shall be binding upon and enforceable against it.

4.5          Reserved.

4.6          Effect of Termination.  On the effective date of termination of the Revolver Commitments, all Obligations shall be immediately due and payable.  All undertakings of Loan Parties contained in the Loan Documents shall survive, and Agent shall retain their Liens on the

Collateral and all of their rights and remedies under the Loan Documents until Full Payment of the Secured Obligations.  Notwithstanding Full Payment of the Secured Obligations, Agent shall not be required to terminate its Liens on any Collateral unless the Loan Parties have pre-funded all uncleared payment requests (ACH, wire transfer and other) made by a Loan Party or a Lender or any of its Affiliates on or prior to the date of such termination.  In addition, in the event Payment Items have been applied to the Full Payment of the Secured Obligations, Agent shall not be required to terminate its Liens on any Collateral unless Agent receives (a) a written agreement, executed by the Administrative Borrower and any Person whose advances are used in whole or in part to satisfy the Secured Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its reasonable discretion, deems necessary to protect against any such damages.  Sections 2.3, 2.5, 3.4, 3.6, 3.7, 3.10, 5.4, 5.8, 5.9, 12, 14.2 and this Section 4.6, and the obligation of each Loan Party and Lenders with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Secured Obligations.

SECTION 5.                PAYMENTS

5.1          General Payment Provisions.  All payments of Obligations shall be made without offset, counterclaim or defense of any kind, and in immediately available funds, not later than 1:00 p.m. (Local Time) on the due date.  Any payment after such time shall be deemed made on the next Business Day.  If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees.  Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.10.  Any prepayment of Loans to a Borrower Group shall be applied first to costs and expenses of Agent (including any Extraordinary Expenses) relating to such Borrower Group, second to Floating Rate Loans (and Agent may, in its discretion, apply such prepayment to Swingline Loans before other Revolver Loans) of such Borrower Group, and then to Interest Period Loans of such Borrower Group; provided, however, that as long as no Default or Event of Default exists, prepayments of Interest Period Loans may (other than in the case of Full Payment of the Obligations), at the option of Borrowers of the applicable Borrower Group and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods (in which case no compensation under Section 3.10 hereof shall be payable with respect to such prepayment, but interest shall continue to accrue on the outstanding principal of such Loans until payment thereon).  All payments with respect to any U.S. Facility Obligations shall be made in Dollars and all payments with respect to any other Obligation shall be made in the currency of the underlying Obligation.  Any payment made contrary to the requirements of the preceding sentence shall be subject to the terms of Section 5.12.

5.2          Repayment of Obligations.  All (i) Canadian Facility Obligations shall be immediately due and payable in full on the Canadian Revolver Commitment Termination Date and (ii) U.S. Facility Obligations shall be immediately due and payable in full on the U.S. Revolver Commitment Termination Date, in each case, unless payment of such Obligations is sooner required hereunder.  Revolver Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of Interest Period Loans, the payment of costs set forth in Section 3.10 (except to the extent provided in Section 5.1).  Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers of the Borrower Group owing such

Overadvance shall, on the sooner of Agent’s demand or the first Business Day after any Borrower of such Borrower Group has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of the related Overadvance Loan to zero; provided, that if the aggregate principal balance of all Revolver Loans owed by any Borrower Group exceeds the Borrowing Base of such Borrower Group solely as a result of a fluctuation in Exchange Rates between the currencies in which such Revolver Loans were funded and Dollars, no repayment due to such Overadvance shall be required under this Section 5.2 until and unless such excess amount is equal to or greater than 105% of the Borrowing Base of such Borrowing Group.  If at any time the sum of the Dollar Equivalent of (x) the aggregate principal balance of all Revolver Loans owed by any Borrower Group plus (y) the LC Obligations of such Borrower Group exceeds such Borrower Group Commitments (whether as a result of a fluctuation of Exchange Rates between the currencies in which such Loans were funded or Letters or Credit were issued and Dollars or otherwise), Borrowers of such Borrower Group shall, on the sooner of Agent’s demand or the first Business Day after any Borrower of such Borrower Group has knowledge thereof, repay its outstanding Revolver Loans (or Cash Collateralize its Letters of Credit) in an amount sufficient to reduce such excess to zero.

5.3          Payment of Other Obligations.  Obligations shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, within thirty (30) days of demand by Agent therefor.

5.4          Marshaling; Payments Set Aside.  None of Agent, Fronting Banks or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations.  If any payment by or on behalf of any Borrower or Borrowers is made to Agent, any Fronting Bank or any Lender, or Agent, any Fronting Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such Fronting Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.5          Post-Default Allocation of Payments.

5.5.1             Allocation.  Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Secured Obligations, whether arising from payments by or on behalf of any Loan Party, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)           with respect to monies, payments, Property or Collateral of or from any U.S. Facility Loan Parties, together with allocations pursuant to subclause (ix) of any clause of this Section 5.5.1:

(i)            first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any U.S. Domiciled Loan Party;

(ii)           second, to all amounts owing to U.S. Swingline Lender on U.S. Swingline Loans;

(iii)          third, to all amounts owing to any U.S. Fronting Bank on U.S. LC Obligations;

(iv)          fourth, to all U.S. Facility Obligations constituting fees owing by the U.S. Facility Loan Parties (exclusive of any Canadian Facility Obligations which are guaranteed by the U.S. Domiciled Loan Parties);

(v)           fifth, to all U.S. Facility Obligations constituting interest owing by the U.S. Facility Loan Parties (exclusive of any Canadian Facility Obligations which are guaranteed by the U.S. Domiciled Loan Parties);

(vi)          sixth, to Cash Collateralization of U.S. LC Obligations;

(vii)         seventh, to the principal amount of all U.S. Revolver Loans and all Qualified Secured Bank Product Obligations of any U.S. Domiciled Loan Party (exclusive of any Qualified Secured Bank Product Obligations which are guaranteed by the U.S. Domiciled Loan Parties) to the extent a U.S. Bank Product Reserve has been established with respect thereto up to and including the amount most recently specified to Agent pursuant to the terms hereof;

(viii)        eighth, to all other U.S. Facility Secured Obligations (exclusive of any Canadian Facility Secured Obligations which are guaranteed by the U.S. Domiciled Loan Parties); and

(ix)          ninth, to be applied to clause (b) below; and

(b)           with respect to monies, payments, Property or Collateral of or from any Canadian Domiciled Loan Party, together with any allocations pursuant to subclause (ix) of Section 5.5.1(a):

(i)            first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by such Canadian Domiciled Loan Party;

(ii)           second, to all amounts owing to Canadian Swingline Lender on Canadian Swingline Loans to such Canadian Domiciled Loan Party;

(iii)          third, to all amounts owing by such Canadian Domiciled Loan Party to any Canadian Fronting Bank on Canadian LC Obligations of such Canadian Domiciled Loan Party;

(iv)          fourth, to all Canadian Facility Obligations of such Canadian Domiciled Loan Party constituting fees;

(v)           fifth, to all Canadian Facility Obligations of such Canadian Domiciled Loan Party constituting interest;

(vi)          sixth, to Cash Collateralization of Canadian LC Obligations of such Canadian Domiciled Loan Party;

(vii)         seventh, to all the principal amount of Canadian Revolver Loans and all Qualified Secured Bank Product Obligations of any Canadian Domiciled Loan Party (exclusive of any Qualified Secured Bank Product Obligations which are guaranteed by the Canadian Domiciled Loan Parties) to the extent a Canadian Bank Product Reserve has been established with respect thereto up to and including the amount most recently specified to Agent pursuant to the terms hereof; and

(viii)        eighth, to all other Canadian Facility Secured Obligations of such Canadian Domiciled Loan Party.

Amounts shall be applied to each category of Secured Obligations set forth within subsection (a) and (b) above, as applicable, until Full Payment thereof and then to the next category.  If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations in the category.  Amounts distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, last reported to Agent or the actual Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, as calculated by the methodology reported to Agent for determining the amount due.  Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party.  If a Secured Party fails to deliver such calculation within five days following request by Agent, Agent may assume the amount to be distributed is zero.  The allocations set forth in this Section 5.5.1 are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and any allocation within subsection (a) and (b) of proceeds of the realization of Collateral may be changed by agreement among them without the consent of any Loan Party.  This Section 5.5.1 is not for the benefit of or enforceable by any Loan Party.  Notwithstanding the preceding two sentences and anything else to the contrary set forth in any of the Loan Documents, all payments by or on behalf of any Loan Party shall be applied first to the Secured Obligations of any member of the Borrower Group of which such Loan Party is a member then due until paid in full and then to all other Secured Obligations (subject to the limitations contained herein) until paid in full.  Notwithstanding anything contained in this Section 5.5.1, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

5.5.2             Erroneous Application.  Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6          Application of Payments.  The ledger balance in the Dominion Accounts of each Borrower Group as of the end of a Business Day shall be applied to the Loan Party Group Obligations of such Borrower Group at the beginning of the next Business Day during the existence of any Cash Dominion Event.  If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers of the applicable Borrower Group as long as no Event of Default exists.  Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable; provided, however, that, unless an Event of Default has occurred and is continuing, Agent shall not apply any payments to any Interest Period Loans prior to the last day of the applicable Interest Period.

5.7          Loan Account; Account Stated.

5.7.1             Loan Account.  Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Obligations of Borrowers within each Borrower Group resulting from each Loan made to such Borrowers or issuance of a Letter of Credit for the account of Borrowers from time to time.  Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of any Borrower to pay any amount owing hereunder.  With respect to each Borrower Group, Agent may maintain a single Loan Account in the name of each such Borrower Group (in the name of any member of each Borrower Group), and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Secured Obligations.

5.7.2             Entries Binding.  Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein.  If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 45 days after receipt or inspection that specific information is subject to dispute.

5.8          Taxes.  For purposes of this Section 5.8, the term “Lender” includes any Fronting Bank.

5.8.1             Payments Free of Taxes.  All payments by or on behalf of any Loan Party of Obligations shall be free and clear of and without deduction, remittance or withholding for any Taxes, unless required by Applicable Law.  If Applicable Law requires any Loan Party or Agent to withhold, remit or deduct any Taxes (as determined in good faith by the applicable Loan Party or Agent), the withholding, remittance or deduction shall be based on Applicable Law and the information provided pursuant to this Section 5.8 and Section 5.9, and the applicable Loan Party or Agent shall be entitled to make such deduction or withholding and shall timely pay the amount withheld, remitted or deducted to the relevant Governmental Authority.  If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Loan Parties shall be increased so that the applicable Credit Parties receive an amount equal to the sum they would have received if no such withholding, remittance or deduction (including deductions applicable to additional sums payable under this Section 5.8) had been made.  Without limiting the foregoing, Loan Parties shall timely pay and remit all Other Taxes to the relevant Governmental Authorities in accordance with Applicable Law or, at the option of Agent, timely reimburse it for the payment of any Other Taxes. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Administrative Borrower and Agent shall be entitled to treat (and the Credit Parties hereby authorize Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

5.8.2             Payment.  Loan Parties shall indemnify, hold harmless and reimburse each Credit Party for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes and Other Taxes attributable to amounts payable under this Section 5.8) paid by such Credit Party with respect to any Obligations of such Loan Party’s Borrower Group, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto.  A certificate setting forth in reasonable detail the amount and basis for calculation of any such payment or liability delivered to the Administrative Borrower by a Credit Party (with a copy to Agent) shall be conclusive, absent manifest error, and all amounts payable by Loan Parties under this Section 5.8.2 shall be due in accordance with Section 5.3.  As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party, the Administrative Borrower shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment reasonably satisfactory to Agent.

5.8.3             Treatment of Certain Refunds.  If any Credit Party determines, in its sole discretion in good faith, that it is entitled to claim a refund or credit from a Governmental Authority in respect of any Indemnified Tax or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.8 (including by the payment of additional amounts pursuant to Section 5.8.1), such Credit Party shall promptly notify such Loan Party of the availability of such refund claim and, if such Credit Party determines in good faith that making a claim for refund will not place such party in a less favorable net after-Tax position than such party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid, shall, within 60 days after receipt of a request by such Loan Party, make a claim to such Governmental Authority for such refund.  If a Credit Party determines, in its sole discretion, that it has received a refund of any Indemnified Tax or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.8 (including by the payment of additional amounts pursuant to Section 5.8.1), it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section 5.8 with respect to the Indemnified Tax or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Credit Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Loan Parties agree in writing to repay the amount paid over to Loan Parties (plus interest attributable to the period during which the Loan Parties held such funds) to such Credit Party in the event that such Credit Party is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Credit Party to make available its tax returns (or any other information relating to its Taxes) to any Loan Party or any other Person.

5.9          Lender Tax Information.  For purposes of this Section 5.9, the term “Lender” includes any Fronting Bank.

5.9.1             Generally.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction in which a relevant Loan Party is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to Agent and the Administrative Borrower, at the time or times prescribed by Applicable Law or reasonably requested by Agent or the Administrative Borrower, such properly completed and executed documentation or such other evidence as prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition and only to the extent applicable, any Lender, if requested by Agent or the Administrative Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Agent or the Administrative Borrower as will enable Agent and the Administrative Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in this Agreement, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.2 below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

5.9.2             U.S. Borrowers.  If a Borrower is a U.S. Person, any Lender that is a U.S. Person shall deliver to Agent and the Administrative Borrower (on or prior to the date on which such Lender becomes a Lender under this Agreement, and from time to time thereafter upon the reasonable request of Agent or Administrative Borrower) executed copies of IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Administrative Borrower to determine whether such Lender is subject to information reporting requirements and to establish that such Lender is not subject to backup withholding.  If any Foreign Lender is entitled to any exemption from or reduction of U.S. withholding tax for payments with respect to the U.S. Facility Obligations, it shall, to the extent it is legally permitted to do so, deliver to Agent and Administrative Borrower, on or prior to the date on which it becomes a U.S. Revolver Lender or U.S. Fronting Bank hereunder (and from time to time thereafter upon request by Agent or Administrative Borrower, but only if such Foreign Lender is legally entitled to do so) two executed copies of, (a) IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation (including, a certificate in the form of Exhibit J-2 (a “Non-Bank Certificate”) applicable to a partnership, if applicable); (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or section 881(c) of the Code, IRS Form W-8BEN or W-8BEN-E and a Non-Bank Certificate in the form of Exhibit J-1 or Exhibit J-2, as applicable; and/or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. withholding tax, together with such supplementary documentation as may be necessary to allow Agent and U.S. Borrowers to determine the withholding or deduction required to be made.

5.9.3             Lender Obligations.  Each Lender shall promptly notify the Administrative Borrower and Agent of any change in circumstances that would change any claimed Tax exemption or reduction.  Each Lender, severally and not jointly with any other Lender, shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) affected Borrowers of the Borrower Group to which such Lender has issued a Revolver

Commitment and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable and documented attorneys’ fees limited to the fees, disbursements and other charges or one primary counsel and one local counsel in each relevant jurisdiction) incurred by or asserted against such affected Borrower of such Borrower Group or Agent by any Governmental Authority due to such Lender’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to Section 5.8 or this Section 5.9.  Each Lender authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender under any Loan Document.  Each Lender agrees that if any form or certificate it previously delivered expires or becomes obsolete or inaccurate in any material respect, it shall update the form or certification or promptly notify the applicable Borrower or Agent in writing of its legal inability to do so.  If a payment made to Agent or a Lender under any Loan Document would be subject to United States withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Agent or such Lender shall deliver to the Borrowers and Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or Agent as may be necessary for the Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 5.9.3, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

5.10        Guarantees.

5.10.1           Joint and Several Liability of Loan Parties.  Each Guarantor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and the other Secured Parties (as primary obligor, and not merely as a surety) the prompt payment and performance of, all Secured Obligations and all agreements of each Loan Party under the Credit Documents provided, that a Guarantor shall not have any liability with respect to, or guarantee, any Excluded Swap Obligations of such Guarantor; and provided, further that notwithstanding anything contained herein to the contrary, no Canadian Domiciled Loan Party shall guarantee or be liable for the Secured Obligations of any U.S. Domiciled Loan Party.  Each Guarantor agrees that its guarantee obligations as a Guarantor of the Secured Obligations hereunder constitute a continuing guarantee of payment and not of collection, that such guarantee obligations shall not be discharged until Full Payment of the Secured Obligations, and that such guarantee obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Secured Obligations or Credit Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section 5.10) or any other Credit Document, or any waiver, consent or indulgence of any kind by Agent or any other Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guarantee for the Secured Obligations or any action, or the absence of any action, by Agent or any other Secured Party in respect thereof (including the release of any security or guarantee); (d) the insolvency of any Loan Party; (e) any election by Agent or any other Secured

Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code or any other Applicable Law of any other jurisdiction of similar effect; (f) any borrowing or grant of a Lien by any other Loan Party as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code or any other Applicable Law of any other jurisdiction of similar effect or otherwise; (g) the disallowance of any claims of Agent or any other Secured Party against any Loan Party for the repayment of any Secured Obligations under Section 502 of the U.S. Bankruptcy Code or any other Applicable Law of any other jurisdiction of similar effect or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Secured Obligations.  For the avoidance of doubt, the guarantees contained in this Agreement are subject to the reinstatement provisions contained in Section 14.24 of this Agreement.

5.10.2           Waivers by Loan Parties.

(a)           Each Loan Party hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or the other Secured Parties to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Secured Obligations before, or as a condition to, proceeding against such Loan Party.  To the extent permitted by Applicable Law, each Loan Party waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Secured Obligations.  It is agreed among each Loan Party, Agent and the other Secured Parties that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Credit Documents and that, but for such provisions, Agent, Fronting Banks and Lenders would decline to make Loans and issue Letters of Credit.  Each Loan Party acknowledges that its guarantee pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)           Agent and the other Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon the Collateral by judicial foreclosure or non-judicial sale or enforcement, to the extent permitted under Applicable Law, without affecting any rights and remedies under this Section 5.10.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any other Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Loan Party or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Loan Party consents to such action and, to the extent permitted under Applicable Law, waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Loan Party might otherwise have had.  To the extent permitted under Applicable Law, any election of remedies that results in denial or impairment of the right of Agent or any other Secured Party to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Secured Obligations.  To the extent permitted under Applicable Law, each Loan Party waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Secured Obligations, even though that election of remedies destroys such Loan Party’s rights of subrogation against any other Person.  To the extent permitted under Applicable Law,

Agent may bid all or a portion of the Secured Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Secured Obligations in accordance with the terms of this Agreement.  To the extent permitted under Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Secured Obligations shall be conclusively deemed to be the amount of the Secured Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any other Secured Party might otherwise be entitled but for such bidding at any such sale.

5.10.3           Extent of Liability of Loan Parties; Contribution.

(a)           Notwithstanding anything herein to the contrary but provided that in no circumstance shall any Canadian Domiciled Loan Party guarantee or be liable for the Secured Obligations of any U.S. Domiciled Loan Party, each Loan Party’s liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such Loan Party is primarily liable hereunder, as described below, and (ii) such Loan Party’s Allocable Amount.

(b)           If any Loan Party makes a payment under this Section 5.10 of any Secured Obligations (other than amounts for which such Loan Party is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Loan Party, exceeds the amount that such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Secured Obligations satisfied by such Guarantor Payments in the same proportion that such Loan Party’s Allocable Amount bore to the total Allocable Amounts of all Loan Parties, then such Loan Party shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Loan Party shall be the maximum amount that could then be recovered from such Loan Party under this Section 5.10 without rendering such payment voidable under Section 548 of the U.S. Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law or any other Applicable Law of any other jurisdiction of similar effect.

(c)           Nothing contained in this Section 5.10 shall limit the liability of any Loan Party to pay Loans made to that Loan Party, LC Obligations relating to Letters of Credit issued to support such Loan Party’s business, and all accrued interest, fees, expenses and other related Secured Obligations with respect thereto, for which such Loan Party shall be primarily liable for all purposes hereunder.

5.10.4           [Reserved].

5.10.5           Subordination.  Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration,

contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the Full Payment of all Secured Obligations.

5.11        Reserved.

5.12        Currency Matters.  Dollars are the currency of account and payment for each and every sum at any time due from Borrowers hereunder unless otherwise specifically provided in this Agreement, any other Loan Document or otherwise agreed to by Agent; provided, that

(a)           each repayment of a Revolver Loan, LC Obligation or a part thereof shall be made in the currency in which such Revolver Loan or LC Obligation is denominated at the time of that repayment;

(b)           each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;

(c)           each payment of fees pursuant to Section 3.2.1 shall be in the currency therein provided, and if not so provided, in Dollars;

(d)           each payment of fees pursuant to Sections 3.2.2 through 3.2.5 shall be in the currency of the underlying Letter of Credit; and

(e)           each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made.

No payment to any Credit Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Loan Party in respect of which it was made unless and until such Credit Party shall have received Full Payment in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.12.  Agent has the right, at the expense of the applicable Loan Party, to convert any payment made in an incorrect currency into the applicable currency required under this Agreement.  To the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, such Loan Party (together with the other Loan Parties within its Loan Party Group or other obligors pursuant to any Guarantee of the Obligations of such Loan Party Group) agrees to indemnify and hold harmless such Credit Party, with respect to the amount of the shortfall with respect to amounts payable by such Loan Party hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.  To the extent that the amount of any such payment to a Credit Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party shall return such excess to the members of the affected Borrower Group.

5.13        Release of Guarantors.  Agent and Lenders agree that any Guarantor may be released prior to Full Payment of the Secured Obligations to the extent such Guarantor is being sold, transferred or otherwise disposed of (including through a merger, consolidation, amalgamation, liquidation or dissolution) permitted pursuant to Sections 10.2.3, 10.2.4, or 10.2.5 in accordance with Section 12.4.1.

SECTION 6.                CONDITIONS PRECEDENT

6.1          Conditions Precedent to the Closing Date. The obligation of each Lender and Fronting Bank to make its extension of credit to be made hereunder on the Closing Date is subject to the satisfaction of the following conditions precedent:

(a)           Loan Documents.  Agent shall have received counterparts of this Agreement that, when taken together, bear signatures of each Loan Party, each Lender, and Agent.  Agent shall have received counterparts of the Intercreditor Agreement, the U.S. Security Agreement, the Canadian Security Agreement and each other Loan Document listed on Schedule 6.1(a) by each of the signatories thereto.

(b)           Fees and Expenses.  The Joint Lead Arrangers, Lenders and Agent shall have received all fees required to be paid on the Closing Date pursuant to the Fee Letter in connection with the Facilities and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two (2) Business Days prior to the Closing Date (except as otherwise agreed to by the Borrowers) (which amounts may, at the Administrative Borrower’s option, be offset against the proceeds of the Facilities).

(c)           Representations and Warranties. The Specified Representations and Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, shall be true and correct in all respects).

(d)           Notices.  With respect to the making of Loans, a completed Notice of Borrowing shall have been delivered to Agent on a timely basis.  With respect to the issuance of a Letter of Credit, the conditions set forth in paragraphs (b) through (m) of the applicable definition of LC Conditions shall be satisfied, together with the conditions set forth in Section 2.3.1 or Section 2.5.1, as applicable,

(e)           No Company Material Adverse Effect.  Since the date of the Acquisition Agreement, no Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred.

(f)            Pro Forma Financial Statements; Closing Date Financial Statements.  Agent shall have received the Pro Forma Financial Statements and the Closing Date Financial Statements.

(g)           Transactions.

(i)            The Acquisition shall be consummated substantially concurrently with the extensions of credit to be made hereunder on the Closing Date in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments or waivers, other than any such modifications, amendments or waivers that are materially adverse to the interests of the Joint Lead Arrangers (it being understood that (a) any modification, amendment or waiver that results in a reduction in the purchase price of, or consideration for, the Acquisition shall not be deemed to be materially adverse to the interests of the Joint Lead Arrangers to the extent that (1) it is less than 10% of the purchase price of, or consideration for, the Acquisition (subject to the requirement to satisfy the condition set forth in Section 6.1(g)(ii)) or (2) otherwise, any such reduction shall be applied to reduce the Facilities (including the amount to be drawn thereunder on the Closing Date) and the Equity Contribution on a pro rata basis, (b) any modification, amendment or waiver that results in an increase in the purchase price of, or consideration for, the Acquisition shall not be deemed to be material and adverse to the interests of the Joint Lead Arrangers so long as such increase is funded with an increase to the Equity Contribution and (c) any amendment to the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on August 21, 2017) or amendment to the “Xerox” provisions in the Acquisition Agreement as in effect on August 21, 2017 shall be deemed to be material and adverse to the interests of the Joint Lead Arrangers).

(ii)           The Equity Contribution shall be consummated substantially concurrently with the extensions of credit to be made hereunder on the Closing Date and any shares of stock in Holdings delivered by Holdings to Algeco Scotsman Global S.à r.l. and Algeco Scotsman Holdings Kft as part of the consideration for the Acquisition shall (x) represent no more than 10% of Holdings’ common stock on a fully diluted basis as of the Closing Date and (y) be in the form of common stock.

(h)           Personal Property Collateral.  Each Loan Party shall have delivered to Agent:

(i)            a completed Perfection Certificate, dated as of the Closing Date, executed by a duly authorized officer of each Loan Party, together with all attachments contemplated thereby;

(ii)           each UCC and PPSA financing statement shall have been delivered to Agent and shall be in proper form for filing, registration or recordation; and

(iii)          Agent shall have received (1) the certificates representing the shares of certificated Equity Interests pledged pursuant to the Security Documents (to the extent possession of such certificates perfects a security interest therein and such Equity Interests are certificated), together with an undated stock power or other instrument of transfer for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (2) each promissory note pledged pursuant to the Security Documents and required to be delivered thereunder duly executed (without recourse) in blank (or accompanied by an undated instrument of transfer executed in blank and reasonably satisfactory to Agent) by the pledgor thereof; provided that, the requirement to deliver the documents described in this clause (iii) (except to the extent relating to certificates representing the Equity Interests of a Borrower) shall not constitute conditions precedent to the initial Loans on the Closing Date after the Loan Parties’ use of commercially reasonable efforts to provide such items on or prior to the Closing Date or without undue burden or expense and the relevant Loan Parties hereby agree to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to deliver such certificates and/or promissory notes, within 90 days after the Closing Date (subject to extensions approved by Agent in its reasonable discretion).

(i)            Borrowing Base.

(i)            Agent shall have received a Borrowing Base Certificate dated the Closing Date and signed by the chief financial officer or other officer with equivalent duties of the Administrative Borrower.

(ii)           In the case of the funding of Revolver Loans or the issuance, extension or renewal of any Letters of Credit, (i) Availability for the relevant Borrower Group of not less than the amount of the proposed Borrowing or Letter of Credit shall exist and (ii) both immediately before and immediately after giving effect thereto, no Overadvance shall exist or would result therefrom and the Total Revolver Exposure would not exceed the Maximum Revolver Facility Amount.

(iii)          Both immediately before and immediately after giving effect thereto, the sum of Dollar Equivalents of the Revolver Exposure of each Borrower Group shall not exceed the Borrowing Base of such Borrower Group.

(j)            Solvency Certificate.  Agent shall have received a solvency certificate (a “Solvency Certificate”), substantially in the form attached hereto as Exhibit H dated the Closing Date and signed by the chief financial officer or other officer with equivalent duties of the Administrative Borrower.

(k)           Secretary’s Certificates.  Agent shall have received with respect to Holdings, the Borrowers and each other Loan Party:

(i)            copies of the Organic Documents of each U.S. Domiciled Loan Party (including each amendment thereto) certified as of a date reasonably near the Closing Date as being a true and complete copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii)           a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the Organic Documents of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of such Loan Party (and, if applicable, any parent company of such Loan Party) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, formation or organization, as applicable, of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (iv) below and (D) as to the incumbency and specimen signature of each Person authorized to execute any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(iii)          a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate pursuant to clause (ii) above; and

(iv)          a copy of the certificate of good standing (or other similar instrument) (to the extent a certificate of good standing or other similar instrument may be obtained in the relevant jurisdiction) of such Loan Party from the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized (dated as of a date reasonably near the Closing Date) and, with respect to the Canadian Borrowers, the jurisdiction in which their chief executive office is located, if (x) such jurisdiction is different than its jurisdiction of organization and (y) the relevant Canadian Borrower is registered in such jurisdiction.

(l)            Legal Opinions.  Agent shall have received the following executed legal opinions:

(i)            (x) the legal opinion of Allen & Overy LLP, special counsel to the Loan Parties and (y) the legal opinion of Blake, Cassels & Graydon LLP, special Canadian counsel to the Loan Parties; and

(ii)           the legal opinion of local counsel in each jurisdiction in which a Loan Party is organized, to the extent such Loan Party is not covered by the opinion referenced in Section 6.1(l)(i), as may be required by Agent.

Each such legal opinion shall (a) be dated as of the Closing Date, (b) be addressed to Agent, the Lenders (including the Swingline Lenders) and the Fronting Banks and (c) cover such matters relating to the Loan Documents and the Transactions as Agent may reasonably require.  Each Loan Party hereby instructs such counsel to deliver such opinions to Agent, the Lenders (including the Swingline Lenders) and the Fronting Banks.

(m)          Consents.              The Borrowers shall have obtained written consents (in form and substance reasonably satisfactory to Agent) to the Transactions from the requisite lenders under the Existing Facility Agreement.

(n)           Know Your Customer. Agent shall have received at least three (3) Business Days before the Closing Date all documentation and other information about the Borrowers and the Guarantors that shall have been reasonably requested by Agent or the Joint Lead Arrangers in writing at least ten (10) Business Days prior to the Closing Date and that Agent and Joint Lead Arrangers reasonably determine is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the AML Legislation.

(o)           Closing Certificate.              Agent shall have received a certificate of a Senior Officer of the Administrative Borrower dated the Closing Date confirming satisfaction of the conditions set forth in Sections 6.1(c), (e) and (g).

(p)           Senior Secured Notes.  WS International shall have received the net cash proceeds from the issuance of the Senior Secured Notes.

6.2          Conditions Precedent to All Credit Extensions after the Closing Date.  Agent, Fronting Banks and Lenders shall not be required to fund any Loans or arrange for issuance, extension or renewal of any Letters of Credit after the Closing Date, unless the following conditions are satisfied:

(a)           No Default or Event of Default shall exist at the time of, or result from, such funding or issuance;

(b)           The representations and warranties of each Loan Party in the Loan Documents shall be true and correct in all material respects as of the date of such extension of credit (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and any representation or warranty qualified by materiality, material adverse effect or similar language shall be true and correct in all respects);

(c)           In the case of the funding of Revolver Loans or the issuance, extension or renewal of any Letters of Credit, (i) Availability for the relevant Borrower Group of not less than the amount of the proposed Borrowing or Letter of Credit shall exist and (ii) both immediately before and immediately after giving effect thereto, no Overadvance shall exist or would result therefrom and the Total Revolver Exposure would not exceed the Maximum Revolver Facility Amount;

(d)           Both immediately before and immediately after giving effect thereto, the sum of Dollar Equivalents of the Revolver Exposure of each Borrower Group shall not exceed the Borrowing Base of such Borrower Group;

(e)           With respect to the making of Loans, a completed Notice of Borrowing shall have been delivered to Agent on a timely basis;

(f)            With respect to the issuance of a Letter of Credit, the conditions set forth in paragraphs (b) through (m) of the applicable definition of LC Conditions shall be satisfied, together with the conditions set forth in Section 2.3.1 or Section 2.5.1, as applicable; and

(g)           With respect to the funding of any Loan or arrangement for issuance of any Letter of Credit, the requirements of Section 2.6 are satisfied.

Each request (or any deemed request, except a deemed request in connection with a Protective Advance or pursuant to Sections 2.3.2(a) or 2.5.2(a)) by the Administrative Borrower or any Borrower for funding of a Loan or issuance of a Letter of Credit shall constitute a representation by all Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.

SECTION 7.                BORROWING BASE ALLOCATION

7.1          Allocation Mechanism.  So long as no Default or Event of Default is then continuing, the Administrative Borrower may allocate all or a portion of the U.S. Borrowing Base of the U.S. Borrowers to the Canadian Borrowing Base of the Canadian Borrowers by providing Agent with five (5) Business Days’ prior written notice of such allocation, which notice shall specify (a) the Dollar Equivalent amount of such Borrowing Base allocation and (b) the effective date of such Borrowing Base allocation; provided that (i) the Administrative Borrower may not allocate any portion of the Canadian Borrowing Base to the U.S. Borrowers and (ii) the ability of the Administrative Borrower to allocate a portion of the U.S. Borrowing Base of the U.S. Borrowers to the Canadian Borrowers shall be subject to the limitations contained in Section 10.1.1(e).  For so long as a portion of the U.S. Borrowing Base of the U.S. Borrowers is allocated to the Canadian Borrowing Base of the Canadian Borrowers pursuant to the preceding sentence, (a) if the amount of the U.S. Revolver Commitments is less than the amount of the U.S. Borrowing Base (prior to giving effect to such allocation), the U.S. Revolver Commitments shall be deemed to be reduced by the amount of such allocation (and the Allocated U.S. Availability Reserve shall not be in effect) (provided that such deemed reduction shall not apply to any fees payable pursuant to Section 3.2.1(d)) and (b) if the amount of the U.S. Borrowing Base (prior to giving effect to such allocation) is less than the amount of the U.S. Revolver Commitments, the Allocated U.S. Availability Reserve shall be in effect.  By providing Agent with five (5) Business Days’ prior written notice, the Administrative Borrower may revoke any such allocation of all or a portion of the U.S. Borrowing Base of the U.S. Borrowers to the Canadian Borrowing Base of the Canadian Borrowers.

SECTION 8.                COLLATERAL ADMINISTRATION

8.1          Administration of Accounts.

8.1.1             Records and Schedules of Accounts.  Each Loan Party shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent in accordance with Section 10.1.1(f).  If the collectability of Accounts of all Borrowers in an aggregate face amount exceeding $10,000,000 is impaired, then the Administrative Borrower shall notify Agent of such occurrence promptly (and in any event within one Business Day) after the Administrative Borrower has knowledge thereof.

8.1.2             Taxes.  If an Account of any Loan Party includes a charge for any Taxes, Agent is authorized, in its discretion, if the applicable Loan Party has not paid such Taxes when due, to pay the amount thereof to the proper Governmental Authority for the account of such Loan Party and to charge the Loan Parties therefor; provided, however, that neither Agent nor any other Secured Party shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

8.1.3             Account Verification.  During a Default, Event of Default or Cash Dominion Event, Agent shall have the right, in the name of Agent, any designee of Agent or any Loan Party, upon notice to the relevant Loan Parties, to verify the validity, amount or any other matter relating to any Accounts of the Loan Parties by mail, telephone or otherwise.  The Loan

Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.1.4             Maintenance of Dominion Accounts.  Each Loan Party shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent.  The Borrowers shall obtain a Deposit Account Control Agreement (or equivalent in each relevant jurisdiction) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien on the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account and waiving offset rights of such servicer or bank, except for customary administrative charges.  If a Dominion Account is not maintained with Bank of America, Agent may, during the existence of any Cash Dominion Event, require immediate transfer of all cash receipts in such account to a Dominion Account maintained with Bank of America.  Agent and Lenders assume no responsibility to any Loan Party for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.  For the avoidance of doubt, in no event shall any Excluded Deposit Account be a Dominion Account.

8.1.5             Proceeds of Collateral.  (a)       Each Loan Party shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts, Chattel Paper and all proceeds of other Collateral included in any Borrowing Base are made directly to a Dominion Account (or a lockbox relating to a Dominion Account); provided that to the extent payments owed to a Borrower are in respect of Stand-Alone Customer Capital Leases that have been pledged to a Permitted Stand-Alone Capital Lease Counterparty pursuant to a Permitted Stand-Alone Capital Lease Transaction and such Accounts and Chattel Paper are not included in the Borrowing Base, in each case, such payments may be made to the related Capital Lease Deposit Account.  If any such Loan Party receives cash or Payment Items with respect to any such Collateral, it shall hold same in trust for Agent and within one (1) Business Day deposit the same into a Dominion Account.

(b)           The Loan Parties shall not participate in any cash pooling arrangements.

8.2          Administration of Rental Equipment .

8.2.1             Records and Reports of Rental Equipment.  Each Loan Party shall keep accurate and complete records of its Rental Equipment, including costs and daily withdrawals and additions, and shall submit to Agent Rental Equipment reconciliation reports (which reports shall set forth the Rental Equipment information by location) in form reasonably satisfactory to Agent in accordance with Section 10.1.1(f).

8.2.2             Storage and Maintenance.  The Loan Parties shall use, store and maintain all Rental Equipment located at any owned or leased property with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity in all material respects with all Applicable Law, including the FLSA, if applicable, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations of such Loan Party where any Collateral is located.

8.3          Administration of Deposit Accounts. Schedule 8.3 sets forth all Deposit Accounts maintained by the Loan Parties as of the date hereof, including all Dominion Accounts.  Each Loan Party shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than Excluded Deposit Accounts) through a Deposit Account Control Agreement.  A Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent or, in the case of Capital Lease Deposit Accounts, the lessor with respect to the related Capital Lease) to have control over a Deposit Account or any Property deposited therein.  The Administrative Borrower shall promptly notify Agent of any opening or closing of a Deposit Account (other than a Capital Lease Deposit Account) of any Loan Party, and upon Agent’s receipt of such notice,  Schedule 8.3 will automatically be deemed amended to reflect the opening or closing of such Deposit Account(s).

8.4          General Provisions.

8.4.1             Location of Collateral. (a)   All tangible items of Collateral, other than goods in transit, shall at all times be kept by the Loan Parties at the Loan Parties’ business locations set forth in Schedule 8.4.1, except that the Loan Parties may (i) make sales, leases or other dispositions of Collateral in accordance with Sections 10.2.3, 10.2.4, and 10.2.5; (ii) in the case of any U.S. Facility Loan Party, move Collateral to another location in the United States; and (iii) in the case of a Canadian Domiciled Loan Party, move Collateral to another location in Canada set forth on Schedule 8.4.1 or, (1) upon 5 Business Days prior written notice to Agent, and (2) so long as all actions shall have been taken prior to such move to ensure that Agent has a perfected first priority security interest in and Lien on such Collateral, any other location in Canada.

(b)           Each Loan Party shall maintain insurance with respect to the Collateral as required under Section 10.1.4.  From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of their insurance policies.  Unless not customary in the relevant insurance market or available on commercially reasonable terms in the insurance market for the applicable jurisdiction, each policy shall include endorsements (i) showing Agent as loss payee or additional insured, as appropriate; and (ii) requiring at least 10 days’ prior written notice to Agent (or such shorter period as agreed to by Agent) in the event of cancellation of the policy for any reason whatsoever.  If any Loan Party fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge such Loan Party therefor.

8.4.2             Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral of a Loan Party Group, all Taxes payable with respect to any Collateral of a Loan Party Group (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral of a Loan Party Group, shall be borne and paid by Loan Parties of such Loan Party Group.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, and the same shall be at Loan Parties’ sole risk.

8.4.3             Defense of Title to Collateral.  Each Loan Party shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Liens permitted pursuant to Section 10.2.2.

8.4.4             Power of Attorney.  Each of the Loan Parties hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact), coupled with an interest, for the purposes provided in this Section.  Agent, or Agent’s designee, may, without notice and in either its or a Loan Party’s name, but at the cost and expense of such Loan Parties within such Loan Party’s Loan Party Group:

(a)           during the continuance of an Event of Default, endorse a Loan Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)           during the continuance of an Event of Default, (i) notify any Account Debtors of a Loan Party of the assignment of their Accounts, demand and enforce payment of such Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to such Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral of the Loan Parties, or any legal proceedings brought to collect Accounts or Collateral of the Loan Parties; (iii) sell or assign any Accounts and other Collateral of the Loan Parties upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or Securities Accounts of the Loan Parties, and take control, in any manner, of proceeds of Collateral of the Loan Parties; (v) prepare, file and sign a Loan Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Loan Party, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Rental Equipment or other Collateral (other than Accounts, Rental Equipment or Stand-Alone Customer Capital Leases subject to a Permitted Stand-Alone Capital Lease Transaction) of the Loan Parties; (viii) use a Loan Party’s stationery and sign its name to verifications of Accounts and notices to Account Debtors of the Loan Parties; (ix) use information contained in any data processing, electronic or information systems relating to Collateral of the Loan Parties; (x) make and adjust claims under insurance policies of the Loan Parties; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Loan Party is a beneficiary; and (xii) take all other actions as Agent reasonably deems appropriate to fulfill any Loan Party’s obligations under the Loan Documents.

8.5          Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Permitted Investments, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Loan Party, and shall have no responsibility for any investment or loss.  Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent.  No Loan Party or other Person claiming through or on behalf of any Loan Party shall have any right to any Cash Collateral, until Full Payment of all Secured Obligations.

SECTION 9.                REPRESENTATIONS AND WARRANTIES

9.1          General Representations and Warranties.  In order to induce the Lenders and Fronting Banks to enter into this Agreement and (as applicable) to make the Loans and issue or participate in Letters of Credit as provided for herein, each Loan Party makes the following representations and warranties to, and agreements with, Agent, the Lenders and the Fronting Banks, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

9.1.1             Corporate Status.  Each Loan Party and each Material Subsidiary (a) is a duly organized or incorporated and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such jurisdiction provides for the designation of entities organized or incorporated thereunder as existing in good standing) and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) is duly qualified and is authorized to do business and in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. No Loan Party is an EEA Financial Institution.

9.1.2             Power and Authority; Enforceability.  Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  Each Loan Party has duly executed and delivered and has stamped or will stamp within the appropriate time frame (where applicable) each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, arrangement or similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

9.1.3             No Violation.  Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby will (a) contravene any material provision of any Applicable Law applicable to such Loan Party, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Loan Party or any of the Restricted Subsidiaries (other than Liens created under the Loan Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Loan Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the Organic Documents of such Loan Party or any of the Restricted Subsidiaries.

9.1.4             Litigation.  Except as set forth on Schedule 9.1.4, there are no actions, suits, arbitrations or proceedings (including Environmental Claims) pending or, to the knowledge of such Loan Party, threatened with respect to such Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

9.1.5             Margin Regulations.  No Loan Party nor any of its Restricted Subsidiaries is engaged principally, as one or more of its important activities, in the business of extending credit for the purpose of purchasing any “margin stock” as defined in Regulation U.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board of Governors.

9.1.6             Governmental Approvals.  The execution, delivery and performance of each Loan Document, and the enforcement by Agent of their rights thereunder, does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Loan Documents, (c) registrations, filings and associated actions necessary to perfect the Liens of Agent granted under any Security Document, (d) registrations and filings that may be necessary in connection with (i) the sale or transfer of any Equity Interests constituting Collateral under any applicable securities laws of the United States or any state thereof and (ii) the foreclosure on, or sale or other transfer of, Collateral under any applicable laws of any foreign jurisdiction and (e) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods, if any, in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

9.1.7             Investment Company Act.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

9.1.8             True and Complete Disclosure.

(a)           None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any Loan Party, any of their Restricted Subsidiaries or any of their respective authorized representatives in writing to Agent and/or any Lender on or before the Closing Date (including all written information contained in, or delivered in connection with, the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 9.1.8(a), such factual information and data shall not include projections and pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b)           The projections (including pro forma financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may materially differ from the projected results.

9.1.9             Financial Condition; Financial Statements.  The (a) consolidated financial statements of WS International contained in the Closing Date Financial Statements and (b) the consolidated financial statements delivered pursuant to Section 10.1.1, in each case present or will, when provided, present fairly in all material respects the consolidated financial position of WS International and its Subsidiaries at the respective dates of said information, statements and the consolidated results of operations for the respective periods covered thereby.  The financial statements referred to in this Section 9.1.9 have been prepared in accordance with GAAP consistently applied (except to the extent provided in the notes to said financial statements) (subject, in the case of quarterly and month financial statements, to changes resulting from audit and normal year-end audit adjustments), and the audit reports accompanying such financial statements delivered pursuant to Section 10.1.1(a) are not (except as otherwise permitted by such Section) subject to any qualification as to the scope of the audit or the status of WS International as a going concern.  There has been no event or circumstance which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect since December 31, 2016.

9.1.10           Tax Returns; Payments.

(a)           Such Loan Party and each of its Subsidiaries have filed all federal and all material state and provincial or territorial income tax returns and all other material tax returns, domestic and foreign, required to be filed by any of them and have paid all income and other material Taxes payable by them that have become due, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect.  Such Loan Party and each of its Material Subsidiaries have paid, or have provided adequate reserves in accordance with GAAP for the payment of, all federal and all material state, provincial, territorial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

9.1.11           Employee Benefit Plans.

(a)           U.S. Employee Plans; Multiemployer Plans.

(i)            Compliance with ERISA.  Each U.S. Employee Plan is in compliance with ERISA, the Code, all Applicable Laws and the terms of such U.S. Employee

Plan; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any U.S. Employee Plan; no U.S. Employee Plan is insolvent (or is reasonably likely to be insolvent), and no notice of any such insolvency has been given to a U.S. Domiciled Loan Party or any ERISA Affiliate; no U.S. Employee Plan has failed to satisfy the minimum funding standards (within the meaning of Sections 412 of the Code or Section 302 or 303 of ERISA); no U.S. Domiciled Loan Party or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a U.S. Employee Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064 or 4069 of ERISA or Section 4971 or 4975 of the Code, or on account of a Multiemployer Plan pursuant to Section 4201 or 4204 of ERISA, or has been notified that it will or may incur any liability under any of the foregoing Sections with respect to any U.S. Employee Plan or Multiemployer Plan, as applicable; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate any U.S. Employee Plan or to appoint a trustee to administer any U.S. Employee Plan, no notice of any such proceedings has been given to such U.S. Domiciled Loan Party or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of such U.S. Domiciled Loan Party or any ERISA Affiliate exists (or is reasonably likely to exist) nor has such U.S. Domiciled Loan Party or any ERISA Affiliate been notified that such a lien will be imposed on the assets of such U.S. Domiciled Loan Party or any ERISA Affiliate on account of any U.S. Employee Plan or Multiemployer Plan, and there are no pending or, to the knowledge of such U.S. Domiciled Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any U.S. Employee Plan (and no such claim, action or lawsuits or action by any Governmental Authority is reasonably likely to be asserted), except to the extent that a breach of any of the representations, warranties or agreements in this Section 9.1.11(a)(i) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No U.S. Employee Plan has an Unfunded Current Liability that would, if such plan or plans were to be terminated as of the date hereof, individually, in the aggregate or when taken together with any other liabilities referenced in this Section 9.1.11(a)(i), be reasonably likely to have a Material Adverse Effect.

(ii)           Each U.S. Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the U.S. Domiciled Loan Party or any Subsidiary or any ERISA Affiliate, nothing has occurred that would reasonably be expected to prevent, or cause the loss of, such qualification, except to the extent that any non-qualification would not be reasonably likely to have a Material Adverse Effect.

(iii)          As of the Closing Date, the Loan Parties and the Restricted Subsidiaries are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolver Commitments.

(b)           Canadian Pension Plans.

(i)            Except as could not reasonably be expected to give rise, individually or in the aggregate, to Material Adverse Effect (it being acknowledged that, for purposes of this Section 9.1.11(b), funding deficiencies, other benefit liabilities and events, conditions and circumstances that could give rise to liabilities, as such deficiencies, liabilities and circumstances exist as of the Closing Date, to the extent that they remain applicable at the relevant determination date, and any future obligations arising therefrom shall be included or considered in the determination of whether as of any date a Material Adverse Effect has occurred, exists or could reasonably be expected to occur):

(ii)           Canadian Domiciled Loan Parties are in compliance in all material respects with the requirements of the PBA and any binding FSCO requirements of general application with respect to each Canadian Pension Plan and in compliance with any FSCO directive or order directed specifically at a Canadian Pension Plan.  No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan.  No Canadian Domiciled Loan Party or Subsidiary contributes to or participates in a Canadian Multi-Employer Plan.  No Canadian Domiciled Loan Party or an Affiliate thereof maintains, contributes or has any liability with respect to a Canadian Pension Plan which provides benefits on a defined benefit basis.  No Termination Event has occurred.  All contributions required to be made by any Canadian Domiciled Loan Party or Subsidiary to any Canadian Pension Plan have been made in a timely fashion in accordance with the terms of such Canadian Pension Plan and the PBA.  No Lien has arisen, choate or inchoate, in respect of any Canadian Domiciled Loan Party or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(c)           Foreign Plans.  All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect.  All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.1.12           Subsidiaries.  Schedule 9.1.12 lists each Restricted Subsidiary of each Loan Party (and the direct and indirect ownership interest of such Loan Party therein), in each case existing on the Closing Date.

9.1.13           Intellectual Property.  Such Loan Party and each of the Restricted Subsidiaries own, or otherwise possess the right to use, all intellectual property that is material for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to own, or otherwise possess the right to use, such intellectual property could not reasonably be expected to have a Material Adverse Effect.

9.1.14           Environmental Law.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and each of the Restricted Subsidiaries and all Real Estate are, and for the past three (3) years have been, in compliance with, and possess all permits, licenses and registrations required pursuant to, all Environmental Laws; (ii) neither such Loan Party, nor any of the Restricted Subsidiaries is subject to any pending, or to the knowledge of such Loan Party and its Restricted Subsidiaries, threatened

Environmental Claim, or has received written notice of potential liability under any Environmental Laws; (iii) such Loan Party and its Restricted Subsidiaries are not conducting, or, to the knowledge of such Loan Party and its Restricted Subsidiaries, required to conduct, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location, including any Real Estate currently owned or leased by such Loan Party or any of its Restricted Subsidiaries or any real property to which such Loan Party or any of its Restricted Subsidiaries may have sent Hazardous Materials; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area, in each case containing Hazardous Materials, is located at, on or under any Real Estate currently owned or, to the knowledge of such Loan Party and its Restricted Subsidiaries, leased by such Loan Party or any of its Restricted Subsidiaries.

9.1.15           Properties. Each Loan Party and each of the Restricted Subsidiaries has good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement), except where the failure to have such good title or such leasehold interest could not reasonably be expected to have a Material Adverse Effect.  Subject to the terms of the proviso contained in Section 6.1(h)(iii), all Liens of Agent are duly perfected and first priority Liens (or in the case of Canadian Borrowers valid and first priority Liens), in each case (i) subject only to Liens permitted pursuant to Section 10.2.2 that are allowed to have priority over Agent’s Liens by operation of law, (ii) except with respect to Non-Qualified Units owned by the Unit Subsidiary for which (a) a Certificate of Title is required pursuant to the applicable certificate of title statute and (b) no Certificate of Title exists and (iii) except with respect to New Mexican Units.

9.1.16           Solvency.  On the Closing Date, immediately following the making of any Revolver Loans and after giving effect to the application of the proceeds of such Loans and the consummation of the other Transactions, WS International and its Subsidiaries, taken as a whole, are Solvent.

9.1.17           Accounts.  Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto.  Each Borrower warrants with respect to each of its Accounts at the time it is shown as an Eligible Account in a Borrowing Base Certificate that, to such Borrower’s knowledge, in all material respects, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account.

9.1.18           Reserved.

9.1.19           Reserved.

9.1.20           Reserved.

9.1.21           Sanctions.  No Loan Party (a) is a Restricted Party, (b) is engaged directly or knowingly indirectly in any dealings or transactions with any Restricted Party that would be prohibited by applicable Sanctions, or (c) is otherwise the target of any other applicable

Sanctions.  Each relevant Loan Party is and has been for the last five years in compliance, in all material respects, with applicable Sanctions.  No part of the proceeds of the Loans or the Letters of Credit will be paid, directly or, knowingly, indirectly, to any Restricted Party or Sanctioned Country in violation of applicable Sanctions.

9.1.22           AML Legislation; Anti-Corruption.  Each relevant Loan Party is and has been for the last five years in compliance, in all material respects, with (a) applicable AML Legislation, (b) the Patriot Act and (d) all applicable Anti-Corruption Laws.  No part of the proceeds of the Loans or the Letters of Credit will be used, directly or, knowingly, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable Anti-Corruption Laws, including the Corruption of Foreign Public Officials Act (Canada).

9.1.23           Compliance with Applicable Laws.  Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.1.24           Insurance.  The properties of the Loan Parties and each Restricted Subsidiary thereof are insured with insurance companies that each Loan Party believes (in the good faith judgment of the management of such Loan Party) are financially sound and reputable (after giving effect to any self-insurance which such Loan Party believes (in the good faith judgment of management of such Loan Party) is reasonable and prudent in light of the size and nature of its business), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Restricted Subsidiary operates.

9.1.25           Labor Matters.  There are no collective bargaining agreements covering the employees of any Loan Party as of the Closing Date except as set forth on Schedule 9.1.25 and neither any Loan Party nor any of its Restricted Subsidiaries has suffered any strikes, walkouts, work stoppages or other labor difficulty within the last five years which has had, or could reasonably be expected to have, a Material Adverse Effect.

9.1.26           No Default.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions.

9.1.27           Reserved.

9.1.28           Reserved.

9.1.29           Unit Subsidiary.  Except for Units that are the subject of a Permitted Stand-Alone Capital Lease Transaction, all Non-Qualified Units owned by any U.S. Domiciled Loan Party which are located in the United States of America or any State or territory thereof are owned by the Unit Subsidiary or, if acquired by any other U.S. Domiciled Loan Party after the Closing Date, shall within five Business Days after the month in which such acquisition occurred, be contributed to the Unit Subsidiary.

SECTION 10.              COVENANTS AND CONTINUING AGREEMENTS

10.1        Affirmative Covenants.  Each Loan Party hereby covenants and agrees that from the Closing Date and thereafter, until the Revolver Commitments and the Swingline Commitments have terminated and Full Payment has occurred:

10.1.1           Financial and Other Information.  The Loan Parties will furnish to Agent:

(a)           as soon as available and in any event on or before the date that is ninety (90) days after the end of each of WS International’s fiscal years, (i) the consolidated balance sheet of WS International and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of income and consolidated statement of cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified (or contain an explanatory paragraph) as to the scope of audit or as to the status of WS International or any other Loan Party as a going concern (other than solely with respect to, or resulting solely from an upcoming maturity date under any Facility or prospective non-compliance with any financial covenants under any agreement, indenture or other document governing any Indebtedness), together with a copy of management’s discussion and analysis of the financial condition and results of operations of WS International and its Subsidiaries for such fiscal year, as compared to the previous fiscal year, and (ii) unaudited consolidating balance sheets of WS International and its Subsidiaries as at the end of such fiscal year, and the related unaudited consolidating statements of income and consolidating statements of Capital Expenditures for such fiscal year;

(b)           (i) as soon as available and in any event on or before the date that is sixty (60) days after the end of the quarterly accounting period ending on March 31, 2018 and on or before the date that is forty-five (45) days after the end of each quarterly accounting period thereafter (other than the fourth fiscal quarter of any fiscal year) of WS International, the consolidated balance sheet of WS International and its Subsidiaries, in each case as at the end of each of such quarterly accounting periods and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by a Senior Officer of WS International as presenting fairly in all material respects the consolidated financial position of WS International and its Subsidiaries at the respective dates of said statements and the consolidated results of operations for the respective periods covered thereby, subject to changes resulting from audit and normal year-end audit adjustments, together with a copy of management’s discussion and analysis of the financial condition and results of operations of WS International and its Subsidiaries for such fiscal quarter, as compared to the previous fiscal quarter, and (ii) at the discretion of Agent, during any period from the date that Excess Availability shall have been less than the greater of (x) 15% of the Line Cap and (y) $75,000,000 to the date that Excess Availability shall have been at least the greater of (x) 15% of the Line Cap and (y) $75,000,000 for thirty (30) consecutive calendar days, as soon as available and in any event on or before the date that is thirty (30) days after the end of each month, the consolidated balance sheet of WS International and its Subsidiaries, in each case as at the end of each of such month and the related consolidated statement of operations for such month and for the elapsed portion of the fiscal year ended with the last day of such month and the related consolidated statement of cash flows for such month and for the elapsed portion of the fiscal year ended with the last day of such month, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Senior Officer of the Administrative Borrower as presenting fairly in all material respects the consolidated financial position of WS International and its Subsidiaries at the respective dates of said statements and the consolidated results of operations for the respective periods covered thereby, subject to changes resulting from audit and normal year-end audit adjustments;

(c)           not more than ninety (90) days after the commencement of each fiscal year of WS International, a budget of WS International and its Subsidiaries in reasonable detail for such fiscal year on a quarterly basis consistent in scope with the financial statements provided pursuant to Section 10.1.1(a), setting forth the material assumptions upon which such budgets are based, and which shall include geographic zone summaries presented in a manner consistent with the projections delivered to Agent prior to the Closing Date;

(d)           at the time of the delivery of the financial statements provided for in Sections 10.1.1(a) and (b)(i), a Compliance Certificate of a Senior Officer of the Administrative Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) in the case of financial statements provided pursuant to Section 10.1.1(a) or (b)(i), the Consolidated Fixed Charge Coverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio (and accompanying calculations, including any pro forma adjustments used in making such calculations and not previously reflected in prior Compliance Certificates and, in reasonable detail, all relevant financial information in support of such calculations) as at the end of such fiscal year or fiscal quarter, as the case may be, together with a reconciliation between the calculation of such ratios and the financial statements so delivered (including the exclusion of Unrestricted Subsidiaries and any Non-Recourse Subsidiary) from the consolidated financial condition and results of WS International and its Subsidiaries and supported by consolidating financial statements for such Unrestricted Subsidiaries and Non-Recourse Subsidiaries), (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Non-Recourse Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Non-Recourse Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) a listing of balances of intercompany loans made by any Loan Party to WS International and its Subsidiaries (other than the Loan Parties), (iv) [Reserved] and (v) a true and accurate copy of the principal agreements governing any financing transaction for Rental Equipment under which any Non-Recourse Subsidiary is the purchaser, lessee or obligor, together with any schedules or other documentation identifying the Rental Equipment that is subject to such transaction;

(e)           as soon as available but in any event within twenty-five (25) days of the end of each calendar month, a Borrowing Base Certificate (which shall be calculated in a consistent manner with the most recently delivered Borrowing Base Certificate) covering each Borrower Group and supporting information in connection therewith, provided that (i) the Borrowers will be required to furnish a Borrowing Base Certificate and supporting information in connection therewith within four (4) days after the end of each calendar week as of the end of such calendar week during which a Borrowing Base Test Event is continuing, (ii) the Administrative Borrower may deliver updates to the Canadian Allocated Borrowing Base component of the Canadian Borrowing Base (A) when no Borrowing Base Test Event is continuing, once per calendar month with the delivery of the monthly Borrowing Base Certificates and (B) at such other times as Agent may agree in its discretion and (iii) the Borrowers may not reallocate the Canadian Allocated Borrowing Base component of the Canadian Borrowing Base if such reallocation would result in an Overadvance for the U.S. Borrowers;

(f)            as soon as available but in any event, unless another time period is specified below, within twenty-five (25) days after the end of each calendar month (or, if requested by Agent, on a weekly basis if a Borrowing Base Test Event has occurred and is continuing), in each case, as of the period then ended:

(i)            (1) upon the reasonable request of the Agent (but not more than on a quarterly basis), a schedule in form reasonably satisfactory to Agent identifying the locations (whether owned or leased) of Rental Equipment of each Borrower and (2) upon the reasonable request of the Agent (but not more than on a quarterly basis), a roll-forward of the Rental Equipment fleet as of the end of such month;

(ii)           a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Rental Equipment, such worksheets detailing the Accounts, Rental Equipment and Inventory excluded from Eligible Accounts and Eligible Rental Equipment and the reason for such exclusion;

(iii)          a schedule and aging of each Borrower’s accounts payable; and

(iv)          a summary of Accounts agings for each Borrower as of the end of the preceding month (or shorter applicable period), specifying each Account’s Account Debtor name and address (if requested);

(g)           promptly after a Senior Officer of any Loan Party or any Subsidiary obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the applicable Loan Party proposes to take with respect thereto (which notice, to the extent captioned a “Notice of Default,” shall be promptly forwarded by Agent to the Lenders) and (ii) any litigation or governmental proceeding pending against any Loan Party or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(h)           promptly after Agent’s request therefor, updates on the Rental Equipment disclosure provided under Section 10.1.1(d)(v);

(i)            promptly after the execution and delivery of any master purchase agreement governing the Permitted Stand-Alone Capital Lease Transactions, or any schedule delivered thereunder, a true and accurate copy of such agreement or schedule;

(j)            promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Parent, Holdings, WS International or any Restricted Subsidiary (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Parent, Holdings, WS International or any Restricted Subsidiary shall send to the holders of any debt of Holdings, WS International and/or any Restricted Subsidiary in their capacity as such holders (in each case to the extent not theretofore delivered to Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as Agent on its own behalf or on behalf of any Lender (acting through Agent) may reasonably request in writing from time to time;

(k)           (i) not later than fourteen (14) days prior to any change in the jurisdiction of organization of any Loan Party (and, for purposes of the PPSA, the location of its chief executive office) (or such later date as Agent may agree in its reasonable discretion) for purposes of the Uniform Commercial Code or PPSA and (ii) reasonably promptly but not later than forty-five (45) days following the occurrence of any change referred to in subclauses (w) through (z) below (or such later period of time as Agent may agree in its reasonable discretion), written notice of any change (w) in the legal name of any Loan Party, (x) in the location of any Loan Party for purposes of the Uniform Commercial Code or PPSA (for purposes of the PPSA, at least fourteen (14) days’ prior written notice, or such shorter period to which Agent may agree, of any change in location of such Loan Party to a jurisdiction in which no PPSA filing has been previously made or no Lien has otherwise been previously perfected by or in respect of such Loan Party in favor of Agent), (y) in the identity or type of organization of any Loan Party or (z) in the Federal Taxpayer Identification Number (or the equivalent identifier in any other jurisdiction including tax file numbers) or organizational or corporate identification number of any Loan Party, provided that, notwithstanding the foregoing, with respect to any Loan Party incorporated in Canada or any Loan Party who has granted a security interest over any Property which is subject to the terms of the PPSA, at least fourteen (14) days’ prior written notice of any change in the legal name of any such Loan Party must be provided (subject to any extensions of time as Agent may agree in its reasonable discretion).  The Loan Parties shall also promptly provide Agent with certified Organic Documents reflecting any of the changes described in the first sentence of this clause (k); and

(l)            (A) upon the written request of the Agent, copies of (i) any annual information report (including all actuarial reports and other schedules and attachments thereto) required to be filed with a Governmental Authority in connection with each U.S. Employee Plan or any Canadian Pension Plan and (ii) any notice, demand, inquiry or subpoena received from a Governmental Authority in connection with (x) any U.S. Employee Plan concerning a Reportable Event, or (y) any Canadian Pension Plan concerning a Termination Event which could reasonably be expected to result in a Material Adverse Effect or any other event described in clauses (ii) or (iii) of Section 11.1.7, and (B) upon written request of Agent, such other documents relating to any U.S. Employee Plan or Canadian Pension Plan as may be reasonably requested by Agent.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) above may be satisfied with respect to financial information of WS International and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings or any other Parent Entity or (B) the Form 10-K or 10-Q, as applicable, of WS International, Holdings or any other Parent Entity, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail the differences between the information relating to Holdings or such Parent Entity, on the one hand, and the information relating to WS International and the Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, and any documentation required to be delivered pursuant to this Section 10.1.1 may be delivered electronically and (other than in the case of documents required to be delivered under clauses (e) and (f), above) if so delivered, shall be deemed to be delivered on the earliest date on which (i) the Administrative Borrower (or a Parent Entity) posts such documents, or provides a link thereto, on its website on the Internet to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); (ii) such documents are posted on behalf of the Borrowers on IntraLinks/IntraAgency or another website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided, that, (A) the Administrative Borrower shall, at the request of Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to Agent and (B) the Administrative Borrower shall notify (which notification may be by facsimile or electronic transmission) Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from Agent and maintaining its copies of such documents.

10.1.2           Books, Records and Inspections.  Each Loan Party will, and will cause each of its respective Restricted Subsidiaries to, permit officers and designated representatives of Agent or the Required Lenders to visit and inspect any of their properties or assets in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine their books and records and discuss their affairs, finances and accounts with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as Agent or the Required Lenders may desire (upon reasonable advance notice to the Administrative Borrower); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only Agent (or any of its representatives or independent contractors) on behalf of the Required Lenders may exercise rights of Agent and the Lenders under this Section 10.1.2 and Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrowers’ expense unless Excess Availability is less than the greater of (i) 10% of the Line Cap and (y) $50,000,000 for a period of ten (10) consecutive Business Days in which case the second time shall also be at the Borrowers’ expense; provided further that when an Event of Default exists, Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.  Agent and the Required Lenders shall give any Borrower the opportunity to participate in any discussions with such Borrower’s independent public accountants.

10.1.3           Payment of Taxes.

(a)           Each Loan Party will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien (other than those Liens permitted pursuant to Section 10.2.2) upon any properties of such Loan Party or any Restricted Subsidiary, provided that no Loan Party, nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings (other than any requirement of Applicable Law to make such payment while such proceedings are pending) if it has maintained adequate reserves (in the good faith judgment of the management of such Loan Party) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

10.1.4           Maintenance of Insurance.

(a)           The Loan Parties will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, with insurance companies that each Loan Party believes (in the good faith judgment of the management of such Loan Party) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which such Loan Party believes (in the good faith judgment of management of such Loan Party) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as such Loan Party believes (in the good faith judgment of management of such Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to Agent (for delivery to the Lenders), upon written request from Agent, information presented in reasonable detail as to the insurance so carried.

(b)           If any portion of any Material Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect) or any successor act thereto, then the Administrative Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws or as otherwise required by the Lenders and (ii) deliver to Agent evidence of such compliance in form and substance reasonably acceptable to Agent.

10.1.5           Quarterly Lender Calls.            The Loan Parties will participate in conference calls for Lenders to discuss financial and other information regarding the Loan Parties and their business, at times to be mutually agreed by Agent and the Borrowers, each acting reasonably; provided that such calls shall be limited to once per quarter and, for the avoidance of doubt, (i) may be a joint call among the Lenders and the holders of the Senior Secured Notes and (ii) shall not be required to the extent the Senior Secured Notes are no longer outstanding unless requested by the Required Lenders.

10.1.6           Compliance with Statutes, Regulations, etc.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all Environmental Laws and governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Loan Party will, and will cause each Restricted Subsidiary to, promptly investigate and remediate any release of Hazardous Substances, to the extent such release results in Hazardous Substances in the environment that exceed allowable limits under applicable Environmental Law or as otherwise required by Environmental Law, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

10.1.7           ERISA.  Promptly after any Loan Party or any of its Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate with such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Administrative Borrower will deliver to each Lender a certificate of a Senior Officer of the applicable Borrower setting forth details as to such occurrence and the action, if any, that such Loan Party, such Restricted Subsidiary or such ERISA Affiliate is required or proposes to take, together with any written notices (required, proposed or otherwise) given to or filed with or by such Loan Party, such Restricted Subsidiary, such ERISA Affiliate, the PBGC, a U.S. Employee Plan participant (other than notices relating to an individual participant’s benefits) or the U.S. Employee Plan administrator with respect thereto: that a Reportable Event has occurred; that any U.S. Employee Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA) or that any Multiemployer Plan has failed to satisfy the minimum funding standards of Section 412 of the Code or Sections 304 or 305 of ERISA or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a U.S. Employee Plan or Multiemployer Plan; that a U.S. Employee Plan or a Multiemployer Plan has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a U.S. Employee Plan or Multiemployer Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a U.S. Employee Plan or Multiemployer Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a Loan Party, a Restricted Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a U.S. Employee Plan or Multiemployer Plan; that the PBGC has notified in writing any Loan Party, any Restricted Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any U.S. Employee Plan or Multiemployer Plan; that any Borrower, any Restricted Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a U.S. Employee Plan or Multiemployer Plan; or that any Loan Party, any Restricted Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a U.S. Employee Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064 or 4069 of ERISA or Section 4971 or 4975 of the Code, or on account of a Multiemployer Plan pursuant to Section 4201 or 4204 of ERISA.

10.1.8                                 Canadian Pension Plans.

(a)                                 Promptly after any Canadian Domiciled Loan Party or any of its Subsidiaries or any of its Affiliates knows or has reason to know of the occurrence of any of the following events, the applicable Canadian Domiciled Loan Party will deliver to Agent a certificate of a Senior Officer of the applicable Canadian Domiciled Loan Party setting forth details as to such occurrence and the action, if any, that such Canadian Domiciled Loan Party, such Subsidiary or such Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Canadian Domiciled Loan Party, such Subsidiary, such Affiliate, the FSCO, a Canadian Pension Plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Pension Plan administrator with respect thereto: any violation or asserted violation of any Applicable Law (including the PBA), for which there is a reasonable likelihood that there will be an adverse determination, and such adverse determination would have or could reasonably be expected to have a Material Adverse Effect; or the occurrence of any Termination Event.

(b)                                 Each Canadian Domiciled Loan Party’s and its Subsidiaries’ Canadian Pension Plans shall be duly registered and administered in all respects in material compliance with, as applicable, the PBA, the Income Tax Act (Canada) and all other Applicable Law (including regulations, orders and directives), and the terms of the Canadian Pension Plans and any agreements relating thereto.  Each Canadian Domiciled Loan Party shall ensure that it and its Subsidiaries: (i) pays all amounts required to be paid by it or them in respect of such Canadian Pension Plan when due; (ii) has no Lien on any of its or their property that arises or exists in respect of any Canadian Pension Plan (except with respect to contribution amounts not yet due); (iii) does not engage in a prohibited transaction or breach any Applicable Laws with respect to any Canadian Pension Plan that could reasonably be expected to result in a Material Adverse Effect in respect of such Canadian Pension Plan; (iv) does not permit to occur or continue any Termination Event; and (v) during the term of this Agreement, does not maintain, contribute or have any liability in respect of a Canadian Multi-Employer Plan or Canadian Pension Plan which provides benefits on a defined benefit basis.

10.1.9                                 Maintenance of Properties.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.10                          Transactions with Affiliates.  Each Loan Party will conduct, and cause each of its Restricted Subsidiaries to conduct, any transaction or series of related transactions involving aggregate consideration in excess of $10,000,000 with any of its Affiliates (other than any such transaction or series of transactions (x) solely among Restricted Subsidiaries that are not Loan Parties and (y) solely among the Loan Parties) on terms that are substantially as favorable to such Loan Party or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) [Reserved], (b) transactions permitted by Section 10.2.6, (c) the payment of any Transaction Expenses, (d) the issuance of Stock or other Equity Interests of Holdings or any Parent Entity to the management of a Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries pursuant to arrangements described in clause (f) of this Section 10.1.10 or to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of WS International, any of WS International’s Subsidiaries or any direct or indirect parent of WS International and the granting and performing of reasonable and customary registration rights, (e) loans, investments and other transactions by the Loan Parties and the Restricted Subsidiaries to the extent permitted under Section 10.2.1, 10.2.2, 10.2.3, 10.2.4, 10.2.5, and 10.2.7, (f) employment and severance arrangements between the Loan Parties and the Restricted Subsidiaries and their respective officers and employees in the Ordinary Course of Business, (g) payments by any Loan Party (and any direct or indirect parent thereof) and the Restricted Subsidiaries pursuant to the tax sharing agreements among such Loan Party (and any such parent) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of such Loan Party and the Restricted Subsidiaries, (h) [Reserved], (i) the payment of customary fees and reasonable out of pocket costs, fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future directors, managers, consultants, officers and employees of the Loan Parties and the Restricted Subsidiaries (or any Parent Entity) in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Loan Parties and the Restricted Subsidiaries, (j) transactions pursuant to (x) permitted agreements in existence on the Closing Date and set forth on Schedule 10.1.10, (y) the Transition Services Agreement, and (z) in each case, any amendment to the foregoing to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, (k) any agreement or arrangement as in effect as of the Closing Date and disclosed on Schedule 10.1.10 hereto, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Closing Date), (l) transactions with customers, clients, suppliers or purchasers or sellers of goods or services that are Affiliates, in each case in the Ordinary Course of Business and otherwise in compliance with the terms of this Agreement and which are fair to WS International and the Restricted Subsidiaries, in the reasonable determination of the board of directors of WS International or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (m) sales of accounts receivable, or participations therein, by WS International or any Restricted Subsidiary (other than Loan Parties) to the extent permitted by Section 10.2.4(k), (n) investments by Affiliates (other than Holdings and its Subsidiaries) in securities of WS International or any of the Restricted Subsidiaries (other than a Loan Party) (and payment of reasonable out-of-pocket expenses incurred in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 10.0% of the proposed issue amount of such class of securities, (o) payments or loans (or cancellation of loans) to employees, directors or consultants of WS International, any of the Restricted Subsidiaries to the extent permitted by Sections 10.2.1(b)(xxi), 10.2.5(c) and 10.2.6(b) or any direct or indirect parent of WS International and employment agreements, stock option plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by WS International in good faith, (p) any lease entered into between WS International or any Restricted Subsidiary, as lessee, and any Affiliate of WS International, as lessor, in the Ordinary Course of Business, (q) intellectual property licenses in the Ordinary Course of Business to the extent permitted by Section 10.2.4(g), (r) the pledge of Equity Interests of such Unrestricted Subsidiary to such lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders, (s) payments to any future, current or former employee, director, officer or consultant of WS International, any of its Subsidiaries or any Parent Entity pursuant to a management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers or consultants that are, in each case, approved by WS International in good faith, (t) any contribution to the capital of WS International or any Restricted Subsidiary otherwise permitted hereunder, (u) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, (v) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of WS International or any of the Restricted Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally, (w) payments to and from and transactions with any joint venture in the Ordinary Course of Business; provided that such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of WS International and (x) transactions in which any Loan Party or any other Restricted Subsidiary delivers to Agent a letter from an independent accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing (which is, in the good faith judgment of the Administrative Borrower, disinterested in the applicable transaction) stating that such transaction is fair to such Loan Party or Restricted Subsidiary from a financial point of view.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, no Loan Party nor any Restricted Subsidiary shall (i) guarantee or otherwise become directly or indirectly liable for, or grant any Lien on any of its properties or assets to secure, any obligation of any Non-Recourse Subsidiary, (ii) sell, assign, transfer or otherwise dispose of any Rental Equipment or Accounts (or any proceeds thereof) to any Non-Recourse Subsidiary or permit the sale, assignment, transfer or other disposition of any Rental Equipment or Accounts of any Non-Recourse Subsidiary (or any proceeds thereof) to any Loan Party or any other Restricted Subsidiary, (iii) permit any Non-Recourse Subsidiary to locate any Rental Equipment or other assets of such Non-Recourse Subsidiary on any site on which any Rental Equipment or other assets of any Loan Party or any other Restricted Subsidiary is located or (iv) permit any cash, cash equivalents or any proceeds of the sale, collection or other disposition of any assets of any Non-Recourse Subsidiary to be commingled with the cash, cash equivalents or any proceeds of the sale, collection or other disposition of any assets of any Loan Party or any other Restricted Subsidiary.

10.1.11                          End of Fiscal Years; Fiscal Quarters.  Each Loan Party will, for financial reporting purposes,  (a) not, nor will it permit any of its Subsidiaries’ to, change its fiscal year to end on a date other than December 31 of each year and (b) cause its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and, except in connection with changes made pursuant to clause (a) to change a fiscal year to December 31, with such Loan Party’s past practice.

10.1.12                          Additional Loan Parties, etc.

(a)                                 Any Restricted Wholly-Owned Subsidiary of Holdings organized under the laws of Canada (other than a Non-Recourse Subsidiary) or the United States (other than a Non-Recourse Subsidiary) may, at the election of the Administrative Borrower, become a Borrower hereunder within the applicable Borrower Group for its jurisdiction of organization upon (i) the execution and delivery to Agent (A) by such Subsidiary of a supplement or joinder to this Agreement, substantially in the form of Exhibit I and a joinder to the Intercreditor Agreement, (B) by such Subsidiary of Security Documents (or joinders to existing Security Documents) in form and substance reasonably satisfactory to Agent as may be required for the relevant jurisdiction (provided, that any new Security Document shall be in substantially the same form as the comparable Security Documents to which the existing Loan Parties of the Loan Party Group of the New Loan Party (if any) are party and, in any event, shall not be more onerous with respect to the obligations of such New Loan Party than those contained in the Security Documents to which the other members of such New Loan Party’s Loan Party Group (if any) are party), and (C) by a Senior Officer of the Administrative Borrower, of a Borrowing Base Certificate for such Subsidiary effective as of not more than 25 days preceding the date on which such Subsidiary becomes a Borrower, and (ii) the completion of Agent’s and the Lenders’ due diligence to their reasonable satisfaction and of compliance procedures for applicable “know your customer” and anti-money laundering rules; provided that, prior to permitting such Subsidiary to borrow any Revolver Loans or obtain the issuance of any Letters of Credit hereunder or including such Subsidiary’s assets in the Borrowing Base, Agent shall conduct an appraisal and field examination with respect to such Subsidiary, including, without limitation, of (x) such Subsidiary’s practices in the computation of its Borrowing Base and (y) the assets included in such Subsidiary’s Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to Agent and at the sole expense of such Subsidiary; provided, further, that Agent shall have the discretion not to require any appraisal or field examination as a condition to such New Loan Party becoming a Borrower hereunder if such New Loan Party’s Accounts and Rental Equipment would constitute less than 10% in the aggregate of the aggregate Borrowing Base in effect after giving effect to the joinder of such New Loan Party.

(b)                                 In the event that the Administrative Borrower has not elected to have any Wholly-Owned Subsidiary of Holdings organized under the laws of Canada or the United States become a Borrower under clause (a) above, within forty-five (45) days (or such longer period as Agent may agree in its discretion) after such Subsidiary (other than an Excluded Subsidiary) (x) has been formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) or (y) has ceased to be an Excluded Subsidiary pursuant to clause (c), (e), (g), (h) or (i) of the definition of Excluded Subsidiary (and to the extent such Subsidiary does not otherwise constitute an Excluded Subsidiary pursuant to the other clauses of such definition), the Borrowers shall cause such Subsidiary (i) to execute (A) a supplement or joinder to this Agreement, substantially in the form of Exhibit I, in order for such Subsidiary to become a Guarantor under Section 5.10 and a joinder to the Intercreditor Agreement and (B) in the case of any such Subsidiary, such Security Documents (or joinders to existing Security Documents) in form and substance reasonably satisfactory to Agent as may be required for the relevant jurisdiction (provided, that any such new Security Document shall be in substantially the same form as the comparable Security Documents to which the existing Loan Parties of the Loan Party Group of the New Loan Party (if any) are party and, in any event, shall not be more onerous with respect to the obligations of such New Loan Party than those contained in the Security Documents to which the other members of such New Loan Party’s Loan Party Group (if any) are party) and (ii) to provide such information as reasonably requested by Agent and the Lenders to assist in the completion of Agent’s and the Lenders’ due diligence to their reasonable satisfaction and of compliance procedures for applicable “know your customer” and anti-money laundering rules.

(c)                                  [Reserved].

(d)                                 [Reserved].

(e)                                  In connection with a New Loan Party becoming a Borrower or Guarantor hereunder, the Loan Parties agree to cause such New Loan Party (i) to execute and deliver a completed Perfection Certificate to Agent on or before the day such New Loan Party becomes a Borrower or Guarantor and (ii) to deliver such other documentation as Agent may reasonably request in connection with the foregoing, including appropriate UCC-1 or PPSA financing statements (and Lien searches) in such jurisdiction as may reasonably be requested by Agent, and such other documentation necessary to grant Agent a security interest in and Lien on the Collateral of such New Loan Party with the priority herein contemplated, including an amendment to the applicable Security Documents so as to grant Agent a Lien on the equity interests of such New Loan Party by any other Loan Party (to the extent required under the applicable Security Document) with the priority herein contemplated, certified resolutions and other organizational and authorizing documents of such New Loan Party, and, if requested by Agent, favorable opinions of counsel to such New Loan Party, all in form, content and scope reasonably satisfactory to Agent.

(f)                                   With respect to any Certificated Units at any time acquired by any U.S. Domiciled Loan Party after the Closing Date, such U.S. Domiciled Loan Party shall take, or cause to be taken, all action as is necessary so that within ninety (90) days (or such longer period as Agent may agree in its sole discretion) after any such acquisition of Certificated Units the security interest and Lien of Agent therein and thereon is noted on the certificate of title issued with respect to such Certificated Unit.

(g)                                  If any Loan Party acquires Material Real Estate after the Closing Date, such Loan Party shall, within ninety (90) days therefrom (or such longer period as Agent may agree in its sole discretion), execute, deliver and record a Mortgage sufficient to create a fully perfected first priority Lien in favor of Agent on such Material Real Estate, subject to no Liens other than those Liens permitted pursuant to Section 10.2.2, and shall deliver all Related Real Estate Documents, together with an opinion of counsel (which counsel shall be reasonably satisfactory to Agent) in the state, province or territory in which such Material Real Estate is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state, province or territory and such other matters as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent.

10.1.13                          Use of Proceeds.

(a)                                 The Borrowers will use the proceeds of all Revolver Loans made on the Closing Date solely for the purposes described in the final sentence of Section 2.1.1(e).

(b)                                 After the Closing Date, the Borrowers will use Letters of Credit and the proceeds of all Revolver Loans and Swingline Loans (a) to finance ongoing working capital needs, (b) for other general corporate purposes of any Borrower, including to fund permitted Dividends and Permitted Acquisitions and (c) to pay Transaction Expenses.

10.1.14                          Appraisals; Field Examinations.  At any time that Agent reasonably requests, each Loan Party will permit Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by Agent, on reasonable prior notice and during normal business hours and with reasonable frequency, to conduct appraisals and commercial finance examinations or updates thereof including, without limitation, of (i) such Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to Agent and at the sole expense of the Borrowers; provided, however, if no Default or Event of Default shall have occurred and be continuing, only two (2) such appraisals and two (2) such examinations or updates per fiscal year shall be conducted at the Borrowers’ expense (exclusive of any appraisals and field examinations conducted pursuant to Section 10.1.12); provided, further, however, that if Excess Availability is, for a period of thirty (30) consecutive days, less than the greater of (1) 15% of the Line Cap and (2) $75,000,000 at such time, one additional appraisal and one additional examination shall be conducted at Borrowers’ expense if at any time more than ninety (90) days have elapsed since the last appraisal or examination or update (as the case may be).  The foregoing shall not limit Agent’s ability to perform additional appraisals, examinations and updates at the sole expense of the Borrowers upon the occurrence and continuance of a Default or Event of Default.

10.1.15                          Post-Closing Matters.  Each Loan Party agrees that it will, or will cause its relevant Restricted Subsidiaries or Affiliates to, complete each of the actions described on Schedule 10.1.15 as soon as commercially reasonable and by no later than the date set forth in Schedule 10.1.15 with respect to such action or such later date as Agent may reasonably agree.

10.1.16                          Anti-Corruption Laws, Sanctions and AML Legislation.  Each Loan Party shall (and the Administrative Borrower shall cause each Subsidiary to) comply in all material respects with the requirements of applicable Anti-Corruption Laws, applicable Sanctions and applicable AML Legislation.

10.1.17                          Preservation of Existence, Etc.  Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, (a) preserve, renew and maintain in full force and effect (i) its legal existence under the laws of the jurisdiction of its organization or incorporation (except in a transaction permitted by Section 10.2.3), except, with respect to Persons other than Borrowers, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) its good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such concept exists in such jurisdiction); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; provided, however, that any Loan Party and its Subsidiaries may consummate any transaction permitted under Section 10.2.3, 10.2.4 or 10.2.5.

10.1.18                          Further Assurances.  Promptly upon request by Agent, or any Lender through Agent, each Loan Party shall (a) correct any technical defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Agent, or any Lender through Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder, including obtaining, providing and making notations of Agent’s security interest in and Lien on Unit Certificates to the extent required by applicable law for perfection of such Liens and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.   Notwithstanding anything to the contrary contained in this Section 10.1.18 and Section 10.1.12(f), Agent shall not (except in the circumstances described in the second and third sentences of Section 14.26) request that any Loan Party obtain or provide any Unit Certificates with respect to any Non-Qualified Units unless an Event of Default has occurred and is continuing; provided that if any Unit Certificates are obtained for any Non-Qualified Units (other than New Mexican Units owned by the Unit Subsidiary), a notation of Agent’s security interest and Lien shall be made thereon as required by Section 10.1.12(f). All actions required to be taken pursuant to this Section 10.1.18, as well as pursuant to Section 10 of the U.S. Security Agreement and any further assurance or similar provision under any other Security Document, shall be at the cost and expense of the Borrowers.

10.1.19                          Unit Subsidiary; Provisions Relating to Units; etc.    Each Loan Party shall at all times cause the Unit Subsidiary to be a direct, Wholly-Owned Domestic Subsidiary of WSI or another U.S. Domiciled Loan Party.  Each U.S. Borrower shall take all action so that all Non-Qualified Units (other than storage containers and other than Non-Qualified Units that are the subject of a Stand-Alone Customer Capital Lease) at any time owned or acquired by any U.S. Borrower or any of their respective Restricted Domestic Subsidiaries (other than the Unit Subsidiary), or which are owned or acquired by any Restricted Subsidiary of a U.S. Borrower (other than the Unit Subsidiary) and are located in the United States of America or any State or territories thereof, are (or have been) on or prior to the Closing Date (or, if acquired thereafter, within five Business Days after the end of the month in which such acquisition occurred) contributed as a capital contribution to the equity of the Unit Subsidiary.  As a result of the requirements of the immediately preceding sentence, all Non-Qualified Units (other than storage containers) at any time held by any U.S. Borrower and their respective Restricted Subsidiaries (other than Units located outside the United States of America and the States and territories thereof which are owned by Foreign Subsidiaries and other than Units that are the subject of a Permitted Stand-Alone Customer Capital Lease), shall be transferred to the Unit Subsidiary, which shall be the exclusive owner thereof.

10.1.20                          Maintenance of Unit Subsidiary Separateness.  No Loan Party nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which would be reasonably likely to result in the separate existence of the Unit Subsidiary being ignored, or in the assets and liabilities of the Unit Subsidiary being substantively consolidated with those of any of Holdings, any U.S. Borrower or any of their respective Subsidiaries (other than the Unit Subsidiary) in a bankruptcy, reorganization or other insolvency proceeding. The Loan Parties shall not permit the Unit Subsidiary to voluntarily incur any liabilities other than (i) the Unit Subsidiary’s Guarantee of the Obligations hereunder and its obligations under the other Loan Documents to which it is a party, (ii) the guaranty by the Unit Subsidiary under the Senior Secured Note Indenture and the Indebtedness permitted under Sections 10.2.1(a), 10.2.1(b)(iv) and 10.2.1(b)(xii), in each instance, to the extent permitted under Sections 10.2.1(b)(i)(B), 10.2.1(a), 10.2.1(b)(iv) and 10.2.1(b)(xii), respectively, and (iii) liabilities under the Unit Subsidiary Management Agreement, the Master Lease Agreements and the Custodian Agreement.

10.2                        Negative Covenants.  Each Loan Party hereby covenants and agrees that from the Closing Date and thereafter, until the Revolver Commitments and the Swingline Commitments have terminated and Full Payment has occurred:

10.2.1                                 Limitation on Indebtedness; Preferred Stock and Disqualified Stock.

(a)                                 The Loan Parties will not, and not permit their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), any Indebtedness and the Loan Parties and their Restricted Subsidiaries will not issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Loan Parties and their Restricted Subsidiaries may incur Indebtedness and issue shares of Disqualified Stock or Preferred Stock if the Total Net Leverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b)(i) of Section 10.1.1 on or immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 5.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom, but without otherwise netting the cash proceeds of any such Indebtedness from the calculation of Consolidated Total Debt, it being understood and agreed the foregoing Total Net Leverage Ratio test shall be required to be satisfied for the relevant Test Period described above on the date of each borrowing or other extension of credit under the applicable Indebtedness and on the date of each issuance of the applicable Disqualified Stock or Preferred Stock), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period so long as such Indebtedness has a final maturity date no earlier than, and no scheduled amortization payments (other than customary nominal amortization payments) prior to, the date that is ninety-one (91) days following the Revolver Facility Termination Date; provided, further, that (i) Canadian Domiciled Loan Parties and Restricted Subsidiaries that are not Loan Parties may not incur Indebtedness or issue shares of Disqualified Stock or Preferred Stock pursuant to this Section 10.2.1(a) in an aggregate amount at any time outstanding which, when combined with the principal amount then outstanding of all other Indebtedness incurred pursuant to Section 10.2.1(b)(xxii), is in excess of the greater of (x)

$100,000,000 and (y) 7.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period, (ii) that such Indebtedness incurred pursuant to this Section 10.2.1(a) shall not be (A) secured Indebtedness unless (x) the Secured Net Leverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b)(i) of Section 10.1.1 on or immediately preceding the date on which such additional Indebtedness is incurred would have been no greater than 4.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom, but without otherwise netting the cash proceeds of any such Indebtedness from the calculation of Consolidated Total Debt it being understood and agreed the foregoing Secured Net Leverage Ratio test shall be required to be satisfied for the relevant Test Period described above on the date of each borrowing or other extension of credit under the applicable Indebtedness and on the date of each issuance of the applicable Disqualified Stock or Preferred Stock), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such Test Period and (y) the Liens on the assets of any Loan Party securing such Indebtedness shall apply only to Collateral and shall be subordinated to the Liens securing the Secured Obligations pursuant to the terms of the Intercreditor Agreement (and the holders of such Indebtedness (or their duly appointed agent or other representative) shall have become party to the Intercreditor Agreement) or (B) guaranteed by any Person that is not a Loan Party and (iii) the Unit Subsidiary may not incur Indebtedness under this Section 10.2.1(a) other than Guarantee Obligations that are subordinated to the Secured Obligations in a manner at least as favorable to the Credit Parties as the subordination terms applicable to the Unit Subsidiary’s guaranty of the Senior Secured Notes on the Closing Date.

(b)                                 The limitation set forth in clause (a) of this Section 10.2.1 will not prohibit any of the following:

(i)                                     (A) Indebtedness arising under the Loan Documents and (B)(x) Indebtedness arising under the Senior Secured Notes and (y) any Refinancing Indebtedness with respect thereto; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (i)(B)(x), so long as in each case with respect to this clause (B) the guarantee of the Unit Subsidiary thereof is subordinated on the terms as provided in the Senior Secured Notes Indenture as in effect on the Closing Date;

(ii)                                  Indebtedness, Disqualified Stock or Preferred Stock of any Loan Party or any Restricted Subsidiary in respect of intercompany Investments permitted under Section 10.2.5;

(iii)                               Indebtedness of the Loan Parties and the Restricted Subsidiaries (other than the Unit Subsidiary) in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the Ordinary Course of Business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, however, that upon the drawing of such letters of credit or the payment of such guarantees, such obligations are reimbursed within 30 days following such drawing or incurrence and provided, further, that the outstanding amount of Indebtedness of the Loan Parties and the Restricted Subsidiaries under any such bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities shall not exceed an aggregate amount at any one time outstanding equal to the greater of (x) $20,000,000 and (y) 1.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(iv)                              subject to compliance with Section 10.2.5 at the time of incurrence, Guarantee Obligations incurred by any Loan Parties or other Restricted Subsidiaries in respect of Indebtedness of any Loan Parties or other Restricted Subsidiaries otherwise permitted to be incurred hereunder or of other obligations of Loan Parties or other Restricted Subsidiaries that are not prohibited by the terms of this Agreement, provided that (A) in the event any Indebtedness so guaranteed is subordinated, the Guarantee Obligations with respect thereto shall be subordinated to the same extent, (B) in the event of any guarantee by the Unit Subsidiary, such guarantee shall be subordinated to the Secured Obligations on a basis at least as favorable to the Secured Parties as the subordination terms applicable to the Unit Subsidiary’s guarantee of the Senior Secured Notes on the Closing Date and (C) notwithstanding anything to the contrary in Section 10.2.5, Guarantee Obligations of the U.S. Domiciled Loan Parties of Indebtedness or other obligations of any Canadian Domiciled Loan Party or any Restricted Subsidiary that is not a Loan Party shall not exceed an aggregate amount at any one time outstanding equal to the greater of (x) $20,000,000 and (y) 1.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(v)                                 Guarantee Obligations incurred in the Ordinary Course of Business in respect of obligations of (or to) suppliers, customers, franchises, lessors and licensors;

(vi)                              (A) Indebtedness (including Capitalized Lease Obligations and Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and Permitted Stand-Alone Capital Leases), Disqualified Stock and Preferred Stock incurred by WS International or any of the Restricted Subsidiaries to finance the purchase, lease, construction, installation or improvement of property (real or personal), equipment or other asset that is used or useful in a Similar Business, whether through the direct purchase of assets or the Stock of any Person owning such assets; provided, that the aggregate amount of Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (vi), does not exceed an aggregate amount at any time outstanding equal to the greater of (x) $85,000,000 and (y) 6.4% of Consolidated Total Assets as of the last day of the most recently ended Test Period; and (B) any Refinancing Indebtedness in respect of each of the foregoing; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);

(vii)                           (A) Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.2.1 and (B) any Refinancing Indebtedness with respect to the foregoing; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);

(viii)                        Indebtedness of the Loan Parties and the Restricted Subsidiaries (other than the Unit Subsidiary) in respect of Hedge Agreements (excluding Indebtedness in respect of Hedge Agreements entered into for speculative purposes);

(ix)                              (A) Indebtedness, Disqualified Stock or Preferred Stock of a Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger or is the continuing entity following an amalgamation with such Person) and that, if secured, is not secured by any Specified Assets, or Indebtedness secured only by assets that are acquired by a Restricted Subsidiary that do not constitute Specified Assets, in each case, after the Closing Date as the result of a Permitted Acquisition, provided, that (1) such Indebtedness, Disqualified Stock or Preferred Stock existed at the time such Person became a Restricted Subsidiary or at the time such assets subject to such Indebtedness were acquired and, in each case, was not created in anticipation thereof, (2) such Indebtedness is not guaranteed in any respect by any Loan Party or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger or is the continuing entity following an amalgamation with such Person and any of its Subsidiaries or if such guarantees would be permitted by Section 10.2.5), (3) to the extent required under Section 10.1.12, such Person executes a supplement or joinder to this Agreement, substantially in the form of Exhibit I, in order to become a Loan Party and such other agreements, documents and actions required thereunder, (4) to the extent such Indebtedness, Disqualified Stock or Preferred Stock is at any time outstanding in an amount or liquidation preference in excess of $30,000,000, the Total Net Leverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b)(i) of Section 10.1.1 on or immediately preceding the date of the consummation of the applicable Permitted Acquisition would be no greater than 5.50 to 1.00, determined on a pro forma basis (including the assumption of such Indebtedness, Disqualified Stock or Preferred Stock, it being understood and agreed the foregoing Total Net Leverage Ratio test shall be required to be satisfied for the relevant Test Period described above on the date of each such assumption of applicable Indebtedness, Disqualified Stock or Preferred Stock), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such Test Period, (5) to the extent such Indebtedness, Disqualified Stock or Preferred Stock is at any time outstanding in an amount or liquidation preference in excess of $30,000,000, if such Indebtedness is secured, the Secured Net Leverage Ratio on a consolidated basis for the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to clause (a) or (b)(i) of Section 10.1.1 on or immediately preceding the date of the consummation of the applicable Permitted Acquisition would be no greater than 4.50 to 1.00, determined on a pro forma basis (including the assumption of such Indebtedness, it being understood and agreed the foregoing Secured Net Leverage Ratio test shall be required to be satisfied for the relevant Test Period described above on the date of each such assumption of applicable Indebtedness, Disqualified Stock or Preferred Stock), as if the additional Indebtedness had been incurred at the beginning of such Test Period and (6) to the extent such Indebtedness is at any time outstanding in an amount in excess of $30,000,000, such Indebtedness has a final maturity date no earlier than, and no scheduled amortization payments (other than customary nominal amortization payments) prior to, the date that is ninety-one days following the Revolver Facility Termination Date, and (B) any Refinancing Indebtedness with respect thereto; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);

(x)                                 [Reserved];

(xi)                              obligations in respect of self-insurance and Indebtedness of the Loan Parties and the Restricted Subsidiaries in respect of Surety Bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case, provided in the Ordinary Course of Business, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business, in an amount at any time outstanding not to exceed the greater of (x) $50,000,000 and (y) 3.8% of Consolidated Total Assets as of the last day of the most recently ended Test Period; provided that the Unit Subsidiary shall not incur any obligations or Indebtedness under this clause (b)(xi);

(xii)                           (A) Indebtedness, Disqualified Stock and Preferred Stock of the Loan Parties or any other Restricted Subsidiary not otherwise permitted hereunder in an aggregate amount, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred and then outstanding pursuant to this clause (xii)(A), does not at any one time outstanding exceed the greater of $85,000,000 and (y) 6.4% of Consolidated Total Assets as of the last day of the most recently ended Test Period; provided, that the Unit Subsidiary may not incur Indebtedness under this Section 10.2.1(b)(xii) other than Guarantee Obligations that are subordinated to the Secured Obligations in a manner at least as favorable to the Credit Parties as the subordination terms applicable to the Unit Subsidiary’s guaranty of the Senior Secured Notes on the Closing Date and (B) any Refinancing Indebtedness with respect to any of the foregoing; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);

(xiii)                        customer deposits and advance payments received in the Ordinary Course of Business from customers of goods and services purchased in the Ordinary Course of Business;

(xiv)                       cash management obligations and other Indebtedness of WS International and the Restricted Subsidiaries (other than the Unit Subsidiary) in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections, other Bank Products and similar arrangements, in each case incurred in the Ordinary Course of Business;

(xv)                          (A) Non-Recourse Debt of any Non-Recourse Subsidiary; provided that the aggregate Indebtedness incurred under this clause (xv)(A) at any one time outstanding does not exceed $50,000,000 in the aggregate and (B) any Refinancing Indebtedness with respect to any of the foregoing; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);

(xvi)                       Indebtedness arising from agreements of WS International or the Restricted Subsidiaries (other than the Unit Subsidiary) providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with (A) the disposition of any business, assets or Equity Interests permitted hereunder, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by WS International and the Restricted Subsidiaries in connection with such disposition or (B) any Permitted Acquisition or other Investment permitted pursuant to Section 10.2.5;

(xvii)                    Indebtedness of WS International or any of the Restricted Subsidiaries (other than the Unit Subsidiary) consisting of (A) the financing of insurance premiums or (B) take or pay obligations contained in supply arrangements in each case, incurred in the Ordinary Course of Business;

(xviii)                 (A) Indebtedness of any Receivables Entity in respect of any Qualified Receivables Transaction that is without recourse to any Loan Party or any of their respective assets (other than as a result of a breach of representation, warranty or covenant in such purchase and sale agreement or similar agreement entered into in connection with such Qualified Receivables Transaction) and (B) any Refinancing Indebtedness with respect to any of the foregoing; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);

(xix)                       Indebtedness supported by any letter of credit otherwise permitted to be incurred hereunder;

(xx)                          (A) Indebtedness, Disqualified Stock and Preferred Stock of the Loan Parties or any other Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Borrowers since immediately after the Closing Date from the issuance or sale of Equity Interests of Holdings or, without duplication, any cash contribution to the Administrative Borrower’s common equity with the net cash proceeds from the issuance and sale of Equity Interests by Holdings or any other Parent Entity or a contribution to the common equity of Holdings or such other Parent Entity (in each case, other than Cure Amounts, amounts that have been added to the Available Excluded Contribution Amount, proceeds of Disqualified Stock or proceeds of sales of Equity Interests to a Borrower or any of its Restricted Subsidiaries), to the extent such net cash proceeds or cash contributions have not been applied to make Investments or Dividends or prepayments, repurchases, redemptions, other defeasances or sinking fund payments in respect of Junior Debt; provided that such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued within 180 days after the receipt of such net cash proceeds or cash contributions and (B) any Refinancing Indebtedness with respect to any of the foregoing; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);

(xxi)                       (A) unsecured, Subordinated Indebtedness consisting of promissory notes issued by WS International or its Restricted Subsidiaries to future, current or former officers, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or other Equity Interests of Holdings (or any direct or indirect parent thereof); provided that the aggregate Indebtedness incurred under this clause (xxi)(A) at any one time outstanding does not exceed the greater of (x) $5,000,000 and (y) 0.4% of Consolidated Total Assets as of the last day of the most recently ended Test Period and (B) any Refinancing Indebtedness with respect to any of the foregoing; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A);

(xxii)                    (A) Indebtedness incurred by Canadian Domiciled Loan Parties and Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any one time outstanding not to exceed, when combined with the aggregate amount of Indebtedness incurred or shares of Disqualified Stock or Preferred Stock issued by Canadian Domiciled Loan Parties and Restricted Subsidiaries that are not Loan Parties pursuant to Section 10.2.1(a) and which are then outstanding, the greater of $100,000,000 and (y) 7.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period and (B) any Refinancing Indebtedness with respect to any of the foregoing; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A); and

(xxiii)                 (A) Indebtedness incurred by Persons in connection with any Permitted Sale Leaseback, provided that, with respect to any Permitted Sale Leaseback, the net cash proceeds of any sale in connection therewith are promptly applied to the prepayment of Loans hereunder (without any corresponding permanent commitment reduction); and (B) any Refinancing Indebtedness with respect thereto; provided that the incurrence of any such Refinancing Indebtedness shall not be deemed to have refreshed capacity under the foregoing clause (A); provided further that, except to the extent otherwise permitted hereunder, (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) the aggregate amount of such Indebtedness incurred in reliance on clause (xxiii)(A) shall not at any time outstanding exceed the greater of $40,000,000 and (y) 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period.

Notwithstanding anything to the contrary contained in this Agreement, the Loan Parties may not issue Disqualified Stock or Preferred Stock except to a Loan Party domiciled in the same jurisdiction in reliance on this Section.  Notwithstanding anything to the contrary contained in this Agreement, the Loan Parties shall not be permitted to enter into Purchase Money Indebtedness, Capital Leases, Capitalized Lease Obligations or operating leases with respect to Accounts, Chattel Paper and Rental Equipment other than (i) Purchase Money Indebtedness, Capital Leases, Capitalized Lease Obligations, Permitted Sale Leasebacks, Permitted Stand-Alone Capital Lease Transactions and Stand-Alone Customer Capital Leases in an aggregate amount at any one time outstanding not to exceed $50,000,000, (ii) operating leases with respect to such assets that are consistent with past practices of the Loan Parties in all material respects and (iii) to the extent permitted by Section 10.2.1(b)(vii).  Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

10.2.2                                 Limitation on Liens.  The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of such Loan Party or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)                                 (i) Liens arising under the Credit Documents and (ii) Liens on Collateral of the U.S. Domiciled Loan Parties arising under the Senior Secured Note Documents and Refinancing Indebtedness with respect thereto to the extent permitted by Section 10.2.1(b)(i)(B); provided, that such Liens pursuant to the foregoing clause (ii) shall be subordinated to the Liens securing the Secured Obligations pursuant to the terms of the Intercreditor Agreement (and the holders of such Indebtedness (or their duly appointed agent or other representative) shall have become party to the Intercreditor Agreement); and

(b)                                 Permitted Liens;

Notwithstanding anything to the contrary contained in this Agreement, the Unit Subsidiary shall not create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) other than Liens permitted under Section 10.2.2(a), Liens permitted under clause (f) and (g) of the definition of “Permitted Liens”, and Liens permitted hereunder (and not securing Indebtedness) which arise in the Ordinary Course of Business of the Unit Subsidiary.

10.2.3                                 Limitation on Fundamental Changes.  Except as expressly permitted by Section 10.2.4 (other than Section 10.2.4(e)) or 10.2.5 (other than Section 10.2.5(p)), each Loan Party will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, license, assign, transfer or otherwise dispose of all or substantially all its assets, except:

(a)                                 that so long as no Default or Event of Default would result therefrom, (i) any Loan Party (other than the Unit Subsidiary) may be merged, amalgamated or consolidated with or into, or liquidated or dissolved into, a Loan Party (other than the Unit Subsidiary) domiciled in the same Principal Jurisdiction, provided that if a Borrower is a party to such merger, amalgamation or consolidation, a Borrower shall be the surviving or continuing entity or the surviving or continuing entity shall assume such Borrower’s obligations under the Loan Documents in a manner reasonably satisfactory to Agent, (ii) any Restricted Subsidiary that is not a Loan Party (other than a Non-Recourse Subsidiary) may be merged into, or consolidated or amalgamated with, any other Restricted Subsidiary (other than a Non-Recourse Subsidiary), and (iii) any Non-Recourse Subsidiary may be merged, amalgamated or consolidated with or into, or liquidated or dissolved into, any other Non-Recourse Subsidiary; provided that in the case of clause (ii) above, if a Loan Party is a party to such merger, amalgamation or consolidation, such Loan Party shall be the surviving or continuing entity of such merger, amalgamation or consolidation, provided, further that, in each instance under this Section 10.2.3(a), with respect to Loan Parties, the interest of Agent in the Collateral, if any, and of Agent, Lenders and Fronting Banks in the Obligations, if any, owed by such merging, amalgamating, consolidating or dissolving parties, are not impaired;

(b)                                 that (i) any Restricted Subsidiary that is not a Loan Party (other than a Non-Recourse Subsidiary) may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Loan Party or any other Restricted Subsidiary (other than the Unit Subsidiary or a Non-Recourse Subsidiary) and (ii) any Non-Recourse Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Non-Recourse Subsidiary;

(c)                                  [Reserved];

(d)                                 that any Loan Party (other than the Unit Subsidiary) may sell, lease, transfer or otherwise dispose of substantially all or any of its assets (upon voluntary liquidation or otherwise) to (i) in the case of a Canadian Domiciled Loan Party, another Canadian Domiciled Loan Party or a U.S. Domiciled Loan Party (other than the Unit Subsidiary) or (ii) in the case of a U.S. Domiciled Loan Party, another U.S. Domiciled Loan Party (other than the Unit Subsidiary), in each case but only if such sale, lease, transfer or other disposition is permitted by Section 10.2.4(b) or (c);

(e)                                  that any Restricted Subsidiary may liquidate or dissolve if (i) the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Loan Parties and if such Restricted Subsidiary is a Loan Party, that such liquidation or dissolution is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 10.2.4 or 10.2.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, (x) in the case of a Canadian Domiciled Loan Party, another Canadian Domiciled Loan Party or a U.S. Domiciled Loan Party (other than the Unit Subsidiary) or (y) in the case of a U.S. Domiciled Loan Party, another U.S. Domiciled Loan Party (other than the Unit Subsidiary), in each case after giving effect to such liquidation or dissolution; and

(f)                                   in connection with Permitted Acquisitions; provided that the amount of such Permitted Acquisitions of Persons that do not become Loan Parties and/or assets that do not constitute Collateral shall not exceed (A) with respect to any individual Permitted Acquisition, the greater of (x) $25,000,000 and (y) 1.9% of Consolidated Total Assets as of the last day of the most recently ended Test Period and (B) with respect to all Permitted Acquisitions in the aggregate, the greater of (x) $50,000,000 and (y) 3.8% of Consolidated Total Assets as of the last day of the most recently ended Test Period.

Notwithstanding anything to the contrary contained above, in no event shall the Unit Subsidiary be merged with or into or consolidated or amalgamated with or into any other Person or be liquidated.

10.2.4                                 Limitation on Sale of Assets.  Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, (x) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation of any assets of such Loan Party or the Restricted Subsidiaries) or (y) sell to any Person any shares owned by it of any Restricted Subsidiary’s Stock and other Equity Interests, except that:

(a)                                 (x) any Loan Party and the Restricted Subsidiaries (other than the Unit Subsidiary) may sell, lease, transfer or otherwise dispose of (i) inventory and Rental Equipment in the Ordinary Course of Business, (ii) used or surplus equipment, vehicles and other assets in the Ordinary Course of Business and (iii) Permitted Investments and (y) the Unit Subsidiary may sell or lease Non-Qualified Units from time to time held by the Unit Subsidiary to WSI pursuant to the Master Lease Agreements, provided that in the case of any such sale the respective Non-Qualified Units are contemporaneously sold to a third party as provided in subclause (a)(x) above;

(b)                                 any Loan Party and the Restricted Subsidiaries (other than the Unit Subsidiary) may sell, transfer or otherwise dispose of assets (collectively, each a “Disposition”)  (other than (i) Accounts and Chattel Paper of Loan Parties, except if sold as part of a Disposition of a business, business unit or Restricted Subsidiary otherwise permitted hereunder, (ii) Stock and other Equity Interests of (A) any U.S. Domiciled Loan Party or (B) any direct or indirect parent of a U.S. Domiciled Loan Party if the same constitutes Collateral and (iii) all or any substantial portion of the assets of any U.S. Domiciled Loan Party, in each case except (x) as a result of a merger, consolidation, amalgamation, liquidation or dissolution permitted by Section 10.2.3 (other than pursuant to the carveout in the introductory paragraph thereof), (y) a sale, transfer or other disposition of a substantial portion of the assets from one U.S. Domiciled Loan Party to another or (z) a sale, transfer or other disposition of Stand-Alone Customer Capital Leases and Equipment that is subject thereto to a Permitted Stand-Alone Capital Lease Counterparty under a Permitted Stand-Alone Capital Lease Transaction) for fair value, provided that:

(i)                                     with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, such Loan Party or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash, Permitted Investments, assets of the type that would be included in the Borrowing Base not to exceed $100,000,000 in fair market value over the term of this Agreement or Designated Non-Cash Consideration (provided, (x) such Designated Non-Cash Consideration shall not have an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.2.4(b) that is at that time outstanding, in excess of 5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value and (y) any liabilities of such Loan Party or other Restricted Subsidiary (as shown on such Loan Party or other Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected on such balance sheet had it taken place on the date of such balance sheet), other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee (or a third party on its behalf) of the assets subject to such Disposition pursuant to an agreement that releases or indemnifies such Loan Party or other Restricted Subsidiary (or a third party on behalf of the transferee) from further liability, and any notes or other obligations or other securities or assets received by such Loan Party or other Restricted Subsidiary from such transferee that are converted into cash within 180 days of receipt thereof (to the extent of cash received), shall each be deemed to be a Permitted Investment for purposes of this clause (b)(i));

(ii)                                  if the purchase price for assets constituting Accounts, Chattel Paper and Rental Equipment of a Borrower (“Specified Assets”) exceeds $25,000,000, or if the assets so sold constitute the Stock or all or a substantial portion of the assets of any Borrower, such Loan Party shall deliver an updated Borrowing Base Certificate, giving effect to such Disposition and showing compliance with the applicable Borrowing Base; and

(iii)                               after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing;

(c)                                  any Loan Party and the Restricted Subsidiaries (other than the Unit Subsidiary) may make a Disposition of assets (other than (i) Accounts and Chattel Paper of Loan Parties, except if sold as part of a Disposition of a business, business unit or Restricted Subsidiary otherwise permitted hereunder, (ii) Stock and other Equity Interests of (A) any U.S. Domiciled Loan Party or (B) any direct or direct or indirect parent of a U.S. Domiciled Loan Party if the same constitutes Collateral or (iii) all or any substantial portion of the assets of any U.S. Borrower, except, in each case as a result of a merger, consolidation, amalgamation, liquidation or dissolution permitted by Section 10.2.3 (other than pursuant to the carveout in the introductory paragraph thereof) or a sale, transfer or other disposition of a substantial portion of the assets from one U.S. Borrower to another) to any Loan Party or to any Restricted Subsidiary (other than the Unit Subsidiary), provided that with respect to any such sales by U.S. Domiciled Loan Parties to Canadian Domiciled Loan Parties or Restricted Subsidiaries that are not Loan Parties and any such sales by Canadian Domiciled Loan Parties to Restricted Subsidiaries that are not Loan Parties, (i) such sale, transfer or disposition shall be for fair value and such Loan Party shall receive not less than 75% of such consideration in the form of cash and (ii) the conditions set forth in clauses (ii) and (iii) of paragraph (b) of this Section shall have been satisfied with respect to such sale, transfer or disposition;

(d)                                 [Reserved];

(e)                                  any Loan Party and any Restricted Subsidiary may effect any transaction permitted by Section 10.2.2, 10.2.3 (other than pursuant to the carveout in the introductory paragraph thereof), 10.2.5 (other than Section 10.2.5(i) and Section 10.2.5(j)) or 10.2.6;

(f)                                   in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, Loan Parties and the Restricted Subsidiaries (other than the Unit Subsidiary) may sell or discount without recourse Accounts arising in the Ordinary

Course of Business in connection with the compromise or collection thereof consistent with such Person’s current credit and collection practices;

(g)                                  any Loan Party and any Restricted Subsidiary (other than the Unit Subsidiary) may lease, sublease, license or sublicense (in each case on a non-exclusive basis with respect to intellectual property) real, personal or intellectual property (other than licenses or sublicenses of Specified Assets) in the Ordinary Course of Business;

(h)                                 any Loan Party and any Restricted Subsidiary (other than the Unit Subsidiary) may make sales, transfers and other dispositions of property (other than Specified Assets) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(i)                                     any Loan Party and any Restricted Subsidiary (other than the Unit Subsidiary) may make sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(j)                                    any Loan Party and any Restricted Subsidiary (other than the Unit Subsidiary) may make Dispositions in connection with Permitted Sale Leasebacks permitted under Section 10.2.8;

(k)                                 any Restricted Subsidiary that is not a Loan Party and is domiciled outside of Canada and the U.S. may make Dispositions of Accounts, Chattel Paper and Related Assets to a Receivables Entity so long as the requirements included in the definition of Qualified Receivables Transaction have been satisfied;

(l)                                     Dispositions of Equity Interests of, or sales of Indebtedness of, Unrestricted Subsidiaries;

(m)                             Dispositions made to comply with any order of any anti-trust agency of the U.S. federal government or any state anti-trust authority or other anti-trust regulatory body or any applicable anti-trust law; and

(n)                                 other Dispositions involving assets having a fair market value (as reasonably determined by the Administrative Borrower at the time thereof) in the aggregate since the Closing Date of not more than $35,000,000.

Notwithstanding anything to the contrary contained above, (x) in no event shall WSI sell or otherwise dispose of any of its interests in the Unit Subsidiary (other than to another U.S. Domiciled Loan Party) and (y) in no event shall the Unit Subsidiary transfer any Non-Qualified Units or any interest therein (except for the sale or lease thereof pursuant to the Master Lease Agreements, provided that in the case of any such sale the respective Non-Qualified Units are contemporaneously sold to a third party pursuant to Section 10.2.4(a)(x)) to any Loan Party or any other Person).

10.2.5                                 Limitation on Investments.  Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business or a business unit of a Person of, or make any other Investment in, any Person, except:

(a)                                 extensions of trade credit and purchases of assets and services in the Ordinary Course of Business;

(b)                                 cash or Investments that were Permitted Investments at the time made;

(c)                                  loans and advances to officers, directors and employees of any Loan Party or any of its Restricted Subsidiaries (other than, in the case of subclauses (ii) and (iii) below, the Unit Subsidiary) (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or other Equity Interests of Holdings (or any Parent Entity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount under this clause (c) at any time outstanding not to exceed the greater of (x) $5,000,000 and (y) 0.4% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(d)                                 Investments existing on, or contemplated as of, the Closing Date and listed on Schedule 10.2.5 and any extensions, renewals or reinvestments thereof; provided, that the amount of such Investment may be increased in such extension, renewal or reinvestment only (x) as required by the terms of such Investment as in existence on the Closing Date and detailed on Schedule 10.2.5 (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted hereunder;

(e)                                  Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the Ordinary Course of Business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f)                                   Investments to the extent that payment for such Investments is made solely with Stock or other Equity Interests of a Parent Entity; provided, that if such Investment is an acquisition (by purchase, merger, amalgamation or otherwise), (i) clauses (d), (f) and (h)(i) of the definition of Permitted Acquisitions are satisfied, (ii) the Administrative Borrower shall have delivered to Agent a certificate signed by a Senior Officer certifying to Agent that no Event of Default shall have occurred and be continuing before or after giving effect to such acquisition and (iii) if a Restricted Subsidiary is acquired as a result of such Investment, then such Restricted Subsidiary shall become a Guarantor to the extent required by, and in accordance with, Section

10.1.12 and shall grant Agent a security interest in and Lien on the assets so acquired to the extent required by Section 10.1.12;

(g)                                  (i) Investments by the Loan Parties and their Restricted Subsidiaries (other than the Unit Subsidiary) in U.S. Domiciled Loan Parties, (ii) Investments by the Canadian Domiciled Loan Parties and their Restricted Subsidiaries in Canadian Domiciled Loan Parties, (iii) Investments by Restricted Subsidiaries that are not Loan Parties in Loan Parties or other Restricted Subsidiaries (other than a Non-Recourse Subsidiary), (iv) loans and advances by the Loan Parties to Parent or Holdings in an amount necessary (when combined with Dividends made by the Loan Parties in reliance on Section 10.2.6(d)(i) or 10.2.6(d)(iv)) to permit Parent, Holdings or any direct or indirect parent thereof, as applicable, to pay income tax or, as the case may be, franchise taxes or other fees, taxes or exceptions required to maintain the corporate existence of Holdings or any direct or indirect parent of Holdings, to the extent a Dividend by such Loan Party (the proceeds of which would be used to pay such obligations) would be permitted under Section 10.2.6(d)(i) or 10.2.6(d)(iv), as the case may be, provided that Parent or Holdings, as applicable, shall apply the proceeds of such loans and advances to such income tax or other obligations within thirty (30) days of its receipt of such proceeds, (v) Investments by the U.S. Domiciled Loan Parties in Canadian Domiciled Loan Parties and Restricted Subsidiaries that are not Loan Parties and Investments by the Canadian Domiciled Loan Parties in Restricted Subsidiaries that are not Loan Parties, provided that unless the Payment Condition is satisfied after giving effect to any Investment made pursuant to this subclause (v), (A) such Investments in Canadian Domiciled Loan Parties, together with other Investments by U.S. Domiciled Loan Parties in Canadian Domiciled Loan Parties made pursuant to this subclause (v) at any time when the Payment Condition is not satisfied, shall not exceed an aggregate amount at any one time outstanding equal to the greater of (x) $40,000,000 and (y) 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period and (B) such Investments in Restricted Subsidiaries that are not Loan Parties, together with other Investments in Restricted Subsidiaries that are not Loan Parties made pursuant to this subclause (v) at any time when the Payment Condition is not satisfied, shall not exceed an aggregate amount at any one time outstanding equal to the greater of (x) $30,000,000 and (y) 2.3% of Consolidated Total Assets as of the last day of the most recently ended Test Period and (vi) Investments by Non-Recourse Subsidiaries in any other Non-Recourse Subsidiaries (provided, that (w) notwithstanding anything to the contrary in this clause (g), a Loan Party may make an Investment in a Restricted Subsidiary that is not a Loan Party if such Investment is part of a Series of Cash Neutral Transactions and no Default or Event of Default has occurred and is continuing at the time such Investment is made, (x) no Investment may be made pursuant to subclause (v) above if a Default or Event of Default is then continuing, (y) any obligations of any Loan Party to any Restricted Subsidiary of Holdings (other than (1) to a U.S. Domiciled Loan Party in the case of obligations of a U.S. Domiciled Loan Party, or (2) to a Canadian Domiciled Loan Party and/or a U.S. Domiciled Loan Party in the case of obligations of a Canadian Domiciled Loan Party) in connection with any loans, advances or other obligations shall be subject to the subordination provisions contained in the Intercompany Note and (z) any obligations of Restricted Subsidiaries that are not Loan Parties to a Loan Party in connection with an Investment permitted under subclause (g)(iv) or (v), above, shall be evidenced by an Intercompany Note which shall be promptly delivered to Agent (with any necessary endorsement in blank);

(h)                                 Permitted Acquisitions; provided that, the amount of such Permitted Acquisitions of Persons that do not become Loan Parties and/or assets that do not constitute Collateral shall not exceed (A) with respect to any individual Permitted Acquisition, the greater of (x) $25,000,000 and (y) 1.9% of Consolidated Total Assets as of the last day of the most recently ended Test Period and (B) with respect to all Permitted Acquisitions in the aggregate, the greater of (x) $50,000,000 and (y) 3.8% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(i)                                     Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.2.4 (other than Section 10.2.4(e));

(j)                                    Investments by a Loan Party or a Restricted Subsidiary resulting from a disposition of stock or assets by another Loan Party or Restricted Subsidiary permitted by Section 10.2.4 (other than Section 10.2.4(e));

(k)                                 the Loan Parties and the Restricted Subsidiaries (other than the Unit Subsidiary) may make Investments not otherwise permitted under this Section 10.2.5 (i) so long as the Payment Condition is met after giving effect to such Investment (and, in the case of loans or advances made to or from the Loan Parties, any applicable conditions contained in subclauses (y) and (z) of clause (g), above, are satisfied), or (ii) if the Payment Condition is not satisfied after giving effect to such Investment, all Investments under this subclause (k)(ii) made at any time the Payment Condition is not satisfied shall not exceed an aggregate amount at any one time outstanding equal to the sum of (1) the greater of (x) $25,000,000 and (y) 1.9% of Consolidated Total Assets as of the last day of the most recently ended Test Period plus (2) (a) the aggregate amount of Dividends that may be made at such time pursuant to Section 10.2.6(c) plus (b) the aggregate amount of Junior Debt that may be prepaid, repurchased, redeemed, otherwise defeased or have a sinking fund payment made in respect of pursuant to clause (i) of the proviso in Section 10.2.7(a); provided that, Investments made pursuant to clause (2) will reduce the amount of Dividends or prepayments, repurchases, redemptions, other defeasances or sinking fund payments with respect to Junior Debt that may be made pursuant to the aforementioned provisions (and, in the case of loans or advances made to or from the Loan Parties, any applicable conditions contained in subclauses (y) and (z) of clause (g), above, are satisfied);

(l)                                     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;

(m)                             Investments in the Ordinary Course of Business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(n)                                 advances of payroll payments to its employees in the Ordinary Course of Business;

(o)                                 Guarantee Obligations of any Loan Party or any Restricted Subsidiary (other than the Unit Subsidiary) of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the Ordinary Course of Business or that are otherwise permitted pursuant to Section 10.2.1(b)(v);

(p)                                 Investments of a Restricted Subsidiary acquired after the Closing Date or of any Person merged into any Loan Party or merged or consolidated with a Restricted Subsidiary in accordance with Section 10.2.3 (other than pursuant to the carveout in the introductory paragraph thereof) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)                                 Investments made after the Closing Date by the Borrowers or any of their Restricted Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Administrative Borrower elects to apply to this clause (q); provided that any such Investment shall be made within 180 days after the receipt of such Available Excluded Contribution Amount;

(r)                                    Investments by any Restricted Subsidiary that is not a Loan Party in a Receivables Entity pursuant to a Qualified Receivables Transaction;

(s)                                   loans and advances to any direct or indirect parent of any Borrower in lieu of, and not in excess of the amount of, Dividends to the extent permitted to be made to such parent in accordance with Section 10.2.6, subject to the limitations contained therein;

(t)                                    Investments made by a Loan Party or a Restricted Subsidiary to repurchase or retire Equity Interests of Holdings (or any Parent Entity) owned by any employee stock ownership plan or key employee stock ownership plan of any Borrower (or any direct or indirect parent thereof);

(u)                                 Investments in hedge obligations permitted under Section 10.2.1(b)(viii);

(v)                                 Investments in Unrestricted Subsidiaries not to exceed an aggregate amount at any one time outstanding equal to the greater of (x) $10,000,000 and (y) 0.8% of Consolidated Total Assets as of the last day of the most recently ended Test Period; and

(w)                               (i) Investments in Subsidiaries and joint ventures in connection with reorganizations and related activities related to tax planning; provided that, after giving effect to any such reorganization and/or related activity, the value of the guarantees provided for herein and the security interest of the Agent in the Collateral, taken as a whole, are not materially impaired, and (ii) Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date (other than any modification, replacement, renewal or extension of such Investments so long as no such modification, renewal or extension thereof increased the amount of any such Investment except by the terms thereof or as otherwise permitted by this Section 10.2.5).

10.2.6                                 Limitation on Dividends.  No Loan Party shall declare or pay any dividends (other than dividends payable solely in its Stock (other than Disqualified Stock) or dividends permitted by clause (e) below) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or other Equity Interests or the Stock or other Equity Interests of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes (all of the foregoing “Dividends”) or make any payments under the Transition Services Agreement, provided that, this Section 10.2.6 shall not prevent any Dividend or payment under the Transition Services Agreement if the Payment Condition is met with respect to such Dividend or payment at the time thereof and after giving effect thereto; provided, further, that:

(a)                                 so long as no Event of Default exists or would exist after giving effect thereto, the Loan Parties and their Restricted Subsidiaries (other than the Unit Subsidiary) may redeem in whole or in part any of its Stock or other Equity Interests for another class of its Stock or other Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Stock or other Equity Interests, provided that such new Stock or other Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or other Equity Interests redeemed thereby;

(b)                                 so long as no Event of Default exists or would exist after giving effect thereto, the Loan Parties and their Restricted Subsidiaries (other than the Unit Subsidiary) may (or may make Dividends to permit any direct or indirect parent thereof to) repurchase shares of Holdings’ (or a Parent Entity’s) Stock or other Equity Interests held by present or former officers, directors, employees or consultants of the Loan Parties and the Restricted Subsidiaries (or any such parent), so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements; provided, that the aggregate amount of all cash paid in respect of all such shares so repurchased in any calendar year does not exceed in any calendar year the sum of (i) $5,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years; provided that Dividends made under this clause (b)(i) do not exceed $15,000,000 in any calendar year); plus (ii) all amounts obtained by Holdings (or a Parent Entity) (to the extent contributed to a Borrower) during such calendar year from the sale of such Stock or other Equity Interests to other officers, directors, employees or consultants of Holdings and its Subsidiaries in connection with any permitted compensation and incentive arrangements plus (iii) all amounts obtained from any key-man life insurance policies received during such calendar year;

(c)                                  so long as no Event of Default exists or would exist after giving effect thereto, the Loan Parties and their Restricted Subsidiaries (other than the Unit Subsidiary) may pay additional Dividends in an aggregate amount not to exceed $20,000,000, (x) less the amount of voluntary prepayments, repurchases, redemptions, other defeasances and sinking fund payments in respect of Junior Debt made pursuant to Section 10.2.7(a)(i) and (y) subject to any reductions (if any) required by clause (2) of Section 10.2.5(k)(ii);

(d)                                 each Loan Party and each Restricted Subsidiary may pay Dividends:

(i)                                     (A)  so long as no Specified Default exists or would exist after giving effect thereto, to its direct or indirect parent in amounts sufficient (when combined with loans and advances made by the Loan Parties for such purpose under Section 10.2.5(g)(iv)) for any such parent to pay its income tax obligations for so long as such Loan Party is a member of a group filing a consolidated, combined, unitary, affiliated or other similar tax return with such parent; provided the amount of Dividends paid under this clause (i) in respect of income tax obligations is limited to the extent such tax liability is directly attributable to the taxable income of such Loan Party (that are included in such consolidated, combined, unitary, affiliated or other similar tax return), determined as if such Loan Party and its Restricted Subsidiaries filed a separate consolidated, combined, unitary, affiliated or other similar tax return as a stand-alone group and will be used to pay (or to make Dividends to allow any direct or indirect parent to pay), within thirty (30) days of the receipt thereof, the tax liability in each relevant jurisdiction in respect of such consolidated, combined, unitary, affiliated or other similar returns;

(ii)                                  so long as no Specified Default exists or would exist after giving effect thereto, the proceeds of which (when combined with loans and advances made by the Loan Parties for such purpose under Section 10.2.5(g)(iv)) shall be used to allow any direct or indirect parent of such Loan Party to pay (A) its accrued operating expenses incurred in the Ordinary Course of Business and other accrued corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the Ordinary Course of Business of WS International (or any Parent Entity) plus any reasonable and customary indemnification claims made by directors or officers of WS International (or any parent thereof) attributable to the ownership or operations of WS International and its Subsidiaries or (B) fees and expenses otherwise (1) due and payable by WS International or any of its Subsidiaries and (2) permitted to be paid by WS International or such Subsidiary under this Agreement;

(iii)                               [Reserved];

(iv)                              without duplication of clause (i), above, the proceeds of which (when combined with loans and advances made by the Loan Parties for such purpose in reliance on Section 10.2.5(g)(iv)) shall be used to pay franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of any Parent Entity within thirty (30) days of the receipt thereof;

(v)                                 constituting repurchases of Stock or other Equity Interests upon the cashless exercise of stock options; and

(vi)                              the proceeds of which are applied on the Closing Date, solely to effect the consummation of the Transactions;

(e)                                  (i) any Restricted Subsidiary that is not a Loan Party may pay Dividends to a Loan Party or any other Restricted Subsidiary, (ii) any U.S. Domiciled Loan Party may pay a Dividend to any other U.S. Domiciled Loan Party or to any Canadian Domiciled Loan Party or any Restricted Subsidiary that is not a Loan Party if, in the case of a payment to a Canadian Domiciled Loan Party or a Restricted Subsidiary that is not a Loan Party, such Dividend is part of a series of transactions by which such Dividend is ultimately and promptly paid to a U.S. Domiciled Loan Party and (iii) any Canadian Domiciled Loan Party may pay a Dividend to any U.S. Domiciled Loan Party or Canadian Domiciled Loan Party or to any Restricted Subsidiary that is not a Loan Party if, in the case of a payment to a Restricted Subsidiary that is not a Loan Party, such Dividend is part of a series of transactions by which such Dividend is ultimately and promptly paid to a U.S. Domiciled Loan Party or a Canadian Domiciled Loan Party;

(f)                                   the Borrowers may make additional Dividends in an amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Administrative Borrower elects to apply to this clause (f); provided that any such Dividend shall be made within 90 days after the receipt of such Available Excluded Contribution Amount;

(g)                                  the Loan Parties and other Restricted Subsidiaries may make additional Dividends within sixty (60) days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if (i) at the date of such declaration or notice, such Dividend would have complied with another provision of this Section 10.2.6 and (ii) the Administrative Borrower reasonably expects, as of such date of declaration or such date of provision of a redemption notice, the Loan Parties and the other Restricted Subsidiaries to be able to comply with such other provision of this Section 10.2.6 through either (x) the end of such sixty (60) day period or (y) if earlier, the latest date on which such declaration or provision of a redemption notice allows for such Dividend to be made; provided that the making of any such Dividend will reduce capacity for Dividends pursuant to such other provision of this Section 10.2.6 when the declaration or provision of a redemption notice is so made;

(h)                                 so long as no Event of Default exists or would exist after giving effect thereto, the Administrative Borrower may make Dividends to Holdings or any Parent Entity in an aggregate amount per annum not to exceed 6% of the net cash proceeds received by or contributed to WS International from a capital contribution to Holdings or the issuance or offering of Equity Interests of Holdings, other than (x) with respect to Disqualified Stock, (y) to the extent such proceeds constitute Available Excluded Contribution Amounts the Administrative Borrower has elected to apply to clause (f) above or (z) with respect to a Cure Amount; and

(i)                                     the Loan Parties and other Restricted Subsidiaries may make payments in amounts sufficient to pay their respective obligations as they become due under the Transition Services Agreement (as such agreement is in effect on the date hereof, with such amendments and modifications thereto as are not adverse to the Lenders; it being understood and agreed that any amendment or modification thereto that increases the payment obligations of the Loan Parties and the other Restricted Subsidiaries without the provision of additional services shall be deemed to be adverse to the Lenders).

10.2.7                                 Limitations on Debt Payments and Amendments; Limitations on Repayment of Intercompany Indebtedness.

(a)                                 No Loan Party will, or will permit any Restricted Subsidiary to, in the case of a Loan Party or Restricted Subsidiary that is not a Loan Party, voluntarily prepay, repurchase or redeem or otherwise defease, or make any sinking fund payment in respect of, any Junior Debt prior to the stated maturity thereof (other than Indebtedness owing to a Loan Party or any Restricted Subsidiary); provided that this clause (a) shall not prevent the voluntary prepayment, repurchase, redemption or defeasance of, or the making of any sinking fund payment in respect of, any Junior Debt if the Payment Condition is met at the time thereof and after giving effect thereto; provided, further, that (i) so long as no Event of Default exists or would exist after giving effect thereto, any Loan Party or any Restricted Subsidiary (other than the Unit Subsidiary) may prepay, repurchase, redeem or otherwise defease, or make any sinking fund payment in respect of, Junior Debt in an aggregate amount not to exceed $20,000,000, (x) less the amount of Dividends made pursuant to Section 10.2.6(c) and (y) subject to any reductions (if any) required by clause (2) of Section 10.2.5(k)(ii), (ii) such Junior Debt may be refinanced in full with the proceeds of Refinancing Indebtedness and (iii) any Loan Party or any Restricted Subsidiary (other than the Unit Subsidiary) may prepay, repurchase, redeem or otherwise defease, or make any sinking fund payment in respect of Junior Debt (A) in exchange for, or with proceeds of any issuance of, Equity Interests (other than Disqualified Stock) of the Loan Parties and/or any Restricted Subsidiaries (other than the Unit Subsidiary) and/or any capital contribution in respect of such Equity Interests, in each case, other than any amounts constituting a Cure Amount or any amount that has been added to the Available Excluded Contribution Amount or any amount that is otherwise applied to make a Dividend or a prior voluntary prepayment, repurchase, redemption, other defeasances or sinking fund payment in respect of Junior Debt, (B) as a result of the conversion of all or any portion of any Junior Debt into Equity Interests of any Loan Party and/or any Restricted Subsidiary (other than the Unit Subsidiary) (other than Disqualified Stock), (C) in the form of payment-in-kind interest with respect to any Junior Debt that is permitted under Section 10.2.1; and (D) in an aggregate amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Administrative Borrower elects to apply to this clause (a)(iii)(D); provided that any such prepayment, repurchase, redemption, other defeasance or sinking fund payment shall be made within 90 days after the receipt of such Available Excluded Contribution Amount.

(b)                                 No Loan Party will, or will permit any Restricted Subsidiary to, waive, amend or modify any of the Senior Secured Note Documents or any agreements, indentures and other documents relating to any Junior Debt with an outstanding principal amount in excess of $30,000,000, in each case to the extent that any such waiver, amendment or modification would be materially adverse to the Lenders.

(c)                                  No Loan Party will, or will permit any Restricted Subsidiary to, waive, amend, modify or terminate the Master Lease Agreements or the Unit Subsidiary Management Agreement in any way that is materially adverse to the interests of the Lenders.

10.2.8                                 Limitations on Sale Leasebacks.  No Loan Party will, or will permit any Restricted Subsidiary to, enter into or effect any Sale Leasebacks other than Permitted Sale Leasebacks; provided that the aggregate amount of such Indebtedness in connection with such Sale Leaseback is permitted under Section 10.2.1.

10.2.9                                 Changes in Business.  The Loan Parties and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Loan Parties and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other Similar Businesses.

10.2.10                          Burdensome Agreements.  No Loan Party will, or will permit any Restricted Subsidiary that is not a Loan Party to, enter into any contractual obligation (other than this Agreement or any other Loan Document or any agreement relating to Bank Products, in each case, with a Secured Bank Product Provider) that limits the ability of (a) any Restricted Subsidiary to pay any Dividends to a Borrower or any other Loan Party, (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Loan Party for the benefit of the Secured Parties with respect to the Secured Obligations or (c) any Restricted Subsidiary to transfer property to or loan money to or otherwise invest in any Loan Party; provided that the foregoing clauses shall not apply to contractual obligations which (i)(A) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.2.10) are listed on Schedule 10.2.10 and (B) to the extent contractual obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation, (ii) are binding on a Loan Party at the time such Loan Party first becomes a Loan Party or are assumed in connection with an acquisition of assets permitted hereunder, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Loan Party or in connection with such acquisition; (iii) arise in connection with any Disposition permitted by Section 10.2.4 (but only to the extent relating directly to the property to be disposed of), (iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.2.5 restricting the pledge or sale of Stock or Equity Interests of such joint venture, (v) are customary restrictions on leases, subleases, licenses, sublicenses, asset sale agreements or other similar agreements entered into in the Ordinary Course of Business (including with respect to intellectual property) otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vi) solely with respect to clauses (a) and (c) above, restrictions included in any agreement governing Indebtedness of a Restricted Subsidiary of the Administrative Borrower which is not a Loan Party which is permitted under Section 10.2.1; provided that such restrictions are binding only on the applicable Restricted Subsidiary which is not a Loan Party, (vii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Restricted Subsidiary, (viii) are customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business, (ix) are restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business, (x) [Reserved], (xi) [Reserved], (xii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which any Loan Party is a party entered into in the Ordinary Course of Business; provided that such agreement prohibits the encumbrance of solely the property or assets of such Loan Party that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Loan Party or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; (xiii) purchase money obligations for property acquired in the Ordinary Course of Business and Capitalized Lease Obligations that impose restrictions on the transfer of the property so acquired; (xiv) in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition; (xv) those arising under or as a result of applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit; and (xvi) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.2.11                          Amendments of Organic Documents; etc.  The Loan Parties and their Restricted Subsidiaries shall not amend any of their Organic Documents, the Master Lease Agreements or the Unit Subsidiary Management Agreement, in any manner that could reasonably be expected to be materially adverse to Agent or the Lenders.

10.2.12                          Accounting Changes.  The Loan Parties and their Restricted Subsidiaries shall not make any change in their accounting policies or reporting practices, except as required or permitted by GAAP.

10.2.13                          [Reserved].

10.2.14                          Unit Subsidiary.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, in no event shall (i) the Unit Subsidiary be liquidated and/or dissolved, or (ii) the Unit Subsidiary be merged or consolidated with or into any Loan Party or any of their respective Subsidiaries or any other Person.

10.2.16                          Hedge Agreements. The Loan Parties and their Restricted Subsidiaries shall not enter into Hedge Agreement other than in the Ordinary Course of Business and not for speculative purposes.

10.2.18                          [Reserved].

10.2.19                          Limitation on Activities of Holdings.  In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(a)                                 Holdings shall not conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations or own any material assets other than (i) its ownership of the Equity Interests of WS International and activities incidental thereto (including, but not limited to, its indirect ownership of Subsidiaries of WS International), (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, including filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes), preparing reports to Governmental Authorities and to its shareholders, holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law, (iii) activities relating to the performance of obligations under the Loan Documents and the documentation governing other permitted Indebtedness to which it is a party, (iv) holding Cash, Permitted Investments and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Equity Interests of, any Parent Entity pending application thereof, (v) providing indemnification for its officers, directors, members of management, employees and advisors or consultants, (vi) issuing its own Equity Interests and the making of Dividends permitted to be made by Holdings pursuant to Section 10.2.6, (vi) the receipt of Dividends permitted to be made to Holdings under Section 10.2.6 and (vii) activities related to the Transactions and activities incidental to any of the foregoing; and

(b)                                 Holdings shall not incur Indebtedness, or create, assume or suffer to exist any Liens, except (i) the Secured Obligations, (ii) Guarantee Obligations in respect of Indebtedness permitted by Section 10.2.1, (iii) Liens permitted to be incurred pursuant to Section 10.2.2, (iv) obligations with respect to its Equity Interests and (v) non-consensual obligations imposed by operation of law.

10.3                        Financial Covenants.  As long as any Revolver Commitments or Swingline Commitments or Obligations are outstanding and until Full Payment has occurred:

10.3.1                                 Consolidated Fixed Charge Coverage Ratio.  The Loan Parties shall maintain a Consolidated Fixed Charge Coverage Ratio for each Test Period ending on the last day of the fiscal quarter occurring immediately prior to the occurrence of (and as of the last day of each fiscal quarter ending during) a Financial Covenant Test Event not less than 1.0 to 1.0.

10.3.2                                 Total Net Leverage Ratio.  The Loan Parties shall maintain a Total Net Leverage Ratio for each Test Period ending on the last day of the fiscal quarter occurring immediately prior to the occurrence of (and as of the last day of each fiscal quarter ending during) a Financial Covenant Test Event of not greater than 5.50 to 1.00.

SECTION 11.                                          EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1                        Events of Default.  Upon the occurrence of any of the following specified events (each, an “Event of Default”), if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

11.1.1                                 Payments.  Any Loan Party shall (a) default in the payment when due of any principal of the Loans, (b) default in the payment when due of any interest on the Loans or any fees or any other amounts owing hereunder or under any other Loan Document and, so long as no Cash Dominion Event exists, such default shall continue for five (5) or more days or (c) default on the reimbursement of any amounts drawn under a Letter of Credit and such default shall continue for one (1) day beyond the relevant Canadian Reimbursement Date or U.S. Reimbursement Date, as applicable; or

11.1.2                                 Representations, etc.  Any representation, warranty or statement made or deemed made by any Loan Party herein or in any Loan Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (or, to the extent qualified by materiality, material adverse effect or similar language, untrue in any respect) on the date as of which made or deemed made; or

11.1.3                                 Covenants.  Any Loan Party shall:

(a)                                 default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.1.4, 10.1.1(e), 10.1.1(g)(i), 10.1.10, 10.1.11, 10.1.13, 10.1.17(a)(i), the first sentence of Section 10.1.19, 10.2 or 10.3;

(b)                                 default in the due performance or observance by it of any term, covenant or agreement contained in Section 10.1.1(f) or (g)(ii) and such default shall continue unremedied for a period of at least five (5) days after the earlier of the date on which a Senior Officer of such Loan Party has knowledge of such default and the date of receipt of written notice by such Loan Party from Agent or the Required Lenders; or

(c)                                  default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1.1 or 11.1.2 or clauses (a) or (b) of this Section 11.1.3) contained in this Agreement or any other Loan Document and such default shall continue unremedied for a period of at least thirty (30) days from the earlier of (x) a Senior Officer of any Loan Party having knowledge of such default and (y) receipt of written notice by such Loan Party from Agent or the Required Lenders; or

11.1.4                                 Default Under Other Agreements.  (a)  Any of the Loan Parties or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $30,000,000 in the aggregate, for such Loan Parties and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a mandatory prepayment, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

11.1.5                                 Bankruptcy, etc.  (a) Holdings, any Borrower or any Material Subsidiary shall commence a voluntary Insolvency Proceeding; (b) [Reserved]; (c) an involuntary Insolvency Proceeding is commenced against Holdings, any Borrower or any Material Subsidiary and the petition is not controverted within 10 days after commencement thereof; (d) an involuntary Insolvency Proceeding is commenced against Holdings, any Borrower or any Material Subsidiary and the petition is not dismissed or stayed within 60 days after commencement thereof; (e) a Creditor Representative or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, any Borrower or any Material Subsidiary; (f) Holdings, any Borrower or any Material Subsidiary commences any other proceeding or action under any reorganization, arrangement, composition, adjustment of debt, relief of debtors, dissolution, winding-up, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, any Borrower or any Material Subsidiary; (g) there is commenced against Holdings, any Borrower or any Material Subsidiary any proceeding referred to in clause (f) above or action that remains undismissed or unstayed for a period of 60 days; (h) Holdings, any Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; (i) any order of relief or other order approving any such case or proceeding or action is entered; (j) Holdings, any Borrower or any Material Subsidiary suffers any appointment of any Creditor Representative or the like for it or any substantial part of its Property to continue undischarged or unstayed for a period of 60 days; or (k) Holdings, any Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; (l) any corporate action is taken by Holdings, any Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing; or

11.1.6                                 ERISA.  (a) Any U.S. Employee Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under ERISA or Section 412 of the Code; any Reportable Event shall have occurred with respect to any U.S. Employee Plan; any U.S. Employee Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any U.S. Employee Plan or to appoint a trustee to administer any U.S. Employee Plan (including the giving of written notice thereof); any U.S. Employee Plan shall have failed to meet the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA) (whether or not waived); any Loan Party or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a U.S. Employee Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069 of ERISA or Section 4971 or 4975 of the Code, or on account of a Multiemployer Plan pursuant to Section 4201 or 4204 of ERISA (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.1.6 the imposition of a lien, the granting of a security interest, or the incurrence of any liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) any such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.1.7                                 Canadian Pension Plans.

(i)  A Termination Event shall occur or any Canadian Multi-Employer Plan shall be terminated, in each case, in circumstances which would result or could reasonably be expected to result in a Canadian Facility Loan Party being required to make a contribution to or in respect of a Canadian Pension Plan or a Canadian Multi-Employer Plan or results in the appointment, by the FSCO, of an administrator to wind-up a Canadian Pension Plan, (ii) any Canadian Domiciled Loan Party is in default with respect to any required contributions to a Canadian Pension Plan, or (iii) any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan, provided the events set forth in clause (i), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (it being acknowledged that, for purposes of this Section, funding deficiencies and other benefit liabilities existing as of the Closing Date shall be included in the determination of whether a Material Adverse Effect has occurred or exists); or

11.1.8                                 Guarantee.  Any Guarantee of a Loan Party shall cease to be in full force or effect or any such Loan Party thereunder or any Loan Party shall deny or disaffirm, or purports to revoke, terminate or rescind, in writing, any such Loan Party’s obligations under the Guarantee; or

11.1.9                                 Security Documents.  Any Security Document pursuant to which the assets of any Loan Party are pledged as Collateral (whether or not any non-Loan Party is a party thereto) shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof and other than as a result of Agent failing to file any continuation statements required under the Uniform Commercial Code or the PPSA on a timely basis) or any Loan Party shall deny or disaffirm, or purports to revoke, terminate or rescind, in writing any grantor’s obligations under such Security Document; or

11.1.10                          Judgments.  One or more judgments or decrees shall be entered against any Loan Party or any of the Restricted Subsidiaries (i) involving a liability of $30,000,000 or more in the aggregate for all such judgments and decrees for the Loan Parties and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) or (ii) which could otherwise reasonably be expected to result in a Material Adverse Effect, and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.1.11                          Change of Control.  A Change of Control shall occur; or

11.1.12                          Intercreditor; Subordination.  The Intercreditor Agreement or any material provision thereof shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the Second Lien Claimholders (as defined therein), enforceable in accordance with its terms (to the extent that any Indebtedness held by such parties remains outstanding) or the subordination or intercreditor provisions of any document or instrument evidencing or relating to any Subordinated Indebtedness having a principal amount in excess of $30,000,000 shall be invalidated or otherwise cease to be legal, valid and binding obligations of the holders of such Subordinated Indebtedness, enforceable in accordance with their terms; or

11.1.13                          Inability to Pay Debts; Attachment.  (i) Any Loan Party admits in writing its inability to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within 60 days after its issue or levy; or

11.1.14                          Invalidity of Loan Documents.  This Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Subsidiary thereof contests in any manner any of its Obligations under this Agreement or any material obligations under any Loan Document other than this Agreement or a Loan Document not referred to in Section 11.1.8, Section 11.1.9 or Section 11.1.12; or any Loan Party denies or disaffirms its Obligations under, or purports to revoke, terminate or rescind, in writing any of its Obligations under this Agreement or any of its material obligations under any such other Loan Document; or

11.1.15                          Loss, etc. Relating to Collateral. A loss, theft, damage or destruction occurs with respect to any material portion of the Collateral that is not covered by insurance;

then, (1) upon the occurrence of any Event of Default described in Section 11.1.5, automatically, and (2) upon the occurrence of any other Event of Default, upon a determination by Agent, or at the request of (or with the consent of) the Required Lenders, upon notice to the Administrative Borrower by Agent, (A) the Revolver Commitment of each Lender and the obligation of any Fronting Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3.2 or 2.5.2; (C) Agent may enforce any and all Liens and security interests created pursuant to Security Documents and may exercise any other rights and remedies available to it under the Loan Documents, at law or in equity; and (D) Agent shall direct the Borrowers to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of

Default specified in Section 11.1.5 to pay) to Agent such additional amounts of cash as reasonably requested by any Fronting Bank, to be held as security for the Borrowers’ reimbursement Obligations in respect of Letters of Credit then outstanding.

11.2                        Cure Right.  (a) Notwithstanding anything to the contrary contained in Section 11.1, in the event that the Loan Parties fail to comply with either of the covenants contained in Section 10.3 (the “Financial Performance Covenants”) with respect to any fiscal quarter, after the end of such fiscal quarter until the expiration of 15 Business Days subsequent to the date on which financial statements with respect to the fiscal quarter for which Financial Performance Covenants are being measured are required to be delivered pursuant to Section 10.1.1(a) or (b)(i), any Specified Holder shall have the right to make a Specified Equity Contribution to Holdings (collectively, the “Cure Right”), and upon the receipt by the Administrative Borrower from Holdings (which shall contribute such amount in cash as common equity of the Administrative Borrower) (the “Cure Amount”) pursuant to the exercise by a Specified Holder of such Cure Right (and so long as such Cure Amount is actually received by the Administrative Borrower no later than 15 Business Days after the date on which financial statements with respect to the fiscal quarter for which the Financial Performance Covenants are being measured are required to be delivered pursuant to Section 10.1.1(a) or (b)(i)) and notice from the Administrative Borrower to Agent as to the fiscal quarter with respect to which such Cure Amount is made, then the Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments (but without regard to any reduction in Indebtedness in such fiscal quarter made with all or any portion of such Cure Amount or any portion of the Cure Amount on the balance sheet of the Administrative Borrower and its Restricted Subsidiaries (including for purposes of determining the amount of Consolidated Total Debt)):

(i)                                     Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenants and determining the existence of an Event of Default set forth in Section 11.1 resulting from a breach of the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount for such fiscal quarter and any four fiscal quarter period that contains such fiscal quarter; and

(ii)                                  if, after giving effect to the foregoing recalculations, the Loan Parties shall then be in compliance with the requirements of the Financial Performance Covenants, the Loan Parties shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and any applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for purposes of this Agreement.

(b)                                 Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Amount shall be no greater than 100% of the amount required for purposes of complying with the Financial Performance Covenants, (iii) the Cure Right shall not be exercised more than five times during the term of this Agreement, (iv) no Specified Equity Contribution nor the proceeds thereof may be relied on for purposes of calculating any financial ratios (other than as applicable to the

Financial Performance Covenants for purposes of increasing Consolidated EBITDA as provided in subclause (a) above) or any available basket or thresholds under this Agreement and shall not result in any adjustment to any amounts or calculations other than the amount of the Consolidated EBITDA to the extent provided in subclause (a) above and (v) the Administrative Borrower shall use the proceeds of any Specified Equity Contribution promptly after the receipt thereof to prepay outstanding Revolver Loans (but, for the avoidance of doubt, no commitment reductions shall be required).  Neither Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Revolver Commitments and none of Agent, any Lender or any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to Section 11.1, the other Loan Documents or Applicable Law prior to the 15th Business Day after the date on which financial statements with respect to the fiscal quarter for which the Financial Performance Covenants are being measured are required to be delivered pursuant to Section 10.1.1(a) or (b)(i) solely on the basis of an Event of Default having occurred and being continuing due to a breach of the Financial Performance Covenants (except to the extent that the Administrative Borrower has confirmed in writing that it does not intend to provide a Specified Equity Contribution).  For the avoidance of doubt, from the time that the Loan Parties fail to comply with a Financial Performance Covenant until the time of the exercise of the Cure Right and the receipt by the Administrative Borrower of the Cure Amount, the Borrowers shall not be able to borrow any Loans hereunder or request the issuance, extension or renewal of any Letter of Credit hereunder.

11.3                        License.  If an Event of Default is continuing, solely for the purpose of enabling Agent to exercise its rights and remedies hereunder and under any Security Document at such time as Agent shall be lawfully entitled to exercise such rights and remedies with respect to an Event of Default, each Loan Party hereby grants to Agent an irrevocable (until the termination of this Agreement or cure of Event of Default), worldwide, non-exclusive license (with rights to sublicense solely as necessary to allow Agent to exercise its rights hereunder) or other right to use, license or sub-license and otherwise exploit (without payment of royalty or other compensation to any Loan Party) any or all intellectual property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  The foregoing license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation of printout thereof.

11.4                        Setoff.  At any time during the continuation of an Event of Default, each of Agent, any Fronting Bank, any Lender, and any of their Affiliates is authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Fronting Bank, such Lender or such Affiliate to or for the credit or the account of a Loan Party against any Obligations, irrespective of whether or not Agent, such Fronting Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Fronting Bank, such

Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.  The rights of Agent, each Fronting Bank, each Lender and each such Affiliate under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5                        Remedies Cumulative; No Waiver.

11.5.1                                 Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Loan Parties under the Credit Documents are cumulative and not in derogation of each other.  The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2                                 Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by the Loan Parties with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by a Loan Party under any Loan Documents in a manner other than that specified therein.  It is expressly acknowledged by the Loan Parties that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6                        Judgment Currency.  If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in any currency (hereinafter in this Section 11.6 called the “first currency”) into any other currency (hereinafter in this Section 11.6 called the “second currency”), then the conversion shall be made at the Exchange Rate for buying the first currency with the second currency prevailing at Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made.  Any payment made by any Loan Party to any Credit Party pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of any applicable Loan Parties to pay to such Credit Party any amount originally due to the Credit Party in the first currency under this Agreement only to the extent of the amount of the first currency which such Credit Party is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Credit Party’s normal banking procedures, with the amount of such second currency so received.  If the amount of the first currency falls short of the amount originally due to such Credit Party in the first currency under this Agreement, the Loan Parties agree that they will indemnify each Credit Party against and save such Credit harmless from any shortfall so arising.  This indemnity shall constitute an obligation of each such Loan Party separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Credit Party under any Loan Documents or under any such judgment or order.  Any such shortfall shall be deemed to constitute a loss suffered by such Credit Party and Loan Parties shall not be entitled to require any proof or evidence of any actual loss.  If the amount of the first currency exceeds the amount originally due to a Credit Party in the first currency under this Agreement, such Credit Party shall promptly remit such excess to Loan Parties.  The covenants contained in this Section 11.6 shall survive the Full Payment of the Obligations under this Agreement.

SECTION 12.                                          AGENT

12.1                        Appointment, Authority and Duties of Agent.

12.1.1                                 Appointment and Authority.

(a)                                 Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents.  Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of the Secured Parties.  Each Secured Party agrees that any action taken by Agent, Required Borrower Group Lenders, the Required Lenders or the Super-Majority Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement (or joinder thereto), and accept delivery of each Loan Document from any Loan Party or other Person; (iii) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) manage, supervise or otherwise deal with Collateral; and (v) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise.  The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person by reason of any Loan Document or any transaction relating thereto.  Agent alone shall be authorized to determine whether any Accounts or Rental Equipment constitute Eligible Accounts or Eligible Rental Equipment, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

(b)                                 For the purposes of holding any security granted to a Secured Party pursuant to the laws of the Province of Quebec each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative (in such capacity, the “Attorney”) of the Secured Parties as contemplated under Article 2692 of the Civil Code, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec.  The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any hypothec, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec on such terms and conditions as it may determine from time to time.  Any person who becomes a Lender shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Attorney as the hypothecary representative of the Secured Parties as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity.  The substitution of Agent pursuant to the provisions of this Section 12 also constitute the substitution of the Attorney.

12.1.2                                 Duties.  Agent shall not have any duties except those expressly set forth in the Loan Documents.  The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3                                 Agent Professionals.  Agent may perform its duties through agents and employees.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4                                 Instructions of Required Lenders.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law.  Agent may request instructions from the Required Borrower Group Lenders, the Required Lenders or the Super-Majority Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from the Secured Parties of their indemnification obligations against all Claims that could be incurred by Agent in connection with any act.  Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining.  Instructions of the Required Borrower Group Lenders, the Required Lenders or the Super-Majority Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of such Lenders.  Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1.  In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2                        Reserved.

12.3                        Reserved.

12.4                        Agreements Regarding Collateral and Field Examination Reports.

12.4.1                                 Lien and Guarantee Releases; Care of Collateral.

(a)                                 [Reserved].

(b)                                 Canadian Facility Secured Parties authorize Agent to release, terminate and discharge any Lien with respect to any Canadian Facility Collateral and release any Guarantor from its Guarantee of the Canadian Facility Obligations (i) upon Full Payment of the Canadian Facility Obligations; (ii) that the Administrative Borrower certifies in writing to Agent is permitted to be sold, transferred or otherwise disposed of (including through a merger, consolidation, amalgamation, liquidation or dissolution) pursuant to Sections 10.2.3, 10.2.4 or 10.2.5 to a Person that is not a Loan Party or that is not required to be a Loan Party; (iii) [reserved]; (iv) following an Event of Default, in connection with an enforcement action and realization on Canadian Facility Collateral; or (v) with the written consent of all Canadian Revolver Lenders.

(c)                                  [Reserved].

(d)                                 U.S. Facility Secured Parties authorize Agent to release, terminate and discharge any Lien with respect to any U.S. Facility Collateral and release any Guarantor from its Guarantee of the U.S. Facility Obligations (i) upon Full Payment of the U.S. Facility Obligations; (ii) that the Administrative Borrower certifies in writing to Agent is permitted to be sold, transferred or otherwise disposed of (including through a merger, consolidation, amalgamation, liquidation or dissolution) pursuant to Sections 10.2.3, 10.2.4 or 10.2.5 to a Person that is not a Loan Party or that is not required to be a Loan Party; (iii) [reserved]; (iv) following an Event of Default, in connection with an enforcement action and realization on U.S. Facility Collateral; or (v) with the written consent of all U.S. Lenders.

(e)                                  Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, Agent shall not be required to terminate, release or discharge any Lien on any assets of any Loan Party or any Stock or other Equity Interests of any Loan Party pledged as Collateral in connection with any sale, transfer, discharge or disposition (including through a merger, consolidation, amalgamation, liquidation or dissolution) of any direct or indirect parent of any Loan Party.

(f)                                   Agent shall have no obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.4.2                                 Possession of Collateral.

(a)                                 [Reserved].

(b)                                 Agent and Canadian Facility Secured Parties appoint each Canadian Revolver Lender as agent (for the benefit of Canadian Facility Secured Parties)

for the purpose of perfecting Liens on any Canadian Facility Collateral held or controlled by such Canadian Revolver Lender, to the extent such Liens are perfected by possession or control.

(c)                                  [Reserved].

(d)                                 Agent and U.S. Facility Secured Parties appoint each U.S. Lender as agent (for the benefit of U.S. Facility Secured Parties) for the purpose of perfecting Liens on any U.S. Facility Collateral held or controlled by such U.S. Lender, to the extent such Liens are perfected by possession or control.

(e)                                  If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.4.3                                 Reports.  Agent shall promptly forward to each Applicable Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Loan Party or Collateral (“Report”).  Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the applicable Loan Parties’ books and records as well as upon representations of the applicable Loan Parties’ officers and employees; and (c) subject to the exceptions contained in Section 14.12.1, to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations.  Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

12.5                        Reliance By Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.  Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.6                        Action Upon Default.  Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Loan Party, Required Lenders or Required Borrower Group Lenders specifying the occurrence and nature thereof.  Notwithstanding anything herein to the contrary, the Loan Parties, Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Security

Document, it being understood and agreed that all powers, rights and remedies under any of the Security Documents may be exercised solely by Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Agent on any of the Collateral pursuant to a public or private sale or other Disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code or other applicable law), Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code or other applicable law) may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale or other Disposition.

12.7                        Ratable Sharing.  If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.1, as applicable, such Lender shall forthwith purchase from Agent, any Fronting Bank and the other Applicable Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.  No Lender shall set-off against any Dominion Account without the prior consent of Agent.

12.8                        Indemnification of Agent Indemnitees.  EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF LOAN PARTIES UNDER ANY CREDIT DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH AGENT INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT).  In no event shall any Lender have any obligation hereunder to indemnify or hold harmless an Agent Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, willful misconduct or bad faith of such Agent Indemnitee.  In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to the Secured Parties.  If Agent is sued by any Creditor Representative, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses

(including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.9                        Limitation on Responsibilities of Agent.  Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Credit Documents, except for losses directly caused by Agent’s gross negligence, willful misconduct or bad faith, as determined in a final, non-appealable judgment by a court of competent jurisdiction.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Credit Documents.  Agent does not make any express or implied warranty, representation or guarantee to the Secured Parties with respect to any Obligations, Collateral, Credit Documents or Loan Party.  No Agent Indemnitee shall be responsible to the Secured Parties for any recitals, statements, information, representations or warranties contained in any Credit Documents; the execution, validity, genuineness, effectiveness or enforceability of any Credit Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor.  No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any terms of the Credit Documents, or the satisfaction of any conditions precedent contained in any Credit Documents. The Joint Lead Arrangers and the Documentation Agents shall not have any power, obligation, liability, responsibility or duty under this Agreement other than (to the extent such Person is a Lender) those applicable to all Lenders as such.

12.10                 Successor Agent and Co-Agents.

12.10.1                          Resignation; Successor Agent.  Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and the Administrative Borrower.  Upon receipt of a notice of resignation from Agent, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a U.S. Revolver Lender or an Affiliate of a U.S. Revolver Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Event of Default exists) is reasonably acceptable to the Administrative Borrower.  If no such successor Agent shall have been so appointed by the Required Lenders and, to the extent applicable, approved by the Administrative Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notices of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.  In addition, if Agent shall become a Defaulting Lender, then Agent may be removed from its capacity as Agent hereunder upon the request of the Required Lenders and the Borrowers and by notice in writing to such Person.  Upon delivery of a notice of removal to Agent, Required Lenders shall have the right to appoint a successor Agent meeting the qualifications set forth above that is (provided no Event of Default exists) reasonably acceptable to the Administrative Borrower.  If no such successor Agent shall have been so appointed by the

Required Lenders and, to the extent applicable, approved by the Administrative Borrower and shall have accepted such appointment within 30 days after the delivery of the notice of removal (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date..  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the Fronting Banks under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and each Fronting Bank directly, until such time, if any, as the Required Lenders appoint (and, to the extent applicable, the Administrative Borrower approves) a successor Agent as provided for above.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 12 and Section 14.2 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Agent Indemnitees in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.  Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.10.2                          Separate Agent.  It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction.  If Agent believes that it may be limited in the exercise of any rights or remedies under the Credit Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate security trustee, collateral agent or co-collateral agent.  If Agent so appoints a security trustee, collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Credit Documents shall also be vested in such separate agent.  The Secured Parties shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent.  If any security trustee, collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.11                 Due Diligence and Non-Reliance.  Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Secured Party has made such inquiries as it deems necessary concerning the Credit Documents, the Collateral and each Loan Party.  Each

Secured Party further acknowledges and agrees that the other Secured Parties and Agent have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Credit Documents or Obligations.  Each Secured Party will, independently and without reliance upon any other Secured Party or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Credit Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.12                 Remittance of Payments and Collections.

12.12.1                          Remittances Generally.  All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds.  If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. (Local Time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Local Time) on such day, and if request is made after 11:00 a.m. (Local Time), then payment shall be made by 11:00 a.m. (Local Time) on the next Business Day.  Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.12.2                          Failure to Pay.  If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation.  In no event shall Loan Parties be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.12.3                          Recovery of Payments.  If Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Agent from a Loan Party and such related payment is not received, then Agent may recover such amount from each Secured Party that received it.  If Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender.  If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.13                 Agent in its Individual Capacity.  As a Lender, Bank of America shall have the same rights and remedies under the other Credit Documents as any other Lender, and the terms “Lenders,” “Required Lenders”, “Required Borrower Group Lenders” or “Super-Majority Lenders” or any similar term shall include Bank of America and its Affiliates in their capacities as Lenders.  Each of Bank of America and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, the Loan Parties and their Affiliates, as if Bank of America was not Agent hereunder, without any duty to account therefor to Lenders.  In their individual capacities, Bank of America and its Affiliates may receive information regarding the Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

12.14                 ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolver Commitments,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolver Commitments and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolver Commitments and this Agreement, (C) the entrance into,  participation in, administration of and performance of the Loans, the Letters of Credit, the Revolver Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolver Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i)                                     none of Agent or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolver Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolver Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolver Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Revolver Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to Agent or any Joint Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Revolver Commitments or this Agreement.

(c)                                  Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolver Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolver Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolver Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the other Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

12.15                 Bank Product Providers.  By accepting the benefit of the provisions of the Loan Documents directly relating to the Guarantee or the Collateral or any Lien granted thereunder, each Secured Bank Product Provider shall agree to be bound by Section 5.5 and this Section 12.

12.16                 No Third Party Beneficiaries.  This Section 12 is an agreement solely among the Secured Parties and Agent, and shall survive Full Payment of the Obligations.  Except to the extent expressly set forth herein (including with respect to consent rights and approvals), this Section 12 does not confer any rights or benefits upon Loan Parties or any other Person.  As between Loan Parties and Agent, any action that Agent may take under any Credit Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by the Secured Parties.

12.17                 Agent May File Proofs of Claim.  In case of the pendency of any Insolvency Proceedings or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Fronting Banks and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Fronting Banks and Agent and their respective agents and counsel and all other amounts due the Lenders, the Fronting Banks and Agent hereunder allowed in such judicial proceeding); and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, receiver and manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Fronting Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders and the Fronting Banks, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due to Agent hereunder.

SECTION 13.                                          BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1                        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, Secured Parties, and their respective successors and assigns, except that (a) no Loan Party shall have the right to assign its rights or delegate its obligations under any Loan Documents without the consent of each Lender (and any such assignment or delegation without such consent shall be null and void) and (b) any assignment by a Lender must be made in compliance with Section 13.3.  Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.  Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and Fronting Banks, and the Revolver Commitments of, and principal amounts (and stated interest) of the Loans, Letters of Credit and other obligations owing to, each Lender or Fronting Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error (provided, that a failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans, Letters of Credit or other obligations), and the Borrowers, Agent, the Lenders and the Fronting Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the Revolver Commitments, Loans, Letters of Credit and other obligations recorded in the Register as owing to such Person for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and, with respect to its own interests only, any Lender or Fronting Bank, at any reasonable time and from time to time upon reasonable prior notice.

13.2                        Participations.

13.2.1                                 Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a

Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and (if applicable) Borrower Group Commitments for all purposes, all amounts payable by Loan Parties within the applicable Loan Party Group shall be determined as if such Lender had not sold such participating interests, and Loan Parties within the applicable Loan Party Group and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolver Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolver Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.2.2                                 Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents; provided, that a Lender may agree with its Participant that such Lender will not, without the consent of such Participant, consent to any amendment, waiver or other modification which would require the consent of all directly and adversely affected Lenders under Section 14.1.1(c) or of all Lenders under Section 14.1.1(d).

13.2.3                                 Benefit of Set-Off.  Loan Parties agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off in accordance with Section 12.7 as if such Participant were a Lender.

13.3                        Assignments.

13.3.1                                 Permitted Assignments.  Subject to Section 13.3.3 below, a Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents (unless otherwise agreed by Agent), (it being understood and agreed that assignments hereunder shall not be required to be made on a pro rata basis between the Canadian Revolver Commitments and the U.S. Revolver Commitments of a transferor Lender) and, in the case of a partial assignment of Revolver Commitments and any related Revolver Loans, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent and the Administrative Borrower) and integral multiples of $1,000,000 in excess of that amount or, in each case, if less, is all of the transferor Lender’s Revolver Commitments and any related Revolving Loans of a given Facility; (b) [Reserved]; (c) the written consent of (i) the Administrative Borrower and Agent is obtained, in each case as and to the extent required by the definition of Eligible Assignee, (ii) except in the case of an assignment to another Lender or an Affiliate or branch of a Lender or to an Approved Fund, each Fronting Bank under the applicable Facility (such consent not to be unreasonably withheld or delayed) is obtained and (iii) except in the case of an assignment to another Lender or an Affiliate or branch of a Lender or to an Approved Fund, the Swingline Lender under the applicable Facility (such consent not to be unreasonably withheld or delayed) is obtained, and (d) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance and Agent shall promptly send to the relevant Borrowers a copy of that Assignment and Acceptance and (e) if a Lender assigns or transfers any of its rights or obligations under the Loan Documents or changes its Lending Office and as a result of circumstances existing at the date the assignment, transfer or change occurs, a relevant Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Lending Office under Section 3.7, then the New Lender or Lender acting through its new Lending Office is only entitled to receive payment under Section 3.7 to the same extent as the existing Lender or Lender acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the New Lender acquired the applicable interest.  Notwithstanding the foregoing and notwithstanding the requirements set forth in the definition of the term “Eligible Assignee,” assignments between Goldman Sachs Lending Partners LLC and Goldman Sachs Bank USA shall not require the consent of Agent, the Administrative Borrower, any Fronting Bank or any Swingline Lender.  Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Revolver Commitments, or disclosure of confidential information, to any Disqualified Institution.  Agent is hereby authorized by the Administrative Borrower to make available the list of Disqualified Institutions to all Lenders and potential Lenders.

Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to any Federal Reserve Bank, the United States Treasury or any other central bank as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank or similar regulation or notice issued by any other central bank; provided, however, (1) such Lender shall remain the holder of its Loans and owner of its interest in any Letter of Credit for all purposes hereunder, (2) Borrowers, Agent, the other Lenders and Fronting Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (3) any payment by Loan Parties to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Loan Parties’ obligations hereunder to the extent of such payment, and (4) no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2                                 Effect; Effective Date.  Subject to acceptance and recording thereof by Agent pursuant to Section 13.1, and receipt by Agent of a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), from and after the effective date specified in each Assignment and Acceptance, such Assignment and Acceptance shall become effective if it complies with this Section 13.3.  From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder (and the transferor Lender shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) but shall continue to be entitled to the benefits of Section 3.4, Section 3.7, Section 5.8 and Section 14.2).  Upon consummation of an assignment, the transferor Lender, Agent and Loan Parties shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable.  The transferee Lender shall comply with Sections 5.8 and 5.9 and deliver, upon request, an administrative questionnaire reasonably satisfactory to Agent.

13.3.3                                 Certain Assignees.  No assignment or participation may be made to any Borrower, any Affiliate of any Borrower or a Defaulting Lender.  In connection with any assignment by a Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Revolver Loans and LC Obligations.  If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4                                 Replacement of Certain Lenders.  If (x) a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) gives a notice under Section 3.5 or requests compensation under Section 3.7, or (y) if any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.8, then, in addition to any other rights and remedies that any Person may have, Agent or the Administrative Borrower may, by notice to such Lender, require such Lender to assign all of its rights and obligations under the Loan Documents to one or more Eligible Assignees pursuant to appropriate Assignment and Acceptances; provided that any such Lender shall be deemed to have consented to the applicable Assignment and Acceptances and the assignments of all of its rights and obligations under the Loan Documents to one or more Eligible Assignees if it does not execute and deliver the applicable Assignment and Acceptances to Agent within one Business Day after having received a request therefor.  Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents at par, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge other than any amounts payable pursuant to Section 3.10).  Notwithstanding anything to the contrary contained above, any Lender that acts as a Fronting Bank may not be replaced as a Fronting Bank hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Fronting Bank (including the furnishing of a back-up standby letter of credit in form and substance and issued by an issuer reasonably satisfactory to such Fronting Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Fronting Bank) have been made with respect to each such outstanding Letter of Credit issued by such Fronting Bank.

13.3.5                                 No Assignments or Participations to Natural Persons.  Notwithstanding anything to the contrary herein, no assignments or participations shall be made to any natural person.

13.3.6                                 Disqualified Institutions.  In the event of any assignment by a Lender without the Administrative Borrower’s consent or deemed consent (if applicable) (i) to any Disqualified Institution or (ii) to the extent the Administrative Borrower’s consent is required under Section 13.3 but has not been obtained (or deemed obtained), to any other Person, the Administrative Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and Agent, (A) terminate any Commitments of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution hereunder and the other Loan Documents and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all of its interest, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Administrative Borrower shall have paid to Agent the assignment fee (if any) required under this Section 13.3 and (ii) such assignment does not conflict with applicable laws.

SECTION 14.                                          MISCELLANEOUS

14.1                        Consents, Amendments and Waivers.

14.1.1                                 Amendment.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Loan Party party to such Loan Document and, with respect to any modifications of Section 5.10 or Section 14.1.1(d)(v) only, the consent of the Guarantors; provided , however, that:

(a)                                 without the prior written consent of Agent or the applicable Swingline Lender, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent or such Swingline Lender;

(b)                                 (i) without the prior written consent of each U.S. Fronting Bank, no modification shall be effective with respect to any U.S. LC Obligations or Section 2.5.1, 2.5.2 or 2.5.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of any U.S. Fronting Bank, (ii) [Reserved], and(iii) without the prior written consent of each Canadian Fronting Bank, no modification shall be effective with respect to any Canadian LC Obligations or Section 2.3.1, 2.3.2 or 2.3.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of the Canadian Fronting Bank;

(c)                                  without the prior written consent of each directly and adversely affected Lender, including a Defaulting Lender, and Agent, but without the consent of the Required Lenders, no modification shall be effective that would (i) increase the Borrower Group Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); or (iii) other than as contemplated under Section 2.1.10, extend any Revolver Commitment Termination Date or the Revolver Facility Termination Date with respect to such Lender; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or fees in respect of Letters of Credit at the Default Rate, (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan, Letter of Credit or other extension of credit hereunder or to reduce any fee payable hereunder or (C) to waive any mandatory prepayment hereunder;

(d)                                 without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.5 (it being understood that Section 5.5 of this Agreement may be amended by the Administrative Borrower and Agent to provide additional extensions of credit pursuant to Section 2.1.10 of this Agreement substantially similar benefits to those afforded to the Revolver Loans and other Secured Obligations on the Closing Date) or Section 12.7; (ii) amend the definitions of Pro Rata, Required Lenders or Super-Majority Lenders (it being understood such definitions may be amended by the Administrative Borrower and Agent to provide additional extensions of credit pursuant to Section 2.1.10 of this Agreement substantially the same treatment in the determination of Pro Rata, Required Lenders or Super-Majority Lenders as the extensions of Revolver Loans and Revolver Commitments are included on the Closing Date); (iii) amend this Section 14.1.1 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit pursuant to Section 2.1.10 of this Agreement substantially the same treatment of the type provided to the Revolver Loans and Revolver Commitments and the Loans on the Closing Date); (iv) subordinate the Liens granted for the benefit of the Lenders to secure the Obligations hereunder; (v) other than as a result of transactions permitted under Section 10.2.3 or Section 10.2.4, consent to the assignment or transfer by any Borrower or any Guarantor of their rights or obligations hereunder; (vi) amend clause (a) of the first sentence of Section 13.1; (vii) release all or substantially all of the value of the guaranties of the Obligations made by the Guarantors; (viii) release all or substantially all of Agent’s Liens in the Collateral or (ix) subordinate any Obligations in right of payment to any other Indebtedness;

(e)                                  without the prior written consent of the Super-Majority Lenders, no amendment or waiver shall be effective that would:

(i)                                     increase the advance rates under any Borrowing Base (or have the effect of increasing such advance rates);

(ii)                                  (A) amend the definition of Canadian Borrowing Base (and the defined terms used in such definition) if the effect of such amendment is to make more credit available or to add new types of Collateral thereunder, (B) [Reserved] or (C) amend the definition of Canadian Availability in a manner that could have the effect of increasing Availability thereunder;

(iii)                               [Reserved];

(iv)                              (A) amend the definition of U.S. Borrowing Base (and the defined terms used in such definition) if the effect of such amendment is to make more credit available or to add new types of Collateral thereunder, (B) [Reserved] or (C) amend the definition of U.S. Availability in a manner that could have the effect of increasing Availability thereunder; or

(v)                                 amend the definition of Excess Availability in a manner that would have the effect of increasing Availability thereunder; and

(f)                                   notwithstanding anything in this Section 14.1.1 to the contrary, (i) if Agent and the Administrative Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Agent and the Administrative Borrower shall be permitted to amend such provision and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to Agent within ten Business Days following receipt of notice thereof and (ii) this Agreement and the other Loan Documents may be amended by Agent and each Loan Party party thereto in accordance with Sections 2.1.10 or 2.1.11 to incorporate the terms of any Extended Tranches or increased Commitments and the related Loans thereunder and to provide for non-Pro Rata borrowings and payments of any amounts hereunder as between the Loans and any Extended Tranches or increased Commitments in connection therewith, in each case with the consent of Agent but without the consent of any Lender.

Notwithstanding anything herein to the contrary, each of the parties hereto acknowledges and agrees that, if there is any Mortgage then in effect, any increase, extension or renewal of any of the Commitments or Loans (including the provision of Revolver Commitment Increases or any other incremental credit facilities hereunder or any Extension hereunder, but excluding (i) any continuation or conversion of Borrowings, (ii) the making of any Revolver Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to the Material

Real Estate that is subject to any such Mortgage as required by Flood Insurance Laws and as otherwise reasonably required by Agent and (2) Agent having received written confirmation from each of the Lenders that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction (such written confirmation not to be unreasonably withheld, conditioned or delayed).

14.1.2                                 Limitations.  The agreement of Loan Parties shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or any Fronting Bank as among themselves.  Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product or any Hedge Agreement shall be required for any modification of such agreement.  No party to a Bank Product Document or Hedge Agreement that is not a Lender shall have any right to participate in any manner in modification of any Loan Document.  The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing.  Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.2                        Indemnity.  In addition to the indemnification obligations set forth in Section 5.8 or any other provision of this Agreement or any other Loan Document, each Loan Party shall indemnify and hold harmless the Indemnitees against any Claims that may be incurred by or asserted against any Indemnitee, including Claims asserted by any Loan Party or other Person or arising from the negligence of an Indemnitee, regardless of whether any such Indemnitee is a party to any such claim, litigation, investigation or proceeding (including any inquiry or investigation) and whether or not any such claim, litigation, investigation or proceeding (including any inquiry or investigation) is brought by the Administrative Borrower, its equity holders, Affiliates, creditors or any other third person; provided that in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim (i) that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, willful misconduct or bad faith of such Indemnitee, (ii) that is determined in a final, non-appealable judgment by a court of competent jurisdiction to have been directly caused by a material breach by such Indemnitee of its obligations under this Agreement (but not any other Loan Document) or (iii) arising from any claim, litigation, investigation or proceeding (including any inquiry or investigation) (other than a claim, litigation, investigation or proceeding (including any inquiry or investigation) against Agent or a Joint Lead Arranger acting pursuant to this Agreement or any other Loan Document in its capacity as such or of any of its Affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing but subject to clauses (i) and (ii) above) solely between or among Indemnitees not arising from any act or omission by the Administrative Borrower or any of its Affiliates.  The indemnity under this Section 14.2 shall not apply to any Taxes, other than Taxes arising with respect to a non-Tax Claim.

14.3                        Notices and Communications.

14.3.1                                 Notice Address.  Subject to Section 4.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Loan Party,

at the Administrative Borrower’s address shown on Schedule 14.3.1, to any Lender at the address shown on the administrative details provided by such Lender to Agent, and to Agent or any Fronting Bank at its respective address shown on Schedule 14.3.1 (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3.  Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received (it being understood that any transmission received after normal business hours will be deemed to be received at the opening of business of the recipient on its next succeeding business day); (b) if given by mail, three Business Days after deposit in the local mail system of the recipient, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery (including overnight and courier service), when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Agent pursuant to Sections 2.1.4, 2.3, 2.5, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Administrative Borrower shall be deemed received by all Loan Parties.

14.3.2                                 Electronic Communications; Voice Mail.  Electronic mail and internet websites may be used for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.1, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.3.  Agent and Lenders make no assurances as to the privacy and security of electronic communications.  Electronic mail and voice mail may not be used as effective notice under the Loan Documents.

14.3.3                                 Non-Conforming Communications.  Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Loan Party even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Loan Party shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Loan Party.

14.4                        Performance of Loan Parties’ Obligations.  Agent may, in its discretion at any time and from time to time, at the expense of the Loan Parties of the applicable Loan Party Group, pay any amount or do any act required of a Loan Party under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens on any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section 14.4 shall be reimbursed to Agent by Loan Parties, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to U.S. Base Rate Loans.  Any payment made or action taken by Agent under this Section 14.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5                        Credit Inquiries.  Each Loan Party hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.

14.6                        Severability.  Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  Any provision of this Agreement or the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

14.7                        Cumulative Effect; Conflict of Terms; Headings.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.  The Section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14.8                        Counterparts.  This Agreement and any other Loan Documents may be executed by one or more of the parties to this Agreement or such other Loan Document on any number of separate counterparts (including by facsimile or other electronic imaging means), each of which shall constitute an original, but all of which when taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement or any other Loan Document by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

14.9                        Entire Agreement.  Time is of the essence of the Loan Documents.  This Agreement and the other Loan Documents represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

14.10                 Relationship with Lenders.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Credit Documents shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Loan Party.

14.11                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated by any Credit Document, Loan Parties acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Loan Parties and such Person; (ii) Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Credit Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Loan Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Credit Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Loan Parties and their Affiliates, and have no obligation to disclose any of such interests to Loan Parties or their Affiliates.  To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12                 Confidentiality.

14.12.1                          General Provisions.  Each of Agent, Lenders and each Fronting Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, members, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as this Section 14.12, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the written consent of the Administrative Borrower; (h) to the extent such Information (i) becomes publicly available or independently developed in each case other than as a result of a breach of this Section 14.12 or (ii) is available to Agent, any Lender, Fronting Bank or any of their Affiliates on a nonconfidential basis from a source other than Loan Parties or (i) on a confidential basis to (A) any rating agency in connection with rating any Borrower or its Subsidiaries or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder.  Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Loan Parties and a general description of Loan Parties’ businesses, and may use Loan Parties’ logos, trademarks or product photographs in advertising materials.

As used herein, “Information” means all information received from a Loan Party or Subsidiary relating to it or its business that is identified as confidential when delivered.  Any Person required to maintain the confidentiality of Information pursuant to this Section 14.12 shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information.  Each of Agent, Lenders and each Fronting Bank acknowledges that (A) Information may include material non-public information concerning a Loan Party or Subsidiary; (B) it has developed compliance procedures regarding the use of material non-public information; and (C) it will handle such material non-public information in accordance with Applicable Law, including federal, state, provincial and territorial securities laws.

14.12.2                          Reserved.

14.12.3                          Certifications Regarding RemainCo Debt.  Borrowers certify to Agent and Lenders that as of the date of this Agreement neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates (i) the Indenture dated as of October 11, 2012 among Algeco Scotsman Global Finance PLC, as issuer, Wells Fargo Bank, National Association, Société Générale Bank & Trust and the guarantors from time to time party thereto, (ii) the Indenture dated as of October 11, 2012 among Algeco Scotsman Global Finance PLC, as issuer, Wells Fargo Bank, National Association and the guarantors from time to time party thereto or (iii) the Existing Facility Agreement.

14.13                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.14                 Consent to Forum; Process Agent.

14.14.1                          Forum.  EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND EACH LOAN PARTY AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT; PROVIDED THAT AGENT OR THE LENDERS MAY BRING ACTIONS TO ENFORCE ANY SECURITY DOCUMENT OR LIEN GOVERNED BY LAWS OTHER THAN THE STATE OF NEW YORK IN SUCH JURISDICTION AS MAY BE SELECTED BY AGENT OR THE APPLICABLE LENDER, IN WHICH CASE THE BORROWERS AND GUARANTORS SHALL SUBMIT TO THE JURISDICTION OF SUCH COURT.  EACH PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1.

Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.  Final judgment against a Loan Party in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the country in which such Loan Party is domiciled, by suit on the judgment.

14.15                 Process Agent.  Without prejudice to any other mode of service allowed under any relevant law, each Canadian Borrower and each other Loan Party organized outside the U.S. (a) irrevocably appoints the Administrative Borrower as its agent for service of process in relation to any action or proceeding arising out of or relating to any Loan Documents, and (b) agrees that failure by a process agent to notify such Borrower or such Loan Party of any process will not invalidate the proceedings concerned.  For purposes of clarity, nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.16                 Waivers by Loan Parties.  To the fullest extent permitted by Applicable Law, each Loan Party waives (a) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENT, OBLIGATIONS OR COLLATERAL; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Loan Party may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Document or transactions relating thereto; and (g) notice of acceptance hereof.  Each Loan Party acknowledges that the foregoing waivers are a material inducement to Agent, each Fronting Bank and Lenders entering into this Agreement and that Agent, each Fronting Bank and Lenders are relying upon the foregoing in their dealings with Loan Parties.  Each Loan Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17                 Reserved.

14.18                 Reserved.

14.19                 Patriot Act Notice.  Agent and Lenders hereby notify Loan Parties that pursuant to the requirements of the Bank Secrecy Act, the Patriot Act, the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing and “know your client” policies, regulations, laws or rules (collectively, including any guidelines or orders thereunder, “AML

Legislation”), Agent and Lenders are required to obtain, verify and record certain information that identifies each Loan Party, including its legal name, address, tax ID number and other similar information that will allow Agent and Lenders to identify it in accordance with the AML Legislation.  Agent and Lenders may require information regarding Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.  Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, in order to comply with the AML Legislation.

14.20                 Canadian Anti-Money Laundering Legislation.  If Agent has ascertained the identity of any Canadian Facility Loan Party or any authorized signatories of any Canadian Facility Loan Party for the purposes of applicable AML Legislation, then Agent:

(a)                                 shall be deemed to have done so as an agent for each Canadian Revolver Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Revolver Lender and Agent within the meaning of the applicable AML Legislation; and

(b)                                 shall provide to each Canadian Revolver Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Canadian Revolver Lenders agrees that Agent has no obligation to ascertain the identity of the Canadian Facility Loan Parties or any authorized signatories of the Canadian Facility Loan Parties on behalf of any Canadian Revolver Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Facility Loan Party or any such authorized signatory in doing so.

14.21                 Know Your Customer.  At the request of Agent, the Borrowers shall promptly supply or procure the supply of documentation and other evidence as is reasonably requested by Agent (on its behalf or for any Credit Party or prospective Credit Party) in order for a Credit Party to comply with all necessary AML Legislation in connection with the transactions contemplated in the Loan Documents.

14.22                 [Reserved].

14.23                 [Reserved].

14.24                 Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Loan Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

14.25                 Nonliability of Lenders.  Neither Agent, any Fronting Bank nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  Each Loan Party agrees, on behalf of itself and each other Loan Party, that neither Agent, any Fronting Bank nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, willful misconduct or bad faith of the party from which recovery is sought.  NO LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT.

14.26                 Certain Provisions Regarding Perfection of Security Interests.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the Lenders acknowledge and agree that, except to the extent that further actions are required to be taken in accordance with the terms of Section 10.1.18 of this Agreement, (i) with respect to Non-Certificated Units from time to time held by the Unit Subsidiary, certificates of title have not been issued with respect thereto and, accordingly, no notation of a security interest has been made under the titling statutes of any jurisdiction in connection therewith and (ii) with respect to Units from time to time leased to customers, “fixture filings” will not be made under the provisions of the UCC or the PPSA (or other Applicable Law) as in effect in the relevant jurisdiction, both because of the administrative difficulty of ascertaining whether any such Unit is or becomes a fixture and the inability of the Loan Parties to provide the relevant information which would be required to make such filings. If any Loan Party becomes aware that a Certificate of Title is required to be issued with respect to any Non-Certificated Unit (other than Non-Certificated Units that are then the subject of a Stand-Alone Customer Capital Lease) owned by such Loan Party under Applicable Law, such Loan Party shall take all steps as may be necessary so that a certificate of title is issued with respect thereto, on which the security interest of Agent is noted.  Furthermore, in the event Agent or the Required Lenders reasonably believes that Certificates of Title may be required to be issued in connection with Non-Certificated Units (other than Non-Certificated Units that are then the subject of a Stand-Alone Customer Capital Lease) located in any jurisdiction, each Loan Party shall promptly (and in any event within 30 days after its receipt of the respective request) following a request by Agent or the Required Lenders, cause special counsel or special counsels designated by it (who shall be reasonably acceptable to Agent or the Required Lenders) to issue, with respect to the Applicable Laws of a requested jurisdiction or jurisdictions, an opinion in form reasonably satisfactory to Agent and the Required Lenders as to whether Certificates of Title are required to be issued with respect to any Non-Certificated Units under the Applicable Laws of such jurisdiction or jurisdictions and, whether based thereon or upon the advice of their own counsel, if at any time Agent or the Required Lenders inform any Loan Party that they in good faith believe that Certificates of Title are required to be issued with respect to any Non-Certificated Unit (other than Non-Certificated Units that are then the subject of a Stand-Alone Customer Capital Lease) under Applicable Law and further request that the actions described in this sentence be taken, then the Loan Parties shall take all steps as may be necessary so that, within 90 days from the date of the respective request, a certificate of title is issued with respect thereto, on which the security interest of Agent is noted; provided that unless an Event of Default has occurred and is continuing, Agent or the Required Lenders shall not, in any event, request an opinion with respect to any one jurisdiction more than once in a calendar year.

14.27                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

WILLIAMS SCOTSMAN HOLDINGS CORP., as Holdings and a Guarantor

By:	/s/ Timothy Boswell
	Name:	Timothy Boswell
	Title:	Chief Financial Officer

WILLIAMS SCOTSMAN INTERNATIONAL, INC., as a U.S. Borrower and a Guarantor

By:	/s/ Timothy Boswell
	Name:	Timothy Boswell
	Title:	Treasurer

WILLIAMS SCOTSMAN, INC., as a U.S. Borrower and a Guarantor

By:	/s/ Timothy Boswell
	Name:	Timothy Boswell
	Title:	Treasurer

WILLSCOT EQUIPMENT II, LLC, as a U.S. Borrower and a Guarantor

By:	/s/ Bradley Bacon
	Name:	Bradley Bacon
	Title:	Secretary

WILLIAMS SCOTSMAN OF CANADA, INC., as a Canadian Borrower and a Guarantor

By:	/s/ Bradley Bacon
	Name:	Bradley Bacon
	Title:	Secretary

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent, U.S. Swingline Lender, a U.S. Fronting Bank and a U.S. Revolver Lender

By:	/s/ Alexander Youngwall
	Name:	Alexander Youngwall
	Title:	Credit Officer

BANK OF AMERICA, N.A. (acting through its Canada branch), as Canadian Swingline Lender, a Canadian Fronting Bank and a Canadian Revolver Lender

By:	/s/ Sylwia Durkiewicz
	Name:	Slywia Durkiewicz
	Title:	Vice President

BANK OF THE WEST, as a U.S. Revolver Lender

By:	/s/ Bryan Bains
	Name:	Bryan Bains
	Title:	Vice President

BANK OF THE WEST, as a Canadian Revolver Lender

By:	/s/ Bryan Bains
	Name:	Bryan Bains
	Title:	Vice President

CIT Bank. N.A., as a Canadian Revolver Lender

By:	/s/ Christopher J. Esposito
	Name:	Christopher J. Esposito
	Title:	Managing Director

CIT Bank. N.A., as a U.S. Revolver Lender

By:	/s/ Christopher J. Esposito
	Name:	Christopher J. Esposito
	Title:	Managing Director

CITIZENS BANK OF PENNSYLVANIA, as a U.S. Revolver Lender

By:	/s/ Pamela Hansen
	Name:	Pamela Hansen
	Title:	Senior Vice President

CITIZENS BANK OF PENNSYLVANIA, as a Canadian Revolver Lender

By:	/s/ Pamela Hansen
	Name:	Pamela Hansen
	Title:	Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a U.S. Revolver Lender and as a U.S. Fronting Bank

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ Andrew Griffin
	Name:	Andrew Griffin
	Title:	Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Canadian Revolver Lender and as a Canadian Fronting Bank

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ Andrew Griffin
	Name:	Andrew Griffin
	Title:	Authorized Signatory

Deutsche Bank AG New York Branch, as a U.S. Revolver Lender and as a U.S. Fronting Bank

By:	/s/ Marcus Tarkington
	Name:	Marcus Tarkington
	Title:	Director

By:	/s/ Anca Trifan
	Name:	Anca Trifan
	Title:	Managing Director

Deutsche Bank AG New York Branch, as a Canadian Revolver Lender and as a Canadian Fronting Bank

By:	/s/ Dan Sooley
	Name:	Dan Sooley
	Title:	Chief Country Officer

By:	/s/ David Glynn
	Name:	David Glynn
	Title:	Chief Financial Officer

GOLDMAN SACHS LENDING PARTNERS LLC, as a U.S. Revolver Lender and U.S. Fronting Lender

By:	/s/ Ryan Durkin
	Name:	Ryan Durkin
	Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC, as a Canadian Revolver Lender

By:	/s/ Ryan Durkin
	Name:	Ryan Durkin
	Title:	Authorized Signatory

THE HUNTINGTON BANK, as a U.S. Revolver Lender

By:	/s/ John M. Sorber
	Name:	John M. Sorber
	Title:	Senior Vice President

THE HUNTINGTON BANK, as a Canadian Revolver Lender

By:	/s/ John M. Sorber
	Name:	John M. Sorber
	Title:	Senior Vice President

ING CAPITAL LLC, as a U.S. Revolver Lender and as a U.S. Fronting Bank

By:	/s/ Jerry L. McDonald
	Name:	Jerry L. McDonald
	Title:	Director

By:	/s/ Doug S. Clarida
	Name:	Doug S. Clarida
	Title:	Director

ING CAPITAL LLC, as a Canadian Revolver Lender and as a Canadian Fronting Bank

By:	/s/ Jerry L. McDonald
	Name:	Jerry L. McDonald
	Title:	Director

By:	/s/ Doug S. Clarida
	Name:	Doug S. Clarida
	Title:	Director

M&T BANK, as a U.S. Revolver Lender

By:	/s/ Christopher Fedak
	Name:	Christopher Fedak
	Title:	Vice President

M&T Bank Canada Branch

By:	/s/ Mark Richter
	Name:	Mark Richter
	Title:	VP

MORGAN STANLEY BANK, N.A., as a U.S. Revolver Lender and as a U.S. Fronting Bank

By:	/s/ Lisa Hanson
	Name:	Lisa Hanson
	Title:	VP

MORGAN STANLEY BANK, N.A., as a Canadian Revolver Lender and as a Canadian Fronting Bank

By:	/s/ Lisa Hanson
	Name:	Lisa Hanson
	Title:	VP

Regions Bank, as a U.S. Revolver Lender

By:	/s/ Hossein Khajehnouri
	Name:	Hossein Khajehnouri
	Title:	Director

Regions Bank, as a Canadian Revolver Lender

By:	/s/ Hossein Khajehnouri
	Name:	Hossein Khajehnouri
	Title:	Director

NYCB SPECIALITY FINANCE COMPANY, LLC, a wholly owned subsidiary of NEW YORK COMMUNITY BANK, as a U.S. Revolver Lender

By:	/s/ Willard D. Dickerson, Jr.
	Name:	Willard D. Dickerson, Jr.
	Title:	Senior Vice President